    As filed with the Securities and Exchange Commission on December 3, 2004.

                                          Registration Statement No. 333-119641
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO

                                    FORM S-4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              CROMPTON CORPORATION
                   *And the Subsidiary Guarantors listed below
             (Exact name of registrant as specified in its charter)

                            -----------------------

            DELAWARE                                    2820
 --------------------------------    -------------------------------------------
 (State or other jurisdiction of            (Primary Standard Industrial
 incorporation or organization)              Classification Code Number)

                                   52-2183153
                   -------------------------------------------
                                (I.R.S. Employer
                               Identification No.)

                                 199 BENSON ROAD
                              MIDDLEBURY, CT 06749
                                 (203) 573-2000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                LYNN A. SCHEFSKY
                    SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                              CROMPTON CORPORATION
                                 199 BENSON ROAD
                              MIDDLEBURY, CT 06749
                                 (203) 573-2000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            -----------------------

                        COPIES OF ALL COMMUNICATIONS TO:
                             PHYLLIS G. KORFF, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                 4 TIMES SQUARE
                            NEW YORK, NEW YORK 10036
                                 (212) 735-3000
                           (212) 735-2000 (FACSIMILE)

                            -----------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                            -----------------------

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

                        CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                     PROPOSED
                                                                                      MAXIMUM         PROPOSED
                                                                                     OFFERING         MAXIMUM           AMOUNT OF
                                                                   AMOUNT TO BE        PRICE         AGGREGATE        REGISTRATION
      TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED            REGISTERED       PER UNIT   OFFERING PRICE(1)          FEE
-----------------------------------------------------------------------------------------------------------------------------------
9 7/8% Senior Notes due 2012.................................    $  375,000,000        100%         $  375,000,000   $ 47,512.50(2)
-----------------------------------------------------------------------------------------------------------------------------------
Senior Floating Rate Notes due 2010..........................    $  225,000,000        100%         $  225,000,000   $ 28,507.50(2)
-----------------------------------------------------------------------------------------------------------------------------------
Guarantees related to the 9 7/8% Senior Notes due 2012.......               N/A         N/A                    N/A           N/A(3)
-----------------------------------------------------------------------------------------------------------------------------------
Guarantees related to the Senior Floating Rate Notes due
  2010.......................................................               N/A         N/A                    N/A           N/A(3)
-----------------------------------------------------------------------------------------------------------------------------------

---------------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) Amount previously paid.
(3) No separate consideration is received for the guarantees, and, therefore, no additional fee is required.

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.
================================================================================

                        TABLE OF ADDITIONAL REGISTRANTS

                                                                                            PRIMARY STANDARD
                                                                        STATE OR OTHER         INDUSTRIAL         I.R.S. EMPLOYER
                                                                       JURISDICTION OF       CLASSIFICATION        IDENTIFICATION
NAME OF ADDITIONAL REGISTRANT*                                          INCORPORATION            NUMBER                NUMBER
------------------------------------------------------------------    ------------------   ------------------    ------------------
CNK Chemical Realty Corporation...................................    Pennsylvania                       2820            25-1885340
Crompton Colors Incorporated......................................    Delaware                           2820            06-1413341
Crompton Holding Corporation......................................    Delaware                           2820            06-1413342
Crompton Europe Financial Services Company........................    Delaware                           2820            06-1440671
Crompton Monochem, Inc............................................    Louisiana                          2820            62-1873574
Crompton Sales Company, Inc.......................................    Delaware                           2820            06-1582826
Davis-Standard Corporation........................................    Delaware                           2820            06-1413340
GT Seed International Company.....................................    Texas                              2820            75-2295890
GT Seed Treatment, Inc............................................    Minnesota                          2820            41-0795292
Kem Manufacturing Corporation.....................................    Georgia                            2820            58-0620603
Monochem, Inc.....................................................    Louisiana                          2820            72-0545612
Naugatuck Treatment Company.......................................    Connecticut                        2820            06-0902035
Uniroyal Chemical Company Limited (Delaware)......................    Bahamas/Delaware**                 2820            98-0159910
Uniroyal Chemical Company, Inc....................................    Delaware                           2820            06-1582841
Uniroyal Chemical Company, Inc....................................    New Jersey                         2820            06-1148490
Uniroyal Chemical Export Limited..................................    Delaware                           2820            06-1431523
Uniroyal Chemical Leasing Company, Inc............................    Delaware                           2820            06-1464298
Weber City Road LLC...............................................    Louisiana                          2820            62-1864381

---------------
* Addresses and telephone numbers of principal executive offices are the same as those of Crompton Corporation.
** Uniroyal Chemical Company Limited (Delaware) is incorporated in the Bahamas, and has been domesticated under the laws of the State of Delaware as a Delaware corporation.

                 SUBJECT TO COMPLETION, DATED DECEMBER 3, 2004

PROSPECTUS

                              CROMPTON CORPORATION

   OFFER TO EXCHANGE (I) $375.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9 7/8% SENIOR NOTES DUE 2012 (WHICH WE REFER TO AS THE OLD SENIOR NOTES) FOR $375.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF 9 7/8% SENIOR NOTES DUE 2012 (WHICH WE REFER TO AS THE NEW SENIOR NOTES) WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND FULLY AND UNCONDITIONALLY GUARANTEED BY THE SUBSIDIARY GUARANTORS, AND (II) $225.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR FLOATING RATE NOTES DUE 2010 (WHICH WE REFER TO AS THE OLD FLOATING RATE NOTES) FOR $225.0 MILLION AGGREGATE PRINCIPAL AMOUNT OF SENIOR FLOATING RATE NOTES DUE 2010 (WHICH WE REFER TO AS THE NEW FLOATING RATE NOTES) WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND FULLY AND UNCONDITIONALLY GUARANTEED BY THE SUBSIDIARY GUARANTORS. WE REFER TO THE OLD SENIOR NOTES AND THE OLD FLOATING RATE NOTES TOGETHER AS THE OLD NOTES, AND TO THE NEW SENIOR NOTES AND THE NEW FLOATING RATE NOTES AS THE NEW NOTES.

   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON        ,
2005 (THE 21ST BUSINESS DAY AFTER THE LAUNCH OF THE EXCHANGE OFFER), UNLESS WE EXTEND THE EXCHANGE OFFER IN OUR SOLE AND ABSOLUTE DISCRETION.

   Terms of the exchange offer:

   o We will exchange new notes for all outstanding old notes that are validly tendered and not withdrawn prior to the expiration or termination of the exchange offer.

   o You may withdraw tenders of old notes at any time prior to the expiration or termination of the exchange offer.

   o The terms of the new notes are substantially identical to those of the outstanding old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

   o The exchange of old notes for new notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption "Material United States Federal Income Tax
     Considerations" for more information.

   o We will not receive any proceeds from the exchange offer.

   o We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights, as a holder of the old notes.

   There is no established trading market for the new notes or the old notes.

   SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF RISKS YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING OLD NOTES FOR EXCHANGE.

   Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is       , 2004.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SUMMARY ............................................................           1

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER ..........................           4

CONSEQUENCES OF NOT EXCHANGING OLD NOTES. ..........................           9

SUMMARY DESCRIPTION OF THE NEW NOTES ...............................          10

RISK FACTORS .......................................................          13

USE OF PROCEEDS. ...................................................          26

RATIO OF EARNINGS TO FIXED CHARGES .................................          26

UNAUDITED PRO FORMA FINANCIAL INFORMATION ..........................          27

SELECTED HISTORICAL FINANCIAL DATA .................................          30

THE EXCHANGE OFFER .................................................          33

DESCRIPTION OF OTHER INDEBTEDNESS AND ARRANGEMENTS .................          39

DESCRIPTION OF THE NEW NOTES .......................................          42

PLAN OF DISTRIBUTION ...............................................          84

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS. ..........          85

LEGAL MATTERS. .....................................................          86

EXPERTS. ...........................................................          86

AVAILABLE INFORMATION. .............................................          86

INCORPORATION BY REFERENCE .........................................          86

INDEX TO FINANCIAL STATEMENTS ......................................         F-1


   This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

                              Crompton Corporation
                                199 Benson Road
                         Middlebury, Connecticut 06749
                      Attention: Corporate Communications

   Oral requests should be made by telephoning Crompton Investor Relations at
(203) 573-2000.

   IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO
LATER THAN        , 2005, WHICH IS FIVE BUSINESS DAYS BEFORE THE EXPIRATION
DATE OF THE EXCHANGE OFFER.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions, and include references to assumptions and relate to our future prospects, developments, and business strategies.

   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

   o general economic conditions;

   o the outcome and timing of antitrust investigations and related civil lawsuits to which we are subject;

   o our ability to obtain selling price increases;

   o pension and other post-retirement benefit plan assumptions;

   o energy and raw material prices and availability;

   o production capacity;

   o changes in interest rates and foreign currency exchange rates;

   o changes in technology;

   o market demand and customer requirements;

   o the enactment of more stringent environmental laws and regulations;

   o our ability to realize expected cost savings under our cost reduction initiatives;

   o the amount of any additional earn-out payments from General Electric
     Company;

   o our ability to reduce our debt levels; and

   o other risks and uncertainties detailed throughout this prospectus.

   These forward-looking statements are based on our estimates and assumptions, and on currently available information. The forward-looking statements include information concerning our possible or assumed future results of operations, and our actual results may differ significantly from the results discussed in this prospectus. Forward-looking information is intended to reflect opinions as of the date of this prospectus and we undertake no obligation to revise the forward-looking statements included or incorporated by reference in this prospectus to reflect any future events or circumstances. Factors that could cause or contribute to such differences are discussed in the section entitled "Risk Factors" included in this prospectus.

                                    SUMMARY


The following summary contains basic information about us and this prospectus. It likely does not contain all of the information that is important to you. For a more complete understanding of this prospectus, we encourage you to read this entire document and the documents we have referred you to. Except as otherwise specified in this prospectus, "the Company," "we," "us," and "our" refer to Crompton Corporation and its consolidated subsidiaries.

                              CROMPTON CORPORATION

COMPANY OVERVIEW

    We are a global diversified producer of specialty chemicals (including agricultural chemicals), polymer products, and polymer processing equipment. Our products are used in a wide variety of end-use markets, principally including automotive, transportation, construction, packaging, agriculture, lubricants, plastics for durable and non-durable goods, and personal care products. Most of our chemical products are sold to industrial manufacturing customers for use as additives, ingredients, or intermediates that add value to their end products. We manufacture and sell more than 5,000 products and formulations. Of our 2003 net sales, 53% were to customers in the United States and Canada, 27% to Europe and Africa, 13% to Asia/Pacific, and 7% to Latin America.

   We are a market leader in many of our key product lines, including polyvinyl chloride ("PVC") additives, aluminum alkyl catalysts, high-performance castable urethanes, and single-screw extrusion equipment. For the year ended December 31, 2003 and the nine months ended September 30, 2004, we generated net sales of $2.2 billion and $1.9 billion, respectively.

   Our businesses are grouped into the following two units and five reporting segments:

POLYMER PRODUCTS

Polymer Additives

    Polymer Additives, our largest business segment, supplies specialty additives used to manufacture plastic, rubber, urethane, and petroleum products. We believe our product offerings, which we develop using our application expertise, enable our customers to solve their complex engineering and process challenges. Our additives are used to impart specific qualities in our customers' products, such as strength, durability, heat resistance, or flexibility. We often work with our customers to develop and formulate polymer additives to meet specific manufacturing requirements. Our products are sold to formulators, compounders, and fabricators of vinyl, olefins, styrenics, rubber, polyurethanes, and high performance lubricants, and are ultimately used in the automotive, transportation, packaging, construction, durable and non-durable goods, and telecom industries. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our Polymer Additives business generated sales of $1.2 billion and $1.1 billion, respectively.

Polymers

   Our Polymers business is a leading supplier of high-performance castable urethanes and ethylene-propylene-diene-monomer ("EPDM"). Our castable urethane products are abrasion-resistant and durable, and our customers use these customized products to fabricate parts such as solid industrial tires, industrial rollers, mining equipment, and recreational equipment (e.g., skate wheels and golf ball covers). EPDM (sometimes referred to as "crackless rubber") is a material that retains its elasticity despite its exposure to elements such as sunlight and ozone. Over 40% of our EPDM is used in new and replacement automotive parts, including tires, hoses, belts, weather-stripping, brake components, and seals and gaskets. Other applications range from high density, long-lasting commercial roofing membranes to low density, liquified viscosity modifiers for better performing lubricants. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our Polymers business generated sales of $285.7 million and $246.3 million, respectively.

Polymer Processing Equipment

    Davis-Standard, our Polymer Processing Equipment business, is a global leader in the manufacture of integrated polymer processing systems, including rubber and plastic single-screw extrusion equipment and industrial blow-molding machines. We also provide installation, training, and maintenance services for our equipment, and we refurbish and upgrade polymer processing equipment manufactured by others. Integrated polymer processing systems, which include extruders in combination with other equipment, are used to process polymers into various products such as plastic sheets, extruded shapes, and cast and blown film. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our Polymer Processing Equipment business generated sales of $166.5 million and $125.3 million, respectively.

SPECIALTY PRODUCTS

Crop Protection

   Our Crop Protection business focuses on specific niches in four major product lines: fungicides, miticides and other insecticides, growth regulants, and herbicides. We have primarily developed our products for use on high-value cash crops, such as ornamentals, nuts, turf, citrus, and tree and vine fruits, and secondarily for commodity crops, such as soybeans and corn. Our fungicides and insecticides are also used to coat seeds in order to protect the seed during germination and during its initial growth phases. Our dedicated Crop Protection sales force works with growers and distributors to coordinate the use of our products throughout a crop's growth cycle and to address selective regional, climate, and growth challenges. We sell registered crop protection products in more than 100 countries, which lessens our dependence on any one market. Our experience with registering products is a valuable asset, as registration is a significant barrier to entry, particularly in developed countries. Registration of products is a complex process in which we have developed a proficiency over time. We develop and sell our own products, and we also sell and register products manufactured by others on a licensed basis. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our Crop Protection business generated sales of $270.9 million and $251.0 million, respectively.

Refined Products

   Our Refined Products business supplies a wide range of high-purity hydrocarbon products, including white oils, petrolatums, specialty waxes, and other refined products. Our products are used as emollients and moisture barriers in personal care products, such as baby oils and cosmetics; as lubricants in refrigerators and air conditioners; and as plasticizers and carriers in plastic products such as PVC pipe and protective barriers for copper telecommunications cables. For the year ended December 31, 2003 and the nine months ended September 30, 2004, our Refined Products business generated sales of $243.2 million and $199.5 million, respectively.

REFINANCING

   The old notes were offered as part of a refinancing intended to provide enhanced liquidity and extend our debt maturities. The refinancing included
(i) a new five-year $220.0 million Revolving Credit Facility including a $120.0 million revolving credit facility and a $100.0 million pre-funded letter of credit facility, (ii) a new three-year accounts receivable securitization program with an ability to sell up to $125.0 million of domestic accounts receivable, which represents an increase of $10.0 million from our previous ability to sell up to $115.0 million of domestic accounts receivable, and (iii) the simultaneous consent solicitation and tender offer for any and all of the aggregate principal amount of our outstanding 8.50% Senior Notes due 2005 and 6.125% Senior Notes due 2006. The consent solicitation and tender offer resulted in the retirement of our $350 million aggregate principal amount of our 8.5% Senior Notes and $140 million of our $150 million aggregate principal amount of 6.125% Senior Notes. We refer to these prior transactions collectively as the "Refinancing." When we issued the old notes in August 2004, we entered into a registration rights agreement with the initial purchasers of the old notes. Under the terms of the registration rights agreement, we agreed to file with the SEC and cause to become effective, a registration statement relating to an offer to exchange the old notes for the new notes.

RECENT DEVELOPMENTS

COST REDUCTION PROGRAMS

   We have nearly completed an activity-based restructuring initiative intended to determine how to structure our operations in a more cost effective manner. On June 29, 2004, we initiated a voluntary severance program offered to U.S. based employees intended to facilitate the implementation of the activity-based restructuring initiative by decreasing the number of involuntary separations that may otherwise be required once the organizational design phase of the activity-based restructuring initiative is completed. As a result of the voluntary program, 138 U.S. based employees voluntarily elected to terminate their employment. Based on the results of the voluntary program and on the current status of the activity-based restructuring initiative, we estimate that we will involuntary terminate at least 10% of our 5,200 person worldwide workforce. As a result of this initiative, we expect to achieve annual pre-tax savings of approximately $50.0 million, a portion of which will be realized in the fourth quarter of 2004 as a result of terminations that occurred in 2004, with the full benefit realized in 2005. To achieve these savings, we expect to incur one-time restructuring charges that we believe will not exceed $50 million. It is expected that the bulk of the savings will come from streamlining our organization and our work processes. During the third quarter 2004, we recorded a pre-tax charge of $40.2 million, primarily for voluntary and involuntary severance costs.

APPOINTMENT OF EXECUTIVE VICE PRESIDENT, CROP PROTECTION

   On November 10, 2004, we announced the appointment of Marcus Meadows-Smith to the position of executive vice president, Crop Protection, effective January 1, 2005, upon the retirement of incumbent Al Ingulli.

INCORPORATION AND PRINCIPAL EXECUTIVE OFFICES

   We were incorporated in Delaware in 1999, following the merger of Crompton & Knowles Corporation and Witco Coporation. Our principal executive offices are located at 199 Benson Road, Middlebury, Connecticut 06749 and our telephone number at that address is (203) 573-2000. Our website is located at www.cromptoncorp.com. The information on our website is not part of this prospectus.

                   SUMMARY DESCRIPTION OF THE EXCHANGE OFFER


Old Notes . . . . . . . . . . . . . . . . . . . . . .  $375,000,000 principal amount of 9 7/8% Senior
                                                       Notes due 2012,
                                                       $225,000,000 principal
                                                       amount of Senior
                                                       Floating Rate Notes due
                                                       2010, each of which have
                                                       been unconditionally
                                                       guaranteed by most of
                                                       our domestic
                                                       subsidiaries.

New Notes . . . . . . . . . . . . . . . . . . . . . .  $375,000,000 principal amount of 9 7/8% Senior
                                                       Notes due 2012,
                                                       $225,000,000 principal
                                                       amount of Senior
                                                       Floating Rate Notes due
                                                       2010, each of which have
                                                       been unconditionally
                                                       guaranteed by most of
                                                       our domestic
                                                       subsidiaries, the
                                                       issuance of which has
                                                       been registered under
                                                       the Securities Act of
                                                       1933. The form and terms
                                                       of the new notes are
                                                       identical in all
                                                       material respects to
                                                       those of the old notes,
                                                       except that the transfer
                                                       restrictions and
                                                       registration rights
                                                       relating to the old
                                                       notes do not apply to
                                                       the new notes.

Exchange Offer. . . . . . . . . . . . . . . . . . . .  We are offering to issue up to $375,000,000
                                                       principal amount of new
                                                       senior notes and related
                                                       subsidiary gurarantees
                                                       and $225,000,000
                                                       principal amount of new
                                                       floating rate notes and
                                                       related subsidiary
                                                       gurarantees, in exchange
                                                       for a like principal
                                                       amount of the old senior
                                                       notes and related
                                                       subsidiary gurarantees
                                                       and old floating rate
                                                       notes and related
                                                       subsidiary gurarantees,
                                                       to satisfy our
                                                       obligations under the
                                                       registration rights
                                                       agreement that we
                                                       entered into when the
                                                       old notes were issued in
                                                       transactions in reliance
                                                       upon the exemption from
                                                       registration provided by
                                                       Rule 144A and Regulation
                                                       S of the Securities Act.

Expiration Date; Tenders. . . . . . . . . . . . . . .  The exchange offer will expire at 5:00 p.m.,
                                                       New York City time,
                                                       on       , 2005, unless
                                                       extended in our sole and
                                                       absolute discretion. We
                                                       refer to this as the
                                                       "expiration date." By
                                                       tendering your old
                                                       notes, you represent to
                                                       us that:

                                                       o    any new notes you
                                                            receive in the
                                                            exchange offer are
                                                            being acquired by
                                                            you in the ordinary
                                                            course of your
                                                            business;

                                                       o    at the time of
                                                            commencement of the
                                                            exchange offer,
                                                            neither you nor
                                                            anyone receiving
                                                            new notes from you,
                                                            has any arrangement
                                                            or understanding
                                                            with any person to
                                                            participate in the
                                                            distribution, as
                                                            defined in the
                                                            Securities Act, of
                                                            the new notes in
                                                            violation of the
                                                            Securities Act;

                                                       o    you are not our
                                                            "affiliate," as
                                                            defined in Rule 405
                                                            under the
                                                            Securities Act;

                                                       o    you are holding old
                                                            notes that have, or
                                                            are reasonably
                                                            likely to have, the
                                                            status of an unsold
                                                            allotment in the
                                                            initial offering;

                                                       o    if you are not a
                                                            participating
                                                            broker-dealer, you
                                                            are not engaged in,
                                                            and do not intend
                                                            to engage in, a
                                                            distribution of the
                                                            new notes, as
                                                            defined in the
                                                            Securities Act; and

                                                       o    if you are a
                                                            broker-dealer, you
                                                            will receive the
                                                            new notes for your
                                                            own account in
                                                            exchange for old
                                                            notes that were
                                                            acquired by you as
                                                            a result of your
                                                            market-making or
                                                            other trading
                                                            activities and that
                                                            you will deliver a
                                                            prospectus in
                                                            connection with any
                                                            resale of the new
                                                            notes you receive.
                                                            For further
                                                            information
                                                            regarding resales
                                                            of the new notes by
                                                            participating
                                                            broker-dealers, see
                                                            the discussion
                                                            under the caption
                                                            "Plan of
                                                            Distribution."

Withdrawal; Non-Acceptance. . . . . . . . . . . . . .  You may withdraw any old notes tendered in the
                                                       exchange offer at any
                                                       time prior to 5:00 p.m.,
                                                       New York City time,
                                                       on       , 2005. If we
                                                       decide for any reason
                                                       not to accept any old
                                                       notes tendered for
                                                       exchange, any withdrawn
                                                       or unaccepted old notes
                                                       will be credited to the
                                                       tendering holder's
                                                       account at The
                                                       Depository Trust
                                                       Company, or DTC. For
                                                       further information
                                                       regarding the withdrawal
                                                       of tendered old notes,
                                                       see the "The Exchange
                                                       Offer -- Terms of the
                                                       Exchange Offer; Period
                                                       for Tendering Old Notes"
                                                       and the "The Exchange
                                                       Offer -- Withdrawal
                                                       Rights."

Conditions to the Exchange Offer. . . . . . . . . . .  The exchange offer is subject to customary
                                                       conditions, which we may
                                                       waive. See the
                                                       discussion below under
                                                       the caption "The
                                                       Exchange Offer --
                                                       Conditions to the
                                                       Exchange Offer" for more
                                                       information regarding
                                                       the conditions to the
                                                       exchange offer.

Procedures for Tendering Old Notes. . . . . . . . . .  Except as described in the section titled "The
                                                       Exchange Offer --
                                                       Procedures for Tendering
                                                       Old Notes", a tendering
                                                       holder must, on or prior
                                                       to the expiration date
                                                       transmit an agent's
                                                       message to the exchange
                                                       agent at the address
                                                       listed in this
                                                       prospectus. In order for
                                                       your tender to be
                                                       considered valid, the
                                                       exchange agent must
                                                       receive a confirmation
                                                       of book entry transfer
                                                       of your old notes into
                                                       the exchange agent's
                                                       account at DTC prior to
                                                       the expiration or
                                                       termination of the
                                                       exchange offer.

Special Procedures for Beneficial Owners. . . . . . .  If you are a beneficial owner whose old notes
                                                       are registered in the
                                                       name of the broker,
                                                       dealer, commercial bank,
                                                       trust company or other
                                                       nominee
                                                       and you wish to tender
                                                       your old notes in the
                                                       exchange offer, you
                                                       should promptly contact
                                                       the person in whose name
                                                       the old notes are
                                                       registered and instruct
                                                       that person to tender on
                                                       your behalf. Any
                                                       registered holder that
                                                       is a participant in
                                                       DTC's book-entry
                                                       transfer facility system
                                                       may make book-entry
                                                       delivery of the old
                                                       notes by causing DTC to
                                                       transfer the old notes
                                                       into the exchange
                                                       agent's account.

Material Federal Income Tax
 Considerations . . . . . . . . . . . . . . . . . . .  The exchange of the old notes for new notes in
                                                       the exchange offer will
                                                       not be a taxable
                                                       transaction for United
                                                       States federal income
                                                       tax purposes. See the
                                                       discussion under the
                                                       caption "Material United
                                                       States Federal Income
                                                       Tax Considerations" for
                                                       more information
                                                       regarding the tax
                                                       consequences to you of
                                                       the exchange offer.

Use of Proceeds . . . . . . . . . . . . . . . . . . .  We will not receive any proceeds from the
                                                       exchange offer.

Exchange Agent. . . . . . . . . . . . . . . . . . . .  Deutsche Bank Trust
                                                       Company Americas is the
                                                       exchange agent for the
                                                       exchange offer. You can
                                                       find the address and
                                                       telephone number of the
                                                       exchange agent below
                                                       under the caption "The
                                                       Exchange Offer --
                                                       Exchange Agent."

Resales . . . . . . . . . . . . . . . . . . . . . . .  Based on interpretations by the staff of the SEC,
                                                       as set forth in no
                                                       action letters issued to
                                                       third parties, we
                                                       believe that the new
                                                       notes you receive in the
                                                       exchange offer may be
                                                       offered for resale,
                                                       resold or otherwise
                                                       transferred without
                                                       compliance with the
                                                       registration and
                                                       prospectus delivery
                                                       provisions of the
                                                       Securities Act. However,
                                                       you will not be able to
                                                       freely transfer the new
                                                       notes if:

                                                       o    you are our
                                                            "affiliate," as
                                                            defined in Rule 405
                                                            under the
                                                            Securities Act;

                                                       o    you are not
                                                            acquiring the new
                                                            notes in the
                                                            exchange offer in
                                                            the ordinary course
                                                            of your business;

                                                       o    you have an
                                                            arrangement or
                                                            understanding with
                                                            any person to
                                                            participate in the
                                                            distribution, as
                                                            defined in the
                                                            Securities Act, of
                                                            the new notes, you
                                                            will receive in the
                                                            exchange offer;

                                                       o    you are a
                                                            participating
                                                            broker-dealer that
                                                            received new notes
                                                            for its own account
                                                            in the exchange
                                                            offer in exchange
                                                            for old notes that
                                                            were acquired as a
                                                            result of market
                                                            making or other
                                                            trading activities;
                                                            or

                                                       o    you are holding old
                                                            notes that have, or
                                                            are reasonably
                                                            likely to have, the
                                                            status of an unsold
                                                            allotment in the
                                                            initial offering.

                                                       If you fall within one
                                                       of the exceptions listed
                                                       above, you must comply
                                                       with the registration
                                                       and prospectus delivery
                                                       requirements of the
                                                       Securities Act in
                                                       connection with any
                                                       resale transaction
                                                       involving the new notes.
                                                       See the discussion below
                                                       under the caption "The
                                                       Exchange Offer --
                                                       Procedures for Tendering
                                                       Old Notes" for more
                                                       information.

Broker-Dealer . . . . . . . . . . . . . . . . . . . .  Each broker-dealer that receives new notes for
                                                       its own account pursuant
                                                       to the exchange offer
                                                       must acknowledge that it
                                                       will deliver a
                                                       prospectus in connection
                                                       with any resale of new
                                                       notes. By so
                                                       acknowledging and
                                                       delivering a prospectus,
                                                       a broker-dealer will not
                                                       be deemed to admit that
                                                       it is an "underwriter"
                                                       within the meaning of
                                                       the Securities Act. This
                                                       prospectus, as it may be
                                                       amended or supplemented
                                                       from time to time, may
                                                       be used by a broker-
                                                       dealer in connection
                                                       with resales of new
                                                       notes received in
                                                       exchange for old notes
                                                       which were received by
                                                       such broker-dealer as a
                                                       result of market making
                                                       activities or other
                                                       trading activities. We
                                                       have agreed that for a
                                                       period of up to 90 days
                                                       after the expiration
                                                       date, as defined in this
                                                       prospectus, we will make
                                                       this prospectus
                                                       available to any broker-
                                                       dealer for use in
                                                       connection with any such
                                                       resale. See "Plan of
                                                       Distribution" for more
                                                       information.

Registration Rights Agreement . . . . . . . . . . . .  When we issued the old notes in August 2004, we
                                                       entered into a
                                                       registration rights
                                                       agreement with the
                                                       initial purchasers of
                                                       the old notes. Under the
                                                       terms of the
                                                       registration rights
                                                       agreement, we agreed to
                                                       file with the SEC and
                                                       cause to become
                                                       effective, a
                                                       registration statement
                                                       relating to an offer to
                                                       exchange the old notes
                                                       for the new notes.

                                                       If we do not complete
                                                       the exchange offer
                                                       before April 16, 2004,
                                                       the interest rate borne
                                                       by the old notes will be
                                                       increased at a rate of
                                                       0.25% per annum every 90
                                                       days (but shall not
                                                       exceed 1.0% per annum)
                                                       until the exchange offer
                                                       is completed, or until
                                                       the old notes are freely
                                                       transferable under Rule
                                                       144 of the Securities
                                                       Act.

                                                       Under some circumstances
                                                       set forth in the
                                                       registration rights
                                                       agreement, holders of
                                                       old notes, including
                                                       holders who are not
                                                       permitted to participate
                                                       in the exchange offer or
                                                       who may not freely sell
                                                       new notes received in
                                                       the exchange offer, may
                                                       require us to file and
                                                       cause to become
                                                       effective, a shelf
                                                       registration statement
                                                       covering resales of the
                                                       old notes by these
                                                       holders.

                                                       A copy of the
                                                       registration rights
                                                       agreement is
                                                       incorporated by
                                                       reference as an exhibit
                                                       to the registration
                                                       statement of which this
                                                       prospectus is a part.
                                                       See "Description of the
                                                       New Notes --
                                                       Registration Rights and
                                                       Additional Interest."

                    CONSEQUENCES OF NOT EXCHANGING OLD NOTES

   If you do not exchange your old notes in the exchange offer, your old notes will continue to be subject to the restrictions on transfer described in the legend on the certificate for your old notes. In general, you may offer or sell your old notes only:

   o if they are registered under the Securities Act and applicable state securities laws;

   o if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

   o if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

   We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely resell new notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligation to file a shelf registration statement, see "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

                      SUMMARY DESCRIPTION OF THE NEW NOTES

   The summary below describes the principal terms of the new notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The "Description of the New Notes" section of this prospectus contains a more detailed description of the terms and conditions of the new notes.

Issuer. . . . . . . . . . . . . . . . . . . . . . . .  Crompton Corporation.

Securities. . . . . . . . . . . . . . . . . . . . . .  Up to $375,000,000
                                                       aggregate principal
                                                       amount of 9 7/8% Senior
                                                       Notes due 2012, and up
                                                       to $225,000,000
                                                       aggregate principal
                                                       amount of Senior
                                                       Floating Rate Notes due
                                                       2010.

Maturity. . . . . . . . . . . . . . . . . . . . . . .  The new senior notes will mature on August 1,
                                                       2012.

                                                       The new floating rate
                                                       notes will mature on
                                                       August 1, 2010.

Interest Rate.. . . . . . . . . . . . . . . . . . . .  The new senior notes will bear interest at a
                                                       rate of 9 7/8% per
                                                       annum.

                                                       The new floating rate
                                                       notes will bear interest
                                                       at a rate per annum
                                                       equal to LIBOR plus
                                                       5.75%. Interest on the
                                                       new floating rate notes
                                                       will be reset quarterly.

Interest Payment Dates. . . . . . . . . . . . . . . .  We will pay interest on the new notes on August
                                                       1 and February 1,
                                                       commencing February 1,
                                                       2005. Interest on the
                                                       new notes will accrue
                                                       from August 16, 2004,
                                                       and the first interest
                                                       payment date will be
                                                       February 1, 2005.

Ranking.. . . . . . . . . . . . . . . . . . . . . . .  The new notes will be our senior unsecured
                                                       obligations and will
                                                       rank equally with all of
                                                       our existing and future
                                                       senior unsecured debt
                                                       and senior to our future
                                                       subordinated debt. The
                                                       new notes will be
                                                       effectively subordinated
                                                       to any existing or
                                                       future secured
                                                       indebtedness, including
                                                       our new Revolving Credit
                                                       Facility, and our 7.75%
                                                       Debentures due 2023 and
                                                       6.875% Debentures due
                                                       2026 to the extent of
                                                       the assets securing such
                                                       debt and structurally
                                                       subordinated to any debt
                                                       or other liabilities of
                                                       our subsidiaries which
                                                       are not guarantors.

Guarantees. . . . . . . . . . . . . . . . . . . . . .  Most of our wholly-owned domestic subsidiaries
                                                       unconditionally
                                                       guarantee the new notes.

Optional Redemption.. . . . . . . . . . . . . . . . .  Except as set forth below, we cannot redeem
                                                       the new senior notes
                                                       until August 1, 2008,
                                                       and the new floating
                                                       rate notes until August
                                                       1, 2007. Thereafter, in
                                                       each case, we may redeem
                                                       some or all of the new
                                                       notes at the redemption
                                                       prices listed in the
                                                       "Description of the New
                                                       Notes" section under the
                                                       heading "Optional
                                                       Redemption," plus
                                                       accrued interest to the
                                                       date of redemption.

                                                       We may redeem the new
                                                       senior notes at any time
                                                       prior to August 1, 2008,
                                                       and the new floating
                                                       rate notes at any time
                                                       prior to August 1, 2007,
                                                       at a specified "make-
                                                       whole" premium.

Optional Redemption
 After Equity Offerings . . . . . . . . . . . . . . .  At any time (i) prior to
                                                       August 1, 2007, we may
                                                       redeem up to 35% of the
                                                       aggregate principal
                                                       amount of the new senior
                                                       notes outstanding at a
                                                       redemption price equal
                                                       to 109.875% of the
                                                       principal amount thereof
                                                       and (ii) prior to August
                                                       1, 2007, we may redeem
                                                       up to 35% of the
                                                       aggregate principal
                                                       amount of the new
                                                       floating rate notes
                                                       outstanding at a
                                                       redemption price equal
                                                       to 100% of the principal
                                                       amount thereof plus a
                                                       premium equal to the
                                                       rate per annum on the
                                                       new floating rate notes
                                                       applicable on the date
                                                       on which notice of
                                                       redemption is given,
                                                       with money that we raise
                                                       in one or more equity
                                                       offerings, as long as:

                                                       o    we redeem the
                                                            applicable notes
                                                            within 180 days of
                                                            completing the
                                                            equity offering;
                                                            and

                                                       o    at least 65% of the
                                                            aggregate principal
                                                            amount of the new
                                                            notes issued of the
                                                            applicable series
                                                            remains outstanding
                                                            after the
                                                            redemption of the
                                                            applicable notes.

Change of Control Offer.. . . . . . . . . . . . . . .  If a change in control occurs, we must give
                                                       holders of the new notes
                                                       the opportunity to sell
                                                       us their notes at 101%
                                                       of their face amount,
                                                       plus accrued interest.

                                                       We might not be able to
                                                       pay you the required
                                                       price for new notes you
                                                       present to us at the
                                                       time of a change of
                                                       control, because:

                                                       o    we might not have
                                                            enough funds at
                                                            that time; or

                                                       o    the terms of our
                                                            other indebtedness
                                                            may prevent us from
                                                            making such
                                                            payment.

Asset Sale Proceeds.. . . . . . . . . . . . . . . . .  If we or our
                                                       subsidiaries engage in
                                                       certain asset sales, we
                                                       generally must either
                                                       invest the net cash
                                                       proceeds from such sales
                                                       in our business within a
                                                       period of time, prepay
                                                       senior debt or make an
                                                       offer to purchase a
                                                       principal amount of the
                                                       new notes equal to the
                                                       excess net cash
                                                       proceeds. However, we
                                                       may, under certain
                                                       circumstances, use the
                                                       proceeds of certain
                                                       asset sales towards the
                                                       payment of litigation
                                                       settlements and/or
                                                       judgments and related
                                                       liabilities, and pension
                                                       related liabilities. The
                                                       purchase price of the
                                                       new notes will be 100%
                                                       of their principal
                                                       amount, plus accrued
                                                       interest.

Certain Indenture Provisions. . . . . . . . . . . . .  The new notes are governed by the same
                                                       indentures as those
                                                       governing the old notes,
                                                       and contain covenants
                                                       limiting our (and most
                                                       or all of our
                                                       subsidiaries') ability
                                                       to:

                                                       o    incur additional
                                                            debt;

                                                       o    pay dividends or
                                                            distributions on
                                                            our capital stock
                                                            or repurchase our
                                                            capital stock;

                                                       o    issue stock of
                                                            subsidiaries;

                                                       o    make certain
                                                            investments;

                                                       o    create liens on our
                                                            assets to secure
                                                            debt;

                                                       o    enter into
                                                            transactions with
                                                            affiliates;

                                                       o    merge or
                                                            consolidate with
                                                            another company;
                                                            and

                                                       o    transfer and sell
                                                            assets.

                                                       These covenants are
                                                       subject to a number of
                                                       important limitations
                                                       and exceptions. In
                                                       addition, during any
                                                       period that a series of
                                                       new notes are assigned
                                                       an investment grade
                                                       rating by Standard &
                                                       Poor's and Moody's
                                                       Investment Service,
                                                       Inc., our obligation to
                                                       comply with some of
                                                       those covenants with
                                                       respect to such series
                                                       of notes will be
                                                       suspended.

Risk Factors. . . . . . . . . . . . . . . . . . . . .  Investing in the new
                                                       notes involves
                                                       substantial risks. See
                                                       "Risk Factors" for a
                                                       description of certain
                                                       of the risks you should
                                                       consider before
                                                       investing in the new
                                                       notes.

                                  RISK FACTORS

   Participating in the exchange offer involves a number of risks. You should carefully consider all of the risks described below, together with the other information contained or incorporated by reference in this prospectus. Any of the events or circumstances described as risks below could result in a significant or material adverse effect on our business, results of operations or financial condition, and a corresponding decline in the market price of, or our ability to repay, the new notes.

                         RISKS RELATING TO OUR BUSINESS

SIGNIFICANT INCREASES IN THE PRICES OF OUR RAW MATERIALS AND ENERGY HAVE INCREASED OUR OPERATING EXPENSES.

   We purchase large amounts of raw materials and energy for our businesses. The costs of these materials, in the aggregate, represent a substantial portion of our operating expenses. The prices and availability of these raw materials vary with market conditions and may be highly volatile. In 2003 and during the nine months ended September 30, 2004, our raw material and energy costs increased approximately $63 million and $60 million, respectively. Over the past few years, we have experienced significant cost increases in our purchases of petrochemicals, tin, soybean oil, other raw materials and our primary energy source, natural gas. The business segments most significantly impacted by these cost increases are polymer additives, polymers and refined products. While we may attempt to match our raw material price increases with corresponding product price increases, we may not be able to immediately raise product prices, if at all. For the year-ended December 31, 2003, our selling prices decreased by approximately $14 million, whereas we have increased selling prices by approximately $42 million during the nine months ended September 30, 2004. Ultimately, our ability to pass on increases in the cost of raw materials to our customers is greatly dependent upon market conditions. There have been in the past, and will likely be in the future, periods of time during which we are unable to pass raw material price increases on to our customers, in whole or in part. This may increase our operating expenses and negatively affect our results of operations.

SIGNIFICANT COMPETITION MAY FORCE US TO REDUCE PRICES, WHICH MAY ADVERSELY IMPACT OUR RESULTS OF OPERATIONS.

   We face significant competition in the markets in which we operate. Although competition in specialty chemicals is based upon a number of considerations, such as product innovation, product range and quality, relationships with customers, reliability of delivery, technical support, and distribution capability, price competition does exist in our operating markets due to factors such as industry overcapacity and low-cost competition. As a result of the trends toward global expansion and consolidation by competitors, we anticipate that we will continue to face new competitive challenges as well as additional risks inherent in international operations in developing regions.
We also expect increased competition from the further use and introduction of generic and alternative products by our competitors. This increased competition could cause us to reduce our prices and take other steps to compete effectively, which could negatively affect our results of operations. In addition, even if we raise our prices, our competitors' reactions to such price increases could cause us to reevaluate and perhaps reverse such price increases. For the year-ended December 31, 2003, our selling prices decreased by approximately $14 million, whereas we have increased selling prices by approximately $42 million during the nine months ended September 30, 2004.

THE CYCLICALITY OF THE CHEMICAL INDUSTRY MAY CAUSE SIGNIFICANT FLUCTUATIONS IN OUR OPERATING RESULTS AND CASH FLOW.

   Our historical operating results reflect the cyclical and volatile nature of the supply and demand balance of the chemical industry. The chemical industry has experienced alternating periods of inadequate capacity and tight supply, allowing prices and profit margins to increase, followed by periods when substantial capacity is added, resulting in oversupply, declining capacity and utilization rates, and declining prices and profit margins. The cyclicality of the markets in which we operate, such as EPDM, may result in volatile operating results and cash flow over the business cycle. Currently, we believe there is over-capacity in rubber chemicals and some excess capacity in vinyl additives. Future growth in product demand may not be sufficient to utilize current, or additional capacity. Excess industry capacity has depressed and may continue to depress our volumes and margins on some products. As a result of excess industry capacity, rising energy costs, and rising raw materials costs, our operating results may be volatile. During 2003, our operating results reflected increased sales volume of approximately $4 million, increased raw material and energy costs of approximately $63 million and a decrease in selling prices of approximately $14 million, compared to $30 million of increased sales volume, approximately $60 million of increased raw material and energy costs and increased selling prices of approximately $42 million during the first nine months of 2004.

ANY DISRUPTION IN THE AVAILABILITY OR PRICE, OR DETERIORATION IN THE QUALITY, OF THE RAW MATERIALS AVAILABLE FOR OUR PRODUCTS MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

   Chemicals, steel, castings, parts, machine components, and other raw materials required in the manufacture of our products are generally available from a number of sources, some of which are foreign. We use significant amounts of petrochemical feedstocks in many of our chemical manufacturing processes. We are not dependent on any one supplier for a material amount of our raw material requirements, except for one supplier who provides us with approximately 8 to 10% of diverse raw materials sourced from the supplier's multiple manufacturing/processing locations. While raw materials are currently available, temporary shortages of raw materials used by our businesses may occur occasionally. Additionally, their continuing availability and price are subject to domestic and world market and political conditions and regulations. Disruptions in these markets or changes in political conditions or regulations could affect our ability to procure raw materials on a cost-efficient basis.

CHANGES IN OUR SALES STRATEGY MAY IMPACT OUR RESULTS OF OPERATIONS AND OUR ABILITY TO SERVICE OUR CUSTOMERS.

   We are planning to utilize third-party distributors for sales and service to some customers who purchase small annual quantities of our products. We believe this action will lower our costs to serve smaller customers, thus enhancing profitability, and reduce our investment in inventory. However, it is possible that changing our sales strategy with respect to these customers could result in the loss of some sales to some customers or some disruption in selling and in inventory management during the transition.

CURRENT AND FUTURE LITIGATION, GOVERNMENT INVESTIGATIONS AND ADMINISTRATIVE CLAIMS, INCLUDING ANTITRUST-RELATED GOVERNMENTAL INVESTIGATIONS AND LAWSUITS, COULD HARM OUR FINANCIAL CONDITION, RESULTS OF OPERATIONS AND CASH FLOWS.

   We are currently involved in a number of governmental investigations, administrative claims, and civil lawsuits, which number could increase in the future. In particular, we are subject to certain antitrust governmental investigations and civil lawsuits relating to the sale and marketing of certain of our products, including rubber chemicals, EPDM, urethanes and urethane chemicals, nitrite rubber and plastic additives. We have incurred and may continue to incur significant expense in connection with the antitrust-related matters, including expenses related to our cooperation with governmental authorities and defense of the related civil lawsuits.

   On May 27, 2004, we pled guilty and were fined $50.0 million in connection with an antitrust investigation by the DOJ related to rubber chemicals. On May 28, 2004, we pled guilty and were fined CDN $9.0 million (approximately U.S. $7.0 million) in connection with an antitrust investigation by the Canadian Commissioner of Competition involving rubber chemicals. We recorded pre-tax charges of $77.7 million for antitrust related costs in our consolidated statement of operations at December 31, 2003. This amount included a $45.2 million charge to reserve for the payment of these U.S. and Canadian fines, which represented the present value of the total of $57.0 million in payments, which are payable in six annual installments beginning in 2004.

   We and certain of our subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission ("EC") with respect to the sale and marketing of rubber chemicals. We are not able to predict the timing or outcome of this investigation, including the amount of any fine that may be imposed by the EC. In addition, we, certain of our subsidiaries and certain of our former officers and existing directors are defendants in certain U.S. federal direct purchaser and state direct and indirect purchaser lawsuits, a federal securities class action lawsuit and a shareholder derivative lawsuit, each relating to certain alleged antitrust violations. Additionally, we, certain of our subsidiaries and other companies are defendants in two motions for authorization to institute a class action filed in Quebec, Canada relating to purchases of rubber chemicals and a statement of claim filed in Ontario, Canada relating to purchases of EPDM, in each case alleging certain Canadian antitrust violations. While we will seek cost-effective resolutions to the various pending and threatened legal proceedings regarding our operations, we cannot predict their outcome. The resolution of the EC investigation and any civil claims now pending or hereafter asserted against us or any of our subsidiaries could require us to pay substantial fines and/or damages, which could have a material adverse effect on our financial condition, results of operations, and cash flows.

   We are also involved in several significant lawsuits and claims relating to environmental matters. In addition, we are routinely subject to other civil claims, litigation and arbitration, and regulatory investigations, arising in the ordinary course of our present business as well as in respect of our divested businesses. Some of these claims and litigations relate to product liability claims, including claims related to our current products and asbestos-related claims concerning premises and historic products of our corporate affiliates and predecessors. These claims have not had a material impact on us to date. We believe that we have strong defenses to these claims and the likelihood that a future material adverse outcome will result from these claims is remote. However, an adverse outcome of one or more of these claims could have a material adverse effect on our business or results of operations.

   For further information regarding the governmental investigations, administrative claims and civil lawsuits to which we are subject, see "Legal Proceedings" in our annual report on Form 10-K for the year ended December 31, 2003, and quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004, and September 30, 2004, as well as our other public filings with the SEC incorporated by reference into this prospectus.

ENVIRONMENTAL, HEALTH, AND SAFETY REGULATION MATTERS COULD HAVE A SUBSTANTIAL NEGATIVE IMPACT ON OUR BUSINESS.

   We are subject to extensive federal, state, local and foreign environmental, safety and health laws, and regulations concerning, among other things, emissions to the air, discharges to land and water, and the generation, handling, treatment, and disposal of hazardous waste and other materials. Our operations entail the risk of violations of those laws and regulations, many of which provide for substantial fines and criminal sanctions for violations such as

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

clean-up costs, costs of waste disposal, and payments for property damage and personal injury. Although it is our policy to comply with such laws and regulations, it is possible that we have not been or may be not at all times in compliance with all of these requirements.

   In addition, these requirements, and enforcement of these requirements, may become more stringent in the future. The ultimate cost of compliance with any such requirements could be material. Non-compliance could subject us to material liabilities, such as government fines or orders, third-party lawsuits, remediations, and settlements, or the suspension of non-compliant operations. We may also be required to make significant site or operational modifications at substantial cost. Future developments could also restrict or eliminate the use of or require us to make modifications to our products, packaging, manufacturing processes and technology, which could have a significant negative impact on our cash flow and results of operations.

   At any given time, we are involved in claims, litigation, administrative proceedings, settlements, and investigations of various types in a number of jurisdictions involving potential environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage, personal injury, and regulatory compliance or noncompliance. We evaluate and review estimates for future remediation and operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts. For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by us, and the anticipated time frame over which payments toward the remediation plan will occur. The resolution of these environmental matters could have a material adverse effect on our results of operations or cash flow.

OUR PRODUCTION FACILITIES ARE SUBJECT TO OPERATING RISKS THAT MAY ADVERSELY AFFECT OUR OPERATIONS.

   We are dependent on the continued operation of our production facilities. Our production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, remediation complications, chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks, and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to, or destruction of, property and equipment and environmental damage, fines, and liabilities and could have a material adverse effect on our business, financial condition, or results of operations.

WE ARE AN INTERNATIONAL COMPANY AND ARE EXPOSED TO RISKS IN THE COUNTRIES IN WHICH WE HAVE SIGNIFICANT OPERATIONS OR INTERESTS.

   We are dependent, in large part, on the economies of the countries in which we manufacture and market our products. Of our 2003 net sales, 53% were to customers in the U.S. and Canada, 27% to Europe and Africa, 13% to Asia/ Pacific, and 7% to Latin America. Our net property, plant and equipment at December 31, 2003 was located 67% in the U.S. and Canada, 29% in Europe and Africa, 3% in Asia/Pacific and 1% in Latin America. The economies of the countries in these areas are in different stages of socioeconomic development. Consequently, we are exposed to risks from changes in foreign currency exchange rates, interest rates, inflation, governmental spending, social instability and other political, economic or social developments that may materially reduce our net income. We may also face difficulties managing and administering an internationally dispersed business. In particular, the management of our personnel across offices in several countries can present logistical and managerial challenges. Additionally, international operations present challenges related to operating under different business cultures and languages; we may have to comply with unexpected changes in foreign laws and regulatory requirements which could negatively impact our operations and ability to manage our global financial resources; export controls or other regulatory restrictions could prevent us from shipping our products into and from some markets; we may not be able to adequately protect our trademarks and other intellectual property overseas due to uncertainty of laws and enforcement in a number of countries relating to the protection of intellectual property rights; and changes in tax regulation and international tax treaties could significantly reduce the financial performance of our foreign operations or the magnitude of their contributions to our overall financial performance.

OUR RESULTS OF OPERATIONS ARE SUBJECT TO EXCHANGE RATE AND OTHER CURRENCY
RISKS.

   A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations among the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses, which could be material. The foreign currency impact on our pre-tax earnings (loss) for the year ended December 31, 2003 and the nine months ended September 30, 2004 was a loss of $1.6 million and a loss of $0.9 million, respectively. The foreign currency impact on our net sales for the year ended December 31, 2003 and the nine months ended September 30, 2004 were gains of $85 million and $46.5 million, respectively. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We take actions to manage our balance sheet foreign currency exposure, such as entering into hedging arrangements designed to limit our exposure to potential currency exchange rate volatility and projected profit and loss exposures, where available, but our strategies may not adequately protect our operating results from the effects of exchange rate fluctuations.

   We also face risks arising from the imposition of exchange controls and currency devaluations. Exchange controls may limit our ability to convert foreign currencies into U.S. dollars or to remit dividends and other payments by our foreign subsidiaries or businesses located in or conducted within a country imposing controls. Currency devaluations result in diminished value of funds denominated in the currency of the country instituting a devaluation. Actions of this nature could adversely affect our earnings or cash flow.

WE HAVE UNFUNDED PENSION PLANS AND POST-RETIREMENT HEALTH CARE PLANS, WHICH COULD RESULT IN CLAIMS AGAINST OUR ASSETS.

   We have substantial unfunded obligations under our domestic tax-qualified defined benefit pension plans, totaling approximately $155.0 million on a projected benefit obligation basis as of December 31, 2003. A significant decline in the value of plan investments in the future or unfavorable changes in laws or regulations that govern pension plan funding could materially change the timing and amount of required pension funding. We also sponsor foreign and non-qualified pension plans under which we have substantial unfunded liabilities, totaling approximately $181.8 million on a projected benefit obligation basis as of December 31, 2003. In addition, we sponsor post-retirement health care plans under which we have substantial unfunded liabilities, totaling approximately $202.9 million on a projected benefit obligation basis as of December 31, 2003. Mandatory funding contributions with respect to our tax-qualified pension plans and potential unfunded benefit liability claims could have a material adverse effect on our financial condition, results of operations and cash flows.

OUR BUSINESS DEPENDS UPON MANY PROPRIETARY TECHNOLOGIES, INCLUDING PATENTS AND LICENSES. OUR COMPETITIVE POSITION COULD BE ADVERSELY AFFECTED IF WE FAIL TO PROTECT OUR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS, OR IF WE BECOME SUBJECT TO CLAIMS THAT WE ARE INFRINGING UPON THE RIGHTS OF OTHERS.

   We have over 2,500 United States and foreign patents and pending applications and have over 3,000 trademark registrations for product names world-wide. Patents, trademarks, trade secrets in the nature of know-how, formulations, and manufacturing techniques assist us in maintaining the competitive position of certain of our products. Our intellectual property is of particular importance to a number of specialty chemicals we manufacture and sell, and patents and know-how are also significant in the manufacture of certain wire insulating and polymer processing equipment product lines. We are licensed to use certain patents and technology owned by other companies, including some foreign companies, to manufacture products complementary to our own products, for which we pay royalties in amounts not considered material, in the aggregate, to our consolidated results. Our trademarks or the patents we own or license may be challenged, and as a result of such challenges we could lose our exclusive rights to our proprietary technologies, which would adversely affect our competitive position and our results of operations.

   We also rely on unpatented proprietary know-how and continuing technological innovation and other trade secrets to develop and maintain our competitive position. While it is our policy to enter into confidentiality agreements with our employees and third parties to restrict the use and disclosure of our trade secrets and proprietary know-how, those confidentiality agreements may be breached or may not provide meaningful protection. In addition, adequate remedies may not be available in the event of an unauthorized use or disclosure of such trade secrets and know-how, and others could obtain knowledge of such trade secrets through independent development or other access by legal means. The failure of our patents, trademarks or confidentiality agreements to protect our processes, apparatuses, technology, trade secrets, or proprietary know-how could have a material adverse effect on our business, financial condition, results of operations, or cash flows.

OUR PATENTS MAY NOT PROVIDE FULL PROTECTION AGAINST COMPETING MANUFACTURERS OUTSIDE THE UNITED STATES, THE EUROPEAN UNION COUNTRIES, AND CERTAIN OTHER DEVELOPED COUNTRIES.

   In some of the countries in which we operate, such as China, the laws protecting patent holders are significantly weaker than in the United States, the European Union, and certain other developed countries. Weaker protection may help competing manufacturers be or become more competitive in markets where, but for the weaker protection, they might not otherwise be able to introduce competing products for a number of years. We therefore tend, in these regions, to rely more heavily upon trade secret and know-how protection, as applicable, than we do on patents. In addition, for our crop protection products being sold in China, we rely on regulatory protection of intellectual property provided by regulatory agencies that may not provide us with the protection we desire.

AN INABILITY TO REMAIN TECHNOLOGICALLY INNOVATIVE AND TO OFFER IMPROVED PRODUCTS AND SERVICES IN A COST-EFFECTIVE MANNER COULD NEGATIVELY IMPACT OUR OPERATING RESULTS.

   Our operating results are influenced in part by our ability to introduce new products and services that offer distinct value to our customers. For example, our Crop Protection business seeks to provide tailored products for our customers' often unique problems, which requires an ongoing level of innovation. In many of the markets where we sell our products, the products are subject to a traditional product life cycle. We devote significant human and financial resources to develop new technologically advanced products and services and we may not be successful in our research and development efforts.

CONVERGENCE OF OUR INFORMATION SYSTEMS COULD HAVE ADVERSE EFFECTS.

   We are in the process of converging our two separate SAP systems into one standard platform in order to standardize our data and create efficiencies in processing information. The transition from two SAP platforms to one standard system could adversely affect our systems, our operations and the timeliness with which we report our operating results.

OUR CREDIT RATINGS ARE BELOW INVESTMENT GRADE AND IF WE FAIL TO IMPROVE OUR RESULTS OF OPERATIONS, OUR CREDIT RATINGS AND OUR NEW REVOLVING CREDIT FACILITY COULD BE ADVERSELY AFFECTED.

   The credit rating agencies have indicated that our cash flow from operations must improve in order to maintain our current ratings. A reduction in our ratings could make it very difficult for us to borrow in the capital markets. In addition, our new Revolving Credit Facility requires us to meet certain financial tests. If our earnings and cash flow do not improve in 2005, we could have difficulty meeting our financial covenants, which would limit our ability to borrow under our new Revolving Credit Facility, and could result in the acceleration of our obligations under that facility.

THE RESULTS OF OUR CROP PROTECTION BUSINESS ARE DEPENDENT ON WEATHER, DISEASE, AND PEST CONDITIONS AND CAN BE AFFECTED BY LOCAL AND REGIONAL ECONOMIC CIRCUMSTANCES.

   Sales volumes of our Crop Protection business, as with all agricultural products, are subject to the sector's dependency on weather, disease, and pest infestation conditions. Adverse conditions in a particular region could materially adversely affect our Crop Protection business. Demand for crop protection products is also influenced by the agricultural policies of governments and regulatory authorities particularly in developing countries in regions where we do business, such as in Asia and Latin America. Changes in governmental policies or product registration requirements could have an adverse impact on our ability to market and sell our products. Also, crop protection products typically are sold pursuant to contracts with extended payment terms in Latin America and Europe. Extended payment periods make our Crop Protection business susceptible to losses from receivables during economic crises and may adversely affect our operating results.

OUR POLYMER PROCESSING EQUIPMENT BUSINESS IS DEPENDENT ON BACKLOGS AND CUSTOMER CAPITAL SPENDING CYCLES.

   Backlog represents undelivered products or services that our customers have contractually committed to purchase from us. Because machinery production schedules range from about 60 days to 10 months, backlog is significant to our Polymer Processing Equipment (Davis-Standard) business. Our backlog of customer orders for this business at September 30, 2004 and December 31, 2003 was approximately $87.0 million and $62.0 million, respectively. While approximately 87% of our 2003 backlog has been shipped as of September 30, 2004, cancellations of purchase orders, though infrequent, could substantially reduce backlog and consequently, future revenues. Our failure to replace cancelled or reduced backlog could result in lower revenues. In addition, because these products represent major capital expenditures for many of our customers, revenues and profits for this business are highly cyclical and are still weak following a severe decline that began with the U.S. recession in 2000.

WE MAY FAIL TO REALIZE THE COST SAVINGS AND OTHER BENEFITS THAT WE EXPECT FROM OUR COST REDUCTIONS AND SIX SIGMA INITIATIVES.

   In July 2004, we announced an activity-based restructuring initiative intended to structure our operations in a more effective manner and yield expected cost savings. In July 2003, we announced a cost reduction program, which includes expected savings from Six Sigma and other initiatives. We practice Six Sigma throughout our company to increase efficiency and capacity and to reduce waste. As a result of our efforts, we have realized and expect to realize additional cost reductions. We may not realize additional cost savings or other benefits, and even if we realize the benefits of our cost saving initiatives, any cash savings that we achieve may be offset by pressures from our customers to reduce prices or by higher raw material and other costs. Our failure to realize the anticipated benefits of our cost reductions and Six Sigma initiatives could have a material adverse effect on our business, results of operations, and financial condition.

WE ARE DEPENDENT UPON A TRAINED, DEDICATED SALES FORCE, THE LOSS OF WHICH COULD MATERIALLY AFFECT OUR OPERATIONS.

   Our products, including our polymer additives, polymers, polymer processing equipment, crop protection, and refined products are sold and supported through dedicated staff and specifically trained personnel. Approximately 800 of our employees are engaged in sales and marketing. The loss of this sales force due to market or other conditions could affect our ability to sell and support our products effectively, which could have an adverse effect on our results of operations.

CHANGES IN OUR MANAGEMENT AND STAFFING COULD CREATE DISRUPTION. THIS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OUR RESULTS OF OPERATIONS, FINANCIAL CONDITION AND CASH FLOWS.

   We have made significant changes to our senior management this year. While our management team has considerable experience in the chemical industry and in other manufacturing sectors, these changes could result in risks to our business since the new management has not had prior experience at our company. In addition, the activity-based restructuring initiative and the voluntary severance programs initiated this year are expected to result in a reduction of at least ten percent (10%) of our worldwide workforce. While this initiative is intended to reduce our costs and increase our profitability, these major headcount reductions could adversely affect our ability to operate key staff functions effectively. Consequently, our results of operations, financial condition and cash flows may be adversely affected.

TERRORIST ATTACKS, THE CURRENT MILITARY ACTION IN IRAQ, GENERAL INSTABILITY IN THE MIDDLE EAST AND OTHER ATTACKS OR ACTS OF WAR IN THE UNITED STATES AND ABROAD MAY ADVERSELY AFFECT THE MARKETS IN WHICH WE OPERATE, OUR OPERATIONS AND OUR PROFITABILITY.

   The attacks of September 11, 2001 and subsequent events, including the current military action in Iraq, have caused political and financial instability in the United States and other markets and have led to, and may continue to lead to, further armed hostilities, prolonged military action in Iraq, or further acts of terrorism in the United States or abroad, which could cause further instability in financial markets and reduced consumer confidence. The threat of terrorist attacks, the current military action in Iraq, and other related developments may adversely affect economic conditions, which may reduce demand for our products, decrease the ability of our customers to pay on a timely basis, if at all, and diminish our ability to sell in foreign markets. These developments would subject us to increased risks, and depending on their magnitude, could have a material adverse effect on our business.

         RISKS RELATED TO THE EXCHANGE OFFER AND HOLDING THE NEW NOTES

YOU MUST COMPLY WITH THE EXCHANGE OFFER PROCEDURES IN ORDER TO RECEIVE NEW, FREELY TRADABLE NEW NOTES.

   Delivery of new notes in exchange for old notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of a book entry confirmation of a book entry transfer of old notes into the exchange agent's account at DTC, New York, New York as depositary, including an Agent's Message (as defined herein). We are not required to notify you of defects or irregularities in tenders of old notes for exchange. Old notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See "The Exchange Offer -- Procedures for Tendering Old Notes" and "The Exchange Offer -- Consequences of Exchanging or Failing to Exchange Old Notes."

SOME HOLDERS WHO EXCHANGE THEIR OLD NOTES MAY BE DEEMED TO BE UNDERWRITERS AND THESE HOLDERS WILL BE REQUIRED TO COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS IN CONNECTION WITH ANY RESALE TRANSACTION.

   If you exchange your old notes in the exchange offer for the purpose of participating in a distribution of the new notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

OUR LEVEL OF INDEBTEDNESS AND OTHER ARRANGEMENTS COULD LIMIT CASH FLOW AVAILABLE FOR OUR OPERATIONS AND COULD ADVERSELY AFFECT OUR ABILITY TO SERVICE OUR DEBT OR OBTAIN ADDITIONAL FINANCING, IF NECESSARY.

   As of September 30, 2004, our total indebtedness was approximately
$865.5 million (of which $597.5 million consisted of the new notes, and the balance consisted of $268.0 million of other debt). Our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our obligations under the new notes. The indentures governing the new notes also allow us to continue to engage in securitization transactions, and we expect to sell up to approximately $250.0 million of our domestic and European accounts receivable under these programs. Among other things, our substantial indebtedness and the covenants contained therein, may:

   o limit our ability to obtain additional financing for working capital, capital expenditures, research and development, acquisitions, and general corporate purposes;

   o require us to dedicate all or a substantial portion of our cash flow to service our debt, which will reduce funds available for other business purposes, such as capital expenditures and research and development;

   o limit our flexibility in planning for or reacting to changes in the markets in which we compete;

   o place us at a disadvantage relative to our competitors with less indebtedness;

   o render us more vulnerable to general adverse economic and industry conditions; and

   o make it more difficult for us to satisfy our financial obligations, including those relating to the new notes.

   In addition, the indentures governing the new notes and our new Revolving Credit Facility contain financial and other restrictive covenants that limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt.

DESPITE CURRENT INDEBTEDNESS LEVELS, WE AND OUR SUBSIDIARIES MAY STILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT. THIS COULD FURTHER EXACERBATE THE RISKS ASSOCIATED WITH OUR SUBSTANTIAL LEVERAGE.

   We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures do not fully prohibit us or our subsidiaries from doing so. Our new Revolving Credit Facility permits additional borrowing in a principal amount of up to $220.0 million, consisting of a $120.0 million revolving credit facility and a $100.0 million pre-funded letter of credit facility, and all borrowings under the new Revolving Credit Facility are secured and therefore effectively senior to the new notes. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify. For a more complete discussion of these financial covenants, see "Description of Other Indebtedness and Arrangements," "Description of the New Notes," and the documents incorporated by reference in this prospectus.

THE NEW NOTES AND THE SUBSIDIARY GUARANTEES ARE SUBJECT TO PRIOR CLAIMS OF OUR SECURED CREDITORS, AND IF A DEFAULT OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO FULFILL OUR OBLIGATIONS UNDER THE NEW NOTES AND THE SUBSIDIARY GUARANTEES.

   Our assets and the assets of our subsidiaries are subject to prior claims by our secured creditors. As of September 30, 2004, we had approximately
$260.0 million of secured debt (including the outstanding principal amount of our 7.75% Debentures due 2023 and 6.875% Debentures due 2026), no borrowings under our new Revolving Credit Facility, and approximately $69.7 million of outstanding letters of credit. In addition, the indentures permit us to incur additional secured debt, subject to specified limitations. The indentures also allow us to continue to engage in securitization transactions, and we expect to sell up to approximately $250.0 million of our domestic and European accounts receivable under these programs. As a result of our entering into the new Revolving Credit Facility, our 7.75% Debentures due 2023 and 6.875% Debentures due 2026 became secured on an equal and ratable basis with certain borrowings under the new Revolving Credit Facility, and therefore, are effectively senior to the new notes to the extent of the assets securing such debt.

OUR ABILITY TO SERVICE OUR DEBT AND MEET OUR CASH REQUIREMENTS DEPENDS ON MANY FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL.

   We believe that the level of borrowings available to us, including the net proceeds from the Refinancing and available borrowings under our new Revolving Credit Facility, combined with cash provided by our operations, will be sufficient to provide for our cash requirements for the foreseeable future. However, our ability to satisfy our obligations will depend on our future operating performance and financial results, which will be subject, in part, to factors beyond our control, including interest rates, commodity prices, general economic conditions, and financial and business conditions. Certain of our subsidiaries may become unrestricted subsidiaries under the indentures, in which case we may not have access to the cash flows of these subsidiaries which will not be subject to the restrictive covenants under the indentures governing the new notes. If we are unable to generate sufficient cash flow to service our debt, we may be required to:

   o refinance all or a portion of our debt, including one or more series of the new notes;

   o obtain additional financing;

   o sell some of our assets or operations;

   o reduce or delay capital expenditures and acquisitions; or

   o revise or delay our strategic plans.

   Taking any of these actions could have a material adverse effect on our business, financial condition and results of operations. In addition, we may not be able to take any of these actions, and if undertaken, these actions may not enable us to continue to satisfy our capital requirements and financial and other contractual obligations. These actions may also not be permitted under the terms of our various debt instruments, including our new Revolving Credit Facility and the indentures.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NEW NOTES IS EFFECTIVELY SUBORDINATED TO THE PRESENT AND FUTURE INDEBTEDNESS OF OUR SUBSIDIARIES THAT DO NOT GUARANTEE THE NEW NOTES.

   The new notes will be our general unsecured obligations. However, each of our subsidiaries is a distinct legal entity, and our subsidiaries that do not guarantee the new notes have no legal obligation to make payments on the new notes or make funds available for those payments, whether by dividends, loans, or other payments. The new notes, therefore, are structurally subordinated to the indebtedness and other liabilities of non-guarantor subsidiaries, including those owed to their trade creditors. In the event of a bankruptcy, liquidation, reorganization, or similar proceeding with respect to us or any of our subsidiaries, the assets of our non-guarantor subsidiaries will be available to us only after all outstanding liabilities of the non-guarantor subsidiaries have been paid in full. If our non-guarantor subsidiaries have their debt accelerated under their respective indebtedness we may not be able to repay the new notes. As of and for the year ended December 31, 2003, our non-guarantor subsidiaries represented 46% of our total assets before eliminations, and generated $1.2 billion of our revenues before eliminations. The following expenses have been allocated only to us and the guarantors:
$24.7 million loss on early extinguishment of debt, $77.7 million of antitrust costs, $15.6 million of facility closures, severance and related costs, and $22.1 million of other expense, net.

THE COVENANTS IN OUR NEW REVOLVING CREDIT FACILITY AND THE INDENTURES GOVERNING THE NEW NOTES IMPOSE RESTRICTIONS THAT LIMIT OUR ABILITY AND THE ABILITY OF OUR SUBSIDIARIES TO TAKE CERTAIN ACTIONS.

   The covenants in our new Revolving Credit Facility and the indentures governing the new notes restrict our ability and the ability of our restricted subsidiaries to, among other things:

   o incur additional debt;

   o pay dividends in excess of specified amounts and make other restricted payments;

   o make certain investments;

   o create or permit certain liens;

   o issue or sell capital stock of restricted subsidiaries;

   o create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

   o enter into transactions with affiliates;

   o enter into sale and leaseback transactions;

   o engage in certain business activities; and

   o consolidate or merge or sell all or substantially all of our or their respective assets.

   Our new Revolving Credit Facility also contains other covenants customary for credit facilities of this nature, including requiring us to meet specified financial ratios and financial tests. Our ability to borrow under our new Revolving Credit Facility depends upon satisfaction of these covenants. Events beyond our control can affect our ability to meet those covenants.

   If we are unable to meet the terms of our financial covenants, or if we breach any of these covenants, a default could occur under one or more of these agreements. A default, if not waived by our lenders or bondholders as required, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient funds to refinance our debt. Even if new financing is made available to us, it may not be on terms acceptable to us.

WE MAY BE UNABLE TO PURCHASE THE NEW NOTES UPON A CHANGE OF CONTROL.

   Upon a change of control, we will be required to offer to purchase all of the new notes then outstanding for cash at 101% of the principal amount thereof plus accrued and unpaid interest, if any. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price, and we may be required to obtain third party financing to do so. We may not be able to obtain this financing on commercially reasonable terms, or on terms acceptable to us, or at all. The events that cause a change of control under the indentures may also result in an event of default under our new Revolving Credit Facility, which may cause the acceleration of our other indebtedness, in which case we would be required to pay our senior secured indebtedness before we repay the new notes. Our future indebtedness may also contain restrictions on our ability to repurchase the new notes upon certain events, including transactions that would constitute a change of control under the indentures. Our failure to repurchase the new notes upon a change of control would constitute an event of default under the indentures.

   The change of control provisions in the indentures may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger, or other similar transaction, even if such transaction constitutes a change of control under the indentures. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the new notes. Except as otherwise described above, the indentures do not contain provisions that permit the holders of the new notes to require us to repurchase or redeem the new notes in the event of a takeover, recapitalization, or similar transaction.

THERE IS NO PUBLIC MARKET FOR ANY SERIES OF NEW NOTES, AND WE DO NOT KNOW IF A MARKET WILL EVER DEVELOP OR, IF A MARKET DOES DEVELOP, WHETHER IT WILL BE SUSTAINED.

   Each series of new notes is a new issue of securities for which there is no existing trading market. A liquid market may not develop for any series of new notes. Accordingly, you may not be able to sell your notes at a particular time and the prices that you receive when you sell the new notes may not be favorable.

   We do not intend to apply for listing or quotation of any series of notes on any securities exchange or stock market. The liquidity of any market for the new notes will depend on a number of factors, including:

   o the number of holders of new notes;

   o our operating performance and financial condition;

   o our ability to complete the offer to exchange the old notes for the new notes;

   o the market for similar securities;

   o the interest of securities dealers in making a market in the new notes;
     and

   o prevailing interest rates.

   Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of these securities. However, the market for any series of new notes may not be free from similar disruptions. Any such disruptions could have an adverse effect on holders of the new notes.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM SUBSIDIARY GUARANTORS.

   Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

   o received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

   o was insolvent or rendered insolvent by reason of such incurrence; or

   o was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

   o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

   In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor.

                                USE OF PROCEEDS

   We will not receive any proceeds from the exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. A portion of the net proceeds from the sale of the old notes were used to repay outstanding borrowings under our previous revolving credit facility, and to fund tender offers and consent solicitations for our 8.50% Senior Notes due 2005 and our 6.125% Senior Notes due 2006, including tender premiums, consent payments, principal, and accrued and unpaid interest. The remaining net proceeds will be used to fund working capital and for general corporate purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

   We have calculated the ratio of earnings to fixed charges in the following table by dividing earnings by fixed charges. For this purpose, earnings include earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change, equity income of equity method investments, amortization of capitalized interest, adjustments for distributed income of equity investees, plus fixed charges (less capitalized interest). Fixed charges include interest expense, net of capitalized interest, capitalized interest, and estimated interest within rental expense.


                                                                                                                      NINE MONTHS
                                                                                                                         ENDED
                                                                              YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                                  -----------------------------------------------    --------------
                                                                   1999      2000      2001      2002       2003      2003     2004
                                                                  -------   ------    -------   ------    -------    ------   -----
DETERMINATION OF EARNINGS:
Earnings (loss) from continuing operations before income taxes
  and cumulative effect of accounting change..................    $(162.9)  $ 48.2    $(235.6)  $(54.3)   $(154.8)   $(90.4)  $30.9
Equity income of equity method investments....................      (10.6)   (11.4)      (9.2)    (7.9)     (13.2)     (6.8)   (9.8)
Fixed charges less capitalized interest.......................       76.7    131.8      120.3    110.9       97.8      79.9    60.7
Amortization of capitalized interest..........................        1.8      2.0        2.4      2.6        1.8       1.4     1.3
Adjust for distributed income of equity investees.............        0.0     15.8        4.0      7.0        5.0       5.0     0.0
                                                                  -------   ------    -------   ------    -------    ------   -----
Total earnings (loss), as defined.............................    $ (95.0)  $186.4    $(118.1)  $ 58.3    $ (63.4)   $(10.9)  $83.1
                                                                  =======   ======    =======   ======    =======    ======   =====
FIXED CHARGES:
Interest expense, net of capitalized interest (a).............    $  69.8   $120.4    $ 109.9   $101.7    $  89.7    $ 72.9   $55.7
Capitalized interest..........................................        4.0      3.8        3.6      1.0        0.7       0.6     0.7
Estimate of interest within rental expense (b)................        6.9     11.4       10.4      9.2        8.1       7.0     5.0
                                                                  -------   ------    -------   ------    -------    ------   -----
Total fixed charges, as defined...............................    $  80.7   $135.6    $ 123.9   $111.9    $  98.5    $ 80.5   $61.4
                                                                  =======   ======    =======   ======    =======    ======   =====
Ratio of Earnings to Fixed Charges............................      (c)       1.37      (c)       (c)       (c)       (c)      1.35
                                                                  =======   ======    =======   ======    =======    ======   =====

--------------------
(a) Interest expense includes amortization of debt discount and expenses.

(b) Represents 1/3 of rental expense under operating leases which is a conservative estimate of an interest factor in our leases.
(c) Total earnings (loss), as defined were less than fixed charges by $175.7 million, $242.0 million, $53.6 million, and $161.9 million in 1999, 2001, 2002 and 2003, respectively, and by $91.4 million for the nine months ended September 30, 2003.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

   The following unaudited pro forma combined financial information gives effect to the sale of the OrganoSilicones business (OSI) and the acquisition of the Specialty Chemicals Business from General Electric Company (GESC), together referred to as "the transaction," and the impact of the Refinancing. The pro forma combined statements of operations give effect to the transaction and the Refinancing as if they had occurred on the first day of the period presented. The pro forma combined balance sheet gives effect to the Refinancing as if it occurred on the last day of the period presented. The information is based upon the historical financial statements of Crompton and GESC. The information should be read in conjunction with Crompton's historical financial statements, the related notes, and other information contained elsewhere or incorporated by reference in this prospectus. Certain items derived from Crompton's and GESC's historical financial statements have been reclassified to conform to the combined presentation.

   The unaudited pro forma combined financial information is not necessarily indicative of what the actual combined financial position or results of operations would have been had the foregoing transaction been consummated on the dates set forth therein, nor does it give effect to (i) any transaction other than the sale of our OrganoSilicones business, the acquisition of GESC and the Refinancing or (ii) any synergies, cost savings, and one-time charges or credits expected to result from the sale of our OrganoSilicones business and the acquisition of GESC. Accordingly, the pro forma combined financial information does not purport to be indicative of the financial position or results of operations as of the date hereof, as of the effective date of the transaction, or for any other future date or period.

                                                                                       UNAUDITED PRO FORMA COMBINED STATEMENT OF
                                                                                                   OPERATIONS FOR THE
                                                                                              YEAR ENDED DECEMBER 31, 2003
                                                                                     ----------------------------------------------
                                                                                      CROMPTON               PRO FORMA    PRO FORMA
                                                                                    AS REPORTED     GESC    ADJUSTMENTS    COMBINED
                                                                                    -----------    -----    -----------   ---------
                                                                                         ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales .......................................................................     $2,185.0     $91.9          --       $2,276.9
Cost of products sold ...........................................................      1,616.0      70.8          --        1,686.8
Selling, general and administrative .............................................        353.0      13.7          --          366.7
Depreciation and amortization ...................................................        115.4       6.0          --          121.4
Research and development ........................................................         51.5       1.0          --           52.5
Equity income ...................................................................        (13.2)       --          --          (13.2)
Facility closures, severance and related costs ..................................         19.6        --          --           19.6
Antitrust costs .................................................................         77.7        --          --           77.7
                                                                                      --------     -----       -----       --------
Operating profit (loss) .........................................................        (35.0)      0.4          --          (34.6)
Interest expense ................................................................         89.7        --         2.3(a)        92.0
Loss on early extinguishment of debt (e) ........................................         24.7        --          --           24.7
Other expense, net ..............................................................          5.4      (0.7)       (0.6)(b)        2.1
                                                                                                                (2.0)(c)
                                                                                      --------     -----       -----       --------
Earnings (loss) from continuing operations before income taxes and cumulative
  effect of accounting change....................................................       (154.8)      1.1         0.3         (153.4)
Provision for income taxes ......................................................        (36.1)      0.4         0.1(d)       (35.6)
                                                                                      --------     -----       -----       --------
Earnings (loss) from continuing operations before cumulative effect of
  accounting change..............................................................     $ (118.7)    $ 0.7       $ 0.2       $ (117.8)
                                                                                      ========     =====       =====       ========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net earnings (loss) from continuing operations before cumulative effect of
  accounting change..............................................................     $  (1.05)                            $  (1.05)
                                                                                      ========                             ========
Basic and diluted weighted average shares outstanding (in millions) .............        112.5                                112.5
                                                                                      ========                             ========


                                                                                             UNAUDITED PRO FORMA COMBINED STATEMENT
                                                                                                      OF OPERATIONS FOR THE
                                                                                              NINE MONTHS ENDED SEPTEMBER 30, 2004
                                                                                             --------------------------------------
                                                                                               CROMPTON      PRO FORMA    PRO FORMA
                                                                                             AS REPORTED    ADJUSTMENTS    COMBINED
                                                                                             -----------    -----------   ---------
                                                                                             ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Net Sales................................................................................      $1,910.5        $  --       $1,910.5
Cost of products sold....................................................................       1,421.5           --        1,421.5
Selling, general and administrative......................................................         281.4           --          281.4
Depreciation and amortization............................................................          93.1           --           93.1
Research and development.................................................................          37.4           --           37.4
Equity income............................................................................          (9.8)          --           (9.8)
Facility closures, severance and related costs...........................................          46.1           --           46.1
Antitrust costs..........................................................................          16.8           --           16.8
                                                                                               --------        -----       --------
Operating profit.........................................................................          24.0           --           24.0
Interest expense.........................................................................          55.6          8.7 (a)       64.3
Loss on early extinguishment of debt.....................................................          20.1           --           20.1
Other income, net........................................................................         (82.6)          --          (82.6)
                                                                                               --------        -----       --------
Earnings (loss) from continuing operations before income taxes and cumulative effect of
  accounting change......................................................................          30.9         (8.7)          22.2
Provision for income taxes...............................................................          11.7         (3.4)           8.3
                                                                                               --------        -----       --------
Earnings (loss) from continuing operations before cumulative effect of accounting change.      $   19.2        $(5.3)      $   13.9
                                                                                               ========        =====       ========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE:
Net earnings (loss) from continuing operations before cumulative effect of accounting
  change.................................................................................      $   0.17                    $   0.12
                                                                                               ========                    ========
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING
  (in millions):
Basic....................................................................................         114.6                       114.6
                                                                                               ========                    ========
Diluted..................................................................................         114.8                       114.8
                                                                                               ========                    ========

---------------
(a) Reflects a net increase in interest expense primarily resulting from interest expense relating to the new notes, partially offset by the repayment of our 8.50% Senior Notes and the 6.125% Senior Notes, borrowings under our previous revolving credit facility and other long-term debt outstanding as of the beginning of the period presented. Interest expense relating to the new notes was based on a rate of 9 7/8% for the fixed rate notes, a rate of 7.45% for the floating rate notes, which represents LIBOR plus 5.75% as of August 3, 2004 and amortization of initial discount on the fixed rate notes. Savings relating to the long-term debt repaid were based on actual amounts reported and/or paid, and amounts relating to our previous revolving credit facility were based on interest rates which were in effect at the beginning of the pro forma period.
(b) Reflects the reduction of fees attributable to the outstanding accounts receivable securitization program related to OSI that was assumed to be repaid with the proceeds from the sale of OSI.

(c) Reflects the accretion of the receivable due from GE to its face value.
    Such receivable represents the present value of the minimum contingent quarterly payments of $105.0 million to be received from GE over the three-year period following the sale of OSI.
(d) Reflects the income tax effect of the pro forma adjustments based on the applicable statutory tax rates.
(e) The pro forma loss on early extinguishment of debt does not reflect the impact of the $20.1 million premium to repurchase the 8.50% Senior Notes and 6.125% Senior Notes, the net impact of the write-off of the deferred transaction costs relating to the 8.50% Senior Notes and previous revolving credit facility and the write-off of unamortized discounts relating to the 8.50% Senior Notes and 6.125% Senior Notes.

                       SELECTED HISTORICAL FINANCIAL DATA

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the periods presented, found in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as well as in conjunction with the other information contained or incorporated by reference in this prospectus. The selected historical financial data as of December 31, 2002 and 2003 and for the years
ended   December 31, 2001, 2002, and 2003 are derived from our audited consolidated financial statements, and for the nine months ended September 30, 2003 and 2004 are derived from our unaudited condensed consolidated financial statements, which are included in this prospectus. The selected historical financial data as of and for the years ended December 31, 1999 and 2000 are derived from our consolidated financial statements, which are not included in this prospectus. The results for the nine months ended September 30, 2004, are not necessarily indicative of results to be expected for the full year. The selected historical financial data for the nine month periods below reflect all adjustments (consisting primarily of normal recurring adjustments except as otherwise described in the footnotes) which are, in the opinion of management, necessary to present fairly the financial data for the nine month periods.

                                                                                                                 NINE MONTHS ENDED
                                                                    YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                                    --------------------------------------------------------    -------------------
                                                    1999(A)(B)     2000        2001       2002        2003        2003       2004
                                                    ----------   --------    --------   --------    --------    --------   --------
                                                                                    ($ IN MILLIONS)
SUMMARY OF OPERATIONS:
Net sales.......................................     $1,933.4    $2,554.0    $2,286.5   $2,090.3    $2,185.0    $1,624.1   $1,910.5
Gross profit....................................        669.6       763.6       659.9      622.0       569.0       434.2      489.0
Selling, general and administrative.............        311.1       371.1       378.9      354.5       353.0       263.6      281.4
Depreciation and amortization...................        106.0       148.8       150.8      111.4       115.4        84.8       93.1
Research and development........................         57.9        59.2        56.0       54.3        51.5        37.5       37.4
Equity income (c)...............................        (10.6)      (11.4)       (9.2)      (7.9)      (13.2)       (6.8)      (9.8)
Facility closures, severance and related costs..           --        20.2       101.5       18.0        19.6        14.1       46.1
Antitrust costs.................................           --          --          --        6.3        77.7        26.3       16.8
Impairment of long-lived assets.................           --          --        80.4         --          --          --         --
Acquired in-process research and development....        195.0          --          --         --          --          --         --
Merger and related costs........................         29.5          --          --         --          --          --         --
                                                     --------    --------    --------   --------    --------    --------   --------
Operating profit (loss).........................        (19.3)      175.7       (98.5)      85.4       (35.0)       14.7       24.0
Interest expense................................         69.8       120.4       109.9      101.7        89.7        72.9       55.6
Loss on early extinguishment of debt (d)........         24.6          --          --         --        24.7        24.7       20.1
Other (income) expense, net (e).................         49.2         7.1        27.2       38.0         5.4         7.5      (82.6)
                                                     --------    --------    --------   --------    --------    --------   --------
Earnings (loss) from continuing operations
  before income taxes and cumulative effect of
  accounting change.............................       (162.9)       48.2      (235.6)     (54.3)     (154.8)      (90.4)      30.9
Income taxes (benefit)..........................         27.0        22.8       (79.9)     (18.9)      (36.1)      (29.8)      11.7
                                                     --------    --------    --------   --------    --------    --------   --------
Earnings (loss) from continuing operations
  before cumulative effect of accounting change.       (189.9)       25.4      (155.7)     (35.4)     (118.7)      (60.6)      19.2
Earnings from discontinued operations...........         14.9        63.9        31.8       50.9        26.3        26.3         --
Gain on sale of discontinued operations.........           --          --          --         --       111.7       111.7        2.1
Cumulative effect of accounting change..........           --          --          --     (299.0)       (0.4)       (0.4)        --
                                                     --------    --------    --------   --------    --------    --------   --------
Net earnings (loss) (f)                              $ (175.0)   $   89.3    $ (123.9)  $ (283.5)   $   19.0    $   77.0   $   21.3
                                                     ========    ========    ========   ========    ========    ========   ========
BALANCE SHEET DATA:
Cash and cash equivalents.......................     $   10.5    $   20.8    $   21.5   $   16.9    $   39.2    $   49.8   $  136.9
Working capital.................................        390.2       624.4       412.7      365.6       109.2       144.4      280.4
    Total assets................................      3,726.6     3,528.3     3,232.2    2,840.8     2,529.2     2,446.3    2,541.6
    Total debt (g)..............................      1,375.5     1,493.9     1,412.0    1,256.8       814.7       786.4      865.5
Stockholders' equity............................        759.9       754.0       547.5      199.9       302.7       322.0      311.4

                                                                                                                      NINE MONTHS
                                                                                                                         ENDED
                                                                            YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                                              ---------------------------------------------------    --------------
                                                              1999(A)(B)     2000      2001       2002      2003      2003     2004
                                                              ----------   -------    -------   -------    ------    ------   -----
                                                                                         ($ IN MILLIONS)
OTHER DATA:
Net cash:
Net cash (used in) provided by operations.................        88.6       210.6      205.0     201.8     (14.8)    (18.0)    6.4
Net cash (used in) provided by investing activities.......       250.3      (246.9)    (100.6)    (21.8)    547.5     587.8    98.6
Net cash (used in) provided by financing activities.......      (339.2)       47.1     (103.0)   (185.2)   (514.3)   (538.4)   (7.0)
Capital spending from continuing operations...............       131.8       107.1       92.3      84.3      81.7      49.4    44.0
Depreciation and amortization from continuing operations..       106.0       148.8      150.8     111.4     115.4      84.8    93.1
Dividends (per common share)..............................        0.10        0.20       0.20      0.20      0.20      0.15    0.15
Interest expense..........................................        69.8       120.4      109.9     101.7      89.7      72.9    55.7
Net debt (g)(h)...........................................     1,365.0     1,473.1    1,390.5   1,239.9     775.5     736.6   728.6

--------------------
(a) Our 1999 operating results may not be comparable to our operating results in subsequent periods due to the merger of Crompton & Knowles Corporation and Witco Corporation on September 1, 1999.

(b) The loss on early extinguishment of debt in 1999 has been reclassified from an extraordinary item to a component of net earnings (loss) from continuing operations before income taxes in accordance with FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections."

(c) Includes equity income from our 50% interest in the Gustafson seed treatment joint venture of $10.8 million, $13.9 million, $12.1 million, $7.6 million, and $12.7 million in 1999, 2000, 2001, 2002, and 2003, respectively, and $6.5 million and $9.0 million for the nine months ended September 30, 2003 and September 30, 2004, respectively.

(d) In August 2003, we repurchased $250.0 million of our 8.50% Senior Notes. As a result of the repurchase, we recorded a loss on early extinguishment of debt of $24.7 million.

(e) Other (income) expense, net includes a loss of $83.3 million on the sale of the textile colors business unit partiallyoffset by a gain of $42.1 million on the sale of the specialty ingredients business unit in 1999, losses of $17.3 million and $1.8 million on the sale of the Industrial Colors business unit and the nitrile rubber joint venture, respectively, in 2001, a loss of $34.7 million on the sale of the Industrial Specialties business unit in 2002, and a gain of $90.9 million on the sale of our 50% interest in the Gustafson seed treatment joint venture for the nine months ended September 30, 2004. Other (income) expense, net also includes fees related to our accounts receivable securitization programs of $6.3 million, $11.0 million, $10.5 million, $9.1 million and $7.8 million in 1999, 2000, 2001, 2002, and 2003, respectively, and $4.5 million and $6.9 million for nine months ended September 30, 2003 and September 30, 2004, respectively.

(f) For the year ended December 31, 2003, our net earnings and results of operations include:

   o income tax benefit of $36.1 million;

   o interest expense of $89.7 million; and

   o depreciation and amortization of $115.4 million, as well as

   o loss on early extinguishment of debt of $24.7 million;

   o antitrust costs of $77.7 million;

   o facility closures, severance and related costs of $19.6 million; and

   o other expense, net of $5.4 million.

     For the nine months ended September 30, 2004, our net earnings and results of operations include:

   o income tax expense of $11.7 million;

   o interest expense of $55.6 million; and

   o depreciation and amortization of $93.1 million, as well as

   o antitrust costs of $16.8 million;

   o facility closures, severance and related costs of $46.1 million; and

   o other income, net of $82.6 million.

(g) Excludes accounts receivable securitization program to sell up to $150.0 million of domestic accounts receivable to agent banks, which program was reduced to $115.0 million on April 15, 2004. Amounts sold under this program were $164.7 million, $176.3 million, $132.0 million, $136.5 million, and $106.1 million as of December 31, 1999, December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003, respectively. Amounts sold under this program were $121.9 million and $100.0 million as of September 30, 2003 and 2004, respectively. As part of the Refinancing, this facility was extended for approximately three years with an ability to sell up to $125.0 million of domestic accounts receivable, which represents an increase of $10.0 million from our previous ability to sell up to $115.0 million of domestic accounts receivable. In addition, our European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. International accounts receivable sold under this program were $42.0 million, $105.6 million, $101.0 million, and $93.3 million as of December 31, 2000, December 31, 2001, December 31, 2002, and December 31, 2003,
    respectively. Amounts sold under this program were $96.8 million and $101.3 million as of September 30, 2003 and September 30, 2004, respectively.
(h) Total debt less cash and cash equivalents.

                               THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD NOTES

   Subject to the terms and the satisfaction or waiver of the conditions detailed in this prospectus, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term "expiration date" means 5:00 p.m.,
New York City time, on         2005. We may, however, in our sole discretion,
extend the period of time during which the exchange offer is open. The term "expiration date" means the latest time and date to which the exchange offer is extended.

   As of the date of this prospectus, $600.0 million aggregate principal amount of old notes are outstanding. This prospectus is first being sent on or about the date hereof, to all holders of old notes known to us.

   We expressly reserve the right, at any time prior to the expiration of the exchange offer, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

   Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

   We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "-- Conditions to the exchange offer." We will give oral or written notice of any extension, amendment, non acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

PROCEDURES FOR TENDERING OLD NOTES

   You may only tender your old notes by book-entry transfer of the old notes into the exchange agent's account at DTC. The tender to us of old notes by you as set forth below and our acceptance of the old notes will constitute a binding agreement between us and you, upon the terms and subject to the conditions set forth in this prospectus. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit an agent's message to Deutsche Bank Trust Company Americas, as exchange agent at the address listed below under the heading "-- Exchange Agent." In addition, the exchange agent must receive, on or prior to the expiration date, a timely confirmation of book-entry transfer (a "book-entry confirmation") of the old notes into the exchange agent's account at DTC, along with an agent's message.

   The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer.

   If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and wish to tender, you should promptly instruct the registered holder to tender on your behalf. Any registered holder that is a participant in DTC's book-entry transfer facility system may make book-entry delivery of the old notes by causing DTC to transfer the old notes into the exchange agent's account.

   We or the exchange agent in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders not properly tendered or to not accept any tender which acceptance might, in our judgment or our counsel's, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions as to any individual tender before the expiration date, including the right to waive the ineligibility of any holder. Our or the exchange agent's interpretation of the term and conditions of the exchange offer as to any particular tender either before or after the expiration date will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

   By tendering old notes, you represent to us that, among other things, (i) the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder, (ii) that at the time of the commencement or consummation of the exchange offer, neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the new notes, (iii) that neither the holder nor, to the holder's knowledge, such other person is our "affiliate," as defined under Rule 405 under the Securities Act, (iv) if you are not a broker-dealer, you are not engaging nor intend to engage in a distribution of the new notes, (v) if you are a broker-dealer that receives new notes for your own account in exchange for old notes acquired by as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of such new notes, and (vi) and that you are not holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering.

   If you are our "affiliate," as defined under Rule 405 under the Securities Act, and engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of such new notes to be acquired pursuant to the exchange offer, you or any such other person:

   o could not rely on the applicable interpretations of the staff of the SEC;
     and

   o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

   See "Plan of Distribution." By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   By delivering an agent's message, a beneficial owner(whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee) or holder will be deemed to have irrevocably appointed the exchange agent as its agent and attorney-in-fact (with full knowledge that the exchange agent is also acting as an agent for us in connection with the exchange offer) with respect to the old notes, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with in interest subject only to the right of withdrawal described in this prospectus), to receive for our account all benefits and otherwise exercise all rights of beneficial ownership of such old notes, in accordance with the terms and conditions of the exchange offer.

   Each beneficial owner or holder will also be deemed to have represented and warranted to us that it has authority to tender, exchange, sell, assign and transfer the old notes it tenders and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to such old notes, free and clear of all liens, restrictions, charges and encumbrances, and that the old notes tendered are not subject to any adverse claims or proxies. Each beneficial owner and holder, by tendering its old notes, also agrees that it will comply with its obligations under the registration rights agreement.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

   Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "-- Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

   The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

   In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of an agent's message and a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC.

   If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non exchanged old notes will be returned without expense to an account maintained with DTC promptly after the expiration or termination of the exchange offer.

BOOK-ENTRY TRANSFERS

   The exchange agent will make a request to establish an account for the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of old notes by causing DTC to transfer those old notes into the exchange agent's account at DTC in accordance with DTC's procedure for transfer. This participant should transmit its acceptance to DTC on or prior to the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered old notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of this book-entry transfer. The transmission of the notes and agent's message to DTC and delivery by DTC to and receipt by the exchange agent of the related agent's message will be deemed to be a valid tender.

WITHDRAWAL RIGHTS

   For a withdrawal of a tender of notes to be effective, the exchange agent must receive a valid withdrawal request through the Automated Tender Offer Program system from the tendering DTC participant before the expiration date. Any such request for withdrawal must include the VOI number of the tender to be withdrawn and the name of the ultimate beneficial owner of the related notes in order that such notes may be withdrawn. Properly withdrawn old notes may be re-tendered by following the procedures described under "Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange. No exchange notes will be issued unless the old notes so withdrawn are validly retendered.

CONDITIONS TO THE EXCHANGE OFFER

   Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to acceptance of such old notes:

     (a) the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

     (b) there is instituted or threatened any action or proceeding in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us; or

     (c) all governmental approvals shall have been obtained, which approvals we deem necessary for the consummation of the Exchange Offer.

   The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion, except that we will not waive any of the foregoing conditions with respect to an individual holder unless we waive such condition or conditions with respect to all holders. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. All conditions to the exchange offer, other than those relating to governmental approvals necessary for consummation of the exchange offer, must be satisfied or waived by us prior to the expiration of the exchange offer.

   In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the Registration Statement, of which this prospectus constitutes a part, or the qualification of the indenture under the Trust Indenture Act.

EXCHANGE AGENT

   We have appointed Deutsche Bank Trust Company Americas as the exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of other documents should be directed to the exchange agent addressed as follows:

                      DEUTSCHE BANK TRUST COMPANY AMERICAS

     By Regular, Registered or                              By Hand:                                  By Overnight Courier:
          Certified Mail:
    DB Services Tennessee, Inc.               Deutsche Bank Trust Company Americas                 DB Services Tennessee, Inc.
        Reorganization Unit               C/O The Depository Trust Clearing Corporation              Corporate Trust & Agency
          P.O. Box 292737                          55 Water Street, 1st floor                                Services
     Nashville, TN 37229-2731                        Jeannette Park Entrance                           Reorganization Unit
                                                       New York, NY 10041                            648 Grassmere Park Road
                                                                                                       Nashville, TN 37211
                                                                                                    Attention: Security Holder
                                                                                                            Relations
           By Facsimile:
          (615) 835-3701
                                                                                                      Confirm by Telephone:
                                                                                                          (800) 735-7777

FEES AND EXPENSES

   The principal solicitation is being made by mail by Deutsche Bank Trust Company Americas, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out of pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

   Additional solicitation may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

ACCOUNTING TREATMENT

   We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be expensed as incurred.

TRANSFER TAXES

   You will not be obligated to pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer tax.

CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OLD NOTES

   If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture relating to the old notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your certificates. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Based on interpretations by the staff of the SEC, as set forth in no action letters issued to third parties, we believe that the new notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the new notes if:

   o you are our "affiliate," as defined in Rule 405 under the Securities Act;

   o you are not acquiring the new notes in the exchange offer in the ordinary course of your business;

   o you are holding old notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering;

   o you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the new notes you will receive in the exchange offer; or

   o you are a participating broker-dealer.

   We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of new notes and has no arrangement or understanding to participate in a distribution of new notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the new notes or have any arrangement or understanding with respect to the distribution of the new notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the new notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes. In addition, to comply with state securities laws, you may not offer or sell the new notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the new notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the new notes in any state where an exemption from registration or qualification is required and not available.

               DESCRIPTION OF OTHER INDEBTEDNESS AND ARRANGEMENTS

NEW REVOLVING CREDIT FACILITY

   Concurrent with the consummation of the issuance of the old notes, we entered into a new five-year secured Credit Agreement dated as of August 16, 2004, among us, certain financial institutions party thereto, and Deutsche Bank AG, New York Branch, as administrative agent, in a principal amount of $220.0 million, which we refer to as the new Revolving Credit Facility, including a $120.0 million revolving loan facility and a $100.0 million credit-linked facility. The following is a summary description of the principal terms and conditions of the new Revolving Credit Facility. This description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions contained in the definitive agreements. Capitalized terms used but not defined in this section have the meanings assigned to them in the new Revolving Credit Facility.

   Security. The Revolving Credit Facility is guaranteed by the Subsidiary Guarantors and is secured by (i) a pledge of all of the stock and other equity interests owned by us and the Subsidiary Guarantors (limited to 65% of the voting stock of first-tier foreign subsidiaries), (ii) a lien on substantially all other tangible and intangible personal property and assets of us and the Subsidiary Guarantors, and (iii) mortgages on certain material owned real estate.

   Interest. Unpaid amounts outstanding under the Revolving Credit Facility bear interest at a rate per annum equal to, in the case of Loans maintained as
(I) Eurodollar Loans, Eurodollar Rate plus an Applicable Margin then in effect, and (II) Base Rate Loans, Base Rate (as defined in the Credit Agreement) as in effect from time to time plus an Applicable Margin then in effect. The Applicable Margin is based on our Leverage Ratio, as defined in the Credit Agreement.

   Covenants. The Revolving Credit Facility contains affirmative and negative covenants customary for a transaction of this type which, among other things, require us to meet certain financial tests. The new Revolving Credit Facility also contains a minimum interest coverage ratio and a maximum leverage ratio, which are both tested on a consolidated basis. The interest coverage ratio, which is tested on the last day of each fiscal quarter, initially requires an interest coverage ratio of at least 2.15 to 1.00 and gradually steps up over time until September 30, 2007, when the requirement is 3.25 to 1:00. The maximum leverage ratio is initially set at 5.25 to 1.00, and steps down over time until it levels out at 3.00 to 1.00 on March 31, 2008. If the Borrower fails to meet such covenant levels, the lenders may, among other remedies, accelerate the loans or enforce their rights as secured lenders. The Revolving Credit Facility also contains covenants which, among other things, limit our ability to:

   o incur additional indebtedness;

   o pay dividends in excess of specified amounts and make other restricted payments;

   o make certain investments;

   o create or permit certain liens;

   o issue or sell capital stock of restricted subsidiaries;

   o create or permit restrictions on the ability of our restricted subsidiaries to pay dividends or make other distributions to us;

   o enter into transactions with affiliates;

   o engage in certain business activities;

   o consolidate or merge or sell all or substantially all of our assets; and

   o engage in other matters customarily restricted in such agreements.

OTHER CREDIT ARRANGEMENTS

   We also have arrangements with various banks for lines of credit for our international subsidiaries aggregating $26.3 million in 2003 and $28.0 million in 2002, of which $3.7 million (at an interest rate of 4.9%) and $4.7 million (at an interest rate of 4.4%) were outstanding at December 31, 2003 and 2002, respectively.

DEBT SECURITIES

6.125% SENIOR NOTES DUE 2006

   The 6.125% Senior Notes are our unsecured, unguaranteed obligations, in an initial aggregate principal amount of $150.0 million. The 6.125% Senior Notes mature on February 1, 2006. The carrying amount on the 6.125% Senior Notes at September 30, 2004 was $9.8 million, following the completion of a tender offer and consent solicitation as a part of the Refinancing. The 6.125% Senior Notes were issued under an indenture with Chase Manhattan Bank, N.A., as Initial Trustee, and Fleet National Bank of Connecticut, as Note Trustee. The 6.125% Senior Notes bear interest at a rate of 6.125% per annum, with interest payable semi-annually on February 1 and August 1 of each year. They are not redeemable prior to maturity and are not subject to any sinking fund.

   We may seek to acquire the remaining 6.125% Senior Notes by means of open market purchases, privately negotiated transactions, one or more additional tender offers, or otherwise.

DEBENTURES

   We currently have two series of debentures: 7.75% Debentures due 2023, and 6.875% Debentures due 2026.

   The 7.75% Debentures are our unsecured, unguaranteed obligations, in an aggregate principal amount of $110.0 million. The 7.75% Debentures mature on April 1, 2023. The carrying amount on the 7.75% Debentures at September 30, 2004 was $108.6 million. The 7.75% Debentures were issued under an indenture with Chase Manhattan Bank, N.A., as Initial Trustee. The 7.75% Debentures bear interest at a rate of 7.75% per annum, with interest payable semi-annually on April 1 and October 1.

   We may redeem the 7.75% Debentures in whole or in part on at least 30 but not more than 60 days prior notice, at declining redemption prices beginning in 2003 with annual adjustments to 101.378% in 2012. The 7.75% Debentures are not subject to any sinking fund.

   The 6.875% Debentures are our unsecured, unguaranteed obligations, in an aggregate principal amount of $150.0 million. The 6.875% Debentures mature on February 1, 2026. The carrying amount on the 6.875% Debentures at September 30, 2004 was $127.5 million. The 6.875% Debentures were issued under an indenture with Chase Manhattan Bank, N.A., as Initial Trustee, and Fleet National Bank of Connecticut, as Note Trustee. The 6.875% Debentures bear interest at a rate of 6.875% per annum, with interest payable semi-annually on February 1 and August 1 of each year. They are not redeemable prior to maturity and are not subject to any sinking fund.

   The indenture governing the 7.75% Debentures and the 6.875% Debentures contains customary covenant provisions that include a limitation on our ability to incur debt, grant liens, and enter into sale leaseback transactions. The indenture does not contain any provisions limiting our ability to incur unsecured indebtedness, including in a highly leveraged transaction.

   The indenture governing the 7.75% Debentures and the 6.875% Debentures includes a provision whereby if we incur indebtedness secured by assets representing in excess of a specific percentage of our assets, we are obligated to secure the Debentures on an equal and ratable basis with such secured indebtedness. Our new Revolving Credit Facility is secured by assets in excess of the threshold, and as a result of the Refinancing, the Debentures became secured on an equal and ratable basis with the new Revolving Credit Facility with respect to obligations thereunder in excess of such threshold.

   The trustee for the 7.75% Debentures is Wells Fargo Bank, National
Association.

RECEIVABLES SECURITIZATION FACILITIES

   We have entered into a receivables securitization facility (the "Receivables Securitization"), which provides for the sale, on a 364-day basis, of up to $150.0 million of our domestic accounts receivable. Under the terms of the Receivables Securitization, the originators retain collection and administrative responsibilities for the receivables in the pool. Amounts sold under the Receivables Securitization were $106.1 million, $136.5 million, $132.0 million, and $176.3 million as of December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, respectively. Amounts sold under this program were $100.0 million and $121.9 million as of September 30, 2004 and 2003, respectively. On April 15, 2004, the Receivables Securitization was reduced to $115.0 million of our domestic accounts receivable. As part of the Refinancing, the Receivables Securitization has been restructured to provide three years of committed funding for up to $125.0 million of our domestic accounts receivable, which represents an increase of $10.0 million from our previous ability to sell up to $115.0 million of domestic accounts receivable.

   In addition, our European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. International accounts receivable sold under this program were $93.3 million, $101.0 million, $105.6 million, and $42.0 million as of December 31, 2003, December 31, 2002, December 31, 2001, and December 31, 2000, respectively. Amounts sold under this program were $101.3 million and $96.8 million as of September 30, 2004 and September 30, 2003, respectively.

                          DESCRIPTION OF THE NEW NOTES

   The Company will issue $375,000,000 aggregate principal amount of 9 7/8% Senior Notes due 2012 (the "Fixed Rate Notes"), and $225,000,000 aggregate principal amount of Senior Floating Rate Notes due 2010 (the "Floating Rate Notes" and, together with the Fixed Rate Notes, the "New Notes"), in each case under an indenture (each, individually, an "Indenture" and, collectively, the "Indentures"), among itself, the Guarantors and Wells Fargo Bank, National Association, as Trustee (each, individually, a "Trustee," and, collectively, the "Trustees"). These are the same indentures under which the Old Notes were issued.

   The following is a summary of the material provisions of each Indenture. It does not include all of the provisions of the Indentures. We urge you to read the Indentures because they define your rights. The terms of each series of Notes include those stated in the applicable Indenture and those made part of such Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). Copies of the forms of the Indentures may be obtained from us at the address and phone number listed on the inside front cover of this prospectus. You can find definitions of certain capitalized terms used in this description under "-- Certain Definitions." Terms as used in this description may differ in their meanings from similar terms used elsewhere in this prospectus. For purposes of this section, references to the "Company" include only Crompton Corporation, and not its Subsidiaries. The term "notes" or "Notes," as used in this description, includes the Old Notes and the New Notes.

   The Notes are senior unsecured obligations of the Company, ranking equal in right of payment with all other senior unsecured obligations of the Company. The Notes are effectively subordinated to all existing and future secured debt of the Company and the Guarantors to the extent of the assets securing such debt. The Notes also are effectively subordinated to any debt, preferred stock obligations and other liabilities of the Company's Subsidiaries that are not Guarantors. As of September 30, 2004, the Company and the Guarantors had approximately $260.0 million of secured debt outstanding, no borrowings under our new Revolving Credit Facility, approximately $69.7 million of outstanding letters of credit, and approximately $602.1 million of unsecured debt outstanding. The Company's Subsidiaries that are not Guarantors had approximately $4.2 million of debt outstanding. As of and for the year ended December 31, 2003, our non-guarantor subsidiaries represented 46% of our total assets before eliminations.

   The Company will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. Deutsche Bank Trust Company Americas will initially act as Paying Agent and Registrar for the Notes. The Notes may be presented for registration or transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to holders of the Notes (the "Holders"). The Company will pay principal (and premium, if any) on the Notes at the Trustees' corporate trust office. At the Company's option, interest may be paid at the Trustees' corporate trust office or by check mailed to the registered address of Holders. The old notes of any series that remain outstanding after the completion of the exchange offer, together with the applicable new notes issued in connection with such exchange offer, will be treated as a single class of securities under the applicable Indenture under which such old notes and new notes were issued.

NEW NOTES VERSUS THE OLD NOTES

   The new notes are substantially identical to the old notes, except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

PRINCIPAL, MATURITY AND INTEREST

   $600.0 million in aggregate principal amount of Notes will be issued in this offering. Additional Notes of each series may be issued from time to time without notice or the consent of holders of Notes, subject to the limitations set forth under "-- Certain Covenants -- Limitation on Incurrence of
Additional Indebtedness."

   The Notes will not be entitled to the benefit of any mandatory sinking fund.

   FIXED RATE NOTES. The Fixed Rate Notes will mature on August 1, 2012 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. Interest on the Fixed Rate Notes will accrue at the rate of 9 7/8% per annum and will be payable semi-annually in arrears on August 1 and February 1, commencing on February 1, 2005. The Company will make each interest payment to the holders of record of the Fixed Rate Notes on the immediately preceding July 15 and January 15. Interest on the Fixed Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date of the Old Notes and will be computed on the basis of a 360-day year comprised of twelve 30-day months.

   FLOATING RATE NOTES. The Floating Rate Notes will mature on August 1, 2010 at their principal amount, plus accrued and unpaid interest to, but not including, the maturity date. The Floating Rate Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 5.75%, as determined by the calculation agent (the "Calculation Agent"), which shall initially be the Trustee for the Floating Rate Notes. Interest on the Floating Rate Notes will be payable in arrears on August 1 and February 1, commencing on February 1, 2005. The Company will make each interest payment to the holders of record of the Floating Rate Notes on the immediately preceding July 15 and January 15. Interest on the Floating Rate Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date of the Old Notes. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year for the actual number of days elapsed.

   Set forth below is a summary of certain of the defined terms used in the Indenture relating solely to the Floating Rate Notes.

   "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

   "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 31, 2005.

   "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

   "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

   "Representative Amount" means a principal amount of not less than U.S.$1,000,000 for a single transaction in the relevant market at the relevant time.

   "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

   The amount of interest for each day that the Floating Rate Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Floating Rate Notes. The amount of interest to be paid on the Floating Rate Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

   All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

   The interest rate on the Floating Rate Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

REDEMPTION

   Prior to (i) August 1, 2008, the Company may redeem all or a part of the Fixed Rate Notes, and (ii) prior to August 1, 2007, the Company may redeem all or a part of the Floating Rate Notes, in each case, upon not less than 30 nor more than 60 days' notice, at a redemption price equal to the greater of:

   o 100% of the principal amount of such series of Notes thereof; or

   o the present value, as determined by an Independent Investment Banker, of

      (a) 104.938% of the principal amount of such Fixed Rate Note or 103.500% of such Floating Rate Note, as applicable, being redeemed as of (i) August 1, 2008 with respect to the Fixed Rate Notes, and (ii) August 1, 2007, with respect to the Floating Rate Notes (assuming a 360-day year consisting of twelve 30-day months), plus

      (b) all required interest payments due on the applicable series of Notes through (i) August 1, 2008 with respect to the Fixed Rate Notes, and (ii) August 1, 2007 with respect to the Floating Rate Notes (assuming that the rate of interest on the Floating Rate Notes for the period from the redemption date through August 1, 2007 will be equal to the rate of interest on the Floating Rate Notes in effect on the redemption date), in each case, (excluding accrued interest), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus in each case, accrued interest to the redemption date.

   "Adjusted Treasury Rate" means with respect to the applicable redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, plus 0.50%.

   "Comparable Treasury Issue" means the United States Treasury security selected by a Reference Treasury Dealer as having a maturity comparable to the Stated Maturity of the principal of the Fixed Rate Notes or the Floating Rate Notes, as applicable, that would be utilized at the time of selection and in accordance with customary financial practices in pricing new issues of corporate debt securities of comparable maturity to the remaining life of such series of Notes.

   "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such date of redemption or purchase, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities"; or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations.

   "Independent Investment Banker" means any Reference Treasury Dealer appointed by the Trustee after consultation with the Company.

   "Reference Treasury Dealer" means each of (1) Deutsche Bank Securities Inc. or any successor (or, if the foregoing shall not be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer) and (2) any Primary Treasury Dealer selected by the Company.

   "Reference Treasury Dealer Quotations" means, with respect to any Reference Treasury Dealer on any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   Optional Redemption.

   FIXED RATE NOTES. Except as set forth below, the Fixed Rate Notes are not redeemable prior to August 1, 2008. Thereafter, the Company may redeem the Fixed Rate Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

                                                                  OPTIONAL
   YEAR                                                       REDEMPTION PRICE
   ----                                                       ----------------
   2008...................................................        104.938%
   2009...................................................        102.469%
   2010 and thereafter....................................        100.000%

   In addition, the Company must pay accrued and unpaid interest on the Notes redeemed to, but not including, the date of redemption.

   FLOATING RATE NOTES. Except as set forth below, the Floating Rate Notes are not redeemable prior to August 1, 2007. Thereafter, the Company may redeem the Floating Rate Notes its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

                                                                  OPTIONAL
   YEAR                                                       REDEMPTION PRICE
   ----                                                       ----------------
   2007...................................................        103.500%
   2008...................................................        101.500%
   2009 and thereafter....................................        100.000%

   In addition, the Company must pay accrued and unpaid interest on the Notes redeemed to, but not including, the date of redemption.

   Optional Redemption Upon Equity Offerings. Notwithstanding the foregoing,
(i) at any time prior to August 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Fixed Rate Notes outstanding at a redemption price equal to 109.875% of the principal amount of thereof, and
(ii) at any time prior to August 1, 2007, the Company may redeem up to 35% of the aggregate principal amount of the Floating Rate Notes outstanding at a redemption price equal to 100% of the principal amount of thereof plus a premium equal to the rate per annum on the Floating Rate Notes applicable on the date on which notice of redemption is given, in each case on the redemption date, together with accrued and unpaid interest, if any to, but not including, such redemption date, with the net cash proceeds of one or more Equity Offerings (as defined below); provided that

      (1) at least 65% of the principal amount of Notes of the series being redeemed remains outstanding immediately after any such redemption; and

      (2) the Company makes such redemption not more than 180 days after the consummation of any such Equity Offering.

   "Equity Offering" means any public or private issuance or sale of Qualified Capital Stock of the Company.

SELECTION AND NOTICE OF REDEMPTION

   In the event that the Company chooses to redeem less than all of any series of the Notes, selection of the Notes of such series for redemption will be made by the applicable Trustee either

      (1) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or,

      (2) on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate.

   No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the applicable Trustee will select the Notes of such series only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

GUARANTEES

   The Guarantors will jointly and severally and unconditionally guarantee the Company's obligations under the Indentures and the Notes on a senior unsecured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

   Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company without limitation, or with other Persons upon the terms and conditions set forth in the Indentures. See "-- Certain Covenants -- Merger, Consolidation and Sale of Assets." In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with the provisions set forth in "-- Certain Covenants -- Limitation on Asset Sales," the Guarantor's Guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provisions of the applicable Indenture, the Guarantee of such Guarantor will be released. Furthermore, a Guarantor will be released from its Guarantee upon the legal or covenant defeasance of the Notes as described under Legal Defeasance and Covenant Defeasance.

CHANGE OF CONTROL

   Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to, but not including, the date of purchase.

   Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each Holder, with a copy to each Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indentures applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

   If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

   In addition, the Credit Agreement prohibits the Company from making the Change of Control Offer. There can be no assurance that the Company will obtain the consents necessary to consummate a Change of Control Offer from the lenders under the Credit Agreement or other agreements governing outstanding Indebtedness which may in the future prohibit the Change of Control Offer.

   Neither the Board of Directors of the Company nor the Trustees may waive the covenant relating to a Holder's right to redemption upon a Change of Control. Restrictions in the Indentures described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indentures may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indentures by virtue thereof.

   The "Change of Control" provisions described above will apply during any Suspension Period.

COVENANT SUSPENSION; COVENANT FALLAWAY

   During any period of time (a "Suspension Period") that (i) the ratings assigned to a series of Notes issued under an Indenture by the Rating Agencies are Investment Grade Ratings and (ii) no Default or Event of Default has occurred and is continuing under such Indenture, the Company and its Restricted Subsidiaries shall not be subject to the terms of the covenants of such Indenture described under "Limitations on Incurrence of Additional Indebtedness," "Limitations on Restricted Payments," "Limitations on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries," "Limitations on Transactions with Affiliates," "Limitations on Asset Sales", and clause (2) of the first paragraph under "Limitations on Mergers, Consolidations, Etc." (collectively, the "Affected Covenants"). In the event that the Company and its Restricted Subsidiaries are not subject to the Affected Covenants with respect to a series of Notes for any period of time as a result of the preceding sentence and, subsequently, the applicable Rating Agency has in effect, withdrawn or downgraded the ratings assigned to such Notes below the required Investment Grade Ratings, then for such Notes the Company and its Restricted Subsidiaries will thereafter again be subject to the Affected Covenants and compliance with respect to Restricted Payments made after the time of such withdrawal or downgrade will be calculated in accordance with the provisions of the covenant described under "-- Limitations on Restricted Payments" as if such covenant had been in effect since the date of the execution of the applicable Indenture. For purposes of the "-- Limitation on Asset Sales" covenant, upon the reversion of any Suspension Period, the unutilized Net Proceeds Offer amount will be reset to zero.

CERTAIN COVENANTS

   The Indentures will contain, among others, the following covenants:

   Limitation on Incurrence of Additional Indebtedness. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, "incur") any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Company that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

   (b) The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

   Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

      (1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock;

      (2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

      (3) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfaction of a sinking fund payment or final maturity, in each case within six months of the due date of such sinking fund obligation or final maturity); or

      (4) make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

   if at the time of such Restricted Payment or immediately after giving effect thereto,

      (i) a Default or an Event of Default shall have occurred and be continuing; or

      (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

      (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of

         (w) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned beginning in the quarter during which the Issue Date occurs to the end of the Company's most recently ended fiscal quarter for which financial statements have been made available to the Trustee (the "Reference Date") (treating such period as a single accounting period); plus

         (x) 100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (including the cash paid on exercise of such warrants, options, or rights but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock); plus

         (y) without duplication of any amounts included in clause (iii)(x) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(x) and (y), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption -- Optional Redemption Upon Equity Offerings."); plus

         (z) without duplication, the sum of:

            (1) the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

            (2) the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and

            (3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary;

         provided, however, that the sum of clauses (1), (2) and (3) above shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

   Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

      (1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

      (2) the acquisition of any shares of Capital Stock of the Company, either
   (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

      (3) the acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) Qualified Capital Stock of the Company or (b) Refinancing Indebtedness;

      (4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock (or options, warrants or other rights to purchase Common Stock) of the Company from officers, directors and employees of the Company or any of its Subsidiaries (in each case, current or former) or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $2.5 million in any calendar year;

      (5) so long as no Default or Event of Default shall have occurred and be continuing, payments of a quarterly dividend on the Common Stock of the Company not to exceed $0.05 per share;

      (6) the repurchase of Capital Stock deemed to occur upon the exercise of stock options to the extent such Capital Stock represents a portion of the exercise price of the stock options;

      (7) make cash payments in lieu of the issuance of fractional shares in an aggregate amount not to exceed $100,000 in the aggregate;

      (8) satisfaction of Change of Control obligations on Subordinated Obligations once the Company has fulfilled its obligations relating to a Change of Control under the Indentures; and

      (9) Restricted Payments which, when taken together with all other Restricted Payments pursuant to this clause (9), do not exceed $20 million.

   In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2) (ii), (3)(ii)(a),
(4), (5), (7) and (9) shall be included in such calculation.

   Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless

      (1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

      (2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents, Additional Assets and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision; and

      (3) upon the consummation of an Asset Sale (other than an Excluded Asset Sale, the proceeds of which may be used as set forth in (c) below), the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either

         (a) to permanently reduce senior secured Indebtedness of the Company or any Restricted Subsidiary; and, in the case of any such outstanding Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility;

         (b) to make a capital expenditure or investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets");

         (c) to the payment (i) of all criminal and civil judgments rendered against, and all civil and criminal settlements entered into by, the Company or any of its Subsidiaries in connection with antitrust investigations and related matters and all costs and expenses related thereto ("Antitrust Liabilities") and (ii) after the Board of Directors of the Company shall have delivered a certified resolution to the Trustee to the effect that the Company is not required, under the rules and regulations of the SEC under the 1934 Act, to state in its annual report that the Antitrust Liabilities could have a material adverse effect on the Company's financial condition, results of operation and prospects, of pension and environmental liabilities of the Company or any of its Restricted Subsidiaries, in each case only with respect to the Net Cash Proceeds from Excluded Asset Sales; and/or

         (d) a combination of prepayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

   Pending the final application of such Net Cash Proceeds, the Company may (a) temporarily reduce borrowings under the Credit Agreement or any other revolving credit facility and (b) with respect to Net Cash Proceeds from Excluded Asset Sales, retain such Net Cash Proceeds in a blocked account pending application as set forth in clause 3(c) above; provided that upon a determination made by the Board of Directors of the Company that such Net Cash Proceeds are no longer needed for such purpose, such Net Cash Proceeds will then be applied as set forth in clauses 3(a), 3(b) and/or 3(d) of the preceding sentence. On the 366th day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b) and (3)(d) of the preceding paragraph (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net
Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(d) of the preceding paragraph (each a "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

   The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million, shall be applied as required pursuant to this paragraph).

   In the event of the transfer of substantially all (but not all) of the property and assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under "-- Merger, Consolidation and Sale of Assets", which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

   Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustees, and shall comply with the procedures set forth in the Indentures. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes and holders of Pari Passu Indebtedness properly tender such Pari Passu Indebtedness in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts of Notes and Pari Passu Indebtedness tendered (and the applicable Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered).
A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indentures. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

   The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indentures, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "-- Limitations on Asset Sales" provisions of the Indentures by virtue thereof.

   Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to

      (1) pay dividends or make any other distributions on or in respect of its Capital Stock;

      (2) make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company; or

      (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of

         (a) applicable law, rules, regulations or orders;

         (b) the Indentures, the Notes and the Guarantees by the Guarantors;

         (c) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

         (d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person or any Subsidiary of such Person so acquired;

         (e) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date and any amendments, modifications, restatements, renewals, or supplements thereof, provided that such amendment, modification, restatement, renewal or supplement does not contain provisions relating to such encumbrance or restriction that are less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction in the agreement existing on the Issue Date;

         (f) the Credit Agreement;

         (g) restrictions on the transfer of assets subject to any Lien permitted under the Indentures imposed by the holder of such Lien;

         (h) restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indentures to any Person pending the closing of such sale;

         (i) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

         (j) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (g) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (g);

         (k) Indebtedness or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity.

         (l) restrictions on cash or other deposits of net worth imposed by contracts entered into in the ordinary course of business;

         (m) encumbrances on property that exist at the time the property was acquired by the Company or a Restricted Subsidiary; and

         (n) encumbrances contained in Permitted Foreign Subsidiary Indebtedness that are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the restrictions contained in the Credit Agreement as in effect on the date hereof.

   Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Restricted Subsidiary) or permit any Person (other than the Company or a Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary of the Company.

   Limitation on Liens. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom unless:

      (1) in the case of Liens securing Subordinated Indebtedness, the Notes or the Guarantee of such Guarantor, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; and

      (2) in all other cases, the Notes or the Guarantee of such Guarantor, as the case may be, are equally and ratably secured, except for:

         (a) Liens existing as of the Issue Date to the extent and in the manner such Liens are in effect on the Issue Date;

         (b) Liens securing obligations under the Credit Agreement incurred pursuant to clauses (2) and (14) of the definition of "Permitted Indebtedness" and Liens securing obligations under clauses (18) and (19) of the definition of Permitted Indebtedness;

         (c) Liens securing the Notes and the Guarantees;

         (d) Liens securing the Existing Securities incurred pursuant to the Existing Indentures;

         (e) Liens securing Indebtedness for borrowed money (including secured reimbursement obligations under letters of credit (and similar instruments) and related fees) if, after giving effect to the granting of any such Lien, the Secured Leverage Ratio of the Company and its Restricted Subsidiaries is no more than 1.5 to 1.0;

         (f) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

         (g) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indentures and which has been incurred in accordance with the provisions of the Indentures; provided, however, that such Liens: (i) are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced (in each case as determined in the good faith judgment of the Board of Directors of the Company); and
      (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

         (h) Permitted Liens.

   Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

      (1) either:

         (a) the Company shall be the surviving or continuing corporation; or

         (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity");

            (x) shall be a corporation organized or existing under the laws of the United States or any State thereof or the District of Columbia; and

            (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the applicable Trustee), executed and delivered to the applicable Trustee, the punctual payment of the principal of, and premium, if any, and interest on all of the applicable Notes and the performance of every covenant of the applicable Notes, the applicable Indenture and the applicable Registration Rights Agreement on the part of the Company to be performed or observed;

      (2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "-- Limitation on Incurrence of Additional Indebtedness" covenant;

      (3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

      (4) the Company or the Surviving Entity shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the applicable Indenture and that all conditions precedent in the applicable Indenture relating to such transaction have been satisfied.

   For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

   Notwithstanding the foregoing clauses (1), (2) and (3), the Company may (x) merge with an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction and (y) merge with or into a Wholly Owned Domestic Restricted Subsidiary, and as to (y) need not comply with paragraph
(2) above.

   The Indentures will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indentures and the Notes with the same effect as if such surviving entity had been named as such.

   Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indentures in connection with any transaction complying with the provisions of "-- Limitation on Asset Sales") will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

      (1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia;

      (2) such entity assumes by supplemental indentures all of the obligations of the Guarantor on the Guarantee;

      (3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

      (4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

   Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clause (4) of the first paragraph of this covenant.

   Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

   All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $15.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate fair market value of more than $30.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustees.

   (b) The restrictions set forth in this covenant shall not apply to:

      (1) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

      (2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indentures;

      (3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous to the Holders than the original agreement as in effect on the Issue Date (as determined in the good faith judgment of the Board of Directors of the Company);

      (4) Restricted Payments permitted by the Indentures and Permitted Investments;

      (5) transactions between any of the Company, any of its Restricted Subsidiaries and any Securitization Entity in connection with a Qualified Securitization Transaction; provided, in each case, that such transactions are not otherwise prohibited by the Indentures;

      (6) if such Affiliate Transaction is with any Person solely in its capacity as a holder of Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries, if such Person is treated no more favorably than any other holder of such Indebtedness or Capital Stock of the Company or any of its Restricted Subsidiaries which other holder is not an Affiliate of the Company or an Affiliate of an Affiliate of the Company;

      (7) sales or purchases of products or materials or the providing of services in the ordinary course of business and on terms at least as favorable as might have been reasonably obtained from a third party, in the reasonable judgment of senior management; and

      (8) any issuance of Qualified Capital Stock of the Company to Affiliates of the Company and the granting or performance of registration rights.

   Additional Subsidiary Guarantees. If the Company or any of its Restricted Subsidiaries, other than a Securitization Entity, transfers or causes to be transferred, in one transaction or a series of related transactions in excess of $500,000, any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Domestic Restricted Subsidiary having total assets with a fair market value in excess of $500,000, then such transferee or acquired or other Restricted Subsidiary shall:

      (1) execute and deliver, within 30 business days, to each Trustee a supplemental indenture in form reasonably satisfactory to such Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes issued under each Indenture and each Indenture on the terms set forth in such Indenture; and

      (2) deliver to each Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

   Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indentures. In no event will (a) Assured Insurance Company be a Guarantor unless such entity either ceases to transact substantially all of its business as an insurance entity or guarantees any other Indebtedness of the Company or a Restricted Subsidiary of the Company, (b) Crompton International Corp. be a Guarantor unless such entity engages in any business other than acting as a holding company for the Company's foreign equity investments or guarantees any other Indebtedness of the Company or a Restricted Subsidiary of the Company, or (c) Crompton & Knowles Receivables Corporation be a Guarantor.

   Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary or reasonably related to or constitutes a reasonable extension or expansion of the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

   Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indentures or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   Reports to Holders. The Indentures will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes

      (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (if the Company has designated any Unrestricted Subsidiaries and such Unrestricted Subsidiaries would, individually or in the aggregate, if a Restricted Subsidiary or Restricted Subsidiaries, as the case may be, of the Company constitute a Significant Subsidiary, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accounts; and

      (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

   In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT

   The following events are defined in each Indenture as "Events of Default":

      (1) the failure to pay interest on any Notes issued thereunder when the same becomes due and payable and the default continues for a period of 30 days;

      (2) the failure to pay the principal on any Notes issued thereunder, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase such Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

      (3) a default in the observance or performance of any other covenant or agreement contained in such Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee under such Indenture or the Holders of at least 25% of the outstanding principal amount of the Notes under such Indenture (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

      (4) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $25.0 million or more at any time;

      (5) one or more judgments in an aggregate amount in excess of $25.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed or subject to a negotiated settlement or offer agreement to pay the judgment over time for a period of 60 days after such judgment or judgments become final, non-appealable and payable;

      (6) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

      (7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of such Indenture).

   If an Event of Default under an Indenture (other than an Event of Default specified in clause (6) above with respect to the Company) shall occur and be continuing, the applicable Trustee or the Holders of at least 25% in principal amount of outstanding Notes then outstanding under such Indenture may declare the principal of and accrued interest on all such Notes to be due and payable by notice in writing to the Company and the applicable Trustee specifying the respective Event of Default and that it is a "notice of acceleration", and the same shall become immediately due and payable.

   If an Event of Default specified in clause (6) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any Trustee or any Holder.

   Each Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes issued under such Indenture as described in the preceding paragraph, the Holders of a majority in principal amount of such Notes may rescind and cancel such declaration and its consequences with respect to such series.

      (1) if the rescission would not conflict with any judgment or decree;

      (2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

      (3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

      (4) if the Company has paid the applicable Trustee its reasonable compensation and reimbursed such Trustee for its expenses, disbursements and advances; and

      (5) in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the applicable Trustee shall have received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

   The Holders of a majority in principal amount of Notes under an Indenture may waive any existing Default or Event of Default under such Indenture, and its consequences, except a default in the payment of the principal of or interest on such Notes.

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   Holders of the Notes under an Indenture may not enforce the Indenture relating to such or such Notes except as provided in such Indenture and under the TIA. Subject to the provisions of such applicable Indenture relating to the duties of the applicable Trustee, such Trustee is under no obligation to exercise any of its rights or powers under such Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the applicable Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to applicable Trustee or exercising any trust or power conferred on such Trustee.

   Under each Indenture, the Company is required to provide an officers' certificate to the applicable Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default which has not been cured at the time the officer obtained knowledge under an applicable Indenture (provided that such officers shall provide such certification at least annually whether or not they know of any such Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

   The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes under an Indenture ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by such Notes, except for

      (1) the rights of Holders of Notes outstanding under such Indenture to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due;

      (2) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

      (3) the rights, powers, trust, duties and immunities of the applicable Trustee and the Company's obligations in connection therewith; and

      (4) the Legal Defeasance provisions of such Indenture.

   In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in an Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs under an Indenture, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes outstanding under such Indenture.

   In order to exercise either Legal Defeasance or Covenant Defeasance under an
Indenture:

      (1) the Company must irrevocably deposit with the applicable Trustee, in trust, for the benefit of the Holders of the Notes issued under such Indenture cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes outstanding under such Indenture on the stated date for payment thereof or on the applicable redemption date, as the case may be;


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
      (2) in the case of Legal Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that:

         (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

         (b) since the date of such Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the Notes issued under such Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

      (3) in the case of Covenant Defeasance, the Company shall have delivered to the applicable Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of the Notes issued under such Indenture will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

      (4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

      (5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under such Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

      (6) the Company shall have delivered to the applicable Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes issued under such Indenture over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

      (7) the Company shall have delivered to the applicable Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

      (8) the Company shall have delivered to the applicable Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

      (9) certain other customary conditions precedent are satisfied.

   Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes issued under such Indenture not theretofore delivered to the applicable
Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or redemption date within

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one year under arrangements satisfactory to such Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company.

SATISFACTION AND DISCHARGE

   The Indenture as to a particular series of Notes will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in such Indenture) as to all outstanding Notes issued under such Indenture when

      (1) either:

         (a) all such Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the applicable Trustee for cancellation; or

         (b) all such not theretofore delivered to the applicable Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to such Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with such Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to such Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing such Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

      (2) the Company has paid all other sums payable under such Indenture by the Company; and

      (3) the Company has delivered to the applicable Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under such Indenture relating to the satisfaction and discharge of such Indenture have been complied with.

MODIFICATION OF AN INDENTURE

   From time to time, the Company, the Guarantors and the Trustee under an Indenture, without the consent of the Holders outstanding under such Indenture, may amend such Indenture for certain specified purposes, including curing ambiguities, mistakes, defects or inconsistencies, so long as such change does not, in the opinion of such Trustee, adversely affect the rights of any of such Holders in any material respect, taken as a whole. In formulating its opinion on such matters, such Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of such Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under such Indenture, except that, without the consent of each Holder of Notes issued under such Indenture affected thereby, no amendment may

      (1) reduce the amount of such Notes whose Holders must consent to an amendment;

      (2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

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
      (3) reduce the principal of or change or have the effect of changing the fixed maturity of any such Notes, or change the date on which such Notes may be subject to redemption or reduce the redemption price therefor;

      (4) make any such Notes payable in money other than that stated in such Notes;

      (5) make any change in provisions of such Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of such Notes to waive Defaults or Events of Default;

      (6) after the Company's obligation to purchase such Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto; or

      (7) modify or change any provision of such Indenture or the related definitions affecting the ranking of such Notes or any Guarantee of such Notes in a manner which adversely affects the Holders; or

      (8) release any Guarantor of Notes issued under such Indenture that is a Significant Subsidiary from any of its obligations under its Guarantee of Notes issued under such Indenture or such Indenture otherwise than in accordance with the terms of such Indenture.

GOVERNING LAW

    The Indentures will provide that they, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

THE TRUSTEES

   Each Indenture will provide that, except during the continuance of an Event of Default under such Indenture, the applicable Trustee will perform only such duties as are specifically set forth in such Indenture. During the existence of an Event of Default under such Indenture, such Trustee will exercise such rights and powers vested in it by such Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

   Each Indenture and the provisions of the TIA contain certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, each Trustee will be permitted to engage in other transactions; provided that if a Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

CERTAIN DEFINITIONS

   Set forth below is a summary of certain of the defined terms used in the Indentures. Reference is made to each Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

   "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries

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
or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

   "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

   "Additional Assets" means (a) any properties or assets to be owned by the Company or any Restricted Subsidiary and to be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary.

   "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

   "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company (other than director's qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary); or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof;
(e) disposals or replacements of obsolete or worn out equipment, (f) sales of accounts receivable and related assets (including contract rights) of the type specified in the definition of "Qualified Securitization Transaction" to a Securitization Entity for the fair market value thereof; (g) the surrender or waiver of contract rights or the settlement, release, or surrender of contract, tort or other claims; (h) the granting of Liens not otherwise prohibited by the Indenture; and (i) sales of accounts receivable from European subsidiaries to a factoring entity for value equivalent to the face value of the receivable.

   "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

   "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the

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
Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustees.

   "Brazilian Program" means the existing program, or a successor thereto, pursuant to which the Company guarantees loans made in Brazil to distributors of the Company's products to facilitate payments to the Company or its Restricted Subsidiaries.

   "Capital Stock" means

      (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

      (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

   "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

   "Cash Equivalents" means:

      (1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

      (2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

      (3) commercial paper and other debt securities maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

      (4) certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

      (5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

      (6) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above; and

      (7) with respect to a Foreign Subsidiary, obligations of foreign obligors (including foreign sovereign nations) correlative in type, maturity and rating to those set forth in clauses (1) through (5) above.

   "Change of Control" means the occurrence of one or more of the following events:

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      (1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indentures);

      (2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indentures);

      (3) any Person or Group (other than any entity formed for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

      (4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

   "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

   "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

      (1) Consolidated Net Income; and

      (2) to the extent Consolidated Net Income has been reduced thereby,

         (a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

         (b) Consolidated Interest Expense; and

         (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

   "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

      (1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time

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
   subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

      (2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

   Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

      (1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

      (2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

   "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

      (1) Consolidated Interest Expense; plus

      (2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

   "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

      (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount and amortization or write-off of deferred financing costs;
   (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

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      (2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom

      (1) after-tax gains or losses from Asset Sales (without regard to the $2.5 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

      (2) after-tax items classified as extraordinary or nonrecurring gains or losses;

      (3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent (and up to the amount) that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, which restriction has not been waived;

      (4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

      (5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

      (6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

      (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

   For the purposes of this definition of Consolidated Net Income, "nonrecurring" means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring.

   "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

   "Consolidated Tangible Assets" means total consolidated assets of the Company and its Restricted Subsidiaries, less the following:

      (1) all depreciation and valuation reserves and all other reserves (except reserves for contingencies which have not been allocated to any particular purpose) of the Company and its Restricted Subsidiaries;

      (2) the net book amount of all intangible assets of the Company and its Restricted Subsidiaries, including, but without limitation, the unamortized portions of such items as good will, trademarks, trade names, patents and debt discount and expense less debt premium; and

      (3) appropriate adjustments on account of minority interests of other Persons holding stock in Restricted Subsidiaries.

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   "Credit Agreement" means the Credit Agreement dated on or about the Issue
Date by and among the Company, the lenders party thereto in their capacities as lenders thereunder and Deutsche Bank AG New York Branch, as administrative agent, together with the related documents thereto (including, without limitation, any guarantee agreements, security documents and pre-funded revolving loan and letter of credit or similar facility), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders, whether such refinancing or replacement is under one or more debt facilities or commercial paper facilities, indentures or other agreements, in each case with banks or other institutional lenders or trustees or investors providing for revolving credit loans, term loans, notes or letters of credit, together with related documents thereto.

   "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

   "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

   "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control) on or prior to the final maturity date of the Notes.

   "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States or any state thereof.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

   "Excluded Asset Sale" means an Asset Sale consisting of a separate business segment, division or line of business which, together with any other Excluded Asset Sale, does not comprise assets or properties that generated operating cash flow of more than an aggregate of 6.5% of Operating Cash Flow of the Company, calculated based on, in each case, a percentage of Operating Cash Flow for the most recent four full fiscal quarters for which financial statements are available, and, if such Asset Sale consists of assets or properties that are classified as a discontinued operations, calculated, with respect to the Company, including such discontinued operation in Operating Cash Flow; provided, that the total fair market value for all Excluded Asset Sales shall not exceed $150.0 million.

   "Existing Indenture" means the Indenture dated as of February 1, 1993, as supplemented by the First Supplemental Indenture dated as of February 1, 1996, each as in effect on the Issue Date.

   "Existing Securities" means the 7.75% Debentures due April 11, 2023, the 6 1/8% Notes due 2006 and the 6 7/8% Debentures due 2026.

   "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a

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willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Except as otherwise noted, fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company and delivered to the Trustees.

   "Foreign Subsidiary" means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

   "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

   "Guarantee" means a guarantee of the Notes by a Guarantor.

   "Guarantor" means (1) each of Uniroyal Chemical Company Inc. (New Jersey); Uniroyal Chemical Company Inc. (Delaware); Crompton Holding Corporation; Crompton Colors Incorporated; Kem Manufacturing Corporation; Uniroyal Chemical Company Limited (Delaware); GT Seed Treatment Inc.; Uniroyal Chemical Export Limited; GT Seed International Company; Naugatuck Treatment Company; Crompton Sales Company Inc.; CNK Chemical Realty Corporation; Uniroyal Chemical Leasing Company, Inc.; Weber City Road LLC; Monochem, Inc.; Crompton Monochem, Inc.; Davis Standard Corporation; Crompton Europe Financial Services Company, and
(2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of each Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of such Indenture.

   "Indebtedness" means with respect to any Person, without duplication,

      (1) all indebtedness of such Person for borrowed money;

      (2) all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

      (3) all Capitalized Lease Obligations of such Person;

      (4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

      (5) all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

      (6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

      (7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

      (8) all Obligations under currency agreements and interest swap agreements of such Person; and


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      (9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

   For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indentures, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

   "Independent Financial Advisor" means a firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

   "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

   "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in the ordinary course of business and on commercially reasonable terms. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

   "Investment Grade Rating" means (i) with respect to Moody's, a rating equal to or higher than Baa3 (or the equivalent), and (ii) with respect to S&P, a rating equal to or higher than BBB- (or the equivalent).

   "Issue Date" means the date of original issuance of the Old Notes.

   "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) but not including any interests in accounts receivable and related assets conveyed by the Company or any of its Restricted Subsidiaries in connection with any Qualified Securitization Transaction.

   "Moody's" means Moody's Investors Service, Inc. (or any successor to the rating agency business thereof).

   "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred

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
payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

      (1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

      (2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

      (3) repayment of Indebtedness and any accrued interest or premium that is secured by the property or assets that are the subject of such Asset Sale; and

      (4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

   "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

   "Operating Cash Flow" means the sum of operating profit and depreciation and amortization.

   "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

   "Permitted Indebtedness" means, without duplication, each of the following:

      (1) Indebtedness under the Notes issued on the Issue Date in an aggregate principal amount not to exceed $600.0 million and the Exchange Notes (as defined in the Registration Rights Agreement) and the Guarantees thereof;

      (2) Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed
   $300.0 million less the amount of any payments made under the Credit Agreement pursuant to clause 3(a) of the first sentence of "-- Limitation on Asset Sales."

      (3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date reduced by the amount of any scheduled amortization payments or permanent prepayments when actually paid or permanent reductions thereon;

      (4) Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

      (5) Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

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      (6) Indebtedness of a Restricted Subsidiary of the Company to the Company
   or to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indentures, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indentures; provided that if as of any date any Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indentures owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

      (7) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture, in each case subject to no Lien other than a Lien permitted under the Indentures; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indentures and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indentures owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (7) by the Company;

      (8) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

      (9) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

      (10) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed the greater of (a) $20.0 million or (b) 1% of Consolidated Tangible Assets of the Company, at any one time outstanding;

      (11) Refinancing Indebtedness;

      (12) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indentures;

      (13) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets;

      (14) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

      (15) the incurrence by a Securitization Entity of Indebtedness in a Qualified Securitization Transaction that is not recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings);

      (16) Indebtedness incurred during any Suspension Period;

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      (17) guarantees made in connection with the Brazilian Program not to exceed $5.0 million at any one time outstanding;

      (18) Indebtedness incurred to refinance attributed indebtedness (and to pay reasonable fees, expenses or premiums) associated with a Securitization Entity incurred in the ordinary course of business and refinancings thereof; and

      (19) Indebtedness of Restricted Subsidiaries that are not Domestic Subsidiaries in an aggregate principal amount not to exceed $25.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement) ("Permitted Foreign Subsidiary Indebtedness").

   For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted
Indebtedness described in clauses (1) through (19) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all secured Indebtedness outstanding under the Credit Agreement up to the maximum amount permitted under clause (2) above shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, fluctuations in currency exchange rates, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

   "Permitted Investments" means

      (1) Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company; provided, however, that this clause (1) shall not permit any investment by the Company or a Domestic Restricted Subsidiary in a Foreign Subsidiary other than cash or Cash Equivalents and transfers of other property in the ordinary course of business;

      (2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

      (3) investments in cash and Cash Equivalents;

      (4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $2.0 million at any one time outstanding;

      (5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indentures;

      (6) additional Investments not to exceed $35.0 million at any one time outstanding;

      (7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

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      (8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

      (9) Investments represented by guarantees that are otherwise permitted under the Indentures;

      (10) Investments the payment for which is Qualified Capital Stock of the Company;

      (11) any Indebtedness of the Company to any of its subsidiaries incurred in connection with the purchase of accounts receivable and related assets by the Company from any such subsidiary which assets are subsequently conveyed by the Company to a Securitization Entity in a Qualified Securitization Transaction;

      (12) Investments relating to purchase or acquisition of products or services from vendors, manufacturers or suppliers in the ordinary course of business;

      (13) Deposits required by government agencies or public utilities (including pertaining to taxes or other charges) in the ordinary course of business;

      (14) any assets, Capital Stock or other securities to the extent acquired in exchange for shares of Qualified Capital Stock;

      (15) any Investment made in joint ventures of the Company or its Restricted Subsidiaries in existence on the Issue Date and pursuant to documentation as in effect on the Issue Date, not to exceed $4.0 million in any fiscal year (other than any modifications which merely extend the term of such Investment);

      (16) Investments made during any Suspension Period;

      (17) Investments consisting of guarantees made pursuant to clause (17) of the definition of Permitted Indebtedness; and

      (18) the acquisition by the Company of obligations of one or more officers, directors or employees of the Company or any of its Subsidiaries in connection with such officers', directors' or employees' acquisition of shares of capital stock of the Company so long as no cash is paid by the Company or any of its Subsidiaries to such officers, directors or employees in connection with the acquisition of any such obligations.

   "Permitted Liens" means the following types of Liens:

      (1) Liens for taxes, assessments or governmental charges or claims either
   (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

      (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if a reserve or other appropriate provision, if any, as required by GAAP shall have been made in respect thereof;

      (3) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

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      (4) judgment Liens not giving rise to an Event of Default so long as such
   Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

      (5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

      (6) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

      (7) Liens securing Purchase Money Indebtedness incurred in the ordinary course of business; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired and (b) the Lien securing such Purchase Money Indebtedness shall be created within 120 days of such acquisition;

      (8) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

      (9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

      (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

      (11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indentures;

      (12) Liens securing Indebtedness under Currency Agreements;

      (13) Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that

         (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

         (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders in any material respect as determined by the Board of Directors of the Company than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

      (14) Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indentures;

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      (15) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary cause of business of the Company and its Restricted Subsidiaries;

      (16) banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

      (17) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

      (18) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods; and

      (19) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million in an aggregate principal amount at any one time outstanding.

   "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

   "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

   "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment (including Capital Stock).

   "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

   "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey or otherwise transfer pursuant to customary terms to:

      (1) a Securitization Entity or to the Company, which subsequently transfers to a Securitization Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries); and

      (2) any other person (in the case of transfer by a Securitization
   Entity),

or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

   "Rating Agencies" means Moody's and S&P.

   "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

   "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant (other than pursuant to clauses (2), (4), (5),

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(6), (7), (8), (9), (10), (12), (13), (14), (15), (17), (18) or (19) of the
definition of Permitted Indebtedness), in each case that does not:

      (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable fees and expenses incurred by the Company in connection with such Refinancing); or

      (2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

   "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

   "S&P" means Standard & Poor's Ratings Service, a division of McGraw Hill, Inc. (or any successor to the rating agency business thereof).

   "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

   "Secured Leverage Ratio" means the ratio of (i) outstanding secured Indebtedness of the Company and its Restricted Subsidiaries (including indebtedness attributed to any Securitization Entity) to (ii) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the four full fiscal quarters ending prior to the date of the transaction giving rise to the need to calculate the Secured Leverage Ratio for which financial statements are available, calculated on the same basis as the calculation of Consolidated EBITDA used in the definition of Consolidated Fixed Charge Coverage Ratio.

   "Securitization Entity" means a Wholly Owned Subsidiary of the Company or another person in which the Company or any Restricted Subsidiary of the Company makes an Investment and to which the Company or any Restricted Subsidiary of the Company transfers accounts receivable which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the Board of Directors of the Company (as provided below) as a Securitization Entity:

      (1) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which:

         (i) is guaranteed by the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity) (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness)) pursuant to Standard Securitization Undertakings;


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         (ii) is recourse to or obligates the Company or any Restricted
      Subsidiary of the Company (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings; or

         (iii) subjects any property or asset of the Company or any Restricted Subsidiary of the Company (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by the Company or any Restricted Subsidiary of the Company,

      (2) with which neither the Company nor any Restricted Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

      (3) to which neither the Company nor any Restricted Subsidiary of the Company has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the trustees by filing with the Trustees a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions.

   "Significant Subsidiary", with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

   "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

   "Subsidiary", with respect to any Person, means:

      (1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

      (2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

   "Standard Securitization Undertakings" means representations, warranties, covenants, and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in an accounts receivable securitization transaction.

   "Unrestricted Subsidiary" of any Person means:

      (1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

      (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other

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Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

      (1) the Company certifies to the Trustees that such designation complies with the "Limitation on Restricted Payments" covenant; and

      (2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

   For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

      (1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

      (2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustees by promptly filing with the Trustees a copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

   "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

   "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

   "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

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BOOK-ENTRY DELIVERY AND FORM

   Except as described below, the notes will be initially represented by one or more global notes in fully registered form without interest coupons. The notes will be deposited with the Trustee as custodian for DTC, and DTC or its nominee will initially be the sole registered holder of the notes for all purposes under the applicable Indenture. We expect that pursuant to procedures established by DTC (i) upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary, and (ii) ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

   So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the applicable Indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the Indenture with respect to the notes.

   Payments of the principal of, premium (if any), and interest on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the Company, the Trustee, or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

   We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest on the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

   Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of their certificates for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note, in accordance with the normal procedures of DTC and with the procedures set forth in the applicable Indenture.

   So long as DTC or its nominee is the registered owner or holder of such global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for the purposes of receiving payment on the notes, receiving notices and for all other purposes under the applicable Indenture and the notes. Beneficial interests in the notes will be evidenced only by, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as provided below, owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificated notes in definitive form and will not be considered the holders of such global note for any purposes under the applicable Indenture. Accordingly, each person owning a

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beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the applicable Indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

   DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies, and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers, and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

   Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither us nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED SECURITIES

   New notes in physical, certificated form shall be issued and delivered to each person that DTC identitifes as a beneficial owner of the related new notes only if (i) DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days or (ii) we, at our sole discretion, notify the relevant Trustee in writing that we elect to cause the issuance of certificated notes under the applicable Indenture.

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
                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. In addition, until , 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of these methods of resale. These resales may be made at market prices prevailing at the time of resale, at prices related to these prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any of the new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on the resale of new notes and any commission or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. Any such broker-dealer must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, including the delivery of a prospectus that contains information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes. This prospectus may be used, to the extent permitted by the applicable policies and regulations of the SEC, by all persons subject to the prospectus delivery requirements of the Securities Act, including, to the extent permitted by the applicable policies and regulations of the SEC, all broker-dealers that are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act) of new notes received by such broker-dealer in the exchange offer. By delivering a prospectus, however, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   Furthermore, any broker-dealer that acquired any of its old notes directly from us:

   o may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993); and

   o must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

   For 90 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents. We have agreed to pay all expenses incident to the performance of our obligations in relation to the exchange offer (including the expenses of one counsel for the holder of the original notes) other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the new notes, including any broker-dealers, against various liabilities, including liabilities under the Securities Act.

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            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

   The following is a general discussion of the material United States federal income tax consequences of the exchange offer. The summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under United States federal income tax laws (such as financial institutions, broker-dealers, insurance companies, expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons who hold the new notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for United States federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. This summary deals only with persons who hold the new notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No opinion of counsel or IRS ruling has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL TAX CONSEQUENCES TO THEM OF THE OFFER, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-UNITED STATES TAX LAWS.

   The exchange of new notes for old notes pursuant to the exchange offer will not be treated as a taxable event for U.S. federal income tax purposes. Rather, the new notes received by a holder will be treated as a continuation of the old notes in the hands of such holder. Accordingly, the exchanging holder will have the same tax basis, holding period and interest income in respect of the new notes as it would have had in respect of the old notes surrendered in the exchange.


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
                                 LEGAL MATTERS

   The validity of the new notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

   The consolidated financial statements of Crompton Corporation and its consolidated subsidiaries as of December 31, 2003 and 2002 and for each of the years ended December 31, 2003, 2002, and 2001, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report contains an explanatory paragraph that we adopted the provisions of Statement of Financial Accounting Standards No. 143 in 2003 and Statement of Financial Accounting Standards No. 142 in 2002.

                             AVAILABLE INFORMATION

   We are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports that the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You may obtain a copy of any of these documents, at no cost, by writing or telephoning us at the following address:

                              Crompton Corporation
                                199 Benson Road
                         Middlebury, Connecticut 06749
                      Attention: Corporate Communications
                             Phone: (203) 573-2000

   Our common stock is listed on the NYSE under the symbol "CK." You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

   IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE YOU MUST MAKE YOUR INVESTMENT DECISION.

                           INCORPORATION BY REFERENCE

   We are incorporating by reference certain information that we file with the SEC under the informational requirements of the Exchange Act. The information contained in the documents we are incorporating by reference is considered to be part of this prospectus. We are incorporating by reference:

   o Our annual report on Form 10-K for the fiscal year ended December 31, 2003;

   o Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004;

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   o Our current reports on Form 8-K dated January 12, 2004, March 15, 2004,
     March 22, 2004, March 31, 2004, April 28, 2004, May 3, 2004, July 1,
     2004, July 20, 2004, July 21, 2004 (as to information filed under Item 5 only), August 4, 2004, August 11, 2004, August 17, 2004, August 20, 2004,
     September 15, 2004, November 10, 2004, November 29, 2004, and November 30, 2004; and

   o Our definitive proxy statement on Form 14A, dated March 29, 2004.

   All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this exchange offer will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. These documents are or will be available for inspection or copying at the locations identified above under the caption "Available Information."

   Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement in this prospectus or in any subsequently filed document that is or is considered to be incorporated by reference modifies or supersedes such statement. Any statement that is modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm .................    F-2

Consolidated Statements of Operations for each of the years ended
  December 31, 2003, 2002 and 2001.......................................    F-3

Consolidated Balance Sheets as of December 31, 2003 and 2002 ............    F-4

Consolidated Statements of Cash Flows for each of the years ended
  December 31, 2003, 2002 and 2001.......................................    F-5

Consolidated Statements of Stockholders' Equity for each of the fiscal
  years ended 2003, 2002 and 2001........................................    F-6

Notes to Consolidated Financial Statements ..............................    F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm .................   F-56

Condensed Consolidated Statements of Operations (Unaudited) for the
  third quarter and nine months ended September 30, 2004 and 2003........   F-57

Condensed Consolidated Balance Sheets as of September 30, 2004
  (Unaudited) and December 31, 2003......................................   F-58

Condensed Consolidated Statements of Cash Flows (Unaudited) nine months
  ended September 30, 2004 and 2003......................................   F-59

Notes to Unaudited Condensed Consolidated Financial Statements ..........   F-60

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Crompton Corporation:

   We have audited the accompanying consolidated balance sheets of Crompton Corporation and subsidiaries (the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

   As discussed in the Asset Retirement Obligations note to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Asset Retirement Obligations" on January 1, 2003. As discussed in the Accounting Policies note to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002.


/s/ KPMG LLP
Stamford, Connecticut
January 30, 2004, except as to the "Antitrust Investigations and Related Matters" note, which is as of March 15, 2004, and except as to the "Guarantor Condensed Consolidating Financial Data" note, which is as of October 5, 2004

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)


                                                                                                 2003          2002         2001
                                                                                              ----------    ----------   ----------
NET SALES.................................................................................    $2,185,043    $2,090,271   $2,286,543
COSTS AND EXPENSES
Cost of products sold.....................................................................     1,616,092     1,468,268    1,626,667
Selling, general and administrative.......................................................       353,026       354,559      378,916
Depreciation and amortization.............................................................       115,369       111,426      150,830
Research and development..................................................................        51,467        54,285       56,030
Equity income.............................................................................       (13,169)       (7,917)      (9,278)
Facility closures, severance and related costs                                                    19,560        17,969      101,512
Antitrust costs...........................................................................        77,716         6,306           --
Impairment of long-lived assets...........................................................            --            --       80,366
                                                                                              ----------    ----------   ----------
OPERATING PROFIT (LOSS)...................................................................       (35,018)       85,375      (98,500)
Interest expense..........................................................................        89,653       101,704      109,877
Loss on early extinguishment of debt......................................................        24,699            --           --
Other expense, net........................................................................         5,383        38,021       27,265
                                                                                              ----------    ----------   ----------
EARNINGS (LOSS)
Loss from continuing operations before income taxes and cumulative effect of accounting
  change..................................................................................      (154,753)      (54,350)    (235,642)
Income tax benefit........................................................................       (36,102)      (18,904)     (79,883)
                                                                                              ----------    ----------   ----------
Loss from continuing operations before cumulative effect of accounting change.............      (118,651)      (35,446)    (155,759)
Earnings from discontinued operations.....................................................        26,314        50,920       31,815
Gain on sale of discontinued operations...................................................       111,692            --           --
Cumulative effect of accounting change....................................................          (401)     (298,981)          --
                                                                                              ----------    ----------   ----------
NET EARNINGS (LOSS).......................................................................    $   18,954    $ (283,507)  $ (123,944)
                                                                                              ==========    ==========   ==========
BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE
Loss from continuing operations before cumulative effect of accounting change.............    $    (1.05)   $    (0.31)  $    (1.38)
Earnings from discontinued operations.....................................................          0.23          0.44         0.28
Gain on sale of discontinued operations...................................................          0.99            --           --
Cumulative effect of accounting change....................................................            --         (2.63)          --
                                                                                              ----------    ----------   ----------
NET EARNINGS (LOSS)                                                                           $     0.17    $    (2.50)  $    (1.10)
                                                                                              ==========    ==========   ==========

          See accompanying Notes to Consolidated Financial Statements.

                          CONSOLIDATED BALANCE SHEETS
                     YEARS ENDED DECEMBER 31, 2003 AND 2002
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                           2003         2002
                                                        ----------   ----------
ASSETS
CURRENT ASSETS
Cash ................................................   $   39,213   $   16,941
Accounts receivable .................................      210,190      183,329
Inventories .........................................      390,199      353,556
Other current assets ................................      170,852      112,950
Assets held for sale ................................           --      392,887
                                                        ----------   ----------
TOTAL CURRENT ASSETS ................................      810,454    1,059,663
                                                        ----------   ----------
NON-CURRENT ASSETS
Property, plant and equipment .......................      774,612      695,962
Cost in excess of acquired net assets ...............      418,607      584,633
Other assets ........................................      525,509      500,557
                                                        ----------   ----------
                                                        $2,529,182   $2,840,815
                                                        ==========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings ...............................   $   60,695   $    3,694
Accounts payable ....................................      232,127      268,593
Accrued expenses ....................................      267,472      260,718
Income taxes payable ................................      130,284      116,111
Other current liabilities ...........................       10,667       15,670
Liabilities held for sale ...........................           --       29,273
                                                        ----------   ----------
TOTAL CURRENT LIABILITIES ...........................      701,245      694,059
                                                        ==========   ==========
NON-CURRENT LIABILITIES
Long-term debt ......................................      754,018    1,253,149
Pension and post-retirement health care liabilities .      566,966      510,235
Other liabilities ...................................      204,244      183,489

STOCKHOLDERS' EQUITY
Common stock - $.01 par value .......................        1,192        1,192
Additional paid-in capital ..........................    1,034,027    1,048,304
Accumulated deficit .................................     (590,157)    (586,555)
Accumulated other comprehensive loss ................      (96,463)    (200,426)
Treasury stock at cost ..............................      (45,890)     (62,632)
                                                        ----------   ----------
TOTAL STOCKHOLDERS' EQUITY ..........................      302,709      199,883
                                                        ----------   ----------
                                                        $2,529,182   $2,840,815
                                                        ==========   ==========


          See accompanying Notes to Consolidated Financial Statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001
                           (IN THOUSANDS OF DOLLARS)


INCREASE (DECREASE) IN CASH                                                                         2003        2002         2001
---------------------------                                                                      ---------    ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)..........................................................................    $  18,954    $(283,507)  $(123,944)
Adjustments to reconcile net earnings (loss) to net cash (used in) provided by operations:
 Cumulative effect of accounting change......................................................          401      298,981          --
 Impairment of long-lived assets.............................................................           --           --      80,366
 Gain on sale of discontinued operations.....................................................     (111,692)          --          --
 Loss on sale of business units..............................................................           --       34,705      19,121
 Loss on early extinguishment of debt........................................................       24,699           --          --
 Depreciation and amortization...............................................................      136,087      146,550     185,570
 Equity income...............................................................................      (13,169)      (7,917)    (9,278)
 Deferred taxes..............................................................................      (76,968)     (38,431)    (84,820)
 Changes in assets and liabilities, net:
   Accounts receivable.......................................................................       75,407        7,858      93,053
   Accounts receivable - securitization......................................................      (38,051)        (157)     19,358
   Inventories...............................................................................       39,421       22,683      29,906
   Other current assets......................................................................        3,742          (95)    (10,736)
   Other assets..............................................................................       31,318       13,683      33,585
   Accounts payable..........................................................................      (82,220)      28,945      12,594
   Accrued expenses..........................................................................      (54,477)     (48,914)       (601)
   Income taxes payable......................................................................       28,423       57,053     (12,770)
   Other current liabilities.................................................................       (6,026)      (4,531)      2,567
   Pension and post-retirement health care liabilities.......................................      (20,191)     (10,811)     (4,042)
   Other liabilities.........................................................................       28,528      (10,442)    (27,760)
   Other.....................................................................................          984       (3,899)      2,838
                                                                                                 ---------    ---------   ---------
Net cash (used in) provided by operations....................................................      (14,830)     201,754     205,007
                                                                                                 ---------    ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from sale of businesses.........................................................      633,427       80,000      35,061
Capital expenditures.........................................................................      (87,591)    (100,309)   (136,642)
Other investing activities...................................................................        1,707       (1,526)        933
                                                                                                 ---------    ---------   ---------
Net cash provided by (used in) investing activities..........................................      547,543      (21,835)   (100,648)
                                                                                                 ---------    ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes..................................................................     (478,380)     (11,742)       (169)
Proceeds from long-term notes................................................................           --           --       2,003
Proceeds (payments) on domestic credit facility..............................................       32,000     (130,000)   (105,000)
Payments on short-term borrowings............................................................       (1,824)     (27,186)       (672)
Premium paid on early extinguishment of debt.................................................      (23,804)          --          --
Dividends paid...............................................................................      (22,556)     (22,698)    (22,542)
Proceeds from interest rate swap contract....................................................           --           --      21,870
Common shares acquired.......................................................................      (22,080)          --          --
Other financing activities...................................................................        2,323        6,415       1,555
                                                                                                 ---------    ---------   ---------
Net cash used in financing activities........................................................     (514,321)    (185,211)   (102,955)
                                                                                                 ---------    ---------   ---------
CASH
Effect of exchange rates on cash.............................................................        3,880          727        (675)
                                                                                                 ---------    ---------   ---------
Change in cash...............................................................................       22,272       (4,565)        729
Cash at beginning of period..................................................................       16,941       21,506      20,777
                                                                                                 ---------    ---------   ---------
Cash at end of period........................................................................    $  39,213    $  16,941   $  21,506
                                                                                                 =========    =========   =========

          See accompanying Notes to Consolidated Financial Statements.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FISCAL YEARS ENDED 2003, 2002 AND 2001
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               ACCUMULATED
                                   COMMON                         ADDITIONAL                      OTHER
                                   SHARES    TREASURY   COMMON     PAID-IN     ACCUMULATED    COMPREHENSIVE    TREASURY
                                   ISSUED     SHARES     STOCK     CAPITAL       DEFICIT           LOSS         STOCK       TOTAL
                                  -------    --------   ------    ----------   -----------    -------------    --------   ---------
BALANCE, DECEMBER 31, 2000 ....   119,372      6,597    $1,194    $1,051,371    $(133,864)      $ (86,221)     $(78,504)  $ 753,976
Comprehensive loss:
Net loss ......................                                                  (123,944)                                 (123,944)
Equity adjustment for
 translation of foreign
 currencies ...................                                                                   (22,038)                  (22,038)
Minimum pension liability
 adjustment (net of deferred
 tax benefit of $24,237) ......                                                                   (37,576)                  (37,576)
Other .........................                                                                    (6,004)                   (6,004)
                                                                                                                          ---------
Total comprehensive loss ......                                                                                            (189,562)
Cash dividends ($0.20 per
 share) .......................                                                   (22,542)                                  (22,542)
Stock options and other
 issuances ....................                 (467)                   (116)                                     5,785       5,669
Merger share adjustment .......      (185)                  (2)            2                                                     --
                                  -------     ------    ------    ----------    ---------       ---------      --------   ---------
BALANCE, DECEMBER 31, 2001 ....   119,187      6,130     1,192     1,051,257     (280,350)       (151,839)      (72,719)    547,541
Comprehensive loss:
Net loss ......................                                                  (283,507)                                 (283,507)
Equity adjustment for
 translation of foreign
 currencies ...................                                                                    30,038                    30,038
Minimum pension liability
 adjustment (net of deferred
 tax benefit of $49,370) ......                                                                   (78,463)                  (78,463)
Other .........................                                                                      (162)                     (162)
                                                                                                                          ---------
Total comprehensive loss ......                                                                                            (332,094)
Cash dividends ($0.20 per
 share) .......................                                                   (22,698)        (22,698)
Stock options and other
 issuances ....................                 (832)                 (2,953)                                    10,087       7,134
Merger share adjustment .......       (35)                  --            --                                                     --
                                  -------     ------    ------    ----------    ---------       ---------      --------   ---------
BALANCE, DECEMBER 31, 2002 ....   119,152      5,298     1,192     1,048,304     (586,555)       (200,426)      (62,632)    199,883
Comprehensive income:
Net earnings ..................                                                    18,954                                    18,954
Equity adjustment for
 translation of foreign
 currencies ...................                                                                   125,438                   125,438
Minimum pension liability
 adjustment (net of deferred
 tax benefit of $18,534) ......                                                                   (24,887)                  (24,887)
Other .........................                                                                     3,412                     3,412
                                                                                                                          ---------
Total comprehensive income. ...                                                                                             122,917
Cash dividends ($0.20 per
 share). ......................                                                   (22,556)                                  (22,556)
Stock options and other
 issuances ....................                 (638)                 (3,664)                                     7,313       3,649
Common shares acquired. .......                3,200                                                            (22,080)    (22,080)
Issued for pension funding.                   (3,200)                (10,613)                                    31,509      20,896
                                  -------     ------    ------    ----------    ---------       ---------      --------   ---------
BALANCE, DECEMBER 31, 2003 ....   119,152      4,660    $1,192    $1,034,027    $(590,157)      $ (96,463)     $(45,890)  $ 302,709
                                  =======     ======    ======    ==========    =========       =========      ========   =========

          See accompanying Notes to Consolidated Financial Statements.

                     CROMPTON CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

   The accompanying consolidated financial statements include the accounts of all majority-owned subsidiaries. Other affiliates in which Crompton Corporation (the "Company") has a 20% to 50% ownership are accounted for in accordance with the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

   The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which require the Company to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

   Certain prior year amounts have been reclassified to conform to the current year's presentation. These changes did not have a material impact on previously reported results of operations or financial position.

DISCONTINUED OPERATIONS

   On April 24, 2003, the Company entered into an agreement to sell certain assets and assign certain liabilities of the OrganoSilicones business unit to the Specialty Materials division of General Electric Company (GE) and to acquire GE's Specialty Chemicals business. The transaction closed on July 31, 2003. As a result, the accompanying financial statements reflect the OrganoSilicones business unit as a discontinued operation for all periods presented. The operations of the OrganoSilicones business unit have been classified as earnings from discontinued operations (net of tax) in the consolidated statements of operations and the estimated carrying amount of the assets sold and the liabilities assumed have been reflected as assets and liabilities held for sale in the consolidated balance sheets for all prior periods presented. The consolidated statements of cash flows have not been adjusted to reflect the discontinued operations and thus include the cash flows of the OrganoSilicones business through July 31, 2003. Refer to the Discontinued Operations footnote for further information.

ACCOUNTING DEVELOPMENTS

   In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires existing unconsolidated variable interest entities (VIEs) to be consolidated by their primary beneficiaries if the entities do not effectively disperse risks among the parties involved. Interpretation No. 46 applies immediately to VIE's created after January 31, 2003 and to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003, the Interpretation applies for periods beginning after June 15, 2003. In December 2003, the FASB reissued Interpretation No. 46 with certain modifications and clarifications for certain VIEs. The Company has no unconsolidated VIEs and therefore its consolidated financial statements are in compliance with the requirements of Interpretation No. 46 at December 1, 2003.

   In April 2003, the FASB issued Statement No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." Statement No. 149 amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement No. 149 is effective for contracts entered into or modified, and for hedging relationships designated, after June 30, 2003. The

                     CROMPTON CORPORATION AND SUBSIDIARIES

Company has applied the provisions of Statement No. 149, which has not had a material impact on its earnings or financial position.

   In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." Statement No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The guidance in Statement No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003. Otherwise, it is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has applied the provisions of Statement No. 150, which has not had a material impact on its earnings or financial position.

REVENUE RECOGNITION

   Substantially all of the Company's revenues are derived from the sale of products. Approximately 94% of the Company's revenue is recognized when risk of loss of, and title to, the product is transferred to the customer, which usually occurs at the time shipment is made. Substantially all of the Company's products are sold FOB ("free on board") shipping point or on an equivalent basis. The Company's standard terms of delivery are included on its sales invoices and order confirmation documents. The remaining 6% of revenue, which represents a substantial portion of the revenue of the polymer processing equipment reporting segment, is recognized in accordance with the completed contract method of accounting.

CUSTOMER REBATES

   The Company accrues for the estimated cost of customer rebates as a reduction of sales. Customer rebates are primarily based on customers achieving defined sales targets over a specified period of time. The Company estimates the cost of these rebates based on the likelihood of the rebate being achieved and recognizes the cost as a deduction from sales when such sales are recognized. Rebate programs are monitored on a regular basis and adjusted as required. The Company's accruals for customer rebates were $27.4 million and $21.8 million at December 31, 2003 and December 31, 2002, respectively.

OPERATING COSTS AND EXPENSES

   Cost of products sold includes all costs incurred in manufacturing products, including raw materials, direct manufacturing costs and manufacturing overhead. Cost of products sold also includes warehousing, distribution, engineering (other than polymer processing equipment design engineering), purchasing, and environmental, health and safety functions. Selling, general and administrative expenses (SG&A) include costs and expenses related to the following functions and activities: selling, advertising, customer service, polymer processing equipment design engineering, shipping costs for out-bound product shipments, information technology, legal, provision for doubtful accounts, corporate facilities and corporate administration. SG&A also includes accounting, finance and human resources, excluding direct support in manufacturing operations, which is included as cost of products sold. Research and development expenses (R&D) include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. Costs of products sold, research and development, and SG&A expenses exclude depreciation and amortization expenses, which are presented on a separate line in the consolidated statements of operations.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   Included in SG&A are shipping costs of $80.5 million, $72.4 million and $78.3 million in 2003, 2002 and 2001, respectively.

EQUITY INVESTMENTS

   Included among the Company's equity investments are a 50% ownership in Gustafson LLC and a 50% ownership in Gustafson Partnership. The Company accounts for these investments in accordance with the equity method. The combined assets and liabilities of these two investments were $93.4 million and $38.3 million, respectively, as of December 31, 2003 and were $74.0 million and $26.3 million, respectively, as of December 31, 2002. The combined pre-tax income of the two investments for the years ended December 31, 2003, 2002 and 2001 were $25.3 million, $15.6 million and $24.7 million, respectively, of which the Company has included its proportionate share in equity income in its consolidated statements of operations.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

   Included in accounts receivable are allowances for doubtful accounts in the amount of $17.8 million in 2003 and $16.3 million in 2002.

INVENTORY VALUATION

   Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

   Property, plant and equipment are carried at cost, less accumulated depreciation. Depreciation expense ($100.8 million in 2003, $99.9 million in 2002 and $119 million in 2001) is computed on the straight-line method using the following ranges of asset lives: land improvements 3 to 20 years; buildings and improvements 10 to 40 years; machinery and equipment 10 to 25 years; information systems equipment 5 to 10 years; and furniture, fixtures and other 3 to 10 years.

   Renewals and improvements that extend the useful lives of the assets are capitalized. Capitalized leased assets and leasehold improvements are depreciated over the shorter of their useful lives or the remaining lease term. Expenditures for maintenance and repairs are charged to expense as incurred.

INTANGIBLE ASSETS

   Prior to January 1, 2002, the excess cost over the fair value of net assets of businesses acquired (goodwill) was being amortized on a straight-line basis over 20 to 40 years. Effective January 1, 2002, in accordance with FASB Statement No. 142, the Company discontinued the amortization of goodwill. Goodwill amortization expense was $20.2 million in 2001.

   Patents, trademarks and other intangibles are being amortized principally on a straight-line basis using the following ranges for their estimated useful lives: patents 10 to 15 years; trademarks 10 to 40 years; and other intangibles primarily 5 to 19 years. Further information is provided in the Goodwill and Intangible Assets footnote included herein.

                     CROMPTON CORPORATION AND SUBSIDIARIES

RECOVERABILITY OF LONG-LIVED ASSETS AND GOODWILL

   The Company evaluates the recoverability of the carrying value of long-lived assets, excluding goodwill, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Under such circumstances, the Company assesses whether the projected undiscounted cash flows of its businesses are sufficient to recover the existing unamortized cost of its long-lived assets. If the undiscounted projected cash flows are not sufficient, the Company calculates the impairment amount by discounting the projected cash flows using its weighted-average cost of capital. The amount of the impairment is written-off against earnings in the period in which the impairment is determined.

   The Company evaluates the recoverability of the carrying value of goodwill on an annual basis as of July 31, or sooner if events occur or circumstances change, in accordance with FASB Statement No. 142. See the Goodwill and Intangible Assets footnote included herein for further details.

ENVIRONMENTAL LIABILITIES

   Accruals for environmental remediation, and operation and management costs directly related to remediation, are recorded when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated based on current laws and existing technologies. Each quarter, the Company evaluates and reviews estimates for future remediation and related costs to determine appropriate environmental reserve amounts. At December 31, 2003, environmental liabilities of $17.2 million have been included in accrued expenses and $103.5 million have been included in other liabilities. At December 31, 2002, environmental liabilities of $21.8 million have been included in accrued expenses and $107 million have been included in other liabilities. See the Contingencies and Environmental Matters footnote included herein for further details.

STOCK-BASED COMPENSATION

   As permitted under FASB Statement No. 123, "Accounting for Stock-Based Compensation" and Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," the Company elected to continue its historical method of accounting for stock-based compensation in accordance with APB Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB 25, compensation expense for fixed plans is recognized based on the difference between the exercise price and the stock price on the date of grant. Since the Company's fixed-plan awards have been granted with an exercise price equal to the stock price on the date of grant, no compensation expense has been recognized in the consolidated statements of operations for these awards. However, compensation expense has been recognized for the restricted awards under the Company's long-term incentive programs in accordance with the provisions of APB 25, which would be unchanged under FASB Statements No. 123 and No. 148. The following table illustrates the effect on net earnings (loss) and earnings (loss) per share if the Company had applied the fair value recognition provisions of Statements No. 123 and No. 148 to all stock-based employee compensation awards:

                     CROMPTON CORPORATION AND SUBSIDIARIES

                                                                                                2003       2002         2001
                                                                                              -------    ---------   ---------
                                                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                            DATA)
   Net earnings (loss), as reported.......................................................    $18,954    $(283,507)  $(123,944)
   Stock-based employee compensation expense (income) included in net earnings (loss), net
    of tax................................................................................     (1,359)       4,944       2,371
   Total stock-based employee compensation determined under fair value based accounting
    method for all awards, net of tax.....................................................     (2,770)     (10,863)    (11,598)
                                                                                              -------    ---------   ---------
   Pro forma net earnings (loss)..........................................................    $14,825    $(289,426)  $(133,171)
                                                                                              =======    =========   =========
   Earnings (loss) per share:
    Basic and diluted -- as reported......................................................    $  0.17    $   (2.50)  $   (1.10)
    Basic and diluted -- pro forma........................................................    $  0.13    $   (2.55)  $   (1.18)

FINANCIAL AND DERIVATIVE INSTRUMENTS

   Financial and derivative instruments are presented in the accompanying consolidated financial statements at either cost or fair value as required by accounting principles generally accepted in the United States of America. Further information is provided in the Financial Instruments and Derivative Instruments and Hedging Activities footnotes included herein.

TRANSLATION OF FOREIGN CURRENCIES

   Balance sheet accounts denominated in foreign currencies are translated at the current rate of exchange as of the balance sheet date, while revenues and expenses are translated at average rates of exchange during the periods presented. The cumulative foreign currency adjustments resulting from such translation are included in accumulated other comprehensive loss.

STATEMENTS OF CASH FLOWS

   Cash includes bank term deposits with original maturities of three months or less. Cash payments included interest payments of $95.8 million in 2003, $105.4 million in 2002 and $119.3 million in 2001. Cash payments also included net income tax payments of $21.4 million in 2003, net income tax refunds of $26.4 million in 2002 and net income tax payments of $31.3 million in 2001.
The net income tax refund in 2002 included a $50 million federal income tax refund resulting from a change in tax legislation. Included in the Company's cash balance at December 31, 2003, is approximately $13 million of restricted cash that is required to be on deposit to support certain letters of credit and performance guarantees, the majority of which will be settled within one year.

                     CROMPTON CORPORATION AND SUBSIDIARIES

FACILITY CLOSURES, SEVERANCE AND RELATED COSTS

   In July 2003, the Company announced a new cost reduction program to eliminate, at a minimum, overhead expenses previously absorbed by the OrganoSilicones business. In order to achieve this goal, the Company expects to reduce its global workforce by approximately 375 positions, of which approximately 305 positions had been eliminated as of December 31, 2003. In 2003, the Company recorded a pre-tax charge of $14 million for facility closures, severance and related costs in the consolidated statements of operations. A summary of this charge is as follows:

                                                                                      SEVERANCE                   OTHER
                                                                                         AND                     FACILITY
                                                                                       RELATED        ASSET      CLOSURE
                                                                                        COSTS      WRITE-OFFS     COSTS      TOTAL
                                                                                      ---------    ----------    --------   -------
                                                                                                      (IN THOUSANDS)
2003 charge. ......................................................................    $12,585        $ 396       $ 988     $13,969
Cash payments. ....................................................................     (2,859)          --        (383)     (3,242)
Non-cash charges ..................................................................         --         (396)         --        (396)
                                                                                       -------        -----       -----     -------
Balance at December 31, 2003 ......................................................    $ 9,726        $  --       $ 605     $10,331
                                                                                       =======        =====       =====     =======

   In July 2001, the Company announced a cost reduction initiative expected to lower annual operating costs through a program of facility consolidation, workforce reduction, and improvements in procurement and working capital control. In 2002, the Company announced the relocation of its corporate headquarters from Greenwich, CT to Middlebury, CT. The 2001 initiative and the corporate relocation have been substantially completed as of December 31, 2003 and the Company does not expect future costs to be significant. As a result of the cost reduction initiative and the corporate relocation, the Company recorded pre-tax charges for facility closures, severance and related costs of $5.6 million, $17.4 million and $109 million (of which $7.5 million is in cost of products sold) in 2003, 2002 and 2001, respectively. These charges are summarized as follows:

                                                                                                  ASSET
                                                                                  SEVERANCE     WRITE-OFFS      OTHER
                                                                                     AND           AND        FACILITY
                                                                                   RELATED     IMPAIRMENTS     CLOSURE
                                                                                  COSTS (A)        (B)        COSTS (C)     TOTAL
                                                                                  ---------    -----------    ---------   ---------
                                                                                                    (IN THOUSANDS)
2001 charge:
 Continuing operations ........................................................    $ 41,196      $ 41,847     $ 25,986    $ 109,029
 Discontinued operations ......................................................       4,270            --          734        5,004
Cash payments .................................................................      (8,526)           --       (2,022)    (10,548)
Non-cash charges ..............................................................      (6,706)      (41,847)     (13,866)    (62,419)
                                                                                   --------      --------     --------    ---------
Balance at December 31, 2001 ..................................................      30,234            --       10,832       41,066
2002 charge:
 Continuing operations ........................................................       7,211         4,918        5,240       17,369
 Discontinued operations ......................................................       4,256            --        1,092        5,348
Cash payments .................................................................     (16,480)           --       (6,285)    (22,765)
Non-cash charges ..............................................................        (988)       (4,918)         459      (5,447)
                                                                                   --------      --------     --------    ---------
Balance at December 31, 2002 ..................................................      24,233            --       11,338       35,571
2003 charge:
 Continuing operations ........................................................       2,711           183        2,697        5,591
 Discontinued operations ......................................................          15            --           15           30
Cash payments .................................................................     (17,457)           --       (9,695)    (27,152)
Non-cash charges ..............................................................      (1,110)         (183)        (280)     (1,573)
                                                                                   --------      --------     --------    ---------
Balance at December 31, 2003 ..................................................    $  8,392      $     --     $  4,075    $  12,467
                                                                                   ========      ========     ========    =========

                     CROMPTON CORPORATION AND SUBSIDIARIES

---------------
(a) Includes severance at various sites, including severance resulting from the corporate relocation, and pension curtailments related to closed sites.
(b) Includes primarily asset write-offs related to closed sites and the write-down of an equity investment relating to the impairment of assets of an affiliate.
(c) Includes primarily demolition, decontamination and decommissioning costs and inventory charges related to closed sites.

   In December 2000, the Company closed its manufacturing facility in Freeport, Grand Bahama Island. In connection with the facility closure, the Company incurred a pre-tax charge of $23.1 million in 2000 (of which $3.0 million was included in cost of products sold). This charge included $15.5 million for the write-off of long-lived assets, $6.2 million for facility closure and maintenance costs and $1.4 million for severance and other costs. The Company made payments of $0.5 million and $4 million in 2002 and 2001, respectively.
In 2002, due to changes in the original estimate, the Company recorded a pre-tax charge of $0.6 million for additional facility closure and maintenance costs. During 2003, the Company made payments of $0.4 million related to this closure and had a remaining accrual of $0.2 million at December 31, 2003.

   Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement No. 146 requires companies to record exit or disposal costs when they are incurred and to initially measure these costs at fair value. Statement No. 146 also requires that recorded liabilities be adjusted in future periods to reflect changes in timing or estimated cash flows. The provisions of Statement No. 146 are effective for exit or disposal activities initiated after December 31, 2002. The adoption of Statement No. 146 has not had a material impact on the Company's accounting for facility closures, severance and related costs as of December 31, 2003.

   The Company's accruals for facility closures, severance and related costs are included in accrued expenses in its consolidated balance sheets.

DISCONTINUED OPERATIONS

   On April 24, 2003, the Company entered into an agreement to sell certain assets and assign certain liabilities of the OrganoSilicones business unit to the Specialty Materials division of GE and to acquire GE's Specialty Chemicals business. The transaction closed on July 31, 2003 and resulted in a gain of $111.7 million (net of income taxes of $175.3 million). The gain includes the write-off of certain other assets associated with the OrganoSilicones business unit, principally goodwill, with carrying amounts of $220 million at July 31, 2003. The Company received net cash proceeds of $633.4 million, which includes proceeds from its first quarterly earn-out payment of $8.75 million less certain transaction-related fees of $18.4 million. The consideration that the Company received is subject to adjustment based on the change and/or adjustment to certain net assets of the OrganoSilicones business unit and the GE Specialty Chemicals business between December 31, 2002 and the closing date. In addition, as a result of the transaction, the Company acquired GE's Specialty Chemicals business valued at $160 million. The Company will continue to receive quarterly earn-out payments through September of 2006 based on the combined performance of GE's existing Silicones business and the OrganoSilicones business that GE acquired from the Company. The total of such payments will be a minimum of $105 million and a maximum of $250 million. During the fourth quarter of 2003, the Company received its first minimum quarterly earn-out payment of $8.75 million. Based on the performance of GE's Silicones business during the fourth quarter of 2003, the Company will receive an additional $4.5 million of earn-out

                     CROMPTON CORPORATION AND SUBSIDIARIES
proceeds in the first quarter of 2004. The recognition of this additional gain is contingent upon the continued favorable future performance of GE's Silicones business, which the Company will assess on a quarterly basis.

   The Company has used proceeds from this transaction primarily to reduce indebtedness. On July 31, 2003, the Company reduced the borrowings under its domestic credit facility from $294 million to zero and in August of 2003, the Company repurchased $250 million of its 8.5% notes and paid down the $61.3 million balance of its EURIBOR based bank loans.

   The agreement provided for the sale of assets and assignment of liabilities of the OrganoSilicones business unit with carrying amounts as follows:

                                                           JULY 31,    DECEMBER 31,
                                                             2003          2002
                                                           --------    ------------
                                                                (IN THOUSANDS)
   Inventory ...........................................   $102,420      $106,560
   Other current assets ................................      2,356         3,798
   Property, plant and equipment, net. .................    229,328       246,554
   Other assets ........................................     33,909        35,975
                                                           --------      --------
    TOTAL ASSETS HELD FOR SALE .........................   $368,013      $392,887
                                                           ========      ========
   Notes payable .......................................   $  2,204      $  2,033
   Accounts payable and accrued expenses ...............     13,262        14,671
   Long-term debt ......................................      7,728         8,698
   Other liabilities ...................................      4,193         3,871
                                                           --------      --------
    TOTAL LIABILITIES HELD FOR SALE ....................   $ 27,387      $ 29,273
                                                           ========      ========

   The sales and earnings from discontinued operations for all periods presented are as follows:

                                                                                                   2003        2002       2001
                                                                                                 --------    --------   --------
                                                                                                          (IN THOUSANDS)
   Net sales .................................................................................   $273,387    $456,601   $432,255
                                                                                                 ========    ========   ========
   Pre-tax earnings from discontinued operations. ............................................   $ 35,278    $ 63,634   $ 47,036
   Income taxes ..............................................................................     (8,964)    (12,714)   (15,221)
                                                                                                 --------    --------   --------
   Earnings from discontinued operations .....................................................   $ 26,314    $ 50,920   $ 31,815
                                                                                                 ========    ========   ========

                     CROMPTON CORPORATION AND SUBSIDIARIES

   The Company's consolidated statement of operations for the year ended December 31, 2003 reflects the results of operations of the acquired GE Specialty Chemicals business for the months of August through December 2003. The $160 million purchase price was allocated to the assets acquired and liabilities assumed based on the fair value of such assets and liabilities. The Company engaged an independent appraiser to determine the fair value of certain assets. As a result of the independent valuation that was performed, certain adjustments were made to the purchase price allocation subsequent to the date of acquisition through December 31, 2003. The purchase price allocation as of December 31, 2003 is as follows:

                                                                        PURCHASE
                                                                         PRICE
                                                                       ALLOCATION
                                                                     --------------
                                                                     (IN THOUSANDS)
   Accounts receivable...........................................       $ 13,789
   Inventory.....................................................         28,878
   Other current assets..........................................          1,670
   Property, plant and equipment, net............................         50,992
   Cost in excess of acquired net assets (goodwill)..............         42,345
   Other assets..................................................         43,691
   Accounts payable and accrued expenses.........................        (15,865)
   Post-retirement health care liability.........................         (5,500)
                                                                        --------
   TOTAL PURCHASE PRICE..........................................       $160,000
                                                                        ========

                     CROMPTON CORPORATION AND SUBSIDIARIES

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

   The following pro forma results of operations for the years ended December 31, 2003, 2002, and 2001 assume the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business had consummated as of the beginning of each respective period:

                                                                                            2003          2002         2001
                                                                                         ----------    ----------   ----------
                                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Net sales.........................................................................    $2,276,962    $2,259,219   $2,449,866
                                                                                         ==========    ==========   ==========
   Earnings (loss) from continuing operations before cumulative effect of accounting
    change...........................................................................    $ (101,854)   $    2,424   $ (113,491)
                                                                                         ==========    ==========   ==========
   Net earnings (loss) (a)...........................................................    $    9,437    $ (296,557)  $ (113,491)
                                                                                         ==========    ==========   ==========
   Basic earnings (loss) per common share:
    Earnings (loss) before cumulative effect of accounting change....................    $    (0.91)   $     0.02   $    (1.00)
                                                                                         ==========    ==========   ==========
   Net earnings (loss)...............................................................    $     0.08    $    (2.61)  $    (1.00)
                                                                                         ==========    ==========   ==========
   Diluted earnings (loss) per common share:
   Earnings (loss) before cumulative effect of accounting change.....................    $    (0.91)   $     0.02   $    (1.00)
                                                                                         ==========    ==========   ==========
   Net earnings (loss)...............................................................    $     0.08    $    (2.56)  $    (1.00)
                                                                                         ==========    ==========   ==========
   Weighted average shares outstanding:
    Basic............................................................................       112,531       113,568      113,061
                                                                                         ==========    ==========   ==========
    Diluted..........................................................................       112,531       115,656      113,061
                                                                                         ==========    ==========   ==========

---------------
(a) The pro forma net earnings (loss) for the year ended December 31, 2003 includes a gain on the sale of discontinued operations of $111,692. In addition, the pro forma net earnings (loss) for the years ended December 31, 2003 and 2002 include charges for cumulative effect of accounting changes of $401 and $298,981, respectively.

   The pro forma information above has been prepared for comparative purposes only and does not purport to be indicative of the results of operations that would have occurred had the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business been consummated at the beginning of the respective periods.

                     CROMPTON CORPORATION AND SUBSIDIARIES

DIVESTITURES

   In June 2002, the Company sold its industrial specialties business unit (excluding retained accounts receivable and accounts payable valued at approximately $10 million) for $95 million, including cash proceeds of $80 million and a note receivable of $15 million due February 2003. The note receivable, net of adjustments made to the value of certain assets sold, was paid by the buyer. The industrial specialties assets sold consisted of inventory of $24.9 million, property, plant and equipment, net, of $80.2 million and intangible assets of $2.0 million. In addition, other assets (primarily intangible assets) of $11.5 million were written off. After transaction fees and related costs, the Company recorded a pre-tax loss of $34.7 million in 2002 (included in other expense, net). During the fourth quarter of 2003, the Company resolved certain transaction-related matters with the buyer and accordingly recorded a $2.6 million credit adjustment to the pre-tax loss in other expense, net. Prior to the sale, the industrial specialties business unit was included in the Other reporting segment.

   In December 2001, the Company sold its industrial colors business unit for $32 million, which resulted in a pre-tax loss of $17.3 million (included in other expense, net).

   In December 2001, the Company sold its equity interest in the nitrile rubber joint venture for $3.1 million. The sale resulted in a pre-tax loss of $1.8 million (included in other expense, net).

   In March 2001, the Company sold its equity interest in Yorkshire Group PLC for $7 million. The sale resulted in a pre-tax loss of $1.5 million (included in other expense, net).

ASSET IMPAIRMENTS
   During the fourth quarter of 2001, as a result of changes in the marketplace, the Company evaluated the recoverability of the long-lived assets of its rubber chemicals and trilene businesses. The rubber additives business (included in the Polymer Additives reporting segment) had experienced industry-wide overcapacity, customer consolidation and low cost regional competition, which led to deteriorating pricing and marginally profitable long-term prospects. For the trilene business (which represents less than $4 million of net sales included in the Polymers reporting segment), the issue was a lack of demand with little prospect for improvement. Based on the projected cash flows, the Company determined that the carrying values of the long-lived assets of these businesses were impaired and recorded impairment charges of $66.7 million and $13.7 million related to the rubber chemicals and trilene businesses, respectively. These amounts were charged to operating profit in the fourth quarter of 2001 with an offsetting reduction to the long-lived assets of the businesses, primarily property, plant and equipment.

                     CROMPTON CORPORATION AND SUBSIDIARIES

MERGER ACCRUALS

   On September 1, 1999, Crompton and Knowles Corporation (C&K) merged with Witco Corporation (Witco) in a tax-free stock-for-stock merger (the "Merger"). As a result of the Merger, the Company recorded various merger related accruals in 1999 as a component of cost in excess of acquired net assets (goodwill). The changes to these accruals for the periods presented in the Company's consolidated financial statements are as follows:

                                                                                              SEVERANCE     OTHER MERGER
                                                                                             AND RELATED      RELATED
                                                                                                COSTS          COSTS         TOTAL
                                                                                             -----------    ------------   --------
                                                                                                         (IN THOUSANDS)
Balance at December 31, 2000.............................................................      $ 17,678       $ 7,606      $ 25,284
Cash payments............................................................................        (3,019)       (2,836)       (5,855)
Non-cash charges.........................................................................          (983)         (862)       (1,845)
                                                                                               --------       -------      --------
Balance at December 31, 2001.............................................................        13,676         3,908        17,584
Cash payments............................................................................          (764)       (1,226)       (1,990)
Non-cash charges.........................................................................            --          (157)         (157)
Reserve adjustment (a)...................................................................       (12,571)         (536)      (13,107)
                                                                                               --------       -------      --------
Balance at December 31, 2002.............................................................           341         1,989         2,330
Cash payments............................................................................          (115)         (283)         (398)
Reserve adjustment (a)...................................................................            --          (797)         (797)
                                                                                               --------       -------      --------
BALANCE AT DECEMBER 31, 2003.............................................................      $    226       $   909      $  1,135
                                                                                               ========       =======      ========

---------------
(a) Represents the reversal of reserves no longer deemed necessary, of which $12.6 million in 2002 was a reduction of goodwill.

   Also, as a result of the Merger, the Company recorded additional accruals in 1999 as a component of operating profit (loss). The changes to these accruals for the periods presented in the Company's consolidated financial statements are summarized as follows:

                                                                                      SEVERANCE      FACILITY      OTHER
                                                                                         AND       CLOSURE AND    MERGER
                                                                                       RELATED     MAINTENANCE    RELATED
                                                                                        COSTS         COSTS        COSTS     TOTAL
                                                                                      ---------    -----------    -------   -------
                                                                                                      (IN THOUSANDS)
Balance at December 31, 2000 ......................................................     $1,347       $ 4,796       $ 922    $ 7,065
Cash payments .....................................................................       (297)       (1,187)       (613)    (2,097)
Non-cash charges ..................................................................       (684)       (1,758)        126     (2,316)
                                                                                        ------       -------       -----    -------
Balance at December 31, 2001 ......................................................        366         1,851         435      2,652
Cash payments .....................................................................       (325)       (1,564)        (42)    (1,931)
Non-cash charges ..................................................................         50          (287)       (250)      (487)
                                                                                        ------       -------       -----    -------
Balance at December 31, 2002 ......................................................         91            --         143        234
Cash payments .....................................................................         --            --         (44)       (44)
Reserve adjustment ................................................................        (91)           --          91         --
                                                                                        ------       -------       -----    -------
BALANCE AT DECEMBER 31, 2003 ......................................................     $   --       $    --       $ 190    $   190
                                                                                        ======       =======       =====    =======

ACCOUNTS RECEIVABLE SECURITIZATION PROGRAMS

   The Company has an accounts receivable securitization program to sell up to $150 million of domestic accounts receivable to agent banks. At December 31, 2003, $106.1 million had been sold at an average cost of approximately 1.89%. At December 31, 2002, $136.5 million had been sold at an average cost of approximately 2.19%. In addition, the Company's

                     CROMPTON CORPORATION AND SUBSIDIARIES

European subsidiaries have a separate program to sell their eligible accounts receivable to agent banks. At December 31, 2003, $93.3 million of international accounts receivable had been sold at an average cost of approximately 3.37%. At December 31, 2002, $101 million of international accounts receivable had been sold at an average cost of approximately 3.94%. The total costs associated with these programs of $7.8 million and $9.1 million as of December 31, 2003 and 2002, respectively, are included in other expense, net in the consolidated statements of operations. The decrease in accounts receivable sold under these programs in 2003 was primarily due to a reduction in eligible receivables resulting from the sale of the OrganoSilicones business unit.

   Under the domestic program, certain subsidiaries of the Company sell their receivables to a special purpose entity (SPE) that has been created as a separate legal entity for the purpose of acquiring such receivables and selling an undivided interest therein to agent banks. In accordance with the domestic sale agreement, the agent banks purchase an undivided ownership interest in the accounts receivable owned by the SPE. The amount of such undivided ownership interest will vary based on the level of eligible accounts receivable as defined in the agreement. In addition, the agent banks retain a security interest in the unsold receivable balance owned by the SPE, which was $43.3 million and $27.4 million as of December 31, 2003 and 2002, respectively. The balance of the unsold receivables owned by the SPE is included in the Company's accounts receivable balance on its consolidated balance sheets. Under the international programs, certain foreign subsidiaries of the Company sell eligible accounts receivable directly to agent banks. During the period, the Company had an obligation to service the accounts receivable sold under its domestic and international programs. The Company has treated the transfer of receivables under its domestic and international receivable programs as a sale of accounts receivable.

INVENTORIES

                                                                    2003        2002
                                                                  --------    --------
                                                                     (IN THOUSANDS)
      Finished goods ..........................................   $293,846    $264,078
      Work in process .........................................     20,175      21,158
      Raw materials and supplies ..............................     76,178      68,320
                                                                  --------    --------
                                                                  $390,199    $353,556
                                                                  ========    ========

PROPERTY, PLANT AND EQUIPMENT

                                                                 2003          2002
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
      Land and improvements. ..............................   $   47,953    $   44,737
      Buildings and improvements ..........................      236,325       172,359
      Machinery and equipment .............................    1,088,383       978,155
      Information systems equipment .......................      124,951       118,039
      Furniture, fixtures and other .......................       25,619        23,212
      Construction in progress ............................       79,386        82,725
                                                              ----------    ----------
                                                               1,602,617     1,419,227
      Less accumulated depreciation .......................      828,005       723,265
                                                              ----------    ----------
                                                              $  774,612    $  695,962
                                                              ==========    ==========

                     CROMPTON CORPORATION AND SUBSIDIARIES

GOODWILL AND INTANGIBLE ASSETS

   Effective January 1, 2002, the Company adopted FASB Statement No. 141, "Business Combinations" and FASB Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method of accounting. It also specifies criteria that must be met for intangible assets acquired in a purchase combination to be recognized apart from goodwill. Statement No. 142 requires that the useful lives of all existing intangible assets be reviewed and adjusted if necessary. It also requires that goodwill and intangible assets with indefinite lives no longer be amortized, but rather be tested for impairment at least annually. Other intangible assets will continue to be amortized over their useful lives and reviewed for impairment in accordance with FASB Statement No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

   In accordance with Statement No. 142, the Company discontinued the amortization of goodwill effective January 1, 2002. The following is a reconciliation to adjust previously reported annual financial information to exclude goodwill amortization expense:

                                                                                                                   2001
                                                                                                      -----------------------------
                                                                                                                     NET EARNINGS
                                                                                                                   (LOSS) PER SHARE
                                                                                                                   ----------------
                                                                                                         LOSS      BASIC    DILUTED
                                                                                                      ---------    ------   -------
                                                                                                        (IN THOUSANDS, EXCEPT PER
                                                                                                               SHARE DATA)
Net loss, as reported.............................................................................    $(123,944)   $(1.10)   $(1.10)
Goodwill amortization expense -- continuing operations                                                   20,179      0.18      0.18
Goodwill amortization expense -- discontinued operations..........................................        5,877      0.05      0.05
                                                                                                      ---------    ------    ------
ADJUSTED NET LOSS.................................................................................    $ (97,888)   $(0.87)   $(0.87)
                                                                                                      =========    ======    ======

   The Company's intangible assets (excluding goodwill) are included in "other assets" on the consolidated balance sheets and comprise the following:

                                                                                    DECEMBER 31, 2003          DECEMBER 31, 2002
                                                                                 -----------------------    -----------------------
                                                                                  GROSS      ACCUMULATED     GROSS      ACCUMULATED
                                                                                  COST      AMORTIZATION      COST     AMORTIZATION
                                                                                --------    ------------    --------   ------------
                                                                                                   (IN THOUSANDS)
Patents .....................................................................   $ 60,824      $(18,877)     $ 45,440     $(15,335)
Trademarks ..................................................................     83,718       (31,334)       69,547      (27,932)
Other .......................................................................     89,364       (37,444)       64,327      (31,325)
                                                                                --------      --------      --------     --------
                                                                                $233,906      $(87,655)     $179,314     $(74,592)
                                                                                ========      ========      ========     ========

   The gross cost of the Company's intangible assets increased $54.6 million during 2003 primarily due to $43.6 million of intangibles acquired with the acquisition of the GE Specialty Chemicals business, the capitalization of fees associated with the renewal of patents, trademarks and registrations, and higher foreign currency translation. The estimated fair value of intangible assets associated with the GE Specialty Chemicals acquisition was based on an independent valuation and includes $13.2 million for trademarks with a 40-year useful life, $23.1 million for acquired customer lists/relationships with a weighted-average useful life of 6.3 years, and $7.3 million for patents with a 10-year useful life.

   Amortization expense related to intangible assets (excluding goodwill) amounted to $14.5 million in 2003, $11.6 million in 2002 and $11.6 in 2001. Estimated amortization expense for the next five fiscal years is as follows:
$17.1 million (2004); $16.3 million (2005); $16.1 million (2006); $15.9 million
(2007); and $15.4 million (2008).

                     CROMPTON CORPORATION AND SUBSIDIARIES

   During the first quarter of 2002, in accordance with the goodwill impairment provisions of Statement No. 142, the Company allocated its assets and liabilities, including goodwill, to its reporting units. Much of the goodwill relates to the Merger and, accordingly, has been allocated to the former Witco business units. During the second quarter of 2002, the Company completed its reporting unit fair value calculations by discounting the projected cash flows of each of its reporting units using its weighted-average cost of capital. As a result, the Company recorded a charge of $299 million, or $2.63 per share, retroactive to January 1, 2002. The charge is reflected in 2002 as a cumulative effect of accounting change. Of the $299 million charge, $84 million relates to the divested industrial specialties business and represents 100 percent of the goodwill attributed to that business. A further $65 million relates to 100 percent of the goodwill attributed to the refined products business and the remaining $150 million of the charge represents 43 percent of the goodwill attributed to the plastic additives business.

   Goodwill by reportable segment is as follows:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              2003            2002
                                                          ------------    ------------
                                                                 (IN THOUSANDS)
      Polymer Products
       Polymer Additives. .............................     $310,785        $266,105
       Polymers .......................................       17,299          17,299
       Polymer Processing Equipment ...................       34,637          31,870
                                                          ------------    ------------
                                                             362,721         315,274
                                                            --------        --------
      Specialty Products
       OrganoSilicones ................................           --         213,980
       Crop Protection ................................       55,886          55,379
                                                            --------        --------
                                                              55,886         269,359
                                                            --------        --------
                                                            $418,607        $584,633
                                                            ========        ========

   During 2003, goodwill decreased $166 million primarily due to the write-off of $214 million of goodwill related to the OrganoSilicones business, partially offset by $42.3 million of goodwill associated with the acquisition of the GE Specialty Chemicals business (included in the Polymer Additives segment) and higher foreign currency translation of $5.6 million. The goodwill associated with the OrganoSilicones business was written off as part of the gain on sale of discontinued operations. All of the goodwill associated with the GE Specialty Chemicals business is deductible for tax purposes.

   The Company has elected to perform its annual goodwill impairment procedures for all of its reporting units as of July 31. During the third quarter of 2003, the Company updated its carrying value calculations and fair value estimates for each of its reporting units as of July 31, 2003. Based on the comparison of the carrying values to the estimated fair values, the Company has concluded that no additional goodwill impairment exists. The Company will update its review as of July 31, 2004, or sooner, if events occur or circumstances change that could reduce the fair value of a reporting unit below its carrying value.

LEASES

   At December 31, 2003, minimum rental commitments under non-cancelable operating leases, net of sublease income, amounted to $17.9 million (2004), $15.2 million (2005), $10.5 million (2006), $9.1 million (2007), $8.7 million
(2008) and $35.3 million (2009 and

                     CROMPTON CORPORATION AND SUBSIDIARIES
thereafter). Rental expenses under operating leases were $24.4 million (2003), $27.8 million (2002) and $31.5 million (2001).

   Real estate taxes, insurance and maintenance expenses generally are obligations of the Company, and accordingly, are not included as part of rental payments. It is expected that in the normal course of business, leases that expire will be renewed or replaced by similar leases.

INDEBTEDNESS

   The Company's long-term debt instruments are recorded at face value, net of unamortized discounts. Such discounts will be amortized to interest expense over the life of the related debt instruments. The Company's long-term debt is summarized as follows:

LONG-TERM DEBT

                                                             2003        2002
                                                           --------   ----------
                                                              (IN THOUSANDS)
Domestic Credit Facility (a) ..........................    $     --   $   25,000
8.50% Notes due 2005, net of unamortized discount of
  $850 in 2003 and $2,706 in 2002, with an effective
  interest rate of 8.71%...............................     349,150      597,294
6.125% Notes due 2006, net of unamortized discount of
  $4,966 in 2003 and $7,348 in 2002, with an effective
  interest rate of 7.71%...............................     145,034      142,652
6.875% Debentures due 2026, net of unamortized
  discount of $23,265 in 2003 and $24,319 in 2002, with
  an effective interest rate of 7.58%..................     126,735      125,681
7.75% Debentures due 2023, net of unamortized discount
  of $1,405 in 2003 and $1,478 in 2002, with an
  effective interest rate of 7.82%.....................     108,595      108,522
6.60% Notes due 2003, net of unamortized discount of
  $442 in 2002, with an effective interest rate of
  7.67%................................................          --      164,558
EURIBOR-based Bank Loans due 2003 .....................          --       57,051
Other .................................................      24,504       32,391
                                                           --------   ----------
                                                           $754,018   $1,253,149
                                                           ========   ==========

---------------
(a) The Company's domestic credit facility of $57 million at December 31, 2003 has been classified as short-term due to its maturity date of October 2004.

   On April 1, 2003, the Company utilized its domestic credit facility to repay its $165 million of 6.6% notes due in 2003. On July 31, 2003, the Company completed its transaction with GE and used the proceeds from this transaction primarily to reduce indebtedness. On July 31, 2003, the Company reduced the borrowings under its domestic credit facility from $294 million to zero. In August of 2003, the Company repaid the $61.3 million balance of its EURIBOR-based bank loans and repurchased $250 million of its 8.5% notes. As a result of the repurchase of the 8.5% notes, the Company recorded a loss on early extinguishment of debt of $24.7 million as a component of net earnings (loss) from continuing operations before taxes in accordance with FASB Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Included in this loss is a premium of $23.8 million and a write-off of $0.9 million related to the unamortized discount and debt issuance costs related to the repurchased notes.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   In March of 2000, the Company issued $600 million of notes due in 2005 with a coupon rate of 8.5%, and entered into an interest rate swap contract to convert $300 million of such notes into variable interest rate debt. On March 24, 2001, the Company terminated the $300 million variable interest rate swap contract and received $21.9 million of cash proceeds from the settlement of the contract, which represented the fair market value of the contract on the date of termination. In accordance with FASB Statements No. 133 and No. 138, as they relate to fair value hedge accounting, the $21.9 million was recorded as an increase to long-term debt and is being amortized to earnings over the life of the notes. The unamortized balance at December 31, 2003 and 2002 was $6.6 million and $12.1 million, respectively.

CREDIT FACILITIES

   At December 31, 2002, the Company had a $400 million five-year domestic credit facility available through October 2004. Effective July 31, 2003, the credit facility was amended to $300 million. Borrowings on this facility are at various rate options determined on the date of borrowing. In addition, the Company must pay a facility fee on the aggregate amount of the credit facility, which was .50% and .38% at December 31, 2003 and 2002, respectively. At December 31, 2003, borrowings under this credit facility were $57 million with a weighted-average interest rate of 3.57%. At December 31, 2002, borrowings under this credit facility were $25 million with a weighted-average interest rate of 3.56%. Due to the October 2004 maturity date, borrowings under this facility were classified as short-term at December 31, 2003.

   The Company also has arrangements with various banks for lines of credit for its international subsidiaries aggregating $26.3 million in 2003 and $28 million in 2002, of which $3.7 million (at 4.9%) and $4.7 million (at
4.4%) were outstanding at December 31, 2003 and 2002, respectively.

DEBT COVENANTS

   The Company's various debt agreements contain covenants that limit the ability to create or assume mortgages or engage in mergers, consolidations, and certain sales or leases of assets. The Company is required to report compliance with certain financial covenants to its lenders on a quarterly basis. Under these covenants, the Company is required to maintain a leverage ratio (adjusted total debt to adjusted earnings before interest, taxes, depreciation and amortization ("Bank EBITDA"), with adjustments to both debt and earnings being made in accordance with the terms of the domestic credit facility agreement) and an interest coverage ratio (Bank EBITDA to interest expense). The Company also provides a security interest in certain domestic personal property not to exceed 10% of consolidated net tangible assets. As a result of the waiver and amendments to the domestic credit facility agreement dated October 17, 2003 and November 10, 2003, the leverage and interest coverage ratio covenants were modified to allow for more latitude beginning in the third quarter of 2003. The Company was in compliance with the financial covenants of its domestic credit facility at December 31, 2003. The Company's five-year domestic credit facility and the amendments thereto have been filed as exhibits to the Company's filings with the Securities and Exchange Commission.

MATURITIES

   At December 31, 2003, the scheduled maturities of long-term debt during the next five fiscal years are: 2004 - $0; 2005 - $350 million; 2006 -
$150 million; 2007 - $0; and 2008 - $0.

                     CROMPTON CORPORATION AND SUBSIDIARIES

INCOME TAXES

   The components of earnings (loss) from continuing operations before income taxes and cumulative effect of accounting change, and the provision for income taxes (benefit) are as follows:

                                                                                                    2003        2002         2001
                                                                                                 ---------    ---------   ---------
                                                                                                           (IN THOUSANDS)
Pre-tax Earnings (Loss) from Continuing Operations:
 Domestic....................................................................................    $(249,802)   $(150,523)  $(280,092)
 Foreign.....................................................................................       95,049       96,173      44,450
                                                                                                 ---------    ---------   ---------
                                                                                                 $(154,753)   $ (54,350)  $(235,642)
                                                                                                 =========    =========   =========
Income Taxes (Benefits):
 Domestic
   Current...................................................................................    $   2,524    $  (1,749)  $     562
   Deferred..................................................................................      (75,798)     (55,435)   (102,381)
                                                                                                 ---------    ---------   ---------
                                                                                                   (73,274)     (57,184)   (101,819)
Foreign
   Current...................................................................................       47,057       33,991      19,596
   Deferred..................................................................................       (9,885)       4,289       2,340
                                                                                                 ---------    ---------   ---------
                                                                                                    37,172       38,280      21,936
Total
   Current...................................................................................       49,581       32,242      20,158
   Deferred..................................................................................      (85,683)     (51,146)   (100,041)
                                                                                                 ---------    ---------   ---------
                                                                                                 $ (36,102)   $ (18,904)  $ (79,883)
                                                                                                 =========    =========   =========

   The provision (benefit) for income taxes differs from the Federal statutory rate for the following reasons:

                                                                                                      2003        2002       2001
                                                                                                    --------    --------   --------
                                                                                                             (IN THOUSANDS)
Income tax benefit at statutory rate............................................................    $(54,164)   $(19,023)  $(82,475)
Antitrust fines.................................................................................      15,816          --         --
Goodwill amortization...........................................................................          --          --      7,210
Foreign income tax rate differential............................................................       5,619        (389)     6,378
State income taxes, net of federal benefit......................................................      (7,433)     (4,381)    (9,192)
Tax audit settlements...........................................................................          --        (900)    (4,870)
Impact of valuation allowance...................................................................      (1,714)      5,008      1,792
Exclusions and foreign income subject to U.S. taxation..........................................       2,696          23        882
Non-deductible items............................................................................       4,811         758      3,585
Other, net......................................................................................      (1,733)         --     (3,193)
                                                                                                    --------    --------   --------
Actual income tax benefit.......................................................................    $(36,102)   $(18,904)  $(79,883)
                                                                                                    ========    ========   ========

                     CROMPTON CORPORATION AND SUBSIDIARIES

   Provisions have been made for deferred taxes based on differences between the financial statement and the tax basis of assets and liabilities using currently enacted tax rates and regulations. The components of the net deferred tax assets and liabilities are as follows:

                                                               2003       2002
                                                             --------   --------
                                                               (IN THOUSANDS)
DEFERRED TAX ASSETS:
 Pension and other post-retirement liabilities. .........    $172,487   $182,427
 Net operating loss and tax credit carryforwards ........     101,639    138,500
 Accruals for environmental remediation .................      41,596     44,430
 Other accruals .........................................      54,245     54,332
 Inventories and other ..................................      24,695     19,407
 Intercompany royalty ...................................          --     21,935
DEFERRED TAX LIABILITIES:
 Property, plant and equipment ..........................     (40,493)   (69,316)
 Earn-out receivable ....................................     (35,786)        --
 Foreign basis differential .............................     (35,698)        --
 Financial instruments ..................................     (11,793)   (13,254)
 Intangibles ............................................      (5,380)   (12,453)
 Other ..................................................      (3,509)    (5,829)
                                                             --------   --------
Net deferred tax asset before valuation allowance .......     262,003    360,179
Valuation allowance .....................................     (18,356)   (20,070)
                                                             --------   --------
Net deferred tax asset after valuation allowance ........    $243,647   $340,109
                                                             ========   ========

   Net deferred taxes of $64.9 million and $62.1 million are included in other current assets and $178.8 million and $278 million are included in other assets in 2003 and 2002, respectively. The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize its deferred tax assets.

   At December 31, 2003, the Company had an aggregate of $259.5 million of net operating losses (NOLs) ($231.9 million generated domestically and $27.6 million related to the Company's foreign subsidiaries) and $1.3 million of excess foreign tax credits. The Company's NOL's are subject to certain limitations and will begin to expire in 2008. The valuation allowance at December 31, 2003 includes $12.8 million related to the NOL's ($4.4 million for which subsequently recognized tax benefits will be applied to reduce goodwill) and $5.6 million related to other foreign deferred tax assets.

   At December 31, 2002, the Company had an aggregate of $350.4 million of NOL's ($316.9 million generated domestically and $33.5 million related to the Company's foreign subsidiaries) and $1.9 million of excess foreign tax credits. The valuation allowance at December 31, 2002 included $14.5 million related to the NOL's ($5.2 million for which subsequently recognized tax benefits will be applied to reduce goodwill) and $5.6 million related to other foreign deferred tax assets.

   The Company has not made any provision for U.S. taxes which would be payable if undistributed earnings of the foreign subsidiaries of approximately
$466 million at December 31, 2003 were distributed to the Company since certain foreign countries limit the extent of repatriation of earnings while, for others, the Company's intention is to permanently reinvest such foreign earnings. A determination of the amount of the unrecognized deferred tax liability related to undistributed earnings is not practicable.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   In addition, the Company has not recognized a deferred tax liability for the difference between the book basis and the tax basis of its investment in the common stock of its subsidiaries. Such difference relates primarily to $235 million of unremitted earnings earned by Witco's foreign subsidiaries prior to the Merger on September 1, 1999. The Company does not expect this difference in basis to become subject to tax at the parent level, as it is the Company's intention to permanently reinvest such foreign earnings.

EARNINGS (LOSS) PER COMMON SHARE

   The computation of basic earnings (loss) per common share is based on the weighted-average number of common shares outstanding. Diluted earnings (loss) per share is based on the weighted-average number of common and common share equivalents outstanding. The computation of diluted earnings (loss) per share equals the basic calculation since common stock equivalents were antidilutive due to losses from continuing operations in each year. Common stock equivalents amounted to 147,539 in 2003, 2,087,888 in 2002 and 2,442,685 in
2001.

                                                                                                    2003        2002         2001
                                                                                                 ---------    ---------   ---------
                                                                                                   (IN THOUSANDS, EXCEPT PER SHARE
                                                                                                                DATA)
Loss from continuing operations before cumulative effect of accounting change................    $(118,651)   $ (35,446)  $(155,759)
Earnings from discontinued operations........................................................       26,314       50,920      31,815
Gain on sale of discontinued operations......................................................      111,692           --          --
Cumulative effect of accounting change.......................................................         (401)    (298,981)         --
                                                                                                 ---------    ---------   ---------
NET EARNINGS (LOSS)..........................................................................    $  18,954    $(283,507)  $(123,944)
                                                                                                 =========    =========   =========
BASIC AND DILUTED
Weighted-average shares outstanding..........................................................      112,531      113,568     113,061
                                                                                                 =========    =========   =========
Loss from continuing operations before cumulative effect of accounting change................    $   (1.05)   $   (0.31)  $   (1.38)
Earnings from discontinued operations........................................................         0.23         0.44        0.28
Gain on sale of discontinued operations......................................................         0.99           --          --
Cumulative effect of accounting change.......................................................           --        (2.63)         --
                                                                                                 ---------    ---------   ---------
NET EARNINGS (LOSS)..........................................................................    $    0.17    $   (2.50)  $   (1.10)
                                                                                                 =========    =========   =========

CAPITAL STOCK

   The Company is authorized to issue 500 million shares of $.01 par value common stock. There were 119,152,254 shares issued at year-end 2003 and 2002, of which 4,660,158 and 5,297,885 shares were held as treasury stock in 2003 and 2002, respectively.

   The Company is authorized to issue 250,000 shares of preferred stock without par value, none of which are outstanding. On September 3, 1999, the Company declared a dividend distribution of one Preferred Share Purchase Right
(Rights) on each outstanding share of common stock. These Rights entitle stockholders to purchase one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $100. The Rights are only exercisable if a person or group acquires 15% or more of the Company's common stock or announces a tender offer which, if successful, would result in ownership of 15% or more of the Company's common stock.

                     CROMPTON CORPORATION AND SUBSIDIARIES

COMPREHENSIVE LOSS

   Components of accumulated other comprehensive loss are as follows:

                                                                  2003         2002
                                                               ---------    ----------
                                                                    (IN THOUSANDS)
      Foreign currency translation adjustment ..............   $  49,605    $ (75,833)
      Minimum pension liability adjustment .................    (142,753)    (117,866)
      Other ................................................      (3,315)      (6,727)
                                                               ---------    ----------
      ACCUMULATED OTHER COMPREHENSIVE LOSS .................   $ (96,463)   $(200,426)
                                                               =========    ==========

   Reclassification adjustments during 2003, 2002 and 2001 aggregated
$4.9 million, $6.6 million, and $2.2 million, respectively. Of these amounts, $3.8 million in 2003, $6.0 million in 2002 and $2.0 million in 2001 relate to amortization from other comprehensive income to earnings in connection with the Company's equity option contracts, which expired in May 2003. These amounts have been disclosed in the Derivative Instruments and Hedging Activities footnote. The remaining $1.1 million in 2003, $0.6 million in 2002 and $0.2 million in 2001 were also reclassified from other comprehensive income to earnings and relate to the Company's interest rate swap contracts accounted for as cash flow hedges, which expired in July 2003 concurrent with the maturity of the underlying debt.

STOCK INCENTIVE PLANS

   The 1988 Long-Term Incentive Plan (1988 Plan), as amended, authorized the Board of Directors (Board) to grant stock options, stock appreciation rights, restricted stock and long-term performance awards covering up to 10 million shares to the officers and other key employees of C&K over a period of ten years through October 1998. Non-qualified and incentive stock options were granted under the 1988 plan at prices not less than 100% of the fair market value of the underlying common shares on the date of the grant. All outstanding options will expire not more than ten years and one month from the date of grant.

   The 1993 Stock Option Plan for Non-Employee Directors, as amended in 1996, authorized 200,000 options to be granted to non-employee directors. The options vest over a two-year period and are exercisable over a ten-year period from the date of grant, at a price equal to the fair market value of the underlying common shares on the date of grant.

   The 1998 Long-Term Incentive Plan (1998 Plan) was approved by the shareholders of C&K in 1999. This plan authorizes the Board to grant stock options, stock appreciation rights, restricted stock and long-term performance awards to eligible employees and non-qualified stock options to non-employee directors over a ten-year period. During 2003, 2002 and 2001, non-qualified and incentive stock options were granted under the 1998 Plan at prices not less than 100% of the fair market value of the underlying common shares on the date of grant. All outstanding options will expire not more than ten years and one month from the date of grant. The 1998 Plan authorizes the Company to grant shares and options for shares of common stock equal to the sum of (i) the shares available for award under the 1988 Plan and the 1993 Stock Option Plan For Non-Employee Directors as of October 18, 1998 and (ii) the shares awarded under prior plans of C&K which were forfeited, expired, lapsed, not earned or tendered to pay the exercise price of options or withholding taxes. In 1999, the number of common shares reserved for issuance under the 1998 plan was increased by 2.8 million shares and, pursuant to the Merger, increased by an additional 5 million shares. Under the terms of the Merger, the shareholders also approved the conversion of all outstanding Witco options into options to purchase the Company's common stock. These 4.7 million converted options expired 30 days after the Merger and became available for grant under the 1998 Plan.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   In October 2001, the Board of Directors approved the 2001 Employee Stock Option Plan (2001 Plan). The 2001 Plan authorizes the Board to grant up to
1 million non-qualified stock options to key non-officer employees. Options under the 2001 plan will be granted at prices not less than 100% of the fair market value of the underlying common shares on the date of grant and will expire not more than 10 years and one month from the date of grant.

   In October 1999, the Company granted long-term incentive awards in the amount of 2,175,000 shares of restricted stock from the 1998 Plan. In connection with the Merger, vesting requirements relating to 300,000 shares of restricted stock were waived. The remaining 1,875,000 shares were earned as of December 31, 2000 based upon the achievement of certain financial criteria and vested over a three-year period, which ended on January 1, 2003. Compensation expense relating to these shares was accrued over a three-year period.

   In January 2000, the Company granted long-term incentive awards under the 1998 Plan for a maximum of 2,707,250 shares to be earned at the end of 2002 if certain financial criteria were met. In January 2001, the January 2000 awards were cancelled and awards were granted for a maximum of 2,343,367 shares to be earned if certain vesting and financial criteria were met at the end of 2002. In January 2002, the Company granted long-term incentive awards under the 1998 Plan for a maximum of 1,052,000 shares to be earned at the end of 2004 if certain financial criteria are met for 2002 through 2004. In conjunction with this award, the remaining outstanding performance-based portion of the awards (1,655,000 shares) granted in January 2001 were cancelled. In accordance with the terms of the January 2002 grant, the maximum number of shares to be earned under this award has been reduced to 381,000.

   In January 2003, the Board of Directors approved the grant of options covering 1,270,458 shares at the fair market value of the underlying common stock at the date of grant. In October 2003, the Board of Directors approved the grant of options covering 898,000 shares at the fair market value of the underlying common stock at the date of grant. These options will vest over a three-year period.

   In January 2004, the Board of Directors granted long-term incentive awards in the amount of 430,000 shares of restricted stock, which will vest over a three-year period. In addition, in connection with the employment of the Company's new President and Chief Executive Officer in January 2004, the Board of Directors approved an employment contract authorizing the grant of options covering 500,000 shares, at the fair market value of the underlying common stock at the date of grant, and the grant of a long-term incentive award for 200,000 shares of restricted stock. The options will vest ratably over a two-year period and the restricted stock will vest ratably over a three-year period.

   As permitted under FASB Statement No. 123 and FASB Statement No. 148, the Company elected to continue its historical method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation expense has not been recognized for stock-based compensation plans other than restricted stock awards under the Company's long-term incentive programs.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   The following table summarizes the effect on net earnings (loss) and earnings (loss) per common share if the Company had applied the fair value recognition provisions of FASB Statement No. 123 to all stock-based employee compensation awards, the estimated fair value of options granted using the Black-Scholes model and the assumptions utilized in the model:

                                                                                                     2003       2002         2001
                                                                                                   -------    ---------   ---------
                                                                                                            (IN THOUSANDS)
Net earnings (loss), as reported...............................................................    $18,954    $(283,507)  $(123,944)
Pro forma net earnings (loss)..................................................................    $14,825    $(289,426)  $(133,171)
Earnings (loss) per share:
 Basic and diluted -- as reported..............................................................    $  0.17    $   (2.50)  $   (1.10)
 Basic and diluted -- pro forma................................................................    $  0.13    $   (2.55)  $   (1.18)
Average fair value of options granted..........................................................    $  2.67    $    3.08   $    3.97
Assumptions:
 Dividend yield................................................................................        2.6%         2.5%        2.0%
 Expected volatility...........................................................................         49%          48%         52%
 Risk-free interest rate.......................................................................        4.0%         3.5%        5.0%
 Expected life (in years)......................................................................          8            8           8

   Changes during 2003, 2002 and 2001 in shares under option are summarized as follows:

                                                                                                   PRICE PER SHARE
                                                                                                 ---------------------
                                                                                                   RANGE       AVERAGE     SHARES
                                                                                                -----------    -------   ----------
Outstanding at 12/31/00.....................................................................    $3.13-26.41    $11.98    11,771,322
Granted.....................................................................................     7.92-10.81      7.93     1,760,866
Exercised...................................................................................      3.13-8.34      5.20      (111,759)
Lapsed......................................................................................     8.16-26.41     15.75      (346,142)
                                                                                                -----------    ------    ----------
Outstanding at 12/31/01.....................................................................     5.22-26.41     11.39    13,074,287
Granted.....................................................................................           7.25      7.25     1,272,430
Exercised...................................................................................      5.22-8.34      7.59      (436,149)
Lapsed......................................................................................     7.92-26.41     16.95      (771,165)
                                                                                                -----------    ------    ----------
Outstanding at 12/31/02.....................................................................     5.22-26.41     10.79    13,139,403
Granted.....................................................................................      5.85-6.38      6.16     2,168,458
Exercised...................................................................................           5.22      5.22        (8,525)
Lapsed......................................................................................     5.22-26.41     10.77    (1,511,244)
                                                                                                -----------    ------    ----------
OUTSTANDING AT 12/31/03.....................................................................    $5.85-26.41    $10.07    13,788,092
                                                                                                ===========    ======    ==========
Exercisable at 12/31/01.....................................................................    $5.22-26.41    $12.78     9,073,974
Exercisable at 12/31/02.....................................................................    $5.22-26.41    $11.52    10,699,627
Exercisable at 12/31/03.....................................................................    $7.25-26.41    $11.04    10,847,565

   Shares available for grant at year-end 2003 and 2002 were 6,876,664and 6,148,135, respectively.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   The following table summarizes information concerning currently outstanding and exercisable options:


                                                                                    WEIGHTED
                            RANGE OF                                  NUMBER        AVERAGE      WEIGHTED      NUMBER      WEIGHTED
                             EXERCISE                               OUTSTANDING    REMAINING      AVERAGE    EXERCISABLE    AVERAGE
                              PRICES                                 AT END OF    CONTRACTUAL    EXERCISE     AT END OF    EXERCISE
                             -------                                   2003           LIFE         PRICE        2003         PRICE
                                                                    -----------   -----------    --------    -----------   --------
$5.85-7.92......................................................     4,866,589        8.6         $ 6.99      1,927,729     $ 7.74
$8.16-8.35......................................................     5,031,485        5.7         $ 8.27      5,031,485     $ 8.27
$10.81-14.35....................................................     1,313,345        3.7         $14.04      1,311,678     $14.05
$14.50-26.41....................................................     2,576,673        2.7         $17.37      2,576,673     $17.37
                                                                     ---------        ---         ------     ----------     ------
                                                                    13,788,092        6.0         $10.07     10,847,565     $11.04
                                                                     =========        ===         ======     ==========     ======


   The Company has an Employee Stock Ownership Plan that is offered to eligible employees of the Company and certain of its subsidiaries. The Company makes contributions equivalent to a stated percentage of employee contributions. The Company's contributions were $2.5 million in 2003, $2.8 million in 2002 and $3.6 million in 2001.

   Effective June 1, 2001, the Company established an Employee Stock Purchase Plan. This plan permits eligible employees to annually elect to have up to 10% of their compensation withheld for the purchase of shares of the Company's common stock at 85% of the average of the high and low sale prices on the date of purchase, up to a maximum of $25,000. As of December 31, 2003, 1,577,237 shares of common stock are available for future issuance under this plan.

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

   The Company has several defined benefit and defined contribution pension plans covering substantially all of its domestic employees and certain international employees. Benefits under the defined benefit plans are primarily based on the employees' years of service and compensation during employment. The Company's funding policy for the defined benefit plans is based on contributions at the minimum annual amounts required by law plus such amounts as the Company may deem appropriate. Contributions for the defined contribution plans are determined as a percentage of the covered employees' salary. Plan assets consist of publicly traded securities and investments in commingled funds administered by independent investment advisors.

   Employees of international locations are covered by various pension benefit arrangements, some of which are considered to be defined benefit plans for financial reporting purposes. Assets of these plans are comprised primarily of insurance contracts and financial securities. Benefits under these plans are primarily based upon levels of compensation. Funding policies are based on legal requirements, tax considerations and local practices.

   The Company also provides health and life insurance benefits for certain retired and active employees and their beneficiaries and covered dependents for substantially all of its domestic employees and certain international employees. These plans are generally not pre-funded and are paid by the Company as incurred, except for certain inactive government-related plans.

   The Company uses a measurement date of December 31 for substantially all of its pension and other post-retirement benefit plans.

                     CROMPTON CORPORATION AND SUBSIDIARIES

BENEFIT OBLIGATIONS

                                                                            DEFINED BENEFIT PLANS
                                                                  ------------------------------------------
                                                                       QUALIFIED          INTERNATIONAL AND       POST-RETIREMENT
                                                                    DOMESTIC PLANS       NON-QUALIFIED PLANS     HEALTH CARE PLANS
                                                                  -------------------    -------------------    -------------------
                                                                   2003        2002       2003        2002        2003       2002
                                                                 --------    --------   --------    --------    --------   --------
                                                                                           (IN THOUSANDS)
Change in projected benefit obligation:
Projected benefit obligation at beginning of year ............   $648,121    $619,981   $226,553    $184,773    $224,078   $216,511
Service cost .................................................      6,518       6,705      6,678       6,537       1,294      1,604
Interest cost ................................................     40,896      42,245     13,729      11,796      14,533     14,497
Plan participants' contributions .............................         --          --        915         938         963        734
Plan amendments ..............................................         --          98     (1,553)        (83)     (2,405)        --
Actuarial losses .............................................     40,467      27,300     23,362      16,639      17,397      8,510
Foreign currency exchange rate changes .......................         --          --     34,171      20,310       1,684         61
Divestitures .................................................         --          --    (17,061)         --      (4,248)        --
Benefits paid ................................................    (46,679)    (46,788)    (8,549)    (13,564)    (19,786)   (17,839)
Curtailments .................................................    (16,543)     (1,420)    (1,204)         --          --         --
Settlements ..................................................         --          --       (637)       (793)         --         --
                                                                 --------    --------   --------    --------    --------   --------
Projected benefit obligation at end of year ..................   $672,780    $648,121   $276,404    $226,553    $233,510   $224,078
                                                                 ========    ========   ========    ========    ========   ========
Accumulated benefit obligation at end of year ................   $661,055    $621,445   $259,573    $201,283    $233,510   $224,078
                                                                 ========    ========   ========    ========    ========   ========
Weighted-average year-end assumptions used to determine
  benefit obligations:
Discount rate ................................................       6.00%       6.75%      5.54%       5.96%       6.00%      6.75%
Rate of compensation increase ................................       4.00%       4.00%      3.17%       3.25%         --         --

   An 8.9% average annual rate of increase in the per capita cost of covered health care benefits was assumed for 2003. The rate was assumed to decrease gradually to 5% for 2011 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the post-retirement benefit obligation reported for the health care plans. A one-percentage-point increase in assumed health care cost trend rates would increase the accumulated post-retirement benefit obligation by $13.6 million for health care benefits as of December 31, 2003. A one-percentage-point decrease in assumed health care cost trend rates would decrease the accumulated post-retirement benefit obligation by $11.9 million for health care benefits as of December 31, 2003.

                     CROMPTON CORPORATION AND SUBSIDIARIES

PLAN ASSETS

                                                                            DEFINED BENEFIT PLANS
                                                                  ------------------------------------------
                                                                       QUALIFIED          INTERNATIONAL AND       POST-RETIREMENT
                                                                    DOMESTIC PLANS       NON-QUALIFIED PLANS     HEALTH CARE PLANS
                                                                  -------------------    -------------------    -------------------
                                                                   2003        2002       2003        2002        2003       2002
                                                                 --------    --------   --------    --------    --------   --------
                                                                                           (IN THOUSANDS)
Change in plan assets:
  Fair value of plan assets at
   beginning of year..........................................   $458,328    $539,294   $ 82,431    $ 80,725    $ 30,423   $ 34,580
Actual return on plan assets .................................     75,222     (41,058)     5,658      (4,425)      2,678     (1,832)
Foreign currency exchange rate changes .......................         --          --     14,523       8,834          --         --
Employer contributions .......................................     30,877       6,880     10,500      10,716      16,371     14,780
Plan participants' contributions .............................         --          --        915         938         963        734
Divestitures .................................................         --          --    (10,714)         --          --         --
Benefits paid ................................................    (46,679)    (46,788)    (8,549)    (13,564)    (19,786)   (17,839)
Settlements ..................................................         --          --       (151)       (793)         --         --
                                                                 --------    --------   --------    --------    --------   --------
FAIR VALUE OF PLAN ASSETS AT END OF YEAR .....................   $517,748    $458,328   $ 94,613    $ 82,431    $ 30,649   $ 30,423
                                                                 ========    ========   ========    ========    ========   ========

   The asset allocation for the Company's pension plans at the end of 2003 and 2002, and the target allocation for 2004, by asset category are as follows:

                                                 TARGET ALLOCATION -- 2004           PERCENTAGE OF PLAN ASSETS AT DECEMBER 31,
                                                ---------------------------     ----------------------------------------------------
                                                                                                              INTERNATIONAL AND NON-
                                                                                QUALIFIED DOMESTIC PLANS         QUALIFIED PLANS
                                                                                ------------------------      ----------------------
                                               QUALIFIED     INTERNATIONAL
                                                DOMESTIC       AND NON-
ASSET CATEGORY:                                  PLANS      QUALIFIED PLANS       2003            2002           2003          2002
---------------                                ---------    ---------------       ----            ----           ----          ----
Equity securities ..........................       60%             45%              58%             47%           45%            44%
Fixed income securities ....................       40%             53%              42%             53%           53%            54%
Other ......................................       --               2%              --              --             2%             2%
                                                  ---             ---              ---             ---           ---            ---
TOTAL ......................................      100%            100%             100%            100%          100%           100%
                                                  ===             ===              ===             ===           ===            ===

   During 2003, a special contribution of $20.9 million of the Company's common stock was made to various domestic pension plans. The value of this common stock is $22.9 million (4% of total domestic plan assets) at the end of 2003. There was no Company common stock included within equity securities at the end of 2002.

   Estimated funding requirements for the domestic pension plans are $4.6 million for 2004 and $6.8 million for 2005 compared to $30.9 million contributed in 2003. The Company funds the domestic pension plans based on the minimum amounts required by law plus such amounts the Company deems appropriate. The funding estimates for 2004 and 2005 are based upon actual December 31, 2003 asset values and the assumption that the Company would contribute the minimum required contributions. The funding estimates also assume pension funding relief legislation will be extended and no other significant changes with regards to demographics, legislation, plan provisions, or actuarial assumptions or methods to determine the estimated funding requirements.

   The Company's pension plan assets are managed by outside investment managers; assets are monitored monthly to ensure they are within the range of parameters as set forth by the Company. The Company's investment strategy with respect to pension assets is to achieve the expected rate of return within an acceptable or appropriate level of risk. The Company's

                     CROMPTON CORPORATION AND SUBSIDIARIES
investment strategy is designed to promote diversification to moderate volatility and attempt to balance the expected return with risk levels.

   The asset allocation for the post-retirement health care plans at the end of 2003 and 2002, and target allocation for 2004, by asset category are as follows:

                                                                                                  PERCENTAGE OF PLAN ASSETS AT
                                                                                                           DECEMBER 31,
                                                                                                  ----------------------------
                                                                                      TARGET
      ASSET CATEGORY:                                                               ALLOCATION
       ---------------                                                                 2004            2003        2002
                                                                                    ----------         ----        ----
      Equity securities ..........................................................       60%            55%          51%
      Fixed income securities ....................................................       40%            45%          47%
      Other ......................................................................       --             --            2%
                                                                                        ---            ---          ---
      TOTAL ......................................................................      100%           100%         100%
                                                                                        ===            ===          ===

   The Company's post-retirement health care plan assets relating to certain inactive government plans are managed by outside investment managers. The Company will review these assets at least quarterly to ensure they are within the range of parameters as set forth by the Company. The Company's investment strategy with respect to post-retirement health care assets is to achieve the expected rate of return within an acceptable or appropriate level of risk. The Company's investment strategy is designed to promote diversification to moderate volatility and attempt to balance the expected return with risk levels.

FUNDED STATUS

   The funded status of the plans reconciled to the amount reported on the consolidated financial statements is as follows:

                                                                        DEFINED BENEFIT PLANS
                                                            ----------------------------------------------
                                                                  QUALIFIED            INTERNATIONAL AND         POST-RETIREMENT
                                                               DOMESTIC PLANS         NON-QUALIFIED PLANS       HEALTH CARE PLANS
                                                            ---------------------    ---------------------    ---------------------
                                                              2003        2002         2003         2002        2003         2002
                                                           ---------    ---------   ---------    ---------    ---------   ---------
                                                                                        (IN THOUSANDS)
Funded status at the end of year:
Funded status ..........................................   $(155,032)   $(189,793)  $(181,791)   $(144,122)   $(202,861)  $(193,655)
Unrecognized transition asset ..........................         (40)         (47)      1,533        1,759           --          --
Unrecognized actuarial loss ............................     208,152      206,464      62,583       32,145       11,564       4,276
Unrecognized prior service costs .......................         285          348          30        2,479       (1,638)     (4,617)
                                                           ---------    ---------   ---------    ---------    ---------   ---------
NET AMOUNT RECOGNIZED ..................................   $  53,365    $  16,972   $(117,645)   $(107,739)   $(192,935)  $(193,996)
                                                           =========    =========   =========    =========    =========   =========
Amounts recognized in the consolidated balance sheets
  at the end of year consist of:
Prepaid benefit costs ..................................   $  57,353    $  24,271   $   5,782    $   4,971    $      --   $      --
Accrued benefit liabilities ............................    (200,659)    (183,315)   (173,372)    (132,924)    (192,935)   (193,996)
Intangible assets ......................................         286          258       3,395        3,340           --          --
Accumulated other comprehensive loss ...................     196,385      175,758      46,550       16,874           --          --
                                                           ---------    ---------   ---------    ---------    ---------   ---------
NET AMOUNT RECOGNIZED ..................................   $  53,365    $  16,972   $(117,645)   $(107,739)   $(192,935)  $(193,996)
                                                           =========    =========   =========    =========    =========   =========

   The Company's prepaid benefit costs and intangible assets are included in other assets in the consolidated balance sheets, while the accrued pension benefit liabilities are included in other liabilities in the consolidated balance sheets.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   For pension plans with a projected and accumulated benefit obligation in excess of plan assets and post-retirement health care plan obligation in excess of plan assets, the projected benefit obligation, accumulated benefit obligation and fair value of plan assets at the end of 2003 and 2002 were as follows:

                                                                                                                 ACCUMULATED POST-
                                                                                            PROJECTED AND           RETIREMENT
                                                                                             ACCUMULATED            HEALTH CARE
                                                                                         BENEFIT OBLIGATION         OBLIGATION
                                                                                               EXCEEDS           EXCEEDS THE FAIR
                                                                                          THE FAIR VALUE OF          VALUE OF
                                                                                             PLAN ASSETS            PLAN ASSETS
                                                                                         -------------------    -------------------
                                                                                          2003        2002        2003       2002
                                                                                        --------    --------    --------   --------
                                                                                                       (IN THOUSANDS)
End of year:
Projected benefit obligation ........................................................   $949,141    $866,008    $     --   $     --
Accumulated benefit obligation ......................................................    920,588     814,066     208,487    199,814
Fair value of plan assets ...........................................................    612,156     529,674          --         --

NET PERIODIC COST

                                                         DEFINED BENEFIT PLANS
                                    ---------------------------------------------------------------
                                               QUALIFIED                    INTERNATIONAL AND                 POST-RETIREMENT
                                            DOMESTIC PLANS                 NON-QUALIFIED PLANS               HEALTH CARE PLANS
                                    -------------------------------   -----------------------------    ----------------------------
                                      2003       2002        2001       2003      2002       2001        2003      2002       2001
                                    --------   --------    --------   -------    -------   --------    -------    -------   -------
                                                                            (IN THOUSANDS)
Components of net periodic
  benefit cost (credit):
Service cost....................    $  6,518   $  6,705    $  6,819   $ 6,678    $ 6,537   $  5,936    $ 1,294    $ 1,604   $ 1,539
Interest cost...................      40,896     42,245      43,185    13,729     11,796     11,021     14,533     14,497    15,148
Expected return on plan assets..     (54,154)   (56,244)    (56,141)   (6,857)    (6,228)    (6,094)    (2,707)    (3,179)   (3,668)
Amortization of prior service
  cost..........................          62         63         414       858        955        978     (3,078)    (2,838)   (4,176)
Amortization of unrecognized
  transition obligation.........          (6)        (6)         (3)      218        189        190         --         --        --
Recognized actuarial (gains)
  losses........................       1,386        164         (29)      735        161       (207)      (469)      (936)   (1,447)
Curtailment (gain) loss
  recognized....................          --      1,154       7,045      (243)        --    (13,101)    (2,287)        --    (1,055)
Settlement (gain) loss
  recognized....................          --         --         873    (3,580)       330      7,095         --         --        --
                                    --------   --------    --------   -------    -------   --------    -------    -------   -------
NET PERIODIC BENEFIT COST
  (CREDIT)......................    $ (5,298)  $ (5,919)   $  2,163   $11,538    $13,740   $  5,818    $ 7,286    $ 9,148   $ 6,341
                                    ========   ========    ========   =======    =======   ========    =======    =======   =======

                                                                             DEFINED BENEFIT PLANS
                                                                   -----------------------------------------
                                                                        QUALIFIED         INTERNATIONAL AND       POST-RETIREMENT
                                                                     DOMESTIC PLANS      NON-QUALIFIED PLANS     HEALTH CARE PLANS
                                                                   -------------------   -------------------    -------------------
                                                                   2003   2002    2001   2003    2002   2001    2003    2002   2001
                                                                   ----   ----    ----   ----    ----   ----    ----    ----   ----
                                                                                            (IN THOUSANDS)
Weighted-average assumptions used to determine net cost:
Discount rate..................................................    6.75%  7.00%   7.56%  5.96%   5.91%  6.52%   6.75%   7.00%  7.55%
Expected return on plan assets.................................    9.50%  9.50%   9.50%  7.04%   6.99%  7.22%   9.50%   9.50%  9.50%
Rate of compensation increase..................................    4.00%  4.00%   4.25%  3.25%   3.35%  3.45%     --      --     --

   The 9.5% expected rate of return on plan assets for the qualified domestic pension plans for 2003 was based on an assumed long-term inflation rate of 3%. The domestic expected rate of return on plan assets is derived by applying the expected returns on the various asset

                     CROMPTON CORPORATION AND SUBSIDIARIES
classes to the Company's assumed asset allocation. The expected returns are based on the expected performance of the various asset classes and the expected benefit from active fund management. They are further supported by historical investment returns for various asset classes. The Company has assumed that normative investment returns on long-term bonds will be 350 basis points above inflation, or 6.5%. The assumed premiums for domestic and international equity investments over long-term bonds are 400 and 450 basis points, respectively. In addition, the Company has assumed an overall 50 basis point benefit from active fund management. Actual returns for qualified domestic plans for the year ended December 31, 2003 were 20.8%.

   During 2003, the Company re-evaluated its investment strategy for domestic plans. As a result of that review and the Company's assumption of future returns, the Company will decrease its expected return on asset assumption for 2004 to 9.0%. The adjusted domestic expected long-term rate of return of 9.0% for 2004 is based on an assumed long-term inflation rate of 2.6%. The Company has adjusted the normative investment returns on long-term bonds to 370 basis points above inflation or 6.3%. The assumed premiums for domestic and international equity investments over long-term bonds have been adjusted to 340 and 420 basis points, respectively. The Company has assumed that the active fund management benefit will remain at 50 basis points. The target asset allocation is 60% equity securities and 40% fixed income securities.

   The Company currently utilizes a 7.04% weighted average expected long-term rate of return on its international plan assets. This international rate is developed primarily based on the same factors considered in developing the domestic long-term rate of return.

   Assumed health care cost trend rates have a significant effect on the service and interest cost components reported for the health care plans. A one-percentage-point increase in assumed health care cost trend rates increase the service and interest cost components of net periodic post-retirement health care benefit cost by $1.1 million for 2003. A one-percentage-point decrease in assumed health care cost trend rates decrease the service and interest cost components of net periodic post-retirement health care benefit cost by $0.9 million for 2003.

   The Company's cost of its defined contribution plans was $15.4 million, $15.8 million, and $15.2 million in 2003, 2002 and 2001, respectively.

   On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) was signed into law. Through the Act, companies that sponsor retiree health plans that cover prescription drugs are entitled to a federal subsidy beginning in 2006 which is equal to 28% of certain costs paid by both the employee and the Company for prescription drugs. The three possible approaches to recognize the subsidy are as follows: immediate recognition of all expected future subsidies when the Act is initially recognized; amortize recognition through actuarial gains and losses; or recognition of subsidies as received beginning in 2006. As a result of the uncertainty regarding the possible accounting treatment, the Company has elected to defer accounting for the effect of the Act until guidance is issued.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   The Company's activities expose its earnings, cash flows and financial position to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. The Company maintains a risk-management strategy that uses derivative instruments as needed to mitigate risk against foreign currency movements and to manage

                     CROMPTON CORPORATION AND SUBSIDIARIES
interest rate volatility. In accordance with FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," and FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," the Company recognizes in earnings changes in the fair value of all derivatives designated as fair value hedging instruments that are highly effective and recognizes in accumulated other comprehensive loss (AOCL) changes in the fair value of all derivatives designated as cash flow hedging instruments that are highly effective. The Company does not enter into derivative instruments for trading or speculative purposes.

   The Company used interest rate swap contracts, which expired in July 2003 concurrent with the maturity of the underlying debt securities, as cash flow hedges to convert its Euro denominated variable rate debt to fixed rate debt. Each interest rate swap contract was designated with the principal balance and the term of the specific debt obligation. These contracts involved the exchange of interest payments over the life of the contract without an exchange of the notional amount upon which the payments were based. The differential to be paid or received as interest rates changed was recognized as an adjustment to interest expense.

   The Company also had equity option contracts covering 3.2 million shares of the Company's common stock to hedge the expense variability associated with its obligations under its long-term incentive plans (LTIP). In February 2003, the Company settled its existing equity option contracts for $35.1 million, of which $33.8 million had been included in accrued expenses at December 31, 2002, and entered into a new equity option contract. The new contract consisted of a sold put option contract with a strike price of $5.66 and a purchased call option contract with a strike price of $5.75. The Company had designated a portion of the equity option contract as a cash flow hedge of the risk associated with the unvested, unpaid awards under its LTIP. Changes in market value related to the portion of the option contract designated and effective as a hedge were recorded as a component of AOCL. The amount included in AOCL was subject to changes in the stock price and was being amortized ratably to selling, general and administrative expense (SG&A) over the remaining service periods of the hedged LTIP. Changes in market value related to the remaining portion of the option contract were recognized in SG&A. During the second quarter of 2003, the Company determined that one of its LTIP programs was not achievable and accordingly amortized $3 million from AOCL to SG&A, which represented the unamortized balance of the deferred loss on the portion of the option contract that related to this plan. On May 11, 2003 the option contract expired and resulted in a favorable net cash settlement of $3.7 million. As of June 30, 2003, all of the deferred losses relating to these contracts had been amortized to SG&A.

   In prior years, the Company used an interest rate swap contract as a fair value hedge to convert $300 million of its fixed rate 8.5% notes into variable rate debt. On March 24, 2001, the swap contract was terminated and the Company received cash proceeds of $21.9 million in settlement of the contract, which represented the market value of the contract on the date of termination. In accordance with FASB Statements No. 133 and 138, as they relate to fair value hedge accounting, the $21.9 million was recorded as an increase to long-term debt and is being amortized to interest expense over the life of the notes. The unamortized balance at December 31, 2003 and 2002 was $6.6 million and $12.1 million, respectively.

   The Company also has exposure to changes in foreign currency exchange rates resulting from transactions entered into by the Company and its foreign subsidiaries in currencies other than their local currency (primarily trade payables and receivables). The Company is also exposed to currency risk on intercompany transactions (including intercompany loans). The

                     CROMPTON CORPORATION AND SUBSIDIARIES

Company manages these transactional currency risks on a consolidated basis, which allows it to net its trade payable and receivable exposure. The Company purchases foreign currency forward contracts, primarily denominated in Euros, Canadian dollars, Hong Kong dollars, Swiss francs and Singapore dollars, to hedge its transaction exposure. The aggregate notional amount of these contracts at December 31, 2003 and 2002 was approximately $474 million and $536 million, respectively. These contracts are generally settled on a monthly basis. Realized and unrealized gains and losses on foreign currency forward contracts are recognized in other expense, net to offset the impact of valuing recorded foreign currency trade payables, receivables and intercompany transactions. The Company has not designated these derivatives as hedges, although it believes these instruments reduce the Company's exposure to foreign currency risk. The net effect of the realized and unrealized gains and losses on these derivatives and the underlying transactions is not significant at December 31, 2003.

   The following table summarizes the (gains)/losses resulting from changes in the market value of the Company's fair value and cash flow hedging instruments and the amortization of (gains)/losses related to certain cash flow hedges for the years ended December 31, 2003 and 2002:

                                                                     2003       2002
                                                                    -------   -------
                                                                     (IN THOUSANDS)
     Fair value hedges (in other expense, net) .................    $    38   $    (2)
                                                                    =======   =======
     Cash flow hedges (in AOCL):
     Balance at beginning of year ..............................    $ 2,838   $ 2,546
      Interest rate swap contracts .............................       (883)     (313)
      Equity option contracts-change in market value ...........      1,836     6,558
      Equity option contracts-amortization to SG&A .............     (3,791)   (5,953)
                                                                    -------   -------
     BALANCE AT END OF YEAR ....................................    $    --   $ 2,838
                                                                    =======   =======

FINANCIAL INSTRUMENTS

   As discussed in the Derivative Instruments and Hedging Activities note above, the Company enters into interest rate swap contracts to modify the interest characteristics of some of its outstanding debt and purchases foreign currency forward contracts to mitigate its exposure to changes in foreign currency exchange rates of recorded transactions (principally foreign currency trade receivables and payables and intercompany transactions).

   At December 31, 2003, the Company had outstanding foreign currency forward contracts with an aggregate notional amount of approximately $474 million to hedge foreign currency risk on foreign currency accounts receivable and payable and intercompany loans. These forward contracts are generally outstanding for one month and are primarily denominated in Euros, Canadian dollars, Hong Kong dollars, Swiss francs and Singapore dollars. At December 31, 2002, the Company had outstanding foreign currency forward contracts with an aggregate notional amount of approximately $536 million.

   At December 31, 2002, the Company had outstanding interest rate swap contracts with an aggregate notional amounts of $57.1 million. These contracts were used to convert the Company's variable rate Euro denominated debt to fixed rate debt. These contracts expired in July 2003.

   All contracts have been entered into with major financial institutions. The risk associated with these transactions is the cost of replacing these agreements at current market rates, in

                     CROMPTON CORPORATION AND SUBSIDIARIES
the event of default by the counterparties. Management believes the risk of incurring such losses is remote.

   The carrying amounts for cash, accounts receivable, other current assets, accounts payable and other current liabilities approximate their fair value because of the short-term maturities of these instruments. The fair value of long-term debt is based primarily on quoted market values. For long-term debt that has no quoted market value, the fair value is estimated by discounting projected future cash flows using the Company's incremental borrowing rate. The fair value of interest rate swap and foreign currency forward contracts is the amount at which the contracts could be settled based on quotes provided by investment banking firms.

   The following table presents the carrying amounts and estimated fair values of material financial instruments used by the Company in the normal course of its business. The carrying amounts of the interest rate swap contracts and foreign currency forward contracts are included in either other assets or other liabilities.

                                                                                         2003                       2002
                                                                                 ---------------------    -------------------------
                                                                                 CARRYING       FAIR       CARRYING         FAIR
                                                                                  AMOUNT       VALUE        AMOUNT         VALUE
                                                                                ---------    ---------    -----------   -----------
                                                                                                   (IN THOUSANDS)
Long-term debt ..............................................................   $(754,018)   $(791,660)   $(1,253,149)  $(1,216,443)
Interest rate swap contracts ................................................   $      --    $      --    $      (884)  $      (884)
Foreign currency forward contracts ..........................................   $      --    $      --    $        38   $        38

ASSET RETIREMENT OBLIGATIONS

   In June 2001, the FASB issued Statement No. 143, "Accounting for Asset Retirement Obligations." Statement No. 143 requires companies to record a liability for asset retirement obligations in the period in which a legal obligation is created. Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. Companies are also required to adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, the Company either settles the obligation for its recorded amount or incurs a gain or loss. The provisions of Statement No. 143 are effective for fiscal years beginning after June 15, 2002. Effective January 1, 2003, the Company adopted the provisions of Statement No. 143. As a result of the implementation of this Statement, the Company recorded an after-tax charge of $0.4 million ($0.7 million pre-tax) as a cumulative effect of accounting change. The Company's asset retirement obligations are primarily the result of the legal obligation to remove leasehold improvements upon termination of leases or sale of property at several of its facilities. The initial measurement of such obligations has been recorded at fair value, which the Company estimated by discounting projected cash flows using a rate of 8.5%. The fair value of any future obligations will be measured utilizing the Company's credit-adjusted risk-free rate applicable at that time. During 2003, the Company recorded pre-tax accretion expense of $0.3 million and has an asset retirement obligation liability of $0.7 million at December 31, 2003.

                     CROMPTON CORPORATION AND SUBSIDIARIES

ANTITRUST INVESTIGATION AND RELATED MATTERS

   On March 15, 2004, the Company entered into a plea agreement with the United States of America with respect to a criminal antitrust investigation of the Company by the Department of Justice (the "DOJ"). Under the terms of the agreement, the Company agreed to plead guilty to a one-count information charging the Company with participating in a combination and conspiracy to suppress and eliminate competition by maintaining and increasing the price of certain rubber chemicals sold in the United States during the period 1995 to 2001. The DOJ and the Company will jointly recommend that the court impose a sentence requiring the Company to pay a fine of $50 million, payable in six annual installments, without interest, beginning in 2004. If the court accepts the joint recommendation at a hearing expected to occur in the next several months, the DOJ's investigation of the Company with respect to rubber chemicals will be resolved.

   The Company also reached agreement with the Commissioner of Competition and the Attorney General (the "Attorney General") of Canada on March 15, 2004, regarding a criminal antitrust investigation of the Company. The Company has agreed to plead guilty to one count of conspiring to lessen competition unduly in the sale and marketing of certain rubber chemicals in Canada. The Attorney General and the Company will jointly recommend that the court impose a sentence requiring the Company to pay a fine of $9 million Canadian (U.S.
$7 million), payable in six annual installments, without interest, beginning in 2004. If the court accepts the joint recommendation at a hearing expected to occur in the next several months, the Canadian investigation of the Company with respect to rubber chemicals will be resolved.

   Expected cash payments for U.S. and Canadian fines total $2.3 million in 2004; $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007;
$16.2 million in 2008; and $18.5 million in 2009.

   The Company and certain of its subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission (the "EC") with respect to the sale and marketing of rubber chemicals. At this time, the Company cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

   The Company and certain of its subsidiaries are subjects of, and continue to cooperate in coordinated criminal and civil investigations being conducted by the DOJ, Canadian Competition Bureau and the EC (collectively, the "Governmental Authorities") with respect to possible antitrust violations relating to the sale and marketing of certain other products, including ethylene propylene diene monomer (EPDM); heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers and epoxidized soybean oil
(ESBO); nitrile rubber; and urethanes and urethane chemicals. The Company and its affiliates that are subject to the investigations have received from each of the Governmental Authorities verbal or written assurances of conditional amnesty from prosecution and fines.

   The Company recorded pre-tax charges of $77.7 million for antitrust costs in its consolidated statement of operations at December 31, 2003. This includes a $45.2 million charge to reserve for the payment of U.S. and Canadian fines, which represents the present value of the expected payments of $57 million.
The Company also incurred pre-tax antitrust costs of $32.5 million associated with antitrust investigations and related civil lawsuits. The Company expects to continue to incur substantial costs until all antitrust investigations are concluded and civil claims are resolved.

   The Company and certain of its subsidiaries, together with other companies, are defendants in certain federal direct purchaser and state direct and indirect purchaser class

                     CROMPTON CORPORATION AND SUBSIDIARIES
action lawsuits principally alleging that the defendants conspired to fix, raise, maintain or stabilize prices for rubber chemicals, EPDM, plastic additives, including impact modifiers and processing aids, and nitrile rubber in violation of federal and state law. The Company and certain of its officers and directors are also defendants in federal securities class action lawsuits principally alleging that the defendants caused the Company's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements in violation of federal securities laws by inflating profits as result of engaging in an illegal price fixing conspiracy with respect to rubber chemicals. In addition, the Company and its board of directors are defendants in a shareholder derivative lawsuit principally alleging that the directors breached their fiduciary duties by causing the Company's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements by inflating profits as a result of engaging in an illegal price fixing conspiracy with respect to rubber chemicals. These federal and state actions are in early procedural stages of litigation and, accordingly, the Company cannot predict their outcome. The Company and its defendant subsidiaries believe that they have substantial defenses to these actions and intend to defend vigorously all such actions.

   The Company has not recorded a charge for potential liabilities and expenses in connection with the coordinated civil investigation by the EC or with the civil claims, because it is not yet able to reasonably estimate a reserve for such potential costs. The resolution of the coordinated civil investigation by the EC and any civil claims now pending or hereafter asserted against the Company or any of its subsidiaries could have a material adverse effect on the Company's financial condition, results of operations and prospects.

CONTINGENCIES

ENVIRONMENTAL MATTERS

   The Company is involved in claims, litigation, administrative proceedings and investigations of various types in various jurisdictions. A number of such matters involve claims for a material amount of damages and relate to or allege environmental liabilities, including clean-up costs associated with hazardous waste disposal sites, natural resource damages, property damage and personal injury. The Company and some of its subsidiaries have been identified by federal, state or local governmental agencies, and by other potentially responsible parties (each a "PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or comparable state statutes, as a PRP with respect to costs associated with waste disposal sites at various locations in the United States. In addition, the Company is involved with environmental remediation and compliance activities at some of its current and former sites in the United States and abroad.

   Each quarter, the Company evaluates and reviews estimates for future remediation, and operation and management costs directly related to remediation, to determine appropriate environmental reserve amounts. For each site, a determination is made of the specific measures that are believed to be required to remediate the site, the estimated total cost to carry out the remediation plan, the portion of the total remediation costs to be borne by the Company and the anticipated time frame over which payments toward the remediation plan will occur. The total amount accrued for such environmental liabilities at December 31, 2003 was $120.7 million. The Company estimates its potential environmental liability to range from $109 million to $133 million at December 31, 2003. It is possible that the Company's estimates for environmental remediation liabilities may change in the future should additional sites be identified, further remediation measures be required or undertaken, the interpretation of

                     CROMPTON CORPORATION AND SUBSIDIARIES
current laws and regulations be modified or additional environmental laws and regulations be enacted.

   On May 21, 1997, the United States District Court, Eastern District of Arkansas (the "Court"), entered an order finding that Uniroyal Chemical Co./ Cie (Uniroyal) (a wholly owned subsidiary of the Company) is jointly and severally liable to the United States and Hercules Incorporated (Hercules) and Uniroyal are liable to each other in contribution with respect to the remediation of the Vertac Chemical Corporation site in Jacksonville, Arkansas. On October 23, 1998, the Court entered an order granting the United State's motion for summary judgment against Uniroyal and Hercules for removal and remediation costs of $102.9 million at the Vertac site. On February 3, 2000, after trial on the allocation of these costs, the Court entered an order finding Uniroyal liable to the United States for approximately $2.3 million and liable to Hercules in contribution for approximately $0.7 million. On April 10, 2001, the United States Court of Appeals for the Eighth Circuit (the "Appeals Court") (i) reversed a decision in favor of the United States and against Hercules with regard to the issue of divisibility of harm and remanded the case back to the Court for a trial on the issue; (ii) affirmed the finding of arranger liability against Uniroyal; and (iii) set aside the findings of contribution between Hercules and Uniroyal by the Court pending a decision upon remand. The Appeals Court also deferred ruling on all constitutional issues raised by Hercules and Uniroyal pending subsequent findings by the Court. On June 6, 2001, the Appeals Court denied Uniroyal's petition for rehearing by the full Appeals Court on the Appeals Court's finding of arranger liability against Uniroyal and on December 10, 2001, Uniroyal's Writ of Certiorari with the United States Supreme Court with regard to the issues of its arranger liability was denied. On December 12, 2001, the Court concluded hearings pursuant to the April 10, 2001 remand by the Appeals Court, and briefing on the issue of divisibility was completed in January 2003. A decision from the Court is expected during the second quarter of 2004.

   The Company intends to assert all meritorious legal defenses and all other equitable factors which are available to it with respect to the above matters. The Company believes that the resolution of these matters will not have a material adverse effect on its consolidated financial position. While the Company believes it is unlikely, the resolution of these matters could have a material adverse effect on its consolidated results of operations in any given year if a significant number of these matters are resolved unfavorably.

GUARANTEES

   In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires the guarantor to recognize a liability for the non-contingent component of a guarantee; that is, the obligation to stand ready to perform in the event that specified triggering events or conditions occur. The initial measurement of this liability is the fair value of the guarantee at its inception. The initial recognition and measurement provisions apply to guarantees issued or modified after December 31, 2002. The adoption of Interpretation No. 45 has not had a material impact on the Company's results of operations or financial condition.

   The Company has standby letters of credit and guarantees with various financial institutions. At December 31, 2003, the Company had $58.2 million of outstanding letters of credit and guarantees primarily related to its environmental remediation liabilities, insurance obligations, a potential tax exposure, and a customer guarantee. Of these items, one of the

                     CROMPTON CORPORATION AND SUBSIDIARIES
standby letters of credit and the customer guarantee fall within the scope of Interpretation No. 45.

   The standby letter of credit relates to a potential tax exposure that existed prior to December 31, 2002. The amount of this letter of credit is $15.7 million. At December 31, 2003, the Company had accrued $7.1 million of this amount, which represents the Company's estimate of the probable outcome of this tax exposure.

   For the customer guarantee, the Company has contingently guaranteed certain debt obligations for one of its customers. At December 31, 2003, the amount of this guarantee is $4.6 million. Based on past experience and on the underlying circumstances, the Company does not expect to have to perform under this guarantee. The fair value of the Company's obligation to stand-ready to perform for the term of the guarantee is not material.

   The Company provides for the estimated cost of product warranties related to its Polymer Processing Equipment segment. The Company warrants repair or replacement to the equipment purchased by the original buyer for a one-year period from date of shipment if the equipment is either defective in material or workmanship. In the case of components or units purchased by the Company from other suppliers, the obligation of the Company shall be limited to give the buyer benefit of any warranty the Company may receive from the supplier of such components or units. The product warranty liability at December 31, 2003 is $3.3 million.

   In the ordinary course of business, the Company enters into contractual arrangements under which the Company may agree to indemnify a third party to such arrangement from any losses incurred relating to the services they perform on behalf of the Company or for losses arising from certain events as defined within the particular contract, which may include, for example, litigation, claims or environmental matters relating to the Company's past performance. For any losses that the Company believes are probable and which are estimable, the Company has accrued for such amounts in its consolidated balance sheets.

BUSINESS SEGMENT DATA

   Pursuant to Financial Accounting Standards Board Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," the Company has defined its reporting segments into two major business categories, "Polymer Products" and "Specialty Products." The accounting policies of the operating segments are the same as those described in the Accounting Policies footnote included in the Notes to Consolidated Financial Statements.

   The Company evaluates a segment's performance based on several factors, of which the primary factor is operating profit (loss). In computing operating profit (loss) by segment, the following items have not been deducted: (1) general corporate expense; (2) amortization; (3) unabsorbed overhead expense from discontinued operations; (4) facility closures, severance and related costs; (5) antitrust costs; and (6) impairment of long-lived assets. These items have been excluded from the Company's presentation of segment operating profit because they are not reported to the chief operating decision maker for purposes of allocating resources among reporting segments or assessing segment performance. General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis, including amortization expense. These costs are primarily for corporate administration services, costs related to corporate headquarters and management compensation plan expenses related to executives and corporate managers. Unabsorbed overhead expense from discontinued operations represents corporate costs that were previously allocated to the

                     CROMPTON CORPORATION AND SUBSIDIARIES

OrganoSilicones business unit. Facility closures, severance and related costs are costs related to the Company's cost reduction initiatives that began in 2001 and 2003 and the relocation of the corporate headquarters that began in 2002. The antitrust costs are primarily for fines and legal costs associated with antitrust investigations and related civil lawsuits. The impairment of long-lived assets was related to the rubber additives and trilene businesses and was the result of changes in the marketplace, which caused the carrying amount of the long-lived assets of these businesses to be impaired. Corporate assets are principally cash, intangible assets (including goodwill) and other assets maintained for general corporate purposes.

   The GE Specialty Chemicals business that was acquired on July 31, 2003 has been added to the plastic additives business unit included in the Polymer Additives reporting segment.

   A summary of business data for the Company's reportable segments for the years 2003, 2002 and 2001 is as follows:

INFORMATION BY BUSINESS SEGMENT

SALES                                                                                            2003          2002         2001
                                                                                              ----------    ----------   ----------
                                                                                                          (IN THOUSANDS)
Polymer Products
 Polymer Additives........................................................................    $1,232,022    $1,110,804   $1,125,910
 Polymers.................................................................................       285,669       270,954      292,092
 Polymer Processing Equipment.............................................................       166,539       172,702      202,653
 Eliminations.............................................................................       (13,302)      (15,064)     (13,805)
                                                                                              ----------    ----------   ----------
                                                                                               1,670,928     1,539,396    1,606,850
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................       270,870       240,142      245,562
 Other....................................................................................       243,245       310,733      434,131
                                                                                              ----------    ----------   ----------
                                                                                                 514,115       550,875      679,693
                                                                                              ----------    ----------   ----------
                                                                                              $2,185,043    $2,090,271   $2,286,543
                                                                                              ==========    ==========   ==========


OPERATING PROFIT (LOSS)                                                                          2003          2002         2001
                                                                                              ----------    ----------   ----------
Polymer Products
 Polymer Additives........................................................................    $   24,392    $   79,403   $   55,723
 Polymers.................................................................................        28,018        41,028       42,243
 Polymer Processing Equipment.............................................................         5,164       (13,766)     (15,647)
                                                                                              ----------    ----------   ----------
                                                                                                  57,574       106,665       82,319
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................        64,963        60,241       79,186
 Other....................................................................................        (3,283)        7,960       10,779
                                                                                              ----------    ----------   ----------
                                                                                                  61,680        68,201       89,965
                                                                                              ----------    ----------   ----------
Corporate.................................................................................       (34,030)      (42,144)     (46,277)
Amortization..............................................................................       (14,521)      (11,557)     (31,788)
Unabsorbed overhead expense from discontinued operations..................................        (8,445)      (11,515)     (10,841)
Facility closures, severance and related costs............................................       (19,560)      (17,969)    (101,512)
Antitrust costs...........................................................................       (77,716)       (6,306)          --
Impairment of long-lived assets...........................................................            --            --      (80,366)
                                                                                              ----------    ----------   ----------
                                                                                              $  (35,018)   $   85,375   $  (98,500)
                                                                                              ==========    ==========   ==========

                     CROMPTON CORPORATION AND SUBSIDIARIES


DEPRECIATION AND AMORTIZATION                                                                    2003          2002         2001
                                                                                              ----------    ----------   ----------
Polymer Products
 Polymer Additives........................................................................    $   63,572    $   59,805   $   58,765
 Polymers.................................................................................        15,712        16,030       17,347
 Polymer Processing Equipment.............................................................         2,059         2,584        2,765
                                                                                              ----------    ----------   ----------
                                                                                                  81,343        78,419       78,877
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................         7,696         8,081        8,004
 Other....................................................................................         4,496         9,902       16,644
                                                                                              ----------    ----------   ----------
                                                                                                  12,192        17,983       24,648
                                                                                              ----------    ----------   ----------
Corporate.................................................................................        21,834        15,024       47,305
                                                                                              ----------    ----------   ----------
                                                                                              $  115,369    $  111,426   $  150,830
                                                                                              ==========    ==========   ==========


SEGMENT ASSETS                                                                                   2003          2002         2001
                                                                                              ----------    ----------   ----------
Polymer Products
 Polymer Additives........................................................................    $  879,047    $  731,241   $  728,640
 Polymers.................................................................................       121,853       120,208      142,196
 Polymer Processing Equipment.............................................................        84,330        89,343      101,498
                                                                                              ----------    ----------   ----------
                                                                                               1,085,230       940,792      972,334
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................       175,731       146,361      145,001
 Other....................................................................................        97,829        87,280      216,080
                                                                                              ----------    ----------   ----------
                                                                                                 273,560       233,641      361,081
                                                                                              ----------    ----------   ----------
Assets held for sale......................................................................            --       392,887      392,015
Corporate.................................................................................     1,170,392     1,273,495    1,506,758
                                                                                              ----------    ----------   ----------
                                                                                              $2,529,182    $2,840,815   $3,232,188
                                                                                              ==========    ==========   ==========

CAPITAL EXPENDITURES                                                                             2003          2002         2001
                                                                                              ----------    ----------   ----------
Polymer Products
 Polymer Additives........................................................................    $   54,299    $   42,755   $   52,614
 Polymers.................................................................................         4,355         5,584        8,987
 Polymer Processing Equipment.............................................................           777         2,608        4,160
                                                                                              ----------    ----------   ----------
                                                                                                  59,431        50,947       65,761
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................         3,404         5,950        8,825
 Other....................................................................................         5,114         6,950       11,742
                                                                                              ----------    ----------   ----------
                                                                                                   8,518        12,900       20,567
                                                                                              ----------    ----------   ----------
Corporate.................................................................................        13,798        20,436        5,975
                                                                                              ----------    ----------   ----------
                                                                                              $   81,747    $   84,283   $   92,303
                                                                                              ==========    ==========   ==========

                     CROMPTON CORPORATION AND SUBSIDIARIES


EQUITY METHOD INVESTMENTS                                                                        2003          2002         2001
                                                                                              ----------    ----------   ----------
Polymer Products
 Polymer Additives........................................................................    $   36,542    $   40,267   $   45,924
 Polymers.................................................................................            --            --        1,134
 Polymer Processing Equipment.............................................................            --            --           --
                                                                                              ----------    ----------   ----------
                                                                                                  36,542        40,267       47,058
                                                                                              ----------    ----------   ----------
Specialty Products
 Crop Protection..........................................................................        27,411        23,963       24,465
 Other....................................................................................            --            --          102
                                                                                              ----------    ----------   ----------
                                                                                                  27,411        23,963       24,567
                                                                                              ----------    ----------   ----------
                                                                                              $   63,953    $   64,230   $   71,625
                                                                                              ==========    ==========   ==========
INFORMATION BY GEOGRAPHIC AREA
(IN THOUSANDS)
Sales are based on location of customer.

SALES                                                                                            2003          2002         2001
                                                                                              ----------    ----------   ----------
United States.............................................................................    $1,081,344    $1,097,997   $1,228,264
Canada....................................................................................        76,530        73,516       80,150
Latin America.............................................................................       155,579       140,674      155,697
Europe/Africa.............................................................................       597,132       539,529      562,158
Asia/Pacific..............................................................................       274,458       238,555      260,274
                                                                                              ----------    ----------   ----------
                                                                                              $2,185,043    $2,090,271   $2,286,543
                                                                                              ==========    ==========   ==========

PROPERTY, PLANT AND EQUIPMENT                                                                    2003          2002         2001
                                                                                              ----------    ----------   ----------
United States.............................................................................    $  463,757    $  429,535   $  524,022
Canada....................................................................................        58,725        48,522       44,894
Latin America.............................................................................         9,686         8,329        9,488
Europe/Africa.............................................................................       221,204       194,182      170,598
Asia/Pacific..............................................................................        21,240        15,394       15,970
                                                                                              ----------    ----------   ----------
                                                                                              $  774,612    $  695,962   $  764,972
                                                                                              ==========    ==========   ==========

                     CROMPTON CORPORATION AND SUBSIDIARIES

GUARANTOR CONDENSED CONSOLIDATING FINANCIAL DATA

   The Company's 9 7/8% Senior Notes due 2012 and the Senior Floating Rate Notes due 2010 (the "Senior Notes") are jointly and severally, fully and unconditionally guaranteed by certain wholly-owned domestic subsidiaries of the Company that guarantee the Company's new $220 million revolving credit facility that was entered into in August 2004 (the "Guarantor Subsidiaries"). The Company's subsidiaries that do not guarantee the Senior Notes are referred to as the "Non-Guarantor Subsidiaries". The Guarantor Condensed Consolidating Financial Data presented below presents the statements of operations, balance sheets and statements of cash flow data (i) for Crompton Corporation (the "Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis (which is derived from Crompton Corporation's historical reported financial information); (ii) for the Parent Company, alone (accounting for its Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary's cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) for the Guarantor Subsidiaries alone; and (iv) for the Non-Guarantor Subsidiaries alone.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
                                                           CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
                                                           ------------   ------------    ---------    ------------   -------------
Net sales..............................................     $2,185,043      $(494,743)    $ 644,617      $835,628       $1,199,541
Cost of products sold..................................      1,616,092       (494,743)      545,295       614,517          951,023
Selling, general and administrative....................        353,026             --       116,380       104,301          132,345
Depreciation and amortization..........................        115,369             --        44,933        31,051           39,385
Research and development...............................         51,467             --        12,861        18,165           20,441
Equity income..........................................        (13,169)            --          (109)      (10,199)          (2,861)
Facility closures, severance and related costs.........         19,560             --         8,837         6,800            3,923
Antitrust costs........................................         77,716             --            --        77,716               --
                                                            ----------      ---------     ---------      --------       ----------
Operating profit (loss)................................        (35,018)            --       (83,580)       (6,723)          55,285
Interest expense.......................................         89,653             --        81,425         8,990             (762)
Loss on early extinguishment of debt...................         24,699             --        24,699            --               --
Other (income) expense, net............................          5,383             --         8,925        13,199          (16,741)
Equity in net (earnings) loss of subsidiaries..........             --         41,209        (9,465)      (32,200)             456
                                                            ----------      ---------     ---------      --------       ----------
Earnings (loss) from continuing operations before
  income taxes and cumulative effect of accounting
  change...............................................       (154,753)       (41,209)     (189,164)        3,288           72,332
Income tax expense (benefit)...........................        (36,102)            --       (70,513)        5,803           28,608
                                                            ----------      ---------     ---------      --------       ----------
Earnings (loss) from continuing operations before
  cumulative effect of accounting change...............       (118,651)       (41,209)     (118,651)       (2,515)          43,724
Earnings from discontinued operations..................         26,314             --         5,991            --           20,323
Gain on sale of discontinued operations................        111,692             --        (9,859)           --          121,551
Cumulative effect of accounting change.................           (401)            --          (401)           --               --
                                                            ----------      ---------     ---------      --------       ----------
NET EARNINGS (LOSS)....................................     $   18,954      $ (41,209)    $(122,920)     $ (2,515)      $  185,598
                                                            ==========      =========     =========      ========       ==========

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                 (IN THOUSANDS)


                                                                                           PARENT       GUARANTOR     NON-GUARANTOR
                                                          CONSOLIDATED   ELIMINATIONS      COMPANY     SUBSIDIARIES    SUBSIDIARIES
                                                          ------------   ------------    ----------    ------------   -------------
ASSETS
Current assets........................................     $  810,454    $         --    $  202,628     $  147,401      $  460,425
Intercompany receivables..............................             --      (7,614,816)    3,180,641        960,603       3,473,572
Investment in subsidiaries............................             --      (3,762,303)      752,573      1,175,815       1,833,915
Property, plant and equipment.........................        774,612              --       299,321        179,541         295,750
Cost in excess of acquired net assets.................        418,607              --       135,522         54,844         228,241
Other assets..........................................        525,509              --       277,078        183,008          65,423
                                                           ----------    ------------    ----------     ----------      ----------
 TOTAL ASSETS.........................................     $2,529,182    $(11,377,119)   $4,847,763     $2,701,212      $6,357,326
                                                           ==========    ============    ==========     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...................................     $  701,245    $         --    $  249,415     $  221,213      $  230,617
Intercompany payables.................................             --      (7,668,705)    3,969,182        996,226       2,703,297
Long-term debt........................................        754,018              --       754,018             --              --
Other long-term liabilities                                   771,210              --       337,335        255,274         178,601
                                                           ----------    ------------    ----------     ----------      ----------
 TOTAL LIABILITIES....................................      2,226,473      (7,668,705)    5,309,950      1,472,713       3,112,515
Stockholders' equity..................................        302,709      (3,708,414)     (462,187)     1,228,499       3,244,811
                                                           ----------    ------------    ----------     ----------      ----------
 TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY...............................     $2,529,182    $(11,377,119)   $4,847,763     $2,701,212      $6,357,326
                                                           ==========    ============    ==========     ==========      ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2003
                                 (IN THOUSANDS)


                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
INCREASE (DECREASE) IN CASH                                CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
-------------------------------------                      ------------   ------------    ---------    ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)....................................     $  18,954       $(41,209)     $(122,920)     $ (2,515)      $ 185,598
Adjustments to reconcile net earnings (loss) to net
  cash (used in) provided by operations:
 Cumulative effect of accounting change, net of tax....           401             --            401            --              --
 (Gain) loss on sale of discontinued operations........      (111,692)            --          9,859            --        (121,551)
 Loss on early extinguishment of debt..................        24,699             --         24,699            --              --
 Depreciation and amortization.........................       136,087             --         60,350        31,051          44,686
 Equity income.........................................       (13,169)            --           (109)      (10,199)         (2,861)
 Changes in assets and liabilities, net................       (70,110)        41,209        150,416        12,750        (274,485)
                                                            ---------       --------      ---------      --------       ---------
NET CASH (USED IN) PROVIDED BY OPERATIONS..............       (14,830)            --        122,696        31,087        (168,613)
                                                            ---------       --------      ---------      --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments..........................       633,427             --        413,984            --         219,443
Capital expenditures...................................       (87,591)            --        (22,751)      (26,046)        (38,794)
Other investing activities.............................         1,707             --          1,779            --             (72)
                                                            ---------       --------      ---------      --------       ---------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES....       547,543             --        393,012       (26,046)        180,577
                                                            ---------       --------      ---------      --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes............................      (478,380)            --       (476,315)           --         (2,065)
Proceeds from domestic credit facility.................        32,000             --         32,000            --              --
Payments on short-term borrowings......................        (1,824)            --             --            --          (1,824)
Premium paid on early extinguishment of debt...........       (23,804)            --        (23,804)           --              --
Dividends paid.........................................       (22,556)            --        (22,556)           --              --
Common shares acquired.................................       (22,080)            --        (22,080)           --              --
Other financing activities.............................         2,323             --          2,350            --             (27)
                                                            ---------       --------      ---------      --------       ---------
NET CASH USED IN FINANCING ACTIVITIES..................      (514,321)            --       (510,405)           --          (3,916)
                                                            ---------       --------      ---------      --------       ---------
CASH
Effect of exchange rates on cash.......................         3,880             --             --            --           3,880
                                                            ---------       --------      ---------      --------       ---------
Change in cash.........................................        22,272             --          5,303         5,041          11,928
Cash at beginning of period............................        16,941             --         (4,431)       (2,984)         24,356
                                                            ---------       --------      ---------      --------       ---------
CASH AT END OF PERIOD..................................     $  39,213       $     --      $     872      $  2,057       $  36,284
                                                            =========       ========      =========      ========       =========

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)


                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
                                                           CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
                                                           ------------   ------------    ---------    ------------   -------------
Net sales..............................................     $2,090,271      $(494,113)    $ 642,955      $830,353       $1,111,076
Cost of products sold..................................      1,468,268       (494,113)      504,323       612,410          845,648
Selling, general and administrative....................        354,559             --       133,531       105,982          115,046
Depreciation and amortization..........................        111,426             --        44,824        31,429           35,173
Research and development...............................         54,285             --        14,523        21,958           17,804
Equity income..........................................         (7,917)            --           (89)       (6,248)          (1,580)
Facility closures, severance and related costs.........         17,969             --         9,169         5,792            3,008
Antitrust costs........................................          6,306             --            --         6,306               --
                                                            ----------      ---------     ---------      --------       ----------
Operating profit (loss)................................         85,375             --       (63,326)       52,724           95,977
Interest expense.......................................        101,704             --        83,975        11,312            6,417
Other (income) expense, net............................         38,021             --        54,528           549          (17,056)
Equity in net (earnings) loss of subsidiaries..........             --        116,272       (89,583)      (26,689)              --
                                                            ----------      ---------     ---------      --------       ----------
Earnings (loss) from continuing operations before
  income taxes and cumulative effect of accounting
  change...............................................        (54,350)      (116,272)     (112,246)       67,552          106,616
Income tax expense (benefit)...........................        (18,904)            --       (76,800)       15,396           42,500
                                                            ----------      ---------     ---------      --------       ----------
Earnings (loss) from continuing operations before
  cumulative effect of accounting change...............        (35,446)      (116,272)      (35,446)       52,156           64,116
Earnings from discontinued operations..................         50,920             --        16,470            --           34,450
Cumulative effect of accounting change.................       (298,981)            --      (190,268)       (3,782)        (104,931)
                                                            ----------      ---------     ---------      --------       ----------
NET EARNINGS (LOSS)....................................     $ (283,507)     $(116,272)    $(209,244)     $ 48,374       $  (6,365)
                                                            ==========      =========     =========      ========       ==========

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2002
                                 (IN THOUSANDS)


                                                                                           PARENT       GUARANTOR     NON-GUARANTOR
                                                          CONSOLIDATED   ELIMINATIONS      COMPANY     SUBSIDIARIES    SUBSIDIARIES
                                                          ------------   ------------    ----------    ------------   -------------
ASSETS
Current assets........................................     $1,059,663     $        --    $  323,066     $  154,077      $  582,520
Intercompany receivables..............................             --      (5,442,138)    2,769,835        519,240       2,153,063
Investment in subsidiaries............................             --      (3,161,177)      396,818      1,158,883       1,605,476
Property, plant and equipment.........................        695,962              --       261,241        182,547         252,174
Cost in excess of acquired net assets.................        584,633              --       116,088         54,843         413,702
Other assets..........................................        500,557              --       240,972        196,731          62,854
                                                           ----------     -----------    ----------     ----------      ----------
 TOTAL ASSETS.........................................     $2,840,815     $(8,603,315)   $4,108,020     $2,266,321      $5,069,789
                                                           ==========     ===========    ==========     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities...................................     $  694,059     $        --    $  254,556     $  193,988      $  245,515
Intercompany payables.................................             --      (5,485,315)    2,639,941      1,274,263       1,571,111
Long-term debt........................................      1,253,149              --     1,250,707             --           2,442
Other long-term liabilities...........................        693,724              --       351,351        207,527         134,846
                                                           ----------     -----------    ----------     ----------      ----------
 TOTAL LIABILITIES....................................      2,640,932      (5,485,315)    4,496,555      1,675,778       1,953,914
Stockholders' equity..................................        199,883      (3,118,000)     (388,535)       590,543       3,115,875
                                                           ----------     -----------    ----------     ----------      ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY............     $2,840,815     $(8,603,315)   $4,108,020     $2,266,321      $5,069,789
                                                           ==========     ===========    ==========     ==========      ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2002
                                 (IN THOUSANDS)




                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
INCREASE (DECREASE) IN CASH                                CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
---------------------------                                ------------   ------------    ---------    ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)....................................     $(283,507)      $(116,272)    $(209,244)     $ 48,374        $ (6,365)
Adjustments to reconcile net earnings (loss)
  to net cash provided by operations:
 Cumulative effect of accounting change,
   net of tax..........................................       298,981              --       190,268         3,782         104,931
 Loss (gain) on sale of business units.................        34,705              --        40,374            --          (5,669)
 Depreciation and amortization.........................       146,550              --        71,846        31,429          43,275
 Equity income.........................................        (7,917)             --           (89)       (6,248)         (1,580)
 Changes in assets and liabilities, net................        12,942         116,272        35,095       (42,341)        (96,084)
                                                            ---------       ---------     ---------      --------        --------
Net cash provided by operations........................       201,754              --       128,250        34,996          38,508
                                                            ---------       ---------     ---------      --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments..........................        80,000              --        63,819            --          16,181
Capital expenditures...................................      (100,309)             --       (29,954)      (34,499)        (35,856)
Other investing activities.............................        (1,526)             --         2,497            --          (4,023)
                                                            ---------       ---------     ---------      --------        --------
Net cash provided by (used in) investing
  activities...........................................       (21,835)             --        36,362       (34,499)        (23,698)
                                                            ---------       ---------     ---------      --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes............................       (11,742)             --            --            --         (11,742)
Payments on domestic credit facility...................      (130,000)             --      (130,000)           --              --
Payments on short-term borrowings......................       (27,186)             --       (25,880)           --          (1,306)
Dividends paid.........................................       (22,698)             --       (22,698)           --              --
Other financing activities.............................         6,415              --         6,487            --             (72)
                                                            ---------       ---------     ---------      --------        --------
Net cash used in financing activities..................      (185,211)             --      (172,091)           --         (13,120)
                                                            ---------       ---------     ---------      --------        --------
CASH
Effect of exchange rates on cash.......................           727              --            --            --             727
                                                            ---------       ---------     ---------      --------        --------
Change in cash.........................................        (4,565)             --        (7,479)          497           2,417
Cash at beginning of period............................        21,506              --         3,048        (3,481)         21,939
                                                            ---------       ---------     ---------      --------        --------
Cash at end of period..................................     $  16,941       $      --     $  (4,431)     $ (2,984)       $ 24,356
                                                            =========       =========     =========      ========        ========

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)


                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
                                                           CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
                                                           ------------   ------------    ---------    ------------   -------------
NET SALES..............................................     $2,286,543      $(500,392)    $ 726,423     $ 948,919       $1,111,593
Cost of products sold..................................      1,626,667       (500,392)      563,926       700,125          863,008
Selling, general and administrative....................        378,916             --       154,175       115,698          109,043
Depreciation and amortization..........................        150,830             --        61,147        45,683           44,000
Research and development...............................         56,030             --        16,648        19,942           19,440
Equity income..........................................         (9,278)            --          (103)       (5,955)          (3,220)
Facility closures, severance and related costs.........        101,512             --         6,020        83,955           11,537
Impairment of long-lived assets........................         80,366             --            --        66,318           14,048
                                                            ----------      ---------     ---------     ---------       ----------
OPERATING PROFIT (LOSS)................................        (98,500)            --       (75,390)      (76,847)          53,737
Interest expense.......................................        109,877             --        80,756        26,778            2,343
Other (income) expense, net............................         27,265             --        11,927        15,719             (381)
Equity in net (earnings) loss of subsidiaries..........             --        (47,155)       49,686        (2,531)              --
                                                            ----------      ---------     ---------     ---------       ----------
Earnings (loss) from continuing operations
  before income taxes..................................       (235,642)        47,155      (217,759)     (116,813)          51,775
Income tax expense (benefit)...........................        (79,883)            --       (62,000)      (43,721)          25,838
                                                            ----------      ---------     ---------     ---------       ----------
Earnings (loss) from continuing operations.............       (155,759)        47,155      (155,759)      (73,092)          25,937
Earnings from discontinued operations..................         31,815             --        14,935            --           16,880
                                                            ----------      ---------     ---------     ---------       ----------
NET EARNINGS (LOSS)....................................     $ (123,944)     $  47,155     $(140,824)    $ (73,092)      $   42,817
                                                            ==========      =========     =========     =========       ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 2001
                                 (IN THOUSANDS)



                                                                                            PARENT      GUARANTOR     NON-GUARANTOR
INCREASE (DECREASE) IN CASH                                CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES    SUBSIDIARIES
---------------------------                                ------------   ------------    ---------    ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss)....................................     $(123,944)      $ 47,155      $(140,824)     $(73,092)       $ 42,817
Adjustments to reconcile net earnings (loss) to net
  cash (used in) provided by operations:
 Impairment of long-lived assets.......................        80,366             --             --        66,318          14,048
 Loss on sale of business units........................        19,121             --             --        19,121              --
 Depreciation and amortization.........................       185,570             --         84,000        45,683          55,887
 Equity income.........................................        (9,278)            --           (103)       (5,955)         (3,220)
 Changes in assets and liabilities, net................        53,172        (47,155)       238,911       (59,852)        (78,732)
                                                            ---------       --------      ---------      --------        --------
 Net cash (used in) provided by operations.............       205,007             --        181,984        (7,777)         30,800
                                                            ---------       --------      ---------      --------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Net proceeds from divestments..........................        35,061             --             --        35,061              --
Capital expenditures...................................      (136,642)            --        (63,652)      (25,008)        (47,982)
Other investing activities.............................           933             --         (4,575)        7,038          (1,530)
                                                            ---------       --------      ---------      --------        --------
Net cash provided by (used in) investing
  activities...........................................      (100,648)            --        (68,227)       17,091         (49,512)
                                                            ---------       --------      ---------      --------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Payments on long-term notes............................          (169)            --             --            --            (169)
Proceeds from long-term notes..........................         2,003             --             --            --           2,003
Payments on domestic credit facility...................      (105,000)            --       (105,000)           --              --
Payments on short-term borrowings......................          (672)            --             23            --            (695)
Dividends paid.........................................       (22,542)            --        (22,542)           --              --
Proceeds from interest rate swap contract..............        21,870             --         21,870            --              --
Other financing activities.............................         1,555             --          1,621            --             (66)
                                                            ---------       --------      ---------      --------        --------
Net cash (used in) provided by financing activities....      (102,955)            --       (104,028)           --           1,073
                                                            ---------       --------      ---------      --------        --------
CASH
Effect of exchange rates on cash.......................          (675)            --             --            --            (675)
                                                            ---------       --------      ---------      --------        --------
Change in cash.........................................           729             --          9,729         9,314         (18,314)
Cash at beginning of period............................        20,777             --         (6,681)      (12,795)         40,253
                                                            ---------       --------      ---------      --------        --------
Cash at end of period..................................     $  21,506       $     --      $   3,048      $ (3,481)       $ 21,939
                                                            =========       ========      =========      ========        ========

SUMMARIZED UNAUDITED QUARTERLY FINANCIAL DATA

                                                                                                            2003
                                                                                         ------------------------------------------
                                                                                          FIRST      SECOND      THIRD      FOURTH
                                                                                        --------    --------    --------   --------
                                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ...........................................................................   $531,972    $532,901    $559,189   $560,981
Gross profit ........................................................................   $147,014    $138,264    $148,935   $134,738
Loss from continuing operations before cumulative effect of accounting change .......   $ (6,718)   $(19,402)   $(34,502)  $(58,029)
Earnings from discontinued operations ...............................................     12,965      10,292       3,057         --
Gain on sale of discontinued operations .............................................         --          --     111,692         --
Cumulative effect of accounting change ..............................................       (401)         --          --         --
                                                                                        --------    --------    --------   --------
NET EARNINGS (LOSS) .................................................................   $  5,846    $ (9,110)   $ 80,247   $(58,029)
                                                                                        ========    ========    ========   ========
Basic and diluted per share data (a):
Loss from continuing operations before cumulative effect of accounting change .......   $  (0.06)   $  (0.17)   $  (0.31)  $  (0.52)
Earnings from discontinued operations ...............................................       0.11        0.09        0.03         --
Gain on sale of discontinued operations .............................................         --          --        1.00         --
Cumulative effect of accounting change ..............................................         --          --          --         --
                                                                                        --------    --------    --------   --------
NET EARNINGS (LOSS) .................................................................   $   0.05    $  (0.08)   $   0.72   $  (0.52)
                                                                                        ========    ========    ========   ========

---------------
(a) The sum of the earnings per common share for the four quarters does not equal the total earnings per common share for 2003 due to quarterly changes in the average number of shares outstanding.

                                                                                                           2002
                                                                                        -------------------------------------------
                                                                                         FIRST       SECOND      THIRD      FOURTH
                                                                                       ---------    --------    --------   --------
                                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales ..........................................................................   $ 531,082    $571,489    $507,936   $479,764
Gross profit .......................................................................   $ 150,945    $173,392    $158,559   $139,107
Loss from continuing operations before cumulative effect of accounting change ......   $  (1,453)   $(16,854)   $ (2,300)  $(14,839)
Earnings from discontinued operations ..............................................       8,208      10,560      14,888     17,264
Cumulative effect of accounting change .............................................    (298,981)         --          --         --
                                                                                       ---------    --------    --------   --------
NET EARNINGS (LOSS) ................................................................   $(292,226)   $ (6,294)   $ 12,588   $  2,425
                                                                                       =========    ========    ========   ========
Basic and diluted per share data:
 Loss from continuing operations before cumulative effect of accounting change .....   $   (0.01)   $  (0.15)   $  (0.02)  $  (0.13)
 Earnings from discontinued operations .............................................        0.07        0.09        0.13       0.15
 Cumulative effect of accounting change ............................................       (2.63)         --          --         --
                                                                                       ---------    --------    --------   --------
 NET EARNINGS (LOSS) ...............................................................   $   (2.57)   $  (0.06)   $   0.11   $   0.02
                                                                                       =========    ========    ========   ========

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Crompton Corporation:

We have reviewed the condensed consolidated balance sheet of Crompton Corporation and subsidiaries (the Company) as of September 30, 2004, the related condensed consolidated statements of operations for the three and nine-months periods ended September 30, 2004 and 2003, and the condensed consolidated statements of cash flows for nine-month periods ended
September 30, 2004 and 2003. These condensed consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with U.S. generally accepted accounting principles.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of Crompton Corporation and subsidiaries as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated January 30, 2004, except as to the "Antitrust Investigations and Related Matters" note, which is as of March 15, 2004, and except as to the "Guarantor Condensed Consolidating Financial Data" note, which is as of October 5, 2004, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2003, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

As discussed in the Asset Retirement Obligations note to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 143, "Asset Retirement Obligations" on January 1, 2003.

/s/ KPMG LLP
KPMG LLP
Stamford, Connecticut
November 4, 2004

                     CROMPTON CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
        THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)

                                                                                     THIRD QUARTER ENDED       NINE MONTHS ENDED
                                                                                     -------------------    -----------------------
                                                                                      2004        2003         2004         2003
                                                                                    --------    --------    ----------   ----------
Net sales .......................................................................   $639,397    $559,189    $1,910,484   $1,624,062
Cost of products sold ...........................................................    466,677     410,254     1,421,557    1,189,849
Selling, general and administrative .............................................     92,785      91,504       281,384      263,604
Depreciation and amortization ...................................................     31,216      30,318        93,056       84,816
Research and development ........................................................     12,593      12,767        37,455       37,553
Equity (income) loss ............................................................       (145)      1,073        (9,838)      (6,769)
Facility closures, severance and related costs ..................................     40,376      10,566        46,065       14,071
Antitrust costs .................................................................      8,426       5,385        16,829       26,260
                                                                                    --------    --------    ----------   ----------
Operating profit (loss) .........................................................    (12,531)     (2,678)       23,976       14,678
Interest expense ................................................................     20,579      20,664        55,666       72,938
Loss on early extinguishment of debt ............................................     20,063      24,699        20,063       24,699
Other (income) expense, net .....................................................      7,199       3,414       (82,613)       7,454
                                                                                    --------    --------    ----------   ----------
Earnings (loss) from continuing operations before income taxes and cumulative
  effect of accounting change....................................................    (60,372)    (51,455)       30,860      (90,413)
Income tax expense (benefit) ....................................................    (17,520)    (16,953)       11,675      (29,791)
                                                                                    --------    --------    ----------   ----------
Earnings (loss) from continuing operations before cumulative effect of
  accounting change..............................................................    (42,852)    (34,502)       19,185      (60,622)
Earnings from discontinued operations ...........................................         --       3,057            --       26,314
Gain on sale of discontinued operations .........................................      2,142     111,692         2,142      111,692
Cumulative effect of accounting change ..........................................         --          --            --         (401)
                                                                                    --------    --------    ----------   ----------
NET EARNINGS (LOSS) .............................................................   $(40,710)   $ 80,247    $   21,327   $   76,983
                                                                                    ========    ========    ==========   ==========
Basic and diluted earnings (loss) per common share:
Earnings (loss) from continuing operations before cumulative effect of
  accounting change..............................................................   $  (0.37)   $  (0.31)   $     0.17   $    (0.54)
Earnings from discontinued operations ...........................................         --        0.03            --         0.23
Gain on sale of discontinued operations .........................................       0.02        1.00          0.02         0.99
Cumulative effect of accounting change ..........................................         --          --            --           --
                                                                                    --------    --------    ----------   ----------
NET EARNINGS (LOSS) .............................................................   $  (0.35)   $   0.72    $     0.19   $     0.68
                                                                                    ========    ========    ==========   ==========

     See accompanying notes to condensed consolidated financial statements.

                     CROMPTON CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
              SEPTEMBER 30, 2004 (UNAUDITED) AND DECEMBER 31, 2003
                           (IN THOUSANDS OF DOLLARS)

                                                    SEPTEMBER 30,   DECEMBER 31,
                                                        2004            2003
                                                    -------------   ------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents ......................     $  136,933      $   39,213
Accounts receivable ............................        212,198         210,190
Inventories ....................................        397,135         390,199
Other current assets ...........................        156,905         170,852
                                                     ----------      ----------
 TOTAL CURRENT ASSETS ..........................        903,171         810,454
                                                     ----------      ----------
NON-CURRENT ASSETS
Property, plant and equipment ..................        722,517         774,612
Cost in excess of acquired net assets ..........        418,688         418,607
Other assets ...................................        497,259         525,509
                                                     ----------      ----------
                                                     $2,541,635      $2,529,182
                                                     ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short-term borrowings ..........................     $    3,496      $   60,695
Accounts payable ...............................        202,634         232,127
Accrued expenses ...............................        267,040         267,472
Income taxes payable ...........................        132,106         130,284
Other current liabilities ......................         17,533          10,667
                                                     ----------      ----------
 TOTAL CURRENT LIABILITIES .....................        622,809         701,245
                                                     ----------      ----------
NON-CURRENT LIABILITIES
Long-term debt .................................        862,024         754,018
Pension and post-retirement health care
  liabilities...................................        549,446         566,966
Other liabilities ..............................        195,974         204,244

STOCKHOLDERS' EQUITY
Common stock ...................................          1,192           1,192
Additional paid-in capital .....................      1,033,139       1,034,027
Accumulated deficit ............................       (586,025)       (590,157)
Accumulated other comprehensive loss ...........        (93,753)        (96,463)
Treasury stock at cost .........................        (43,171)        (45,890)
                                                     ----------      ----------
 TOTAL STOCKHOLDERS' EQUITY ....................        311,382         302,709
                                                     ----------      ----------
                                                     $2,541,635      $2,529,182
                                                     ==========      ==========

     See accompanying notes to condensed consolidated financial statements.

                     CROMPTON CORPORATION AND SUBSIDIARIES
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                 NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003
                           (IN THOUSANDS OF DOLLARS)

INCREASE (DECREASE) IN CASH                                  2004         2003
                                                           ---------   ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net earnings .........................................    $  21,327   $  76,983
 Adjustments to reconcile net earnings to net cash
   provided by (used in) operations:
   Gain on sale of discontinued operations.............       (2,142)   (111,692)
   Gain on sale of Gustafson joint venture.............      (90,938)         --
   Loss on early extinguishment of debt................       20,063      24,699
   Cumulative effect of accounting change..............           --         401
   Depreciation and amortization.......................       93,056     105,534
   Equity income.......................................       (9,838)     (6,769)
   Changes in assets and liabilities, net:
    Accounts receivable ...............................       (7,162)     50,410
    Accounts receivable - securitization ..............        1,859     (18,767)
    Inventories .......................................       (9,911)     10,047
    Accounts payable ..................................      (28,724)    (70,747)
    Other .............................................       18,767     (78,127)
                                                           ---------   ---------
 NET CASH PROVIDED BY (USED IN) OPERATIONS ............        6,357     (18,028)
                                                           ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net proceeds from divestments ........................      142,270     643,115
 Capital expenditures .................................      (43,983)    (55,104)
 Other investing activities ...........................          281        (250)
                                                           ---------   ---------
 Net cash provided by investing activities ............       98,568     587,761
                                                           ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on domestic credit facility .................      (57,000)         --
 (Payments to) proceeds from short-term borrowings ....     (350,441)        961
 Payments on long term borrowings .....................     (140,006)   (477,627)
 Proceeds from long term borrowings ...................      597,499          --
 Premium paid on early extinguishment of debt .........      (19,044)    (23,804)
 Payments for debt issuance costs .....................      (22,106)         --
 Dividends paid .......................................      (17,192)    (16,993)
 Treasury stock acquired ..............................           --     (22,080)
 Other financing activities ...........................        1,276       1,137
                                                           ---------   ---------
 NET CASH USED IN FINANCING ACTIVITIES ................       (7,014)   (538,406)
                                                           ---------   ---------
CASH
 Effect of exchange rates on cash .....................         (191)      1,516
                                                           ---------   ---------
 Change in cash .......................................       97,720      32,843
 Cash at beginning of period ..........................       39,213      16,941
                                                           ---------   ---------
 CASH AT END OF PERIOD ................................    $ 136,933   $  49,784
                                                           =========   =========

     See accompanying notes to condensed consolidated financial statements.

                     CROMPTON CORPORATION AND SUBSIDIARIES

        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

ACCOUNTING POLICIES -- (CONTINUED)

ACCOUNTING POLICIES

PRESENTATION OF CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   The information in the foregoing condensed consolidated financial statements for the third quarter and nine months ended September 30, 2004 and September 30, 2003 is unaudited, but reflects all adjustments, which in the opinion of management, are necessary for a fair presentation of the results of operations for the interim periods presented. The foregoing condensed consolidated financial statements include the accounts of Crompton Corporation and its wholly-owned and majority owned subsidiaries, which are collectively referred to as "the Company." Other affiliates in which the Company has a 20% to 50% ownership are accounted for in accordance with the equity method.

   On April 24, 2003, the Company entered into an agreement to sell certain assets and assign certain liabilities of the OrganoSilicones business unit to the Specialty Materials division of General Electric Company (GE) and to acquire GE's Specialty Chemicals business. The transaction closed on July 31, 2003. As a result, the accompanying financial statements reflect the OrganoSilicones business unit as a discontinued operation for the periods ending prior to July 31, 2003. The operations of the OrganoSilicones business unit have been classified as earnings from discontinued operations (net of tax) in the condensed consolidated statements of operations. The condensed consolidated statements of cash flows have not been adjusted to reflect the discontinued operations and thus include the cash flows of the OrganoSilicones business for the nine months ended September 30, 2003. Refer to the Discontinued Operations footnote for further information.

   Certain financial information and footnote disclosures included in the annual financial statements have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission for reporting on Form 10-Q. It is suggested that the interim consolidated financial statements be read in conjunction with the consolidated financial statements and notes included in the Company's 2003 Annual Report on Form 10-K. The consolidated results of operations for the nine months ended September 30, 2004 are not necessarily indicative of the results expected for the full year.

OPERATING COSTS AND EXPENSES

   Cost of products sold includes all costs incurred in manufacturing products, including raw materials, direct manufacturing costs and manufacturing overhead. Cost of products sold also includes warehousing, distribution, customer service, engineering (other than polymer processing equipment design engineering), purchasing, and environmental, health and safety functions. Selling, general and administrative expenses (SG&A) include costs and expenses related to the following functions and activities: selling, advertising, polymer processing equipment design engineering, shipping costs for out-bound product shipments, information technology, legal, provision for doubtful accounts, corporate facilities and corporate administration. SG&A also includes accounting, finance and human resources, excluding direct support in manufacturing operations, which is included as cost of products sold. Research and development expenses (R&D) include basic and applied research and development activities of a technical and non-routine nature. R&D costs are expensed as incurred. Costs of products sold, SG&A, and R&D expenses exclude depreciation and amortization expenses, which are presented on a separate line in the condensed consolidated statements of operations.

   Included in SG&A are shipping costs of $22.0 million and $21.3 million for the third quarters ended September 30, 2004 and September 30, 2003, respectively, and $67.2 million

                     CROMPTON CORPORATION AND SUBSIDIARIES
and $61.2 million for the nine months ended September 30, 2004 and September 30, 2003, respectively.

EQUITY INVESTMENTS

   Included among the Company's equity investments at December 31, 2003 were a 50 percent ownership in Gustafson LLC and a 50 percent ownership in Gustafson Partnership, which were sold on March 31, 2004. Refer to the Divestitures footnote for further information. The Company accounted for these investments in accordance with the equity method. The combined assets and liabilities of these two investments were $93.4 million and $38.3 million, respectively, as of December 31, 2003. The combined pre-tax income of the two investments for the first quarter ended March 31, 2004 and nine months ended September 30, 2003 were $18 million and $12.9 million, respectively, of which the Company's 50 percent share is $9 million and $6.5 million, respectively.

OTHER

   Included in the Company's condensed consolidated balance sheets at September 30, 2004 and December 31, 2003, is approximately $20 million and $13 million, respectively, of restricted cash that is required to be on deposit to support certain letters of credit and performance guarantees, the majority of which will be settled within one year.

   Included in accounts receivable are allowances for doubtful accounts of $19.6 million at September 30, 2004 and $17.8 million at December 31, 2003.

   Accumulated depreciation amounted to $856.9 million at September 30, 2004 and $828.0 million at December 31, 2003.

INDEBTEDNESS AND REFINANCING

   On August 16, 2004, the Company completed a multipart refinancing program (the "Refinancing") totaling $945 million. The Refinancing included
$600 million aggregate principal amount of privately offered senior notes (the "New Senior Notes"). The New Senior Notes are a combination of $375 million aggregate principal amount of 9 7/8% Senior Notes due 2012 (with a yield to maturity of 10.0%), and $225 million aggregate principal amount of Libor plus 5.75% Senior Floating Rate Notes due 2010 (with the interest rate resetting quarterly). The Company has also replaced its domestic credit facility with a new five-year $220 million credit facility consisting of a $120 million revolving credit facility and a $100 million pre-funded letter of credit facility. Also as a part of the Refinancing, the Company amended its domestic accounts receivable securitization program to provide three-years of funding for up to $125 million of domestic accounts receivable, which represents an increase of $10 million from the Company's previous ability to sell up to $115 million of domestic accounts receivable. There were no outstanding borrowings under the Company's new revolving domestic credit facility at September 30, 2004.

   The Company used approximately $551.5 million of the Refinancing proceeds to repay $46.5 million of outstanding borrowings under its previously existing domestic credit facility and to retire all of its outstanding $350 million aggregate principal amount of 8.5% Senior Notes due 2005 and $140 million of its $150 million aggregate principal amount of 6.125% Senior Notes due 2006 (collectively the "Notes"). The purchase price to tender $261.3 million of the 8.5% Senior Notes was $1,025.88 per $1,000 principal amount, the purchased price to call the remaining $88.7 million of the 8.5% Senior Notes was $1,032.07 per $1,000 principal

                     CROMPTON CORPORATION AND SUBSIDIARIES
amount, and the purchase price to tender $140 million of the 6.125% Senior Notes was $1,038.35 per $1,000 principal. The Company also paid a consent payment of $10.00 per $1,000 principal amount of each series of Notes to certain tendering holders of the Notes, which amounted to $4 million. In addition, the Company paid $14 million of accrued and unpaid interest on validly tendered Notes and approximately $22 million of issuance costs related to the New Senior Notes and new credit facility.

   As a result of the tendering of the Notes, the Company recorded a loss on early extinguishment of debt of $20.1 million during the third quarter of 2004. The loss primarily includes the premiums paid to repurchase the Notes, the consent payments and the write-off of the unamortized discount and deferred costs related to the Notes.

   During the third quarter of 2003, the Company recorded a loss on early extinguishment of debt of $24.7 million. This loss was the result of the repurchase of $250 million of the Company's 8.5% Senior Notes in August 2003 utilizing the proceeds from the sale of the OrganoSilicones business unit to GE. Included in this loss was a premium of $23.8 million and a write-off of $0.9 million related to the unamortized discount and debt issuance costs related to the notes repurchased.

STOCK-BASED COMPENSATION

   As permitted under Financial Accounting Standards Board (FASB) Statements No. 123, "Accounting for Stock-Based Compensation" and No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," the Company elected to continue its historical method of accounting for stock-based compensation in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees." Under APB 25, compensation expense for fixed plans is recognized based on the difference between the exercise price and the stock price on the date of grant. Since the Company's fixed plan awards have been granted with an exercise price equal to the stock price on the date of grant, no compensation expense has been recognized in the statement of operations for these awards. However, compensation expense has been recognized for the restricted stock awards under the Company's long-term incentive programs in accordance with the provisions of APB 25, which would be unchanged under FASB Statements No. 123 and No. 148. The following table illustrates the effect on net earnings (loss) and related per share amounts as if the Company had applied the fair value recognition provisions of Statements No. 123 and No. 148 to all stock-based employee compensation awards.

                     CROMPTON CORPORATION AND SUBSIDIARIES


                                                                                              THIRD QUARTER
                                                                                                  ENDED           NINE MONTHS ENDED
                                                                                            ------------------    -----------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)                                                        2004        2003      2004       2003
                                                                                           --------    -------    -------   -------
Net earnings (loss), as reported .......................................................   $(40,710)   $80,247    $21,327   $76,983
Stock-based employee compensation included in net earnings (loss), net of tax ..........        928        (54)     1,992       263
Total stock-based employee compensation determined under fair value based accounting
  method for all awards, net of tax.....................................................     (1,685)      (693)    (4,663)   (3,634)
                                                                                           --------    -------    -------   -------
Pro forma net earnings (loss) ..........................................................   $(41,467)   $79,500    $18,656   $73,612
                                                                                           ========    =======    =======   =======
Net earnings (loss) per share:
 Basic and diluted - as reported .......................................................   $  (0.35)   $  0.72    $  0.19   $  0.68
 Basic and diluted - pro forma .........................................................   $  (0.36)   $  0.71    $  0.16   $  0.65

FACILITY CLOSURES, SEVERANCE AND RELATED COSTS

   The Company has nearly completed an activity-based restructuring initiative intended to structure the Company's operations in a more efficient and cost effective manner. On June 29, 2004, the Company offered a voluntary severance program to certain U.S. based employees intended to facilitate the implementation of the activity-based restructuring initiative by decreasing the number of involuntary separations that may otherwise be required once the organizational design phase of the initiative is completed. As a result of the voluntary program, 138 U.S. based employees voluntarily elected to terminate their employment. Based on the results of the voluntary program and on the current status of the activity-based restructuring initiative, the Company estimates that it will involuntarily terminate at least 10% of its 5,200 employee worldwide workforce over the next several months. During the third quarter of 2004, the Company recorded pre-tax charges of $10.5 million for severance costs related to the voluntary terminations, $28.4 million for the estimated severance costs related to the involuntary terminations and $1.3 million for consulting costs that have been incurred, which were directly related to developing and implementing the activity-based restructuring initiative. Voluntary severance payments of $1.4 million and consulting payments of $0.4 million were made during the third quarter.

   During the first quarter of 2004, the Company appointed a new President and CEO, and the former President and CEO, Senior Vice President and CFO, and certain other executives elected to retire. As a result of this reorganization, during the second quarter of 2004, the Company completed the separation agreements for the former Chairman, President and CEO, Senior Vice President and CFO, and other executives and recorded a pre-tax charge of $2.6 million for severance and related costs. Such costs are included in facility closures, severance and related costs in the condensed consolidated statements of operations. Payments and non-cash activity related to this charge were $1 million during the third quarter of 2004. The remaining reserve balance at September 30, 2004 was $1.6 million.

   In July 2003, the Company announced a cost reduction program to further eliminate overhead expenses. In order to achieve this goal, the Company expects to reduce its global workforce by approximately 375 positions, of which approximately 353 positions had been eliminated as of September 30, 2004. During the first nine months of 2004, the Company recorded an additional pre-tax charge of $0.4 million for facility closures, severance and related costs relating to the July 2003 program in the condensed consolidated statements of operations. A summary of this charge is as follows:

                     CROMPTON CORPORATION AND SUBSIDIARIES


                                                                            SEVERANCE AND       ASSET      OTHER FACILITY
(IN THOUSANDS)                                                              RELATED COSTS    WRITE-OFFS    CLOSURE COSTS     TOTAL
                                                                            -------------    ----------    --------------   -------
2003 charge .............................................................      $12,585          $ 396          $ 988        $13,969
Cash payments ...........................................................       (2,859)            --           (383)        (3,242)
Non-cash charges ........................................................           --           (396)            --           (396)
                                                                               -------          -----          -----        -------
Balance at December 31, 2003 ............................................        9,726             --            605         10,331
2004 charge .............................................................          389             --            (10)           379
Cash payments ...........................................................       (7,367)            --           (446)        (7,813)
                                                                               -------          -----          -----        -------
Balance at September 30, 2004 ...........................................      $ 2,748          $  --          $ 149        $ 2,897
                                                                               =======          =====          =====        =======

   As a result of the cost reduction initiative that began in 2001 and the relocation of the Company's corporate headquarters from Greenwich, CT to Middlebury, CT that began in 2002, the Company recorded pre-tax charges of $0.7 million and $3.6 million for facility closures, severance and related costs for the nine months ended September 30, 2004 and September 30, 2003, respectively. The related reserve activity is summarized as follows:

                                                                                         ASSET
                                                                 SEVERANCE AND       WRITE-OFFS AND     OTHER FACILITY
(IN THOUSANDS)                                                 RELATED COSTS (A)    IMPAIRMENTS (B)    CLOSURE COSTS (C)     TOTAL
                                                               -----------------    ---------------    -----------------   --------
Balance at December 31, 2002 ...............................        $ 24,233             $  --              $11,338        $ 35,571
2003 charge:
 Continuing operations .....................................           2,711               183                2,697           5,591
 Discontinued operations ...................................              15                --                   15              30
Cash payments ..............................................         (17,457)               --               (9,695)        (27,152)
Non-cash charges ...........................................          (1,110)             (183)                (280)         (1,573)
                                                                    --------             -----              -------        --------
Balance at December 31, 2003 ...............................           8,392                --                4,075          12,467
2004 charge ................................................              43               559                  109             711
Cash payments ..............................................          (4,440)               --               (1,695)         (6,135)
Non-cash charges ...........................................              --              (559)                  --            (559)
                                                                    --------             -----              -------        --------
Balance at September 30, 2004 ..............................        $  3,995             $  --              $ 2,489        $  6,484
                                                                    ========             =====              =======        ========

---------------
(a) Includes severance at various sites, including severance resulting from the corporate relocation, and pension curtailments related to closed sites.
(b) Includes the write-off of the net book value of assets at the Greenwich, CT location that were disposed of.
(c) Includes primarily demolition, decontamination and decommissioning costs and inventory charges related to closed sites.

   In addition, during the first quarter of 2004, the Company completed the sale of its manufacturing facility in Freeport, Grand Bahama Island and recorded a $2.1 million facility closure charge primarily for asset write-offs.

                     CROMPTON CORPORATION AND SUBSIDIARIES

DISCONTINUED OPERATIONS

   On July 31, 2003, the Company sold certain assets and assigned certain liabilities of its OrganoSilicones business unit to the Specialty Materials division of GE and acquired GE's Specialty Chemicals business. The transaction resulted in a gain of $111.7 million (net of income taxes of $175.3 million). The Company received net cash proceeds in 2003 of $633.4 million, which included proceeds from its first quarterly earn-out payment of $8.75 million less certain transaction-related fees of $18.4 million. In addition, the Company acquired the GE Specialty Chemicals business with a value of $160 million. The Company will continue to receive quarterly earn-out proceeds through September 2006 based on the combined performance of GE's existing Silicones business and the OrganoSilicones business that GE acquired from the Company. The total of such earn-out proceeds will be a minimum of $105 million and a maximum of $250 million. In addition to the earn-out proceeds received in 2003, the Company received a total of $31.3 million of earn-out proceeds for the nine months ended September 30, 2004, of which $5.1 million represented additional earn-out proceeds related to the combined performance of GE's existing Silicones business and the OrganoSilicones business that GE acquired from the Company for the second quarter of 2004. The additional earn-out proceeds have not been recognized in earnings as the recognition of this additional gain is contingent upon the continued favorable future performance of GE's Silicones business through September 2006. During the third quarter of 2004, the Company and GE settled various purchase price adjustments, previously accrued for in the July 2003 gain on sale of discontinued operations, which resulted in a $14 million payment to GE. As a result of this settlement, the adjustment of indemnification and certain other reserves related to the transaction and the resolution of certain tax matters related to the transaction, the Company recorded a $2.1 million (after-tax) gain on sale of discontinued operations in the third quarter of 2004.

PRO FORMA FINANCIAL INFORMATION

   The following pro forma unaudited results of operations for the third quarter and nine months ended September 30, 2003 assume that the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business had been consummated as of the beginning of 2003:

                                                     THIRD QUARTER   NINE MONTHS
(IN THOUSANDS, EXCEPT PER SHARE DATA)                 ENDED 2003      ENDED 2003
                                                     -------------   -----------
Net sales .......................................      $570,541       $1,715,981
                                                       ========       ==========
Loss from continuing operations before
  cumulative effect of accounting change.........      $(33,512)      $  (44,846)
                                                       ========       ==========
Net earnings (a) ................................      $ 78,180       $   66,445
                                                       ========       ==========
Basic and diluted earnings per common share:
 Loss from continuing operations before
   cumulative effect of accounting change........      $  (0.30)      $    (0.40)
                                                       ========       ==========
 Net earnings ...................................      $   0.70       $     0.59
                                                       ========       ==========
Weighted average shares outstanding:
 Basic and diluted ..............................       111,208          112,654
                                                       ========       ==========

---------------
(a) The pro forma net earnings for the quarter and nine months ended
    September 30, 2003 include a gain on the sale of discontinued operations of $111,692.

                     CROMPTON CORPORATION AND SUBSIDIARIES

   The unaudited pro forma information above has been prepared for comparative purposes only and does not purport to be indicative of the results of operations that would have occurred had the divestiture of the OrganoSilicones business unit and the acquisition of the GE Specialty Chemicals business been consummated at the beginning of 2003.

DIVESTITURES

   On March 22, 2004, the Company entered into an agreement with Bayer CropScience LP in the U. S. and Bayer CropScience Inc. in Canada to sell its 50 percent interest in the Gustafson seed treatment joint venture for $124 million, of which $2 million is contingent upon a licensing consent and the execution of a related supply agreement, which the Company expects to occur by the end of the year. In addition, the Company received a deferred payment of approximately $4.9 million during the third quarter of 2004. The transaction closed on March 31, 2004 and resulted in a pre-tax gain of $90.9 million.

ACCOUNTS RECEIVABLE PROGRAMS

   On April 15, 2004, the Company amended its receivables sale agreement to reduce its domestic accounts receivable securitization program from $150 million to $115 million. In connection with the Refinancing transaction in August 2004 (see the Indebtedness and Refinancing note included herein), the Company amended its domestic accounts receivable securitization program to provide three years of funding for up to $125 million of domestic receivables. Accounts receivable sold under this program were $100 million and $106.1 million as of September 30, 2004 and December 31, 2003, respectively. In addition, the Company's European subsidiaries have a separate program to sell up to approximately $128 million of their eligible accounts receivable to agent banks as of September 30, 2004. International accounts receivable sold under this program were $101.3 million and $93.3 million as of September 30, 2004 and December 31, 2003, respectively. The total costs associated with these programs of $6.9 million and $4.5 million for the nine months ended September 30, 2004 and September 30, 2003, respectively, are included in other (income) expense, net in the condensed consolidated statements of operations.

   Under the domestic program, certain subsidiaries of the Company sell their accounts receivable to a special purpose entity (SPE) that has been created as a separate legal entity for the purpose of acquiring such receivables and selling an undivided interest therein to agent banks. In accordance with the domestic sale agreement, the agent banks purchase an undivided ownership interest in the accounts receivable owned by the SPE. The amount of such undivided ownership interest will vary based on the level of eligible accounts receivable as defined in the agreement. In addition, the agent banks retain a security interest in all of the receivables owned by the SPE, which was $84 million and $43.3 million as of September 30, 2004 and December 31, 2003, respectively. The balance of the unsold receivables owned by the SPE is included in the Company's accounts receivable balance on the condensed consolidated balance sheet. Under the international program, certain foreign subsidiaries of the Company sell eligible accounts receivable directly to agent banks. During the period, the Company had an obligation to service the accounts receivable sold under its domestic and international programs. The Company has treated the transfer of receivables under its domestic and international receivable programs as a sale of accounts receivable.

                     CROMPTON CORPORATION AND SUBSIDIARIES

INVENTORIES

   Components of inventories are as follows:

                                                     (UNAUDITED)
                                                    SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS)                                          2004            2003
                                                    -------------   ------------
Finished goods .................................      $285,583        $293,846
Work in process ................................        23,683          20,175
Raw materials and supplies .....................        87,869          76,178
                                                      --------        --------
                                                      $397,135        $390,199
                                                      ========        ========

GOODWILL AND INTANGIBLE ASSETS

   The Company's intangible assets (excluding goodwill) are included in other assets on the balance sheet and comprise the following:

                                                                                    (UNAUDITED)
                                                                                SEPTEMBER 30, 2004            DECEMBER 31, 2003
                                                                             -------------------------    -------------------------
                                                                                           ACCUMULATED                  ACCUMULATED
(IN THOUSANDS)                                                              GROSS COST    AMORTIZATION    GROSS COST   AMORTIZATION
                                                                            ----------    ------------    ----------   ------------
Patents .................................................................    $ 67,559       $(23,131)      $ 60,824      $(18,877)
Trademarks ..............................................................      84,991        (34,927)        83,718       (31,334)
Other ...................................................................      86,114        (40,678)        89,364       (37,444)
                                                                             --------       --------       --------      --------
                                                                             $238,664       $(98,736)      $233,906      $(87,655)
                                                                             ========       ========       ========      ========

   The gross cost of the Company's intangible assets increased $4.8 million primarily due to the capitalization of fees associated with the renewal of patents, trademarks and registrations of $7.5 million, partially offset by asset retirements of $2.2 million and unfavorable foreign currency translation of $0.5 million.

   Amortization expense related to intangible assets amounted to $4.5 million and $3.7 million for the third quarter ended September 30, 2004 and September 30, 2003, respectively, and $13.5 million and $9.9 million for the nine months ended September 30, 2004 and September 30, 2003, respectively. Estimated amortization expense as of September 30, 2004 for the next five fiscal years is as follows: $18.0 million (2004), $16.8 million (2005), $16.6 million (2006), $16.4 million (2007) and $15.9 million (2008).

   Goodwill by reportable segment is as follows:

                                                     (UNAUDITED)
                                                    SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS)                                          2004            2003
                                                    -------------   ------------
Polymer Products
 Polymer Additives .............................      $311,066        $310,785
 Polymers ......................................        17,299          17,299
 Polymer Processing Equipment ..................        34,615          34,637
                                                      --------        --------
                                                       362,980         362,721
                                                      --------        --------
Specialty Products
 Crop Protection ...............................        55,708          55,886
                                                      --------        --------
                                                      $418,688        $418,607
                                                      ========        ========

   The Company has elected to perform its annual goodwill impairment procedures for all of its reporting units in accordance with FASB Statement No. 142, "Goodwill and Other

                     CROMPTON CORPORATION AND SUBSIDIARIES

GOODWILL AND INTANGIBLE ASSETS -- (CONTINUED)

Intangible Assets" as of July 31, or sooner, if events occur or circumstances change that could reduce the fair value of a reporting unit below its carrying value. During the third quarter, the Company completed its goodwill impairment procedures, which were reviewed by an independent appraisal firm, and concluded that no goodwill impairment exists as of September 30, 2004.

COMMON STOCK

   The Company is authorized to issue 500 million shares of $.01 par value common stock. There were 119,152,254 common shares issued at September 30, 2004 and December 31, 2003, of which 4,384,388 and 4,660,158 shares were held as treasury stock at September 30, 2004 and December 31, 2003, respectively.

   During the first nine months of 2004, the Company issued 275,770 treasury shares, primarily pursuant to its compensation programs and long-term incentive plans.

EARNINGS (LOSS) PER COMMON SHARE

   The computation of basic earnings (loss) per common share is based on the weighted average number of common shares outstanding. The computation of diluted earnings (loss) per common share is based on the weighted average number of common and common equivalent shares outstanding. The computation of diluted earnings (loss) per common share equals the basic earnings (loss) per common share for the nine months ended September 30, 2004 because the dilutive stock options and other equivalents were not significant. The computation of diluted earnings (loss) per common share equals the basic earnings (loss) per common share for the third quarter ended September 30, 2004 and the third quarter and nine months ended September 30, 2003 since common stock equivalents were antidilutive. Common stock equivalents amounted to 42,539 for the third quarter ended 2004, 187,764 for the third quarter ended 2003 and 172,985 for the nine months ended September 30, 2003.

   The following is a reconciliation of the shares used in the computations:

                                                                                               THIRD QUARTER
                                                                                                   ENDED          NINE MONTHS ENDED
                                                                                             -----------------    -----------------
(IN THOUSANDS)                                                                                2004       2003      2004       2003
                                                                                            -------    -------    -------   -------
Weighted average common shares outstanding ..............................................   114,719    111,208    114,607   112,654
Effect of dilutive stock options and other equivalents ..................................        --         --        184        --
                                                                                            -------    -------    -------   -------
Weighted average common shares adjusted for dilution ....................................   114,719    111,208    114,791   112,654
                                                                                            =======    =======    =======   =======

                     CROMPTON CORPORATION AND SUBSIDIARIES

COMPREHENSIVE INCOME (LOSS)

   An analysis of the Company's comprehensive income (loss) follows:

                                                                                             THIRD QUARTER
                                                                                                 ENDED           NINE MONTHS ENDED
                                                                                           ------------------    ------------------
(IN THOUSANDS)                                                                              2004        2003      2004       2003
                                                                                          --------    -------    -------   --------
Net earnings (loss) ...................................................................   $(40,710)   $80,247    $21,327   $ 76,983
Other comprehensive income (loss):
 Foreign currency translation adjustments .............................................     23,339     (7,856)    (8,181)    74,581
 Minimum pension liability adjustments ................................................         --         --      1,190      3,254
 Change in fair value of derivatives ..................................................      2,434         23      6,902      2,838
 Other ................................................................................      2,777         36      2,799        136
                                                                                          --------    -------    -------   --------
Comprehensive income (loss) ...........................................................   $(12,160)   $72,450    $24,037   $157,792
                                                                                          ========    =======    =======   ========

   The components of accumulated other comprehensive loss at September 30, 2004 and December 31, 2003 are as follows:

                                                     (UNAUDITED)
                                                    SEPTEMBER 30,   DECEMBER 31,
(IN THOUSANDS)                                          2004            2003
                                                    -------------   ------------
Foreign currency translation adjustment ........      $  41,424       $  49,605
Minimum pension liability adjustment ...........       (141,563)       (142,753)
Change in fair value of derivatives ............          6,902              --
Other ..........................................           (516)         (3,315)
                                                      ---------       ---------
Accumulated other comprehensive loss ...........      $ (93,753)      $ (96,463)
                                                      =========       =========

PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

   Components of net periodic benefit cost (credit) for the third quarter ended September 30, 2004 and September 30, 2003 are as follows:

                                                                                               INTERNATIONAL AND
                                                                        QUALIFIED DOMESTIC       NON-QUALIFIED      POST-RETIREMENT
                                                                              DEFINED           DEFINED BENEFIT       HEALTH CARE
                                                                           BENEFIT PLANS             PLANS               PLANS
                                                                        -------------------    -----------------    ---------------
                                                                                                 THIRD QUARTER       THIRD QUARTER
                                                                        THIRD QUARTER ENDED          ENDED               ENDED
                                                                        -------------------    -----------------    ---------------
(IN THOUSANDS)                                                           2004        2003       2004       2003      2004     2003
                                                                       --------    --------   -------    -------    ------   ------
Service cost .......................................................   $   (230)   $  2,036   $ 1,904    $ 1,743    $  296   $  455
Interest cost ......................................................      9,706      10,055     3,850      3,422     3,110    3,705
Expected return on plan assets .....................................    (12,726)    (13,394)   (1,870)    (1,678)     (612)    (698)
Amortization of unrecognized transition obligation .................         (2)         (2)       39         56        --       --
Amortization of prior service cost .................................         19          19       150        227      (694)    (701)
Amortization of net (gain) loss ....................................      1,225         204       470        136      (153)     (65)
Curtailments .......................................................         --          --    (1,479)
Settlements ........................................................         --          --     3,258     (3,580)       --       --
                                                                       --------    --------   -------    -------    ------   ------
Net periodic benefit cost (credit) .................................   $ (2,008)   $ (1,082)  $ 6,322    $   326    $1,947   $2,696
                                                                       ========    ========   =======    =======    ======   ======

                     CROMPTON CORPORATION AND SUBSIDIARIES

   Components of net periodic benefit cost (credit) for the nine months ended September 30, 2004 and September 30, 2003 are as follows:

                                                                                             INTERNATIONAL AND
                                                                      QUALIFIED DOMESTIC       NON-QUALIFIED
                                                                            DEFINED           DEFINED BENEFIT      POST-RETIREMENT
                                                                         BENEFIT PLANS             PLANS          HEALTH CARE PLANS
                                                                      -------------------    -----------------    -----------------
                                                                       NINE MONTHS ENDED     NINE MONTHS ENDED    NINE MONTHS ENDED
                                                                      -------------------    -----------------    -----------------
(IN THOUSANDS)                                                         2004        2003       2004       2003      2004       2003
                                                                     --------    --------   -------    -------    -------   -------
Service cost .....................................................   $  4,092    $  6,688   $ 5,649    $ 5,547    $   887   $ 1,359
Interest cost ....................................................     29,206      31,247    11,513     10,418      9,330    11,079
Expected return on plan assets ...................................    (38,734)    (40,860)   (5,610)    (5,226)    (1,836)   (2,094)
Amortization of unrecognized transition obligation ...............         (6)         (6)      118        168         --        --
Amortization of prior service cost ...............................         47          57       452        681     (2,081)   (2,103)
Amortization of net (gain) loss ..................................      4,003         612     1,376        410       (459)     (196)
Curtailments .....................................................         --          --     4,410         --         --        --
Settlements ......................................................         --          --     3,258     (3,580)        --        --
                                                                     --------    --------   -------    -------    -------   -------
Net periodic benefit cost (credit) ...............................   $ (1,392)   $ (2,262)  $21,166    $ 8,418    $ 5,841   $ 8,045
                                                                     ========    ========   =======    =======    =======   =======

   As a result of the Company's former Chairman, President and CEO, Senior Vice President and CFO, and certain other executives electing to retire, the Company expects to make lump sum payments under the provisions of its supplemental executive retirement programs of approximately $24 million, of which $17.4 million was paid in the third quarter of 2004 and the remainder of which is expected to be paid in the fourth quarter of 2004 and first quarter of 2005. For the nine month period ending September 30, 2004, the Company recognized a $4.4 million curtailment loss and a $3.3 million settlement loss related to this matter. The Company expects to recognize further settlement losses of approximately $0.9 million in the fourth quarter of 2004 in connection with the remaining lump sum payments.

   The Company expects to contribute $3.3 million to its domestic pension plans in 2004, of which $2.4 million was contributed to the plans as of September 30, 2004. The Company's funding assumptions assume pension funding relief and no other significant changes with regards to demographics, legislation, plan provisions, or actuarial assumption or methods to determine the estimated funding requirements. The Pension Funding Equity Act of 2004 was signed into law on April 10, 2004 and will provide the Company a two-year temporary replacement of the benchmark interest rate for determining funding liabilities and will establish temporary alternative minimum funding requirements for certain underfunded pension plans.

   On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the "Act") was signed into law. Through the Act, companies that sponsor retiree health plans that cover prescription drugs are entitled to a tax-free federal subsidy beginning in 2006 which is equal to 28% of certain costs paid by both the employee and the Company for prescription drugs. On May 19, 2004, the FASB issued FASB Staff Position (FSP) No. 106-2, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003." FSP No. 106-2 supersedes FSP No. 106-1, "Accounting and Disclosure Requirements Related to the Medicare Prescription Drug,

                     CROMPTON CORPORATION AND SUBSIDIARIES

Improvement and Modernization Act of 2003." FSP No. 106-2 provides guidance on the accounting for the effects of the Act for employers that sponsor post-retirement health care plans that provide prescription drug benefits, and requires employers to provide certain disclosures regarding the effect of the federal subsidy provided by the Act. The Company has determined that most of its post-retirement health care plans that provide prescription drug benefits are actuarially equivalent to Medicare Part D based on a reasonable interpretation of what the regulations will likely require and, therefore, the Company will be eligible to receive the federal subsidy. As a result, the Company adopted FSP No. 106-2 during the second quarter of 2004 and recorded a reduction to the net periodic post-retirement benefit cost of $0.5 million and $1.5 million for the third quarter and nine months ended September 30, 2004, respectively.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

   The Company's activities expose its earnings, cash flows and financial position to a variety of market risks, including the effects of changes in foreign currency exchange rates and interest rates. The Company maintains a risk-management strategy that uses derivative instruments as needed to mitigate risk against foreign currency movements and to manage interest rate volatility and commodity price volatility. In accordance with FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," FASB Statement No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and FASB Statement No. 149, "Amendment of Statement
No. 133 on Derivative Instruments and Hedging Activities," the Company recognizes in earnings changes in the fair value of all derivatives designated as fair value hedging instruments that are highly effective and recognizes in accumulated other comprehensive loss (AOCL) changes in the fair value of all derivatives designated as cash flow hedging instruments that are highly effective. The Company does not enter into derivative instruments for trading or speculative purposes.

   The Company uses price swap contracts as cash flow hedges to convert a portion of its forecasted natural gas purchases from variable price to fixed price purchases. In January 2004, these contracts were designated as hedges of a portion of the Company's forecasted natural gas purchases. The Company's hedge contracts cover a gradually decreasing percentage of its purchase requirements over a rolling two-year period. These contracts involve the exchange of payments over the life of the contracts without an exchange of the notional amount upon which the payments are based. The differential paid or received as natural gas prices change is recognized as an adjustment to cost of products sold.

   The Company used interest rate swap contracts, which expired in July 2003 concurrent with the maturity of the underlying debt securities, as cash flow hedges to convert its Euro denominated variable rate debt to fixed rate debt. Each interest rate swap contract was designated with the principal balance and the term of the specific debt obligation. These contracts involved the exchange of interest payments over the life of the contract without an exchange of the notional amount upon which the payments were based. The differential paid or received as interest rates changed was recognized as an adjustment to interest expense.

   In 2003, the Company also had equity option contracts covering 3.2 million shares of the Company's common stock to hedge the expense variability associated with its obligations under its long-term incentive plans (LTIP). In February 2003, the Company settled its existing equity option contracts for $35.1 million, of which $33.8 million had been included in accrued expenses at December 31, 2002, and entered into a new equity option contract. The new contract consisted of a sold put option contract with a strike price of $5.66 and a purchased

                     CROMPTON CORPORATION AND SUBSIDIARIES
call option contract with a strike price of $5.75. The Company had designated a portion of the equity option contract as a cash flow hedge of the risk associated with the unvested, unpaid awards under its LTIP. Changes in market value related to the portion of the option contract designated and effective as a hedge were recorded as a component of AOCL. The amount included in AOCL was subject to changes in the stock price and was being amortized ratably to SG&A over the remaining service periods of the hedged LTIP. Changes in market value related to the remaining portion of the option contract were recognized in SG&A. During the second quarter of 2003, the Company determined that one of its LTIP programs was not achievable and accordingly amortized $3 million from AOCL to SG&A, which represented the unamortized balance of the deferred loss on the portion of the option contract that related to this plan. On May 11, 2003, the option contract expired and resulted in a favorable net cash settlement of $3.7 million. As of June 30, 2003, all of the deferred gains and losses relating to these contracts had been amortized to SG&A.

   The following table summarizes the (gains)/losses resulting from changes in the market value of the Company's fair value and cash flow hedging instruments and the amortization of (gains)/losses related to certain cash flow hedges for the third quarter and nine months ended September 30, 2004 and September 30, 2003.

                                                                                                THIRD QUARTER
                                                                                                    ENDED         NINE MONTHS ENDED
                                                                                                --------------    -----------------
                                                                                                 2004     2003     2004       2003
                                                                                               -------    ----    -------   -------
                                                                                                          (IN THOUSANDS)
Fair value hedges (in other (income) expense, net) .........................................   $    --    $108    $    --   $    38
                                                                                               =======    ====    =======   =======
Cash flow hedges (in AOCL):
Balance at beginning of period .............................................................   $(4,468)   $ 23    $    --   $ 2,838
 Price swap contracts ......................................................................    (2,434)     --     (6,902)       --
 Interest rate swap contracts ..............................................................        --     (23)        --      (883)
 Equity option contracts-change in market value ............................................        --      --         --     1,836
 Equity option contracts-amortization to SG&A ..............................................        --      --         --    (3,791)
                                                                                               -------    ----    -------   -------
Balance at end of period ...................................................................   $(6,902)   $ --    $(6,902)  $    --
                                                                                               =======    ====    =======   =======

ASSET RETIREMENT OBLIGATIONS

   Effective January 1, 2003, the Company adopted the provisions of FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Statement No. 143 requires companies to record a liability for asset retirement obligations in the period in which a legal obligation is created. Such liabilities are recorded at fair value, with an offsetting increase to the carrying value of the related long-lived assets. In future periods, the liability is accreted to its present value and the capitalized cost is depreciated over the useful life of the related asset. Companies are also required to adjust the liability for changes resulting from the passage of time and/or revisions to the timing or the amount of the original estimate. Upon retirement of the long-lived asset, the Company either settles the obligation for its recorded amount or incurs a gain or loss. As a result of the implementation of this Statement, the Company recorded an after-tax charge of $0.4 million ($0.7 million pre-tax) as a cumulative effect of accounting change. The Company's asset retirement obligations are primarily the result of the legal obligation to remove leasehold improvements upon termination of leases at several of its facilities. Such obligations have been recorded at fair value, which the Company estimated by discounting projected cash flows using a rate of 8.5%. The depreciation and accretion

                     CROMPTON CORPORATION AND SUBSIDIARIES
expenses recorded for the third quarter and nine month periods ended September 30, 2004 and September 30, 2003 were not significant.

ANTITRUST INVESTIGATION AND RELATED MATTERS

   On May 27, 2004, the Company pled guilty to violation of the U.S. antitrust laws in connection with the sale of certain rubber chemicals, and the court imposed a fine of $50.0 million, payable in six annual installments, without interest, beginning in 2004. On May 28, 2004, the Company pled guilty to violation of the Canadian competition laws, and the court imposed a fine of CDN $9.0 million (approximately U.S. $7.0 million), payable in six annual installments, without interest, beginning in 2004. The Company recorded pre-tax charges of $45.2 million in the Company's consolidated statements of operations at December 31, 2003 to reserve for the payment of these U.S. and Canadian fines, which represents the present value of the expected payments of $57.0 million. Expected cash payments for U.S. and Canadian fines total
$2.3 million in 2004; $2.3 million in 2005; $6.5 million in 2006; $11.2 million in 2007; $16.2 million in 2008; and $18.5 million in 2009.

   The Company and certain of its subsidiaries continue to be the subject of a coordinated civil investigation by the European Commission (the "EC") with respect to the sale and marketing of rubber chemicals. At this time, the Company cannot predict the timing or outcome of that investigation, including the amount of any fine that may be imposed by the EC.

   The Company and certain of its subsidiaries are subjects of, and continue to cooperate in, coordinated criminal and civil investigations being conducted by the U.S. Department of Justice, the Canadian Competition Bureau and the EC (collectively, the "Governmental Authorities") with respect to possible antitrust violations relating to the sale and marketing of certain other products, including ethylene propylene diene monomer (EPDM); heat stabilizers, including tin-based stabilizers and precursors, mixed metal stabilizers, and epoxidized soybean oil (ESBO); nitrile rubber; and urethanes and urethane chemicals. The Company and its subsidiaries that are subject to the investigations have received from each of the Governmental Authorities verbal or written assurances of conditional amnesty from prosecution and fines.

   The Company and certain of its subsidiaries, together with other companies, are defendants in certain U.S. federal direct purchaser and state direct and indirect purchaser lawsuits principally alleging that the defendants conspired to fix, raise, maintain, or stabilize prices for rubber chemicals, EPDM, polychloroprene, plastic additives, including impact modifiers and processing aids, nitrile rubber, and urethanes and urethane chemicals in violation of federal and state law. In addition, two motions for authorization to commence a class action were filed in May 2004, in the Superior Court of the District of St. Francois and the Superior Court of the District of Montreal, in Quebec, Canada, against the Company, its subsidiary Crompton Co./Cie (with respect to the motion filed in the Superior Court of the District of St. Francois only) and other companies. The motions principally allege that the Company conspired with other defendants to restrain unduly competition in the sale of rubber chemicals and to inflate artificially the sale price of the rubber chemicals in violation of Canada's Competition Act. In addition, the Company, its subsidiaries Crompton Canada Corporation, Crompton Co./Cie and Uniroyal Chemical Company, Inc. and other companies are defendants in a Statement of Claim filed in the Ontario Superior Court of Justice in London, Ontario in Canada. The Statement of Claim principally alleges that the Company conspired with other defendants to restrain unduly competition in the sale of EPDM and to inflate

                     CROMPTON CORPORATION AND SUBSIDIARIES
artificially the sale price of EPDM in violation of Canada's Competition Act. The Company, certain of its former officers and directors and certain former directors of the Company's predecessor Witco Corporation are also defendants in a consolidated federal securities class action lawsuit principally alleging that the Company and certain of its former officers and directors caused the Company to issue false and misleading statements that violated the federal securities laws by reporting inflated financial results resulting from an alleged illegal, undisclosed price-fixing conspiracy. In addition, certain current directors and one former director and officer of the Company are defendants in a shareholder derivative lawsuit, nominally brought on behalf of the Company, principally alleging that the individual defendants breached their fiduciary duties by causing the Company to issue false and misleading financial statements by inflating financial results as a result of engaging in an illegal price-fixing conspiracy. These actions are in early procedural stages of litigation and, accordingly, the Company cannot predict their outcome. The Company will seek cost-effective resolutions to the various pending and threatened legal proceedings and governmental investigations regarding the Company's operations.

   The Company's antitrust costs increased from $4.4 million (pre-tax) during the immediately prior fiscal quarter ended June 30, 2004 to $8.4 million (pre-tax) for the fiscal quarter ended September 30, 2004, as a result of the Company's payment of $5.0 million in connection with the settlement of a plastics additives class action lawsuit. For additional information regarding this settlement, see "Item 1. Legal Proceedings" in "Part II. Other Information." The Company expects to continue to incur substantial costs until all antitrust investigations are concluded and civil claims are resolved.

   The Company has not recorded a charge for potential liabilities and expenses in connection with the coordinated civil investigation by the EC or with the civil claims, because it is not yet able to reasonably estimate a reserve for such potential costs. The resolution of the coordinated civil investigation by the EC and any civil claims now pending or hereafter asserted against the Company or any of its subsidiaries could have a material adverse effect on the Company's financial condition, results of operations and prospects.

BUSINESS SEGMENT DATA

   The Company evaluates a segment's performance based on several factors, of which the primary factor is operating profit (loss). In computing operating profit (loss) by segment, the following items have not been deducted: (1) general corporate expense; (2) amortization; (3) unabsorbed overhead expense from discontinued operations; (4) facility closures, severance and related costs; and (5) antitrust costs. These items have been excluded from the Company's presentation of segment operating profit (loss) because they are not reported to the chief operating decision maker for purposes of allocating resources among reporting segments or assessing segment performance.

   General corporate expense includes costs and expenses that are of a general corporate nature or managed on a corporate basis, including amortization expense. These costs are primarily for corporate administration services, costs related to corporate headquarters and management compensation plan expenses related to executives and corporate managers. Unabsorbed overhead expense from discontinued operations represents corporate costs that were previously allocated to the OrganoSilicones business unit (sold on July 31, 2003). Facility closures, severance and related costs are costs related to the Company's 2004 activity-based restructuring initiative, the cost reduction initiatives that began in 2001 and 2003 and the

                     CROMPTON CORPORATION AND SUBSIDIARIES
relocation of the corporate headquarters that began in 2002. The antitrust costs are primarily for fines and legal costs associated with antitrust investigations and related civil lawsuits.

   The GE Specialty Chemicals business that was acquired on July 31, 2003 has been added to the plastic additives business unit included in the Polymer Additives reporting segment.

                                                                                     THIRD QUARTER ENDED       NINE MONTHS ENDED
                                                                                     -------------------    -----------------------
                                                                                      2004        2003         2004         2003
                                                                                    --------    --------    ----------   ----------
                                                                                                     (IN THOUSANDS)
Net Sales
Polymer Products
 Polymer Additives ..............................................................   $366,220    $311,204    $1,099,322   $  907,340
 Polymers .......................................................................     81,886      74,685       246,281      213,150
 Polymer Processing Equipment ...................................................     40,961      38,180       125,315      119,928
 Eliminations ...................................................................     (3,335)     (3,316)      (10,964)     (10,492)
                                                                                    --------    --------    ----------   ----------
                                                                                     485,732     420,753     1,459,954    1,229,926
                                                                                    --------    --------    ----------   ----------
Specialty Products
 Crop Protection ................................................................     88,293      77,861       250,991      209,822
 Refined Products ...............................................................     65,372      60,575       199,539      184,314
                                                                                    --------    --------    ----------   ----------
                                                                                     153,665     138,436       450,530      394,136
                                                                                    --------    --------    ----------   ----------
   Total Net Sales...............................................................   $639,397    $559,189    $1,910,484   $1,624,062
                                                                                    ========    ========    ==========   ==========
Operating Profit (Loss)
Polymer Products
 Polymer Additives ..............................................................   $ 13,011    $  4,872    $   29,856   $   25,299
 Polymers .......................................................................     13,499       6,354        35,335       20,503
 Polymer Processing Equipment ...................................................        357        (323)          101        1,737
                                                                                    --------    --------    ----------   ----------
                                                                                      26,867      10,903        65,292       47,539
                                                                                    --------    --------    ----------   ----------
Specialty Products
 Crop Protection ................................................................     26,140      16,979        75,910       50,833
 Refined Products ...............................................................      1,369        (211)          163         (368)
                                                                                    --------    --------    ----------   ----------
                                                                                      27,509      16,768        76,073       50,465
                                                                                    --------    --------    ----------   ----------
General corporate expense, including amortization ...............................    (18,105)    (13,169)      (54,495)     (34,550)
Unabsorbed overhead expense from discontinued operations ........................         --      (1,229)           --       (8,445)
Facility closures, severance and related costs ..................................    (40,376)    (10,566)      (46,065)     (14,071)
Antitrust costs .................................................................     (8,426)     (5,385)      (16,829)     (26,260)
                                                                                    --------    --------    ----------   ----------
   Total Operating Profit (Loss).................................................   $(12,531)   $ (2,678)   $   23,976   $   14,678
                                                                                    ========    ========    ==========   ==========

                     CROMPTON CORPORATION AND SUBSIDIARIES

GUARANTOR CONDENSED CONSOLIDATING FINANCIAL DATA

   The Company's obligations under its 9 7/8% Senior Notes due 2012 and the Senior Floating Rate Notes due 2010 (the "New Senior Notes") are jointly and severally, fully and unconditionally guaranteed by certain wholly-owned domestic subsidiaries of the Company that guarantee the Company's new
$220 million credit facility that was entered into in August 2004 (the "Guarantor Subsidiaries"). The Company's subsidiaries that do not guarantee the New Senior Notes are referred to as the "Non-Guarantor Subsidiaries". The Guarantor Condensed Consolidating Financial Data presented below presents the statements of operations, balance sheets and statements of cash flow data (i) for Crompton Corporation (the "Parent Company"), the Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on a consolidated basis (which is derived from Crompton Corporation's historical reported financial information); (ii) for the Parent Company, alone (accounting for its Guarantor Subsidiaries and the Non-Guarantor Subsidiaries on an equity basis under which the investments are recorded by each entity owning a portion of another entity at cost, adjusted for the applicable share of the subsidiary's cumulative results of operations, capital contributions and distributions, and other equity changes); (iii) for the Guarantor Subsidiaries alone; and (iv) for the Non-Guarantor Subsidiaries alone.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     THIRD QUARTER ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                             CONSOLIDATED   ELIMINATIONS     COMPANY    SUBSIDIARIES   SUBSIDIARIES
                                                             ------------   ------------    --------    ------------   ------------
Net sales................................................      $639,397       $(137,905)    $198,238      $236,066       $342,998
Cost of products sold....................................       466,677        (137,905)     163,860       174,709        266,013
Selling, general and administrative......................        92,785              --       27,435        28,516         36,834
Depreciation and amortization............................        31,216              --       14,098         5,543         11,575
Research and development.................................        12,593              --        2,366         4,941          5,286
Equity income............................................          (145)             --          (25)         (120)            --
Facility closures, severance and related costs...........        40,376              --        7,138        16,730         16,508
Antitrust costs..........................................         8,426              --           --         8,426             --
                                                               --------       ---------     --------      --------       --------
Operating profit (loss)..................................       (12,531)             --      (16,634)       (2,679)         6,782
Interest expense.........................................        20,579              --       17,380         3,192              7
Loss on early extinguishment of debt.....................        20,063              --       20,063            --             --
Other (income) expense, net..............................         7,199              --        6,033         6,117         (4,951)
Equity in net (earnings) loss of subsidiaries............            --           7,923       (2,650)       (5,472)           199
                                                               --------       ---------     --------      --------       --------
Earnings (loss) from continuing operations before income
  taxes..................................................       (60,372)         (7,923)     (57,460)       (6,516)        11,527
Income tax expense (benefit).............................       (17,520)             --      (14,606)       (5,428)         2,514
                                                               --------       ---------     --------      --------       --------
Earnings (loss) from continuing operations...............       (42,852)         (7,923)     (42,854)       (1,088)         9,013
Gain (loss) on sale of discontinued operations...........         2,142              --       (3,358)           --          5,500
                                                               --------       ---------     --------      --------       --------
Net earnings (loss)......................................      $(40,710)      $  (7,923)    $(46,212)     $ (1,088)      $ 14,513
                                                               ========       =========     ========      ========       ========

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                            CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                            ------------   ------------    ---------    ------------   ------------
Net sales...............................................     $1,910,484      $(438,579)    $ 607,167      $692,003      $1,049,893
Cost of products sold...................................      1,421,557       (438,579)      532,856       508,420         818,860
Selling, general and administrative.....................        281,384             --        82,438        83,154         115,792
Depreciation and amortization...........................         93,056             --        39,028        21,009          33,019
Research and development................................         37,455             --         7,032        14,568          15,855
Equity income...........................................         (9,838)            --           (76)       (7,605)         (2,157)
Facility closures, severance and related costs..........         46,065             --        10,297        18,957          16,811
Antitrust costs.........................................         16,829             --            --        16,829              --
                                                             ----------      ---------     ---------      --------      ----------
Operating profit (loss).................................         23,976             --       (64,408)       36,671          51,713
Interest expense........................................         55,666             --        53,536         1,757             373
Loss on early extinguishment of debt....................         20,063             --        20,063            --              --
Other (income) expense, net.............................        (82,613)            --         6,547       (57,132)        (32,028)
Equity in net (earnings) loss of subsidiaries...........             --        159,844      (107,403)      (36,896)        (15,545)
                                                             ----------      ---------     ---------      --------      ----------
Earnings (loss) from continuing operations before income
  taxes.................................................         30,860       (159,844)      (37,151)      128,942          98,913
Income tax expense (benefit)............................         11,675             --       (56,334)       43,063          24,946
                                                             ----------      ---------     ---------      --------      ----------
Earnings (loss) from continuing operations..............         19,185       (159,844)       19,183        85,879          73,967
Gain (loss) on sale of discontinued operations..........          2,142             --        (3,358)           --           5,500
                                                             ----------      ---------     ---------      --------      ----------
Net earnings (loss).....................................     $   21,327      $(159,844)    $  15,825      $ 85,879      $   79,467
                                                             ==========      =========     =========      ========      ==========

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 2004
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                            PARENT       GUARANTOR       GUARANTOR
                                                           CONSOLIDATED   ELIMINATIONS      COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                           ------------   ------------    ----------    ------------   ------------
ASSETS
Current assets.........................................     $  903,171    $         --    $  197,510     $  106,452     $  599,209
Intercompany receivables...............................             --      (7,758,232)    3,344,857      1,293,479      3,119,896
Investment in subsidiaries.............................             --      (3,848,874)      850,510      1,180,511      1,817,853
Property, plant and equipment..........................        722,517              --       269,618        155,283        297,616
Cost in excess of acquired net assets..................        418,688              --       135,195         54,847        228,646
Other assets...........................................        497,259              --       318,191        164,386         14,682
                                                            ----------    ------------    ----------     ----------     ----------
 Total assets..........................................     $2,541,635    $(11,607,106)   $5,115,881     $2,954,958     $6,077,902
                                                            ==========    ============    ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities....................................     $  622,809    $         --    $  172,964     $  202,565     $  247,280
Intercompany payables..................................             --      (7,862,176)    4,255,315      1,227,279      2,379,582
Long-term debt.........................................        862,024              --       861,415            449            160
Other long-term liabilities............................        745,420              --       315,062        251,076        179,282
                                                            ----------    ------------    ----------     ----------     ----------
 Total liabilities.....................................      2,230,253      (7,862,176)    5,604,756      1,681,369      2,806,304
Stockholders' equity...................................        311,382      (3,744,930)     (488,875)     1,273,589      3,271,598
                                                            ----------    ------------    ----------     ----------     ----------
 Total liabilities and stockholders' equity............     $2,541,635    $(11,607,106)   $5,115,881     $2,954,958     $6,077,902
                                                            ==========    ============    ==========     ==========     ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2004
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                            CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                            ------------   ------------    ---------    ------------   ------------
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss).....................................     $  21,327       $(159,844)    $  15,825     $  85,879       $ 79,467
Adjustments to reconcile net earnings (loss) to net cash
  provided by (used in) operations:
   (Gain) loss on sale of discontinued operations.......        (2,142)             --         3,358            --         (5,500)
   Gain on sale of Gustafson joint venture..............       (90,938)             --            --       (72,707)       (18,231)
   Loss on early extinguishment of debt.................        20,063              --        20,063            --             --
   Depreciation and amortization........................        93,056              --        39,028        21,009         33,019
   Equity income........................................        (9,838)             --           (76)       (7,605)        (2,157)
   Changes in assets and liabilities, net...............       (25,171)        159,844       (64,587)     (121,608)         1,180
                                                             ---------       ---------     ---------     ---------       --------
 Net cash provided by (used in) operations..............         6,357              --        13,611       (95,032)        87,778
                                                             ---------       ---------     ---------     ---------       --------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net proceeds from divestments..........................       142,270              --        15,918       105,272         21,080
 Capital expenditures...................................       (43,983)             --       (11,547)      (14,975)       (17,461)
 Other investing activities.............................           281              --           335            --            (54)
                                                             ---------       ---------     ---------     ---------       --------
 Net cash provided by investing activities..............        98,568              --         4,706        90,297          3,565
                                                             ---------       ---------     ---------     ---------       --------
CASH FLOWS FROM FINANCING ACTIVITIES
 Payments on domestic credit facility...................       (57,000)             --       (57,000)           --             --
 Payments on short-term borrowings......................      (350,441)             --      (350,000)           --           (441)
 Payments on long-term borrowings.......................      (140,006)             --      (140,006)           --             --
 Proceeds from long-term borrowings.....................       597,499              --       597,499            --             --
 Premium paid on early extinguishment of debt...........       (19,044)             --       (19,044)           --             --
 Payments for debt issuance costs.......................       (22,106)             --       (22,106)           --             --
 Dividends paid.........................................       (17,192)             --       (17,192)           --             --
 Other financing activities.............................         1,276              --           411           661            204
                                                             ---------       ---------     ---------     ---------       --------
 Net cash (used in) provided by financing activities....        (7,014)             --        (7,438)          661           (237)
                                                             ---------       ---------     ---------     ---------       --------
CASH
 Effect of exchange rates on cash.......................          (191)             --            --            --           (191)
                                                             ---------       ---------     ---------     ---------       --------
 Change in cash.........................................        97,720              --        10,879        (4,074)        90,915
 Cash at beginning of period............................        39,213              --           872         2,057         36,284
                                                             ---------       ---------     ---------     ---------       --------
 Cash at end of period..................................     $ 136,933       $      --     $  11,751     $  (2,017)      $127,199
                                                             =========       =========     =========     =========       ========

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     THIRD QUARTER ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                             CONSOLIDATED   ELIMINATIONS     COMPANY    SUBSIDIARIES   SUBSIDIARIES
                                                             ------------   ------------    --------    ------------   ------------
Net sales................................................      $559,189       $(117,974)    $165,493      $212,405       $299,265
Cost of products sold....................................       410,254        (117,974)     137,879       154,301        236,048
Selling, general and administrative......................        91,504              --       30,624        26,950         33,930
Depreciation and amortization............................        30,318              --       11,837         8,036         10,445
Research and development.................................        12,767              --        3,307         4,598          4,862
Equity (income) loss.....................................         1,073              --          (25)          626            472
Facility closures, severance and related costs...........        10,566              --        3,834         3,870          2,862
Antitrust costs..........................................         5,385              --           --         5,385             --
                                                               --------       ---------     --------      --------       --------
Operating profit (loss)..................................        (2,678)             --      (21,963)        8,639         10,646
Interest expense.........................................        20,664              --       20,324            50            290
Loss on early extinguishment of debt.....................        24,699              --       24,699            --             --
Other (income) expense, net..............................         3,414              --       (3,721)        3,502          3,633
Equity in net (earnings) loss of subsidiaries............            --          30,436      (13,684)      (12,435)        (4,317)
                                                               --------       ---------     --------      --------       --------
Earnings (loss) from continuing operations before income
  taxes..................................................       (51,455)        (30,436)     (49,581)       17,522         11,040
Income tax expense (benefit).............................       (16,953)             --      (21,689)        1,816          2,920
                                                               --------       ---------     --------      --------       --------
Earnings (loss) from continuing operations...............       (34,502)        (30,436)     (27,892)       15,706          8,120
Earnings (loss) from discontinued operations.............         3,057              --         (273)           --          3,330
Gain (loss) on sale of discontinued operations...........       111,692              --       (9,859)           --        121,551
                                                               --------       ---------     --------      --------       --------
Net earnings (loss)......................................      $ 80,247       $ (30,436)    $(38,024)     $ 15,706       $133,001
                                                               ========       =========     ========      ========       ========

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                            CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                            ------------   ------------    ---------    ------------   ------------
Net sales...............................................     $1,624,062      $(377,567)    $ 475,654      $641,096       $884,879
Cost of products sold...................................      1,189,849       (377,567)      395,613       463,306        708,497
Selling, general and administrative.....................        263,604             --        89,388        76,882         97,334
Depreciation and amortization...........................         84,816             --        31,538        23,450         29,828
Research and development................................         37,553             --         9,292        13,363         14,898
Equity income...........................................         (6,769)            --           (83)       (4,249)        (2,437)
Facility closures, severance and related costs..........         14,071             --         7,248         4,251          2,572
Antitrust costs.........................................         26,260             --            --        26,260             --
                                                             ----------      ---------     ---------      --------       --------
Operating profit (loss).................................         14,678             --       (57,342)       37,833         34,187
Interest expense........................................         72,938             --        65,084         8,974         (1,120)
Loss on early extinguishment of debt....................         24,699             --        24,699            --             --
Other (income) expense, net.............................          7,454             --         7,923          (308)          (161)
Equity in net (earnings) loss of subsidiaries...........             --         80,186       (46,706)      (24,220)        (9,260)
                                                             ----------      ---------     ---------      --------       --------
Earnings (loss) from continuing operations before income
  taxes and cumulative effect of accounting change......        (90,413)       (80,186)     (108,342)       53,387         44,728
Income tax expense (benefit)............................        (29,791)            --       (54,330)       10,427         14,112
                                                             ----------      ---------     ---------      --------       --------
Earnings (loss) from continuing operations..............        (60,622)       (80,186)      (54,012)       42,960         30,616
Earnings from discontinued operations...................         26,314             --         5,991            --         20,323
Gain (loss) on sale of discontinued operations..........        111,692             --        (9,859)           --        121,551
Cumulative effect of accounting change..................           (401)            --          (401)           --             --
                                                             ----------      ---------     ---------      --------       --------
Net earnings (loss).....................................     $   76,983      $ (80,186)    $ (58,281)     $ 42,960       $172,490
                                                             ==========      =========     =========      ========       ========

                      CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 2003
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                            PARENT       GUARANTOR       GUARANTOR
                                                           CONSOLIDATED   ELIMINATIONS      COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                           ------------   ------------    ----------    ------------   ------------
ASSETS
Current assets.........................................     $  810,454    $         --    $  202,628     $  147,401     $  460,425
Intercompany receivables...............................             --      (7,614,816)    3,180,641        960,603      3,473,572
Investment in subsidiaries.............................             --      (3,762,303)      752,573      1,175,815      1,833,915
Property, plant and equipment..........................        774,612              --       299,321        179,541        295,750
Cost in excess of acquired net assets..................        418,607              --       135,522         54,844        228,241
Other assets...........................................        525,509              --       277,078        183,008         65,423
                                                            ----------    ------------    ----------     ----------     ----------
 Total assets..........................................     $2,529,182    $(11,377,119)   $4,847,763     $2,701,212     $6,357,326
                                                            ==========    ============    ==========     ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities....................................     $  701,245    $         --    $  249,415     $  221,213     $  230,617
Intercompany payables..................................             --      (7,668,705)    3,969,182        996,226      2,703,297
Long-term debt.........................................        754,018              --       754,018             --             --
Other long-term liabilities............................        771,210              --       337,335        255,274        178,601
                                                            ----------    ------------    ----------     ----------     ----------
 Total liabilities.....................................      2,226,473      (7,668,705)    5,309,950      1,472,713      3,112,515
Stockholders' equity...................................        302,709      (3,708,414)     (462,187)     1,228,499      3,244,811
                                                            ----------    ------------    ----------     ----------     ----------
 Total liabilities and stockholders' equity............     $2,529,182    $(11,377,119)   $4,847,763     $2,701,212     $6,357,326
                                                            ==========    ============    ==========     ==========     ==========

                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 2003
                                 (IN THOUSANDS)

                                                                                                                           NON-
                                                                                             PARENT      GUARANTOR       GUARANTOR
                                                            CONSOLIDATED   ELIMINATIONS     COMPANY     SUBSIDIARIES   SUBSIDIARIES
                                                            ------------   ------------    ---------    ------------   ------------
Increase (decrease) to cash
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings (loss).....................................     $  76,983       $(80,186)     $ (58,281)     $ 42,960       $ 172,490
Adjustments to reconcile net earnings (loss) to net cash
  (used in) provided by operations:
Gain on sale of discontinued operations.................      (111,692)            --          9,859            --        (121,551)
Loss on early extinguishment of debt....................        24,699             --         24,699            --              --
Cumulative effect of accounting change, net of tax......           401             --            401            --              --
Depreciation and amortization...........................       105,534             --         46,946        23,450          35,138
Equity income...........................................        (6,769)            --            (83)       (4,249)         (2,437)
Changes in assets and liabilities, net..................      (107,184)        80,186         56,120       (37,618)       (205,872)
                                                             ---------       --------      ---------      --------       ---------
 Net cash (used in) provided by operations..............       (18,028)            --         79,661        24,543        (122,232)
                                                             ---------       --------      ---------      --------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES
 Net proceeds from divestments..........................       643,115             --        423,672            --         219,443
 Capital expenditures...................................       (55,104)            --        (13,365)      (16,627)        (25,112)
 Other investing activities.............................          (250)            --           (182)           --             (68)
                                                             ---------       --------      ---------      --------       ---------
 Net cash provided by (used in) investing activities....       587,761             --        410,125       (16,627)        194,263
                                                             ---------       --------      ---------      --------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES
 Proceeds from short-term borrowings....................           961             --             --            --             961
 Payments on long-term borrowings.......................      (477,627)            --       (415,000)           --         (62,627)
 Premium paid on early extinguishment of debt...........       (23,804)            --        (23,804)           --              --
 Dividends paid.........................................       (16,993)            --        (16,993)           --              --
 Common shares acquired.................................       (22,080)            --        (22,080)           --              --
 Other financing activities.............................         1,137             --          1,164            --             (27)
                                                             ---------       --------      ---------      --------       ---------
 Net cash used in financing activities..................      (538,406)            --       (476,713)           --         (61,693)
                                                             ---------       --------      ---------      --------       ---------
CASH
 Effect of exchange rates on cash.......................         1,516             --             --            --           1,516
                                                             ---------       --------      ---------      --------       ---------
 Change in cash.........................................        32,843             --         13,073         7,916          11,854
 Cash at beginning of period............................        16,941             --         (4,431)       (2,984)         24,356
                                                             ---------       --------      ---------      --------       ---------
 Cash at end of period..................................     $  49,784       $     --      $   8,642      $  4,932       $  36,210
                                                             =========       ========      =========      ========       =========

                               OFFER TO EXCHANGE


                   $375,000,000 AGGREGATE PRINCIPAL AMOUNT OF

                          9 7/8% SENIOR NOTES DUE 2012

                     AND THE RELATED SUBSIDIARY GUARANTEES


                                      AND


                   $225,000,000 AGGREGATE PRINCIPAL AMOUNT OF
                      SENIOR FLOATING RATE NOTES DUE 2010
                     AND THE RELATED SUBSIDIARY GUARANTEES
                        THAT HAVE BEEN REGISTERED UNDER
                           THE SECURITIES ACT OF 1933


                                      FOR


                    OUTSTANDING 9 7/8% SENIOR NOTES DUE 2012
                     AND THE RELATED SUBSIDIARY GUARANTEES


                                      AND


                      SENIOR FLOATING RATE NOTES DUE 2010
                     AND THE RELATED SUBSIDIARY GUARANTEES


                                       OF


                              CROMPTON CORPORATION



                                   PROSPECTUS

                              Dated        , 2004

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

   Connecticut. Subsection (a) of Section 33-771 of the Connecticut Business Corporation Act, or the CBCA, provides that a corporation may indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if: (1)(A) he conducted himself in good faith; (B) he reasonably believed (i) in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation; and
(ii) in all other cases, that his conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, he has no reasonable cause to believe his conduct was unlawful; or (2) he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the certificate of incorporation as authorized by the CBCA. Subsection (b) of Section 33-771 of the CBCA provides that a director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement that his conduct was at least not opposed to the best interest of the corporation. Subsection (c) of Section 33-771 of the CBCA provides that the termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the relevant standard of conduct described in Section 33-771 of the CBCA. Subsection (d) of Section 33-771 of the CBCA provides that, unless ordered by a court, a corporation may not indemnify a director:
(1) in connection with a proceeding by or in the right of the corporation except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 33-771(a) of the CBCA; or (2) in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

   Section 33-772 of the CBCA provides that a corporation shall indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding.

   Subsection (a) of Section 33-776 of the CBCA provides that a corporation may indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation (1) to the same extent as a director, and
(2) if he is an officer but not a director, to such further extent, consistent with public policy, as may be provided by contract, the certificate of incorporation, the bylaws or a resolution of the board of directors.
Subsection (c) of Section 33-776 of the CBCA provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 33-772 to the same extent to which a director may be entitled to indemnification.

   Article FIFTH of the Certificate of Incorporation of Naugatuck Treatment Company provides that the corporation shall indemnify any and all persons whom it has power to indemnify under Section 33-320 of the Stock Corporation Act (predecessor to the CBCA), as amended and supplemented, against any and all expenses, liabilities and other matters referred to in or covered by this section.

   Delaware. Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and
(ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

   Article X of the Amended and Restated Certificate of Incorporation and
Article VI of the By-laws of Crompton Corporation provide for the indemnification of directors and officers as authorized by Section 145 of the DGCL. The directors and officers of Crompton Corporation and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

   Article VI of the By-laws of Crompton Colors Corporation provide for the indemnification of directors and officers to the maximum extent permitted by the DGCL.

   Article VI of the By-laws of Crompton Europe Financial Services Company provide that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

   Article VI of the By-laws of Crompton Sales Company, Inc. provide for the indemnification of directors and officers to the maximum extent permitted by the DGCL.

   Article VI of the By-laws of Uniroyal Chemical Company, Inc. provide for the indemnification of directors and officers to the maximum extent permitted by the DGCL.

   Article VI of the By-laws of Uniroyal Chemical Export Limited provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

   Article VI of the By-laws of Uniroyal Chemical Leasing Company, Inc. provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

   Paragraph 140 of the Articles of Association of Uniroyal Chemical Company Limited (Delaware) provides for the indemnifications of directors, managers, and other officers of the Company against all costs, losses, and expenses which any such person may incur or become liable to by reason of any contract entered into, or act or thing done by him in his capacity, or in any way in the discharge of his duties, including traveling expenses. Paragraph 140 of the Articles of Association of Uniroyal Chemical Company Limited (Delaware) provides that no Director or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other Director or officer or for joining in any receipt of other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested, or for any loss or damage arising from the bankruptcy, insolvency, or tortious act of any person with whom any money, securities, or effects shall be deposited, or for any loss occasioned by an error of judgment, omission, default or oversight on his art, or for any other loss, damage or misfortune whatever which shall happen in the execution of his office or in relation thereto, unless the same happen through his own dishonesty.

   Neither the Certificate of Incorporation nor the By-laws of Crompton Holding Corporation or of Davis-Standard Corporation contain provisions regarding the indemnification of directors and officers.

   Georgia. Subsection (a) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may indemnify or obligate itself to indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed: (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to
Section 14-2-854, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under Section 14-2-854 or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and
(b) of Section 14-2-851 of the Georgia Business Corporation Code or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the Georgia Business Corporation Code.

   Section 14-2-852 of the Georgia Business Corporation Code provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

   Subsection (c) of Section 14-2-857 of the Georgia Business Corporation Code provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 and may apply to a court under Section 14-2-854 for indemnification or advances for expenses, in each case to the same extent to which a director may be entitled to indemnification or advances for expenses under those provisions. In addition, subsection (d) of Section 14-2-857 provides that a corporation may also indemnify and advance expenses to an employee or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, action of its board of directors or contract.

   Article VI of the Bylaws of Kem Manufacturing Corporation provides that the corporation shall indemnify its currently acting and former directors and officers to the maximum extent permitted by the provisions of Title 14 of the Georgia Business Corporation Code.

   Louisiana. Section 83A(1) of the Louisiana Business Corporation Law permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

   o by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

   o if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

   o by the stockholders.

   The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

   Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

   o for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders.

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

   o who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the stockholders, or stock purchases or redemptions in violation of Louisiana law.

   o for any transaction from which the director or officer derived an improper personal benefit.

   Article V of the Articles of Incorporation of Crompton Monochem, Inc. provides that, subject to several exceptions, officers and directors shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer. Additionally, the Articles of Incorporation indemnify its directors and officers to the fullest extent permitted by law against any expenses and costs, including attorney's fees, in connection with any threatened, pending or completed claim, action, suit or proceeding. Article VI of the Bylaws of Crompton Monochem, Inc. provides that the corporation shall indemnify its currently acting and former directors and officers to the maximum extent permitted by the provisions of the Louisiana Business Corporation Law.

   Section 1314 of the Louisiana Limited Liability Company Act provides that members or managers of a limited liability company shall not be personally liable to the limited liability company or its members for monetary damages unless the member or manager acted in a grossly negligent manner, or engaged in conduct which demonstrates a greater disregard of the duty of care than gross negligence, including but not limited to intentional tortious conduct or intentional breach of his duty of loyalty. Section 1315 of the Louisiana Limited Liability Company Act provides that a limited liability company may
(1) Eliminate or limit the personal liability of a member or members, if management is reserved to the members, or a manager or managers, if management is vested in one or more managers, for monetary damages for breach of any duty, and (2) Provide for indemnification of a member or members, or a manager or managers, for judgments, settlements, penalties, fines, or expenses incurred because he is or was a member or manager; provided that no limited liability company shall limit or eliminate the liability of a member or manager for the amount of a financial benefit received by a member or manager to which he is not entitled or for an intentional violation of a criminal law.

   Pursuant to Article 6 of the Articles of Organization of Weber City Road LLC, the members of the company claim the benefits of limitation of liability to the fullest extent allowed by law. Section 14.3 of the operating agreement of Weber City Road LLC provides that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful.

   Neither the Articles of Incorporation nor the By-laws of Monochem, Inc. contain provisions regarding the indemnification of directors and officers.

   Minnesota. Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and
Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

   Section 4.02(j) of the Articles of Incorporation of GT Seed Treatment Inc., as amended, provides for the indemnification of its officers and directors, to the extent permitted by the laws of the State of Minnesota.

   New Jersey. Subsection (2) of Section 3-5, Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a corporate agent (i.e., a director, officer, employee or agent of the corporation or a director, officer, trustee, employee or agent of another related corporation or enterprise), against reasonable costs (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceedings, had no reasonable cause to believe that such conduct was unlawful.

   Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys' fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) incurred by him in connection therewith; subsection (8) of
Section 3-5 provides that indemnification provided for by Section 3-5 shall not be deemed exclusive of any rights to which the indemnified party may be entitled; and subsection (9) of Section 3-5 empowers a corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or expenses incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities and expenses under Section 3-5.

   Article FIFTH of the Certificate of Incorporation of Uniroyal Chemical Company, Inc. (New Jersey) provides that the corporation shall have the power to indemnify every corporate agent to the full extent permitted by Section 305, and as otherwise permitted by law. Article IX of the By-Laws of Uniroyal Chemical Company, Inc. (New Jersey) provides for the indemnification of each and every individual who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director, officer, or employee of the corporation, or is or was serving at the request of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted under New Jersey law.

   Pennsylvania. Pursuant to Sections 1741-1743 of the Pennsylvania Business Corporation Law (the "PBCL"), a corporation has the power to indemnify its directors and officers against liabilities they may incur in such capacities provided certain standards are met, including good faith and the belief that the particular action is in, or not opposed to, the best interests of the corporation and, with respect to a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, this power to indemnify does not exist in the case of actions against a director or officer by or in the right of the corporation if the person entitled to indemnification will have been adjudged to be liable to the corporation unless and to the extent that the person is adjudged to be fairly and reasonably entitled to indemnity. A corporation is required to indemnify directors and officers against expenses they may incur in defending actions against them in such capacities if they are successful on the merits or otherwise in the defense of such actions.

   Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

   Article VI of the Bylaws of CNK Chemical Realty Corporation provides that the corporation shall indemnify its currently acting and former directors and officers to the maximum extent permitted by the provisions of the PBCL.

   Texas. Article 2.02-1 of the Texas Business Corporation Act provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation's best interests; and, in all other cases, that such conduct was at least not opposed to the corporation's best interests. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

   Article VII of the Articles of Incorporation of GT Seed International Inc. provides that the corporation shall indemnify (and insure, upon approval by a majority of the directors) each person who was or is an officer, director, employee or agent of the corporation, for amounts incurred in connection with an action, suit or proceeding in connection with such person's position with the corporation, to the fullest extent permitted by the Texas Business Corporation Act and any other applicable law. Article VI of the Bylaws of GT Seed International Company provides that the corporation shall indemnify its currently acting and former directors and officers to the maximum extent permitted by the provisions of the Texas Business Corporation Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT                                                                              INCORPORATED BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
-------       -----------                                                            ------------
3.1a          Amended and Restated Certificate of Incorporation of Crompton          Exhibit 3(i)(a) to the Form 10-K for the
              Corporation dated September 1, 1999                                    fiscal year ended December 31, 2001 (the "2001
                                                                                     Form 10-K")

3.1b          Certificate of Amendment of Amended and  Restated Certificate of       Exhibit 3(i)(b) to the 2001 Form 10-K
              Incorporation of Crompton Corporation dated April 27, 2000

3.1c          Certificate of Change of Location of Registered Office and of          Exhibit 3(i)(c) to the 2001 Form 10-K
              Registered Agent dated May 18, 2000

3.1d          Articles of Incorporation of CNK Chemical Realty Corporation           Filed herewith

3.1e          Articles of Amendment to Articles of Incorporation of CNK Chemical     Filed herewith
              Realty Corporation

3.1f          Statement of Change of Registered Office of CNK Chemical Realty        Filed herewith
              Corporation

3.1g          Certificate of Incorporation of Dyes & Chemicals Corporation (1)       Filed herewith

3.1h          Certificate of Amendment of Certificate of Incorporation of Dyes &     Filed herewith
              Chemicals Corporation (1)

3.1i          Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Crompton & Knowles Colors Incorporated (1)

3.1j          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Crompton Colors Incorporated

3.1k          Certificate of Incorporation of CK Holding Corporation (2)             Filed herewith

3.1l          Certificate of Amendment of CK Holding Corporation (2)                 Filed herewith

3.1m          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Crompton Holding Corporation

3.1n          Certificate of Incorporation of Witco Europe Financial Services        Filed herewith
              Company (3)

3.1o          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Witco Europe Financial Services Company (3)

3.1p          Certificate of Amendment of Certificate of Incorporation of Witco      Filed herewith
              Europe Financial Services Company (3)

---------------
(1) Predecessor of Crompton Colors Incorporated.
(2) Predecessor of Crompton Holding Corporation.
(3) Predecessor of Crompton Europe Financial Services Company.

3.1q          Certificate of Amendment of Certificate of Incorporation of CK         Filed herewith
              Witco Europe Financial Services Company (3)

3.1r          Articles of Incorporation of Crompton Monochem, Inc.                   Filed herewith

3.1s          Certificate of Incorporation of Crompton Sales Company, Inc.           Filed herewith

3.1t          Certificate of Incorporation of Davis-Standard Corporation             Filed herewith

3.1u          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Davis-Standard Corporation

3.1v          Articles of Incorporation of Gustafson International Company (4)       Filed herewith

3.1w          Statement of Change of Registered Office of Gustafson International    Filed herewith
              Company (4)

3.1x          Amendment to the Articles of Incorporation of Gustafson                Filed herewith
              International Company (4)

3.1y          Articles of Incorporation of F-M Engineering Company, Incorporated     Filed herewith
              (5)

3.1z          Articles of Amendment of Articles of Incorporation of F-M              Filed herewith
              Engineering Company, Incorporated (5)

3.1aa         Agreement of Merger of F-M Engineering Company, Incorporated and       Filed herewith
              Ben Gustafson & Son Manufacturing Co. (5)

3.1bb         Articles of Amendment of Articles of Incorporation of Gustafson        Filed herewith
              Manufacturing Company, Inc. (5)

3.1cc         Certificate of Amendment of Articles of Incorporation of Gustafson     Filed herewith
              Manufacturing Company, Inc. (5)

3.1dd         Certificate of Amendment to Articles of Incorporation of Gustafson,    Filed herewith
              Inc.  (5)

3.1ee         Certificate of Name Change of Gustafson, Inc. (5)                      Filed herewith

3.1ff         Notice of Change of Registered Office--Registered Agent of GT Seed     Filed herewith
              Treatment, Inc.

3.1gg         Articles of Incorporation of CNK Corporation (6)                       Filed herewith

3.1hh         Articles and Plan of Merger of CNK Corporation into and with Kem       Filed herewith
              Manufacturing Corporation (6)

3.1ii         Change of Registered Agent of Kem Manufacturing Corporation            Filed herewith

3.1jj         Articles of Incorporation of Monochem, Inc.                            Filed herewith

3.1kk         Articles of Amendment of Articles of Incorporation of Monochem,        Filed herewith
              Inc.

3.1ll         Notice of Change of Registered Office and/or Change of Registered      Filed herewith
              Agent of Monochem, Inc.

---------------
(4) Predecessor of GT Seed International Company.
(5) Predecessor of GT Seed Treatment, Inc.
(6) Predecessor of Kem Manfacturing Corporation.

3.1mm         Certificate of Incorporation of Naugatuck Treatment Company            Filed herewith

3.1nn         Notice of New Address of Statutory Agent for Service of Naugatuck      Filed herewith
              Treatment Company

3.1oo         Certificate of Domestication of Uniroyal Chemical Company              Filed herewith
              Limited (7)

3.1pp         Certificate of Incorporation of Uniroyal Chemical Company              Filed herewith
              Limited (7)

3.1qq         Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Uniroyal Chemical Company Limited (7)

3.1rr         Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Company Limited (7)

3.1ss         Certificate of Incorporation of Crompton Manufacturing Company,        Filed herewith
              Inc. (8)

3.1tt         Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Crompton Manufacturing Company, Inc.(8)

3.1uu         Certificate of Incorporation of Uniroyal Chemical Company, Inc. (9)    Filed herewith

3.1vv         Certificate of Amendment to Certificate of Incorporation of            Filed herewith
              Uniroyal Chemical Company, Inc. (9)

3.1ww         Certificate of Amendment to Certificate of Incorporation of            Filed herewith
              Crompton Manufacturing Company, Inc. (9)

3.1xx         Certificate of Incorporation of Uniroyal Chemical Export Limited       Filed herewith

3.1yy         Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Export Limited

3.1zz         Certificate of Incorporation of Uniroyal Chemical Leasing Company,     Filed herewith
              Inc.

3.1aaa        Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Leasing Company, Inc.

3.1bbb        Articles of Organization of Weber City Road LLC                        Filed herewith

3.2a          By-laws of Crompton Corporation                                        Exhibit 3(ii) to the 2001 Form 10-K

3.2b          By-laws of CNK Chemical Realty Corporation                             Filed herewith

3.2c          By-laws of Crompton Colors Incorporated                                Filed herewith

3.2d          By-laws of Crompton Holding Corporation                                Filed herewith

3.2e          By-laws of Crompton Europe Financial Services Company                  Filed herewith

3.2f          By-laws of Crompton Monochem, Inc.                                     Filed herewith

3.2g          By-laws of Crompton Sales Company, Inc.                                Filed herewith

3.2h          By-laws of Davis-Standard Corporation                                  Filed herewith

---------------
(7) Predecessor of Uniroyal Chemical Company Limited (Delaware).
(8) Predecessor of Uniroyal Chemical Company, Inc. (Delaware).
(9) Predecessor of Uniroyal Chemical Company, Inc. (New Jersey).

3.2i          By-laws of GT Seed International Company                               Filed herewith

3.2j          Amended and Restated By-laws of GT Seed Treatment, Inc.                Filed herewith

3.2k          Amended and Restated By-laws of Kem Manufacturing Corporation          Filed herewith

3.2l          By-laws of Monochem, Inc.                                              Filed herewith

3.2m          By-laws of Naugatuck Treatment Company                                 Filed herewith

3.2n          Articles of Association of Uniroyal Chemical Company Limited           Filed herewith
              (Delaware)

3.2o          By-laws of Uniroyal Chemical Company, Inc.                             Filed herewith

3.2p          By-laws of Uniroyal Chemical Company, Inc.                             Filed herewith

3.2q          By-laws of Uniroyal Chemical Export Limited                            Filed herewith

3.2r          By-laws of Uniroyal Chemical Leasing Company, Inc.                     Filed herewith

3.2s          Operating Agreement of Weber City Road LLC                             Filed herewith

4.1           Rights Agreement dated as of September 2, 1999, by and between the     Exhibit 4.1 to the Form 8-A dated September
              Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights     28, 1999
              Agent

4.2           Form of Indenture, dated as of February 1, 1993, by and between        Post-Effective Amendment No. 2 to the
              Witco and the Chase Manhattan Bank, N.A., as Trustee, relating to      Registration Statement on Form S-3,
              Witco's 6.60% Notes due 2003, 7.75% Debentures due 2023, 6 1/8%        Registration No. 33-58066, filed March 19,
              Notes due 2006 and 6 7/8% Debentures due 2026, including form of       1993
              securities (the "1993 Indenture")

4.3           Form of First Supplemental Indenture, dated February 1, 1996, by       Registration Statement on Form S-3,
              and among Witco, Chase Manhattan Bank, N.A., the Initial Trustee,      Registration Number 33-065203, filed January
              and Fleet National Bank of Connecticut, the Note Trustee, to the       25, 1996
              1993 Indenture, relating to Witco's 6 1/8% Notes due 2006 and 6 7/
              8% Notes due 2026

4.4           Second Supplemental Indenture, dated as of  August 5, 2004, between    Registration Statement on Form S-4,
              Crompton Corporation and U.S. Bank, National Association, to the       Registration Number
              1993 Indenture                                                         333-119641, filed October 8, 2004

4.5           Indenture, dated as of August 16, 2004, among Crompton Corporation,    Registration Statement on Form S-4,
              the Guarantors listed on Schedule A thereto, Wells Fargo Bank,         Registration Number
              National Association, as trustee and Deutsche Bank Trust Company       333-119641, filed October 8, 2004
              Americas as Note Custodian, Paying Agent and Registrar, relating to the Company's 9 7/8% Senior Notes due 2012

4.6           Indenture, dated as of August 16, 2004, among Crompton Corporation,    Registration Statement on Form S-4,
              the Guarantors listed on Schedule A thereto, Wells Fargo Bank,         Registration Number
              National Association, as trustee and Deutsche Bank Trust Company       333-119641, filed October 8, 2004
              Americas as Note Custodian, Paying Agent and Registrar, relating to the Company's Senior Floating Rate Notes due 2010

5.1           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP                    Filed herewith

10.1          Supplemental Medical Reimbursement Plan                                Exhibit 10(n) to the Crompton & Knowles Form
                                                                                     10-K for the fiscal year ended December 27,
                                                                                     1980 (the "1980 Form 10-K")

10.2          Supplemental Dental Reimbursement Plan                                 Exhibit 10(o) to the 1980 Form 10-K

10.3          Form of Employment Agreement dated as of July 29, 2002, by and         Exhibit 10.1 to the Form 10-Q for the period
              between Crompton Corporation and various of its executive officers     ended September 30, 2002 (the "September 30,
                                                                                     2002 Form 10-Q")

10.4          Form of Employment Agreement dated as of August 21, 1996, between a    Exhibit 10.28 to the Uniroyal Chemical Company
              subsidiary of Crompton Corporation and three executive officers of     Form 10-K for the fiscal year ended September
              Crompton Corporation                                                   28, 1996 (the "1996 Form 10-K")

10.5          Form of Supplemental Retirement Agreement dated as of August 21,       Exhibit 10.30 to the 1996 Form 10-K
              1996, between a subsidiary of Crompton Corporation and two executive officers of Crompton Corporation

10.6          Supplemental Retirement Agreement Trust Agreement dated October 20,    Exhibit 10(I) to the Crompton & Knowles Form
              1993, between Crompton Corporation (as successor to Crompton &         10-K for the fiscal year ended December 25,
              Knowles) and Shawmut Bank, N.A.                                        1993

10.7          Crompton Corporation Benefit Equalization Plan, amended as of April    Exhibit 10.2 to the Form 10-Q for the period
              30, 2002                                                               ended March 31, 2002 (the "March 31, 2002 Form
                                                                                     10-Q")

10.8          Crompton Corporation Amended Benefit Equalization Plan, dated          Exhibit 10.2 to the September 30, 2002 Form
              October 22, 2002                                                       10-Q

10.9          Amended Benefit Equalization Plan Trust Agreement dated October 20,    Exhibit 10(n) to the Crompton & Knowles Form
              1993, between Crompton Corporation (as successor to Crompton &         10-K for the fiscal year ended December 25,
              Knowles) and Shawmut Bank, N.A.                                        1993

10.10         Amended Crompton Corporation 1988 Long Term Incentive Plan             Exhibit 10.10 to the 2001 Form 10-K

10.11         Trust Agreement dated as of May 15, 1989, between Crompton             Exhibit 10(w) to the Crompton & Knowles Form
              Corporation (as successor to Crompton & Knowles) and Shawmut           10-K for the fiscal year ended December 30,
              Worcester County Bank, N.A. and First Amendment thereto dated as of    1989
              February 8, 1990

10.12         Restricted Stock Plan for Directors of Crompton Corporation (as        Exhibit 10(z) to the Crompton & Knowles Form
              successor to Crompton & Knowles) approved by the stockholders on       10-K for the fiscal year ended December 28,
              April 9, 1991                                                          1991

10.13         Amended 1993 Stock Option Plan for Non-Employee Directors              Exhibit 10.21 to the Crompton & Knowles Form
                                                                                     10-K for the fiscal year ended December 26,
                                                                                     1998 (the "1998 Form 10-K")

10.14         UCC Purchase Right Plan, as amended and restated as of March 16,       Exhibit 10.1 to the Uniroyal Chemical Company
              1995                                                                   Form 10-Q for the period ended April 2, 1995

10.15         Form of Amended and Restated 1996-1998 Long Term Performance Award     Exhibit 10.27 to the Crompton & Knowles Form
              Agreement entered into in 1996 between Crompton Corporation (as        10-K for the fiscal year ended December 27,
              successor to Crompton & Knowles) or one of its subsidiaries and        1997
              thirteen of the executive officers of Crompton & Knowles

10.16         Second Amended and Restated Lease Agreement between the Middlebury     Exhibit 10 to the Uniroyal Chemical Company
              Partnership, as Lessor, and Uniroyal, as Lessee, dated as of August    Form 10-Q for the quarter ended September 27,
              28, 1997                                                               1997

10.17         Form of Receivables Sale Agreement, dated as of December 11, 1998,     Exhibit 10.291 to the 1998 Form 10-K
              by and among Crompton Corporation (as successor to Crompton &
              Knowles), as Initial Collection Agent, Crompton & Knowles
              Receivables Corporation, as Seller, ABN AMRO Bank N.V., as Agent,
              the Enhancer, and the Liquidity Provider, and Windmill Funding
              Corporation

10.18         Amended and Restated Receivables Sale Agreement, dated as of           Exhibit 10.201 to the 2001 Form 10-K
              January 18, 2002, among Crompton & Knowles Receivables Corporation, as the Seller, Crompton Corporation, as the Initial Collection
              Agent, ABN AMRO Bank N.V., as the Agent, certain liquidity providers, ABN AMRO Bank, N.V., as the Enhancer, and Amsterdam
              Funding Corporation

10.19         First Amendment dated as of January 17, 2003, to the Amended and       Exhibit 10.202 to the Form 10-K for the fiscal
              Restated Receivables Sale Agreement, dated as of January 18, 2002,     year ended December 31, 2002
              among Crompton & Knowles Receivables Corporation, as the Seller,
              Crompton Corporation, as the Initial Collection Agent, ABN AMRO
              Bank N.V., as the Agent, certain liquidity providers, ABN AMRO
              Bank, N.V., as the Enhancer, and Amsterdam Funding Corporation

10.20         Form of Receivables Purchase Agreement, dated as of December 11,       Exhibit 10.292 to the 1998 Form 10-K
              1998, by and among Crompton & Knowles, as Initial Collection Agent, and certain of its subsidiaries, as Sellers, Crompton & Knowles
              Receivables Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.21         Amendment Number 1 dated as of December 9, 1999, to the Receivables    Exhibit 10.265 to Form 10-K for the fiscal
              Purchase Agreement, dated as of December 11, 1998, by and among        year ended December 31, 2000 (the "2000 Form
              Crompton Corporation (f/k/a/ CK Witco Corporation (as successor by     10-K")
              merger to Crompton & Knowles)), as Initial Collection Agent, and
              certain of its subsidiaries, as Sellers, Crompton & Knowles
              Receivables Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.22         Amendment Number 2 dated as of November 20, 2000, to the               Exhibit 10.266 to the 2000 Form 10-K
              Receivables Purchase Agreement, dated as of December 11, 1998, by and among Crompton Corporation (as successor to Crompton &
              Knowles), as Initial Collection Agent, and certain of its
              subsidiaries, as Sellers, Crompton & Knowles Receivables
              Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.23         Amendment Number 3 dated as of February 1, 2001, to the Receivables    Exhibit 10.267 to the 2000 Form 10-K
              Purchase Agreement dated as of December 11, 1998, by and among
              Crompton Corporation (as successor to Crompton & Knowles), as
              Initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              ABN AMRO Bank N.V., as Agent

10.24         Amendment Number 4 dated as of April 15, 2003, to the Receivables      Exhibit 10.2 to the 10-Q for the quarter ended
              Purchase Agreement dated as of December 11, 1998, by and among         March 31, 2003 (the "March 31, 2003 10-Q")
              Crompton Corporation (as successor to Crompton & Knowles), as initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              ABN AMRO Bank N.V., as Agent

10.25         Letter Agreement dated as of January 18, 2002, to the Receivables      Exhibit 10.206 to the 2001 Form 10-K
              Purchase Agreement dated as of December 11, 1998, by an among
              Crompton Corporation (as successor to Crompton & Knowles), as
              Initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              Crompton Sales Company, Inc. and ABN AMRO Bank N.V., as Agent

10.26         Letter Agreement dated as of April 15, 2003, to the Receivables        Exhibit 10.3 to the March 31, 2003 10-Q
              Purchase Agreement dated as of December 11, 1998, by and among
              Crompton Corporation (as successor to Crompton & Knowles), as
              Initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              Crompton Europe B.V., Crompton B.V. and ABN AMRO Bank N.V. as Agent

10.27         Amended Crompton Corporation 1998 Long Term Incentive Plan             Exhibit 10.21 to the 2001 Form 10-K

10.28         Amended and Restated Employment Agreement by and between Crompton      Exhibit 10.1 to the Crompton & Knowles Form
              Corporation (as successor to Crompton & Knowles) and Vincent A.        10-Q for the quarter ended June 26, 1999
              Calarco dated May 31, 1999

10.29         Form of Merger Synergy Restricted Stock Agreement, dated as of         Exhibit 10.32 to the 1999 Form 10-K
              October 19, 1999, by and between Crompton Corporation and various of its executive officers

10.30         Form of Supplemental Retirement Agreement, dated as of October 21,     Exhibit 10.35 to the 1999 Form 10-K
              1999, by and between Crompton Corporation and various of its executive officers

10.31         Form of 2001-2002 Long Term Incentive Award Agreement, dated as of     Exhibit 10 to the Form 10-Q for the quarter
              January 31, 2001, by and between Crompton Corporation and various      ended March 31, 2001
              of its executive officers

10.32         Form of 2002-2004 Long-Term Incentive Award Agreement, dated as of     Exhibit 10.1 to the Form 10-Q for the quarter
              March 26, 2002, by and between Crompton Corporation and various of     ended March 31, 2002
              its executive officers

10.33         Form of Amendment 2003-1 to the Supplemental Retirement Agreement      Exhibit 10.27 to the 2003 Form 10-K
              dated various dates in December 2003 by and between Crompton
              Corporation and various of its executive officers

10.34         Employment Agreement by and between Crompton Corporation and Robert    Exhibit 10.28 to the 2003 Form 10-K
              L. Wood dated January 7, 2004

10.35         Form of 2004 Management Incentive Plan dated as of February 18,        Exhibit 10.29 to the 2003 Form 10-K
              2004 by and between Crompton Corporation and various key management personnel

10.36         Form of 2004-2006 Long Term Incentive Award Agreement dated            Exhibit 10.30 to the 2003 Form 10-K
              February 3, 2004 by and between Crompton Corporation and various of its executive officers

10.37         Sixth Amendment dated as of April 15, 2004, to the Amended and         Exhibit 10.2 to the March 31, 2004 10-Q
              Restated Receivables Sale Agreement dated as of January 18, 2002, by and among Crompton & Knowles Receivables Corporation, as Seller,
              Crompton Corporation, as the Initial Collection Agent, and ABN AMRO
              Bank, N.V., as Enhancer and Agent

10.38         Supplement No. 1 dated as of March 26, 2004, to the Security           Exhibit 10.3 to the March 31, 2004 10-Q
              Agreement dated as of December 21, 2001, among Crompton
              Corporation, various subsidiaries of Crompton Corporation, and
              Citicorp USA, Inc., as Collateral Agent

10.39         Separation Agreement dated April 27, 2004 by and between Crompton      Exhibit 10.2 to the June 30, 2004 10-Q
              Corporation and Vincent A. Calarco

10.40         Separation Agreement dated June 22, 2004 by and between Crompton       Exhibit 10.3 to the June 30, 2004 10-Q

              Corporation and Peter Barna
10.41         Consulting Agreement dated June 7, 2004 by and between Crompton        Exhibit 10.4 to the June 30, 2004 10-Q
              Corporation and Vincent A. Calarco

10.42         Change In Control Agreement dated as of September 13, 2004, between    Exhibit 10.1 to the Form 8-K filed on
              Crompton Corporation and each of Karen R. Osar, Myles S. Odaniell,     September 15, 2004
              Lynn A. Schefsky, and Gregory E. McDaniel

10.43         Credit Agreement, dated as of August 16, 2004, among Crompton          Registration Statement on Form S-4,
              Corporation, a Delaware corporation, the Lenders from time to time     Registration Number
              party thereto, Deutsche Bank AG, Cayman Islands Branch, as Deposit     333-119641, filed October 8, 2004
              Bank, and Deutsche Bank AG New York Branch, as Administrative Agent

10.44         Second Amended and Restated Receivables Sale Agreement, dated as of    Registration Statement on Form S-4,
              August 16, 2004, among Crompton & Knowles Receivables Corporation,     Registration Number
              as the Seller, Crompton Corporation, as the Initial Collection         333-119641, filed October 8, 2004
              Agent, ABN AMRO Bank N.V., as the Agent, the Liquidity Providers
              from time to time party thereto, and Amsterdam Funding Corporation

10.45         Amendment Number 5 dated as of August 16, 2004, to the Receivables     Registration Statement on Form S-4,
              Purchase Agreement dated as of December 11, 1998, by and among         Registration Number
              Crompton Corporation (as successor to Crompton & Knowles), as          333-119641, filed October 8, 2004
              initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              ABN AMRO Bank N.V., as Agent

10.46         Registration Rights Agreement, dated as of August 16, 2004, among      Registration Statement on Form S-4,
              Crompton Corporation, and the subsidiaries of Crompton Corporation     Registration Number
              listed on Schedule I attached thereto, Deutsche Bank Securities        333-119641, filed October 8, 2004
              Inc., Bank Of America Securities LLC, Citigroup Global Markets Inc.
              And Credit Suisse First Boston LLC as initial purchasers

10.47         Security Agreement, dated as of August 16, 2004, among Crompton        Registration Statement on Form S-4,
              Corporation, certain of its subsidiaries from time to time party       Registration Number
              thereto and Deutsche Bank AG New York Branch, as Collateral Agent      333-119641, filed October 8, 2004

10.48         Pledge Agreement, dated as of August 16, 2004, among Crompton          Registration Statement on Form S-4,
              Corporation, certain of its subsidiaries from time to time to time     Registration Number
              party thereto and Deutsche Bank AG New York Branch, as Pledgee         333-119641, filed October 8, 2004

10.49         Subsidiaries Guaranty, dated as of August 16, 2004, among certain      Registration Statement on Form S-4,
              subsidiaries of Crompton Corporation and Deutsche Bank AG New York     Registration Number
              Branch, as Administrative Agent                                        333-119641, filed October 8, 2004

15            Accountants' acknowledgment                                            Filed herewith

21            Subsidiaries of the registrant                                         Exhibit 21 to the 2003 Form 10-K

23            Consent of KPMG LLP                                                    Filed herewith

24.1          Power of Attorney (included elsewhere herein)                          Registration Statement on Form S-4,
                                                                                     Registration Number
                                                                                     333-119641, filed October 8, 2004

24.2          Substitute Power of Attorney                                           Filed herewith

25.1          Statement of Eligibility of Trustee regarding the 9 7/8% Senior        Registration Statement on Form S-4,
              Notes due 2012                                                         Registration Number
                                                                                     333-119641, filed October 8, 2004

25.2          Statement of Eligibility of Trustee regarding the Senior Floating      Registration Statement on Form S-4,
              Rate Notes due 2010                                                    Registration Number
                                                                                     333-119641, filed October 8, 2004

99.1          Form of Letter to Clients                                              Registration Statement on Form S-4,
                                                                                     Registration Number
                                                                                     333-119641, filed October 8, 2004

99.2          Form of Letter to Brokers, Dealers, Commercial Banks, Trust            Registration Statement on Form S-4,
              Companies and Other Nominees                                           Registration Number
                                                                                     333-119641, filed October 8, 2004

ITEM 22. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the
                  Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13 (a) or 15 (d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.

                              CROMPTON CORPORATION

                              By: /s/ Robert L. Wood
                                  ----------------------------------------
                                  Name:  Robert L. Wood
                                  Title: President, Chief Executive Officer and
                                         Chairman of the Board of Directors

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                       Date
---------                          -----                                                       ----
*/s/ Robert L. Wood                President, Chief Executive Officer and                      December 3, 2004
------------------------------     Chairman of the Board of Directors
Robert L. Wood                     (Principal Executive Officer)

*/s/ Karen R. Osar                 Executive Vice President and Chief                          December 3, 2004
------------------------------     Financial Officer
Karen R. Osar                      (Principal Financial Officer)

*/s/ Robert A. Fox                 Director                                                    December 3, 2004
------------------------------
Robert A. Fox

*/s/ Roger L. Headrick             Co-Lead Director                                            December 3, 2004
------------------------------
Roger L. Headrick

*/s/ Leo I. Higdon, Jr.            Director                                                    December 3, 2004
------------------------------
Leo I. Higdon, Jr.

*/s/ C.A. (Lance) Piccolo          Co-Lead Director                                            December 3, 2004
------------------------------
C.A. (Lance) Piccolo

*/s/ Bruce F. Wesson               Director                                                    December 3, 2004
------------------------------
Bruce F. Wesson

*/s/ Patricia K. Woolf             Director                                                    December 3, 2004
------------------------------
Patricia K. Woolf

*By: /s/ Eric C. Wisnefsky
------------------------------
     Eric C. Wisnefsky
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.

                                CNK CHEMICAL REALTY CORPORATION
                                CROMPTON COLORS INCORPORATED
                                GT SEED INTERNATIONAL COMPANY
                                UNIROYAL CHEMICAL EXPORT LIMITED


                                By: /s/ John R. Jepsen
                                    ------------------------------------
                                    Name:  John R. Jepsen
                                    Title: Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                                       Date
---------                                  -----                                                       ----
*/s/ Lynn A. Schefsky                      President and Director                                      December 3, 2004
---------------------------------------    (Principal Executive Officer)
Lynn A. Schefsky

/s/ John R. Jepsen                         Treasurer                                                   December 3, 2004
---------------------------------------    (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                         Director                                                    December 3, 2004
---------------------------------------
Karen R. Osar

*By: /s/ John R. Jepsen
---------------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.

                                       CROMPTON HOLDING CORPORATION
                                       CROMPTON SALES COMPANY, INC.

                                       By: /s/ John R. Jepsen
                                           ------------------------------------
                                           Name:  John R. Jepsen
                                           Title: Vice President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                                       Date
---------                                  -----                                                       ----
*/s/ Lynn A. Schefsky                      President and Director                                      December 3, 2004
---------------------------------------    (Principal Executive Officer)
Lynn A. Schefsky

/s/ John R. Jepsen                         Vice President and Treasurer                                December 3, 2004
---------------------------------------    (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                         Director                                                    December 3, 2004
---------------------------------------
Karen R. Osar

*By: /s/ John R. Jepsen
---------------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.

                                 UNIROYAL CHEMICAL COMPANY, INC.
                                 (DELAWARE)
                                 UNIROYAL CHEMICAL COMPANY, INC.
                                 (NEW JERSEY)

                                 By: /s/ John R. Jepsen
                                     -------------------------------------
                                     Name:  John R. Jepsen
                                     Title: Vice President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                                       Date
---------                                  -----                                                       ----
*/s/ Syl W. Turicchi                       President                                                   December 3, 2004
---------------------------------------    (Principal Executive Officer)
Syl W. Turicchi

/s/ John R. Jepsen                         Vice President and Treasurer                                December 3, 2004
---------------------------------------    (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                         Director                                                    December 3, 2004
---------------------------------------
Karen R. Osar

*/s/ Lynn A. Schefsky                      Director                                                    December 3, 2004
---------------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
---------------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                         UNIROYAL CHEMICAL COMPANY LIMITED
                                         (DELAWARE)


                                         By: /s/ John R. Jepsen
                                             -------------------------------
                                             Name:  John R. Jepsen
                                             Title: Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                                   Date
---------                                  -----                                                   ----
*/s/ Syl W. Turicchi                       President                                               December 3, 2004
-----------------------------------        (Principal Executive Officer)
Syl W. Turicchi

/s/ John R. Jepsen                         Treasurer                                               December 3, 2004
-----------------------------------        (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                         Director                                                December 3, 2004
-----------------------------------
Karen R. Osar

*/s/ Lynn A. Schefsky                      Director                                                December 3, 2004
-----------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
-----------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                    CROMPTON MONOCHEM, INC.
                                    MONOCHEM, INC.
                                    NAUGATUCK TREATMENT COMPANY

                                    By: /s/ John R. Jepsen
                                        ------------------------------------
                                        Name:  John R. Jepsen
                                        Title: Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                           Date
---------                          -----                                                           ----
*/s/ Frederick R. Sell             President                                                       December 3, 2004
--------------------------------   (Principal Executive Officer)
Frederick R. Sell

/s/ John R. Jepsen                 Treasurer                                                       December 3, 2004
--------------------------------   (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                 Director                                                        December 3, 2004
--------------------------------
Karen R. Osar

*/s/ Lynn A. Schefsky              Director                                                        December 3, 2004
--------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
--------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                                   DAVIS-STANDARD CORPORATION

                                                   By: /s/ John R. Jepsen
                                                       -------------------------
                                                       Name:  John R. Jepsen
                                                       Title: Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                  Title                                                   Date
---------                                  -----                                                   ----
*/s/ Robert W. Ackley                      President                                               December 3, 2004
------------------------------------       (Principal Executive Officer)
Robert W. Ackley

/s/ John R. Jepsen                         Treasurer                                               December 3, 2004
------------------------------------       (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                         Director                                                December 3, 2004
------------------------------------
Karen R. Osar

*/s/ Lynn A. Schefsky                      Director                                                December 3, 2004
------------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
------------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                             KEM MANUFACTURING CORPORATION

                                             By: /s/ John R. Jepsen
                                                 -----------------------------
                                                 Name:  John R. Jepsen
                                                 Title: Treasurer


   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                           Date
---------                          -----                                                           ----
*/s/ Lynn A. Schefsky              President and Director                                          December 3, 2004
------------------------------     (Principal Executive Officer)
Lynn A. Schefsky

/s/ John R. Jepsen                 Treasurer                                                       December 3, 2004
------------------------------     (Principal Financial Officer)
John R. Jepsen

*/s/ Karen R. Osar                 Director                                                        December 3, 2004
------------------------------
Karen R. Osar

*/s/ Arthur C. Fullerton           Director                                                        December 3, 2004
------------------------------
Arthur C. Fullerton

*By: /s/ John R. Jepsen
-------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                 CROMPTON EUROPE FINANCIAL SERVICES COMPANY

                                 By: /s/ John R. Jepsen
                                     --------------------------------------
                                     Name:  John R. Jepsen
                                     Title: Vice President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                           Date
---------                          -----                                                           ----
*/s/ Karen R. Osar                 President and Director                                          December 3, 2004
------------------------------     (Principal Executive Officer)
Karen R. Osar

/s/ John R. Jepsen                 Vice President and Treasurer                                    December 3, 2004
------------------------------     (Principal Financial Officer)
John R. Jepsen

*/s/ Lynn A. Schefsky              Director                                                        December 3, 2004
------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                       UNIROYAL CHEMICAL LEASING COMPANY, INC.

                                       By: /s/ John R. Jepsen
                                           ----------------------------------
                                           Name:  John R. Jepsen
                                           Title: President and Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                           Date
---------                          -----                                                           ----
/s/ John R. Jepsen                 President and Treasurer                                         December 3, 2004
-------------------------------    (Principal Executive Officer and
John R. Jepsen                     (Principal Financial Officer)

*/s/ Karen R. Osar                 Vice President and Director                                     December 3, 2004
-------------------------------
Karen R. Osar

*/s/ Lynn A. Schefsky              Director                                                        December 3, 2004
-------------------------------
Lynn A. Schefsky

*By: /s/ John R. Jepsen
-------------------------------
     John R. Jepsen
     Attorney-in-fact

                                   SIGNATURES



   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middlebury, State of Connecticut, on December 3, 2004.


                                                   WEBER CITY ROAD LLC

                                                   By: /s/ John R. Jepsen
                                                       ------------------------
                                                       Name:  John R. Jepsen
                                                       Title: Treasurer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                          Title                                                           Date
---------                          -----                                                           ----
*/s/ Syl W. Turicchi               President                                                       December 3, 2004
------------------------------     (Principal Executive Officer)
Syl W. Turicchi

/s/ John R. Jepsen                 Treasurer                                                       December 3, 2004
------------------------------     (Principal Financial Officer)
John R. Jepsen

*/s/ Arthur C. Fullerton           Secretary, Uniroyal Chemical                                    December 3, 2004
------------------------------     Company Inc.
Arthur C. Fullerton                (Sole Member)

*By: /s/ John R. Jepsen
-------------------------------
     John R. Jepsen
     Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
3.1a          Amended and Restated Certificate of Incorporation of Crompton          Exhibit 3(i)(a) to the Form 10-K for the
              Corporation dated September 1, 1999                                    fiscal year ended December 31, 2001 (the "2001
                                                                                     Form 10-K")

3.1b          Certificate of Amendment of Amended and Restated Certificate of        Exhibit 3(i)(b) to the 2001 Form 10-K
              Incorporation of Crompton Corporation dated April 27, 2000

3.1c          Certificate of Change of Location of Registered Office and of          Exhibit 3(i)(c) to the 2001 Form 10-K
              Registered Agent dated
              May 18, 2000

3.1d          Articles of Incorporation of CNK Chemical Realty Corporation           Filed herewith

3.1e          Articles of Amendment to Articles of Incorporation of CNK Chemical     Filed herewith
              Realty Corporation

3.1f          Statement of Change of Registered Office of CNK Chemical Realty        Filed herewith
              Corporation

3.1g          Certificate of Incorporation of Dyes & Chemicals Corporation (1)       Filed herewith

3.1h          Certificate of Amendment of Certificate of Incorporation of Dyes &     Filed herewith
              Chemicals Corporation (1)

3.1i          Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Crompton & Knowles Colors Incorporated (1)

3.1j          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Crompton Colors Incorporated

3.1k          Certificate of Incorporation of CK Holding Corporation (2)             Filed herewith

3.1l          Certificate of Amendment of CK Holding Corporation (2)                 Filed herewith

3.1m          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Crompton Holding Corporation

3.1n          Certificate of Incorporation of Witco Europe Financial Services        Filed herewith
              Company (3)

3.1o          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Witco Europe Financial Services Company (3)

3.1p          Certificate of Amendment of Certificate of Incorporation of Witco      Filed herewith
              Europe Financial Services Company (3)

---------------
(1) Predecessor of Crompton Colors Incorporated.
(2) Predecessor of Crompton Holding Corporation.
(3) Predecessor of Crompton Europe Financial Services Company.

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
3.1q          Certificate of Amendment of Certificate of Incorporation of CK         Filed herewith
              Witco Europe Financial Services Company (3)

3.1r          Articles of Incorporation of Crompton Monochem, Inc.                   Filed herewith

3.1s          Certificate of Incorporation of Crompton Sales Company, Inc.           Filed herewith

3.1t          Certificate of Incorporation of Davis-Standard Corporation             Filed herewith

3.1u          Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Davis-Standard Corporation

3.1v          Articles of Incorporation of Gustafson International Company (4)       Filed herewith

3.1w          Statement of Change of Registered Office of Gustafson International    Filed herewith
              Company (4)

3.1x          Amendment to the Articles of Incorporation of Gustafson                Filed herewith
              International Company (4)

3.1y          Articles of Incorporation of F-M Engineering Company, Incorporated     Filed herewith
              (5)

3.1z          Articles of Amendment of Articles of Incorporation of F-M              Filed herewith
              Engineering Company, Incorporated (5)

3.1aa         Agreement of Merger of F-M Engineering Company, Incorporated and       Filed herewith
              Ben Gustafson & Son Manufacturing Co. (5)

3.1bb         Articles of Amendment of Articles of Incorporation of Gustafson        Filed herewith
              Manufacturing Company, Inc. (5)

3.1cc         Certificate of Amendment of Articles of Incorporation of Gustafson     Filed herewith
              Manufacturing Company, Inc. (5)

3.1dd         Certificate of Amendment to Articles of Incorporation of Gustafson,    Filed herewith
              Inc.  (5)

3.1ee         Certificate of Name Change of Gustafson, Inc. (5)                      Filed herewith

3.1ff         Notice of Change of Registered Office--Registered Agent of GT Seed     Filed herewith
              Treatment, Inc.

3.1gg         Articles of Incorporation of CNK Corporation (6)                       Filed herewith

3.1hh         Articles and Plan of Merger of CNK Corporation into and with Kem       Filed herewith
              Manufacturing Corporation (6)

3.1ii         Change of Registered Agent of Kem Manufacturing Corporation            Filed herewith

3.1jj         Articles of Incorporation of Monochem, Inc.                            Filed herewith

---------------
(4) Predecessor of GT Seed International Company.
(5) Predecessor of GT Seed Treatment, Inc.
(6) Predecessor of Kem Manfacturing Corporation.

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
3.1kk         Articles of Amendment of Articles of Incorporation of Monochem,        Filed herewith
              Inc.

3.1ll         Notice of Change of Registered Office and/or Change of Registered      Filed herewith
              Agent of Monochem, Inc.

3.1mm         Certificate of Incorporation of Naugatuck Treatment Company            Filed herewith

3.1nn         Notice of New Address of Statutory Agent for Service of Naugatuck      Filed herewith
              Treatment Company

3.1oo         Certificate of Domestication of Uniroyal Chemical Company Limited      Filed herewith
              (7)

3.1pp         Certificate of Incorporation of Uniroyal Chemical Company Limited      Filed herewith
              (7)

3.1qq         Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Uniroyal Chemical Company Limited (7)

3.1rr         Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Company Limited (Delaware)

3.1ss         Certificate of Incorporation of Crompton Manufacturing Company,        Filed herewith
              Inc. (8)

3.1tt         Certificate of Amendment of Certificate of Incorporation of            Filed herewith
              Crompton Manufacturing Company, Inc. (8)

3.1uu         Certificate of Incorporation of Uniroyal Chemical Company, Inc. (9)    Filed herewith

3.1vv         Certificate of Amendment to Certificate of Incorporation of            Filed herewith
              Uniroyal Chemical Company, Inc. (9)

3.1ww         Certificate of Amendment to Certificate of Incorporation of            Filed herewith
              Crompton Manufacturing Company, Inc. (9)

3.1xx         Certificate of Incorporation of Uniroyal Chemical Export Limited       Filed herewith

3.1yy         Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Export Limited

3.1zz         Certificate of Incorporation of Uniroyal Chemical Leasing Company,     Filed herewith
              Inc.

3.1aaa        Certificate of Change of Location of Registered Office and of          Filed herewith
              Registered Agent of Uniroyal Chemical Leasing Company, Inc.

3.1bbb        Articles of Organization of Weber City Road LLC                        Filed herewith

---------------
(7) Predecessor of Uniroyal Chemical Company Limited (Delaware).
(8) Predecessor of Uniroyal Chemical Company, Inc. (Delaware).
(9) Predecessor of Uniroyal Chemical Company, Inc. (New Jersey).

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
3.2a          By-laws of Crompton Corporation                                        Exhibit 3(ii) to the 2001 Form
                                                                                     10-K

3.2b          By-laws of CNK Chemical Realty Corporation                             Filed herewith

3.2c          By-laws of Crompton Colors Incorporated                                Filed herewith

3.2d          By-laws of Crompton Holding Corporation                                Filed herewith

3.2e          By-laws of Crompton Europe Financial Services Company                  Filed herewith

3.2f          By-laws of Crompton Monochem, Inc.                                     Filed herewith

3.2g          By-laws of Crompton Sales Company, Inc.                                Filed herewith

3.2h          By-laws of Davis-Standard Corporation                                  Filed herewith

3.2i          By-laws of GT Seed International Company                               Filed herewith

3.2j          Amended and Restated By-laws of GT Seed Treatment, Inc.                Filed herewith

3.2k          Amended and Restated By-laws of Kem Manufacturing Corporation          Filed herewith

3.2l          By-laws of Monochem, Inc.                                              Filed herewith

3.2m          By-laws of Naugatuck Treatment Company                                 Filed herewith

3.2n          Articles of Association of Uniroyal Chemical Company Limited           Filed herewith
              (Delaware)

3.2o          By-laws of Uniroyal Chemical Company, Inc.                             Filed herewith

3.2p          By-laws of Uniroyal Chemical Company, Inc.                             Filed herewith

3.2q          By-laws of Uniroyal Chemical Export Limited                            Filed herewith

3.2r          By-laws of Uniroyal Chemical Leasing Company, Inc.                     Filed herewith

3.2s          Operating Agreement of Weber City Road LLC                             Filed herewith

4.1           Rights Agreement dated as of September 2, 1999, by and between the     Exhibit 4.1 to the Form 8-A dated September
              Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights     28, 1999
              Agent

4.2           Form of Indenture, dated as of February 1, 1993, by and between        Post-Effective Amendment No. 2 to the
              Witco and the Chase Manhattan Bank, N.A., as Trustee, relating to      Registration Statement on Form S-3,
              Witco's 6.60% Notes due 2003, 7.75% Debentures due 2023, 6 1/8%        Registration No.
              Notes due 2006 and 6 7/8% Debentures due 2026, including form of       33-58066, filed March 19, 1993
              securities (the "1993 Indenture")

4.3           Form of First Supplemental Indenture, dated February 1, 1996, by       Registration Statement on Form S-3,
              and among Witco, Chase Manhattan Bank, N.A., the Initial Trustee,      Registration Number
              and Fleet National Bank of Connecticut, the Note Trustee, to the       33-065203, filed January 25, 1996
              1993 Indenture, relating to Witco's 6 1/8% Notes due 2006 and 6 7/
              8% Notes due 2026

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
4.4           Second Supplemental Indenture, dated as of August 5, 2004, between     Registration Statement on Form S-4,
              Crompton Corporation and U.S. Bank, National Association, to the       Registration Number
              1993 Indenture                                                         333-119641, filed October 8, 2004

4.5           Indenture, dated as of August 16, 2004, among Crompton Corporation,    Registration Statement on Form S-4,
              the Guarantors listed on Schedule A thereto, Wells Fargo Bank,         Registration Number
              National Association, as trustee and Deutsche Bank Trust Company       333-119641, filed October 8, 2004
              Americas as Note Custodian, Paying Agent and Registrar, relating to the Company's 9 7/8% Senior Notes due 2012

4.6           Indenture, dated as of August 16, 2004, among Crompton                 Registration Statement on Form S-4,
              Corporation, the Guarantors listed on Schedule A thereto, Wells        Registration Number
              Fargo Bank, National Association, as trustee and Deutsche Bank         333-119641, filed October 8, 2004
              Trust Company Americas as Note Custodian, Paying Agent and
              Registrar, relating to the Company's Senior Floating Rate Notes due
              2010

5.1           Opinion of Skadden, Arps, Slate, Meagher & Flom LLP                    Filed herewith

10.1          Supplemental Medical Reimbursement Plan                                Exhibit 10(n) to the Crompton & Knowles Form
                                                                                     10-K for the fiscal year ended December 27,
                                                                                     1980 (the "1980 Form 10-K"))

10.2          Supplemental Dental Reimbursement Plan                                 Exhibit 10(o) to the 1980 Form 10-K

10.3          Form of Employment Agreement dated as of July 29, 2002, by and         Exhibit 10.1 to the Form 10-Q for the period
              between Crompton Corporation and various of its executive officers     ended September 30, 2002 (the "September 30,
                                                                                     2002 Form 10-Q")

10.4          Form of Employment Agreement dated as of August 21, 1996, between a    Exhibit 10.28 to the Uniroyal Chemical Company
              subsidiary of Crompton Corporation and three executive officers of     Form 10-K for the fiscal year ended September
              Crompton Corporation                                                   28, 1996 (the "1996 Form 10-K")

10.5          Form of Supplemental Retirement Agreement dated as of August 21,       Exhibit 10.30 to the 1996 Form 10-K
              1996, between a subsidiary of Crompton Corporation and two executive officers of Crompton Corporation

10.6          Supplemental Retirement Agreement Trust Agreement dated October 20,    Exhibit 10(I) to the Crompton & Knowles Form
              1993, between Crompton Corporation (as successor to Crompton &         10-K for the fiscal year ended December 25,
              Knowles) and Shawmut Bank, N.A.                                        1993

10.7          Crompton Corporation Benefit Equalization Plan, amended as of April    Exhibit 10.2 to the Form 10-Q for the period
              30, 2002                                                               ended March 31, 2002 (the "March 31, 2002 Form
                                                                                     10-Q")

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
10.8          Crompton Corporation Amended Benefit Equalization Plan, dated          Exhibit 10.2 to the September 30, 2002 Form
              October 22, 2002                                                       10-Q

10.9          Amended Benefit Equalization Plan Trust Agreement dated October 20,    Exhibit 10(n) to the Crompton & Knowles Form
              1993, between Crompton Corporation (as successor to Crompton &         10-K for the fiscal year ended December 25,
              Knowles) and Shawmut Bank, N.A.                                        1993

10.10         Amended Crompton Corporation 1988 Long Term Incentive Plan             Exhibit 10.10 to the 2001 Form 10-K

10.11         Trust Agreement dated as of May 15, 1989, between Crompton             Exhibit 10(w) to the Crompton & Knowles Form
              Corporation (as successor to Crompton & Knowles) and Corporation       10-K for the fiscal year ended December 30,
              (as successor to Crompton & Knowles) and thereto dated as of           1989
              February 8, 1990

10.12         Restricted Stock Plan for Directors of Crompton Corporation (as        Exhibit 10(z) to the Crompton & Knowles Form
              successor to Crompton & Knowles) approved by the stockholders on       10-K for the fiscal year ended December 28,
              April 9, 1991                                                          1991

10.13         Amended 1993 Stock Option Plan for Non-Employee Directors              Exhibit 10.21 to the Crompton & Knowles Form
                                                                                     10-K for the fiscal year ended December 26,
                                                                                     1998 (the "1998 Form 10-K"))

10.14         UCC Purchase Right Plan, as amended and restated as of March 16,       Exhibit 10.1 to the Uniroyal Chemical Company
              1995                                                                   Form 10-Q for the period ended April 2, 1995

10.15         Form of Amended and Restated 1996-1998 Long Term Performance Award     Exhibit 10.27 to the Crompton & Knowles Form
              Agreement entered into in 1996 between Crompton Corporation (as        10-K for the fiscal year ended December 27,
              successor to Crompton & Knowles) or one of its subsidiaries and        1997
              thirteen of the executive officers of Crompton & Knowles

10.16         Second Amended and Restated Lease Agreement between the Middlebury     Exhibit 10 to the Uniroyal Chemical Company
              Partnership, as Lessor, and Uniroyal, as Lessee, dated as of August    Form 10-Q for the quarter ended September 27,
              28, 1997                                                               1997

10.17         Form of Receivables Sale Agreement, dated as of December 11,1998,      Exhibit 10.291 to the 1998 Form 10-K
              by and among Crompton Corporation (as successor to Crompton &
              Knowles), as Initial Collection Agent, Crompton & Knowles
              Receivables Corporation, as Seller, ABN AMRO Bank N.V., as Agent,
              the Enhancer, and the Liquidity Provider, and Windmill Funding
              Corporation

EXHIBIT                                                                              INCORPORATION BY
NUMBERS       DESCRIPTION                                                            REFERENCE TO
----------    -------------------------------------------------------------------    ----------------------------------------------
10.18         Amended and Restated Receivables Sale Agreement, dated as of           Exhibit 10.201 to the 2001 Form 10-K
              January 18, 2002, among Crompton & Knowles Receivables Corporation, as the Seller, Crompton Corporation, as the Initial Collection
              Agent, ABN AMRO Bank N.V., as the Agent, certain liquidity providers, ABN AMRO Bank, N.V., as the Enhancer, and Amsterdam
              Funding Corporation

10.19         First Amendment dated as of January 17, 2003, to the Amended and       Exhibit 10.202 to the Form 10-K for the fiscal
              Restated Receivables Sale Agreement, dated as of January 18, 2002,     year ended December 31, 2002
              among Crompton & Knowles Receivables Corporation, as the Seller,
              Crompton Corporation, as the Initial Collection Agent, ABN AMRO
              Bank N.V., as the Agent, certain liquidity providers, ABN AMRO
              Bank, N.V., as the Enhancer, and Amsterdam Funding Corporation

10.20         Form of Receivables Purchase Agreement, dated as of December 11,       Exhibit 10.292 to the 1998 Form 10-K
              1998, by and among Crompton & Knowles, as Initial Collection Agent, and certain of its subsidiaries, as Sellers, Crompton & Knowles
              Receivables Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.21         Amendment Number 1 dated as of December 9, 1999, to the Receivables    Exhibit 10.265 to Form 10-K for the fiscal
              Purchase Agreement, dated as of December 11, 1998, by and among        year ended December 31, 2000 (the "2000 Form
              Crompton Corporation (f/k/a/ CK Witco Corporation (as successor by     10-K")
              merger to Crompton & Knowles)), as Initial Collection Agent, and
              certain of its subsidiaries, as Sellers, Crompton & Knowles
              Receivables Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.22         Amendment Number 2 dated as of November 20, 2000, to the               Exhibit 10.266 to the 2000 Form 10-K
              Receivables Purchase Agreement, dated as of December 11, 1998, by and among Crompton Corporation (as successor to Crompton &
              Knowles), as Initial Collection Agent, and certain of its
              subsidiaries, as Sellers, Crompton & Knowles Receivables
              Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent

10.23         Amendment Number 3 dated as of February 1, 2001, to the                Exhibit 10.267 to the 2000 Form 10-K
              Receivables Purchase Agreement dated as of December 11, 1998, by and among Crompton Corporation (as successor to Crompton &
              Knowles), as Initial Collection Agent, and certain of its
              subsidiaries, as Sellers, Crompton & Knowles Receivables
              Corporation, as Buyer, and ABN AMRO Bank N.V., as Agent
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10.24         Amendment Number 4 dated as of April 15, 2003, to the Receivables      Exhibit 10.2 to the 10-Q for the quarter ended
              Purchase Agreement dated as of December 11, 1998, by and among         March 31, 2003 (the "March 31, 2003 10-Q")
              Crompton Corporation (as successor to Crompton & Knowles), as initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              ABN AMRO Bank N.V., as Agent

10.25         Letter Agreement dated as of January 18, 2002, to the Receivables      Exhibit 10.206 to the 2001 Form 10-K
              Purchase Agreement dated as of December 11, 1998, by an among
              Crompton Corporation (as successor to Crompton & Knowles), as
              Initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              Crompton Sales Company, Inc. and ABN AMRO Bank N.V., as Agent


10.26         Letter Agreement dated as of April 15, 2003, to the Receivables        Exhibit 10.3 to the March 31, 2003 10-Q
              Purchase Agreement dated as of December 11, 1998, by and among
              Crompton Corporation (as successor to Crompton & Knowles), as
              Initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              Crompton Europe B.V., Crompton B.V. and ABN AMRO Bank N.V. as Agent

10.27         Amended Crompton Corporation 1998 Long Term Incentive Plan             Exhibit 10.21 to the 2001 Form 10-K

10.28         Amended and Restated Employment Agreement by and between Crompton      Exhibit 10.1 to the Crompton & Knowles Form
              Corporation (as successor to Crompton & Knowles) and Vincent A.        10-Q for the quarter ended June 26, 1999
              Calarco dated May 31, 1999

10.29         Form of Merger Synergy Restricted Stock Agreement, dated as of         Exhibit 10.32 to the 1999 Form 10-K
              October 19, 1999, by and between Crompton Corporation and various of its executive officers

10.30         Form of Supplemental Retirement Agreement, dated as of October 21,     Exhibit 10.35 to the 1999 Form 10-K
              1999, by and between Crompton Corporation and various of its executive officers

10.31         Form of 2001-2002 Long Term Incentive Award Agreement, dated as of     Exhibit 10 to the Form 10-Q for the quarter
              January 31, 2001, by and between Crompton Corporation and various      ended March 31, 2001
              of its executive officers

10.32         Form of 2002-2004 Long-Term Incentive Award Agreement, dated as of     Exhibit 10.1 to the Form 10-Q for the quarter
              March 26, 2002, by and between Crompton Corporation and various of     ended March 31, 2002
              its executive officers
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10.33         Form of Amendment 2003-1 to the Supplemental Retirement Agreement      Exhibit 10.27 to the 2003 Form 10-K
              dated various dates in December 2003 by and between Crompton
              Corporation and various of its executive officers

10.34         Employment Agreement by and between Crompton Corporation and Robert    Exhibit 10.28 to the 2003 Form 10-K
              L. Wood dated January 7, 2004

10.35         Form of 2004 Management Incentive Plan dated as of February 18,        Exhibit 10.29 to the 2003 Form 10-K
              2004 by and between Crompton Corporation and various key management personnel

10.36         Form of 2004-2006 Long Term Incentive Award Agreement dated            Exhibit 10.30 to the 2003 Form 10-K
              February 3, 2004 by and between Crompton Corporation and various of its executive officers

10.37         Sixth Amendment dated as of April 15, 2004, to the Amended and         Exhibit 10.2 to the March 31, 2004 10-Q
              Restated Receivables Sale Agreement dated as of January 18, 2002, by and among Crompton & Knowles Receivables Corporation, as Seller,
              Crompton Corporation, as the Initial Collection Agent, and ABN AMRO
              Bank, N.V., as Enhancer and Agent

10.38         Supplement No. 1 dated as of March 26, 2004, to the Security           Exhibit 10.3 to the March 31, 2004 10-Q
              Agreement dated as of December 21, 2001, among Crompton
              Corporation, various subsidiaries of Crompton Corporation, and
              Citicorp USA, Inc., as Collateral Agent

10.39         Separation Agreement dated April 27, 2004 by and between Crompton      Exhibit 10.2 to the June 30, 2004 10-Q
              Corporation and Vincent A. Calarco

10.40         Separation Agreement dated June 22, 2004 by and between Crompton       Exhibit 10.3 to the June 30, 2004 10-Q
              Corporation and Peter Barna

10.41         Consulting Agreement dated June 7, 2004 by and between Crompton        Exhibit 10.4 to the June 30, 2004 10-Q
              Corporation and Vincent A. Calarco

10.42         Change In Control Agreement dated as of September 13, 2004, between    Exhibit 10.1 to the Form 8-K filed on
              Crompton Corporation and each of Karen R. Osar, Myles S. Odaniell,     September 15, 2004
              Lynn A. Schefsky, and Gregory E. McDaniel
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10.43         Credit Agreement, dated as of August 16, 2004, among Crompton          Registration Statement on Form S-4,
              Corporation, a Delaware corporation, the Lenders from time to time     Registration Number
              party thereto, Deutsche Bank AG, Cayman Islands Branch, as Deposit     333-119641, filed October 8, 2004
              Bank, and Deutsche Bank AG New York Branch, as Administrative Agent

10.44         Second Amended and Restated Receivables Sale Agreement, dated as of    Registration Statement on Form S-4,
              August 16, 2004, among Crompton & Knowles Receivables Corporation,     Registration Number
              as the Seller, Crompton Corporation, as the Initial Collection         333-119641, filed October 8, 2004
              Agent, ABN AMRO Bank N.V., as the Agent, the Liquidity Providers
              from time to time party thereto, and Amsterdam Funding Corporation

10.45         Amendment Number 5 dated as of August 16, 2004, to the Receivables     Registration Statement on Form S-4,
              Purchase Agreement dated as of December 11, 1998, by and among         Registration Number
              Crompton Corporation (as successor to Crompton & Knowles), as          333-119641, filed October 8, 2004
              initial Collection Agent, and certain of its subsidiaries, as
              Sellers, Crompton & Knowles Receivables Corporation, as Buyer, and
              ABN AMRO Bank N.V., as Agent

10.46         Registration Rights Agreement, dated as of August 16, 2004, among      Registration Statement on Form S-4,
              Crompton Corporation, and the subsidiaries of Crompton Corporation     Registration Number
              listed on Schedule I attached thereto, Deutsche Bank Securities        333-119641, filed October 8, 2004
              Inc., Bank Of America Securities LLC, Citigroup Global Markets Inc.
              And Credit Suisse First Boston LLC as initial purchasers

10.47         Security Agreement, dated as of August 16, 2004, among Crompton        Registration Statement on Form S-4,
              Corporation, certain of its subsidiaries from time to time party       Registration Number
              thereto and Deutsche Bank AG New York Branch, as Collateral Agent      333-119641, filed October 8, 2004

10.48         Pledge Agreement, dated as of August 16, 2004, among Crompton          Registration Statement on Form S-4,
              Corporation, certain of its subsidiaries from time to time to time     Registration Number
              party thereto and Deutsche Bank AG New York Branch, as Pledgee         333-119641, filed October 8, 2004

10.49         Subsidiaries Guaranty, dated as of August 16, 2004, among certain      Registration Statement on Form S-4,
              subsidiaries of Crompton Corporation and Deutsche Bank AG New York     Registration Number
              Branch, as Administrative Agent                                        333-119641, filed October 8, 2004

15            Accountants' acknowledgement                                           Filed herewith

21            Subsidiaries of the registrant                                         Exhibit 21 to the 2003 Form
                                                                                     10-K
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NUMBERS       DESCRIPTION                                                            REFERENCE TO
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23            Consent of KPMG LLP                                                    Filed herewith

24.1          Power of Attorney (included elsewhere herein)                          Registration Statement on Form S-4,
                                                                                     Registration Number
                                                                                     333-119641, filed October 8, 2004

24.2          Substitute Power of Attorney                                           Filed herewith

25.1          Statement of Eligibility of Trustee regarding the 9 7/8% Senior        Registration Statement on Form S-4,
              Notes due 2012                                                         Registration Number
                                                                                     333-119641, filed October 8, 2004

25.2          Statement of Eligibility of Trustee regarding the Senior Floating      Registration Statement on Form S-4,
              Rate Notes due 2010                                                    Registration Number
                                                                                     333-119641, filed October 8, 2004

99.1          Form of Letter to Clients                                              Registration Statement on Form S-4,
                                                                                     Registration Number
                                                                                     333-119641, filed October 8, 2004

99.2          Form of Letter to Brokers, Dealers, Commercial Banks, Trust            Registration Statement on Form S-4,
              Companies and Other Nominees                                           Registration Number
                                                                                     333-119641, filed October 8, 2004